As filed with the Securities and Exchange Commission on May 23, 2016

Registration No. 333-209869

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOWDUPONT INC.

(Exact name of registrant as specified in its charter)

Delaware	2821	81-1224539
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o The Dow Chemical Company 2030 Dow Center Midland, MI 48674 (989) 636-1000	c/o E. I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805 (302) 774-1000

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Ungerleider DowDuPont Inc. c/o The Dow Chemical Company 2030 Dow Center Midland, MI 48674 (989) 636-1000	Nicholas Fanandakis DowDuPont Inc. c/o E. I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805 (302) 774-1000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Charles J. Kalil, Esq. The Dow Chemical Company 2030 Dow Center Midland, MI 48674 (989) 636-1000	Stacy L. Fox, Esq. E. I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805 (302) 774-1000	Michael J. Aiello, Esq. James R. Griffin, Esq. Sachin Kohli, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Peter Allan Atkins, Esq. Brandon Van Dyke, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 23, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Dow Chemical Company, which we refer to as Dow, and E. I. du Pont de Nemours and Company, which we refer to as DuPont, have entered into an Agreement and Plan of Merger, dated as of December 11, 2015, as it may be amended from time to time, which we refer to as the merger agreement. Pursuant to the terms of the merger agreement, Dow and DuPont will each merge with wholly owned subsidiaries of a newly formed corporation, named DowDuPont Inc., which we refer to as DowDuPont. As a result of such mergers, Dow and DuPont will become subsidiaries of DowDuPont. We believe the merger of equals will combine two industry leaders to create a global company with a leading agriculture business, a leading material science business, and a leading specialty products business. Following the consummation of the mergers and subject to regulatory and board approval, Dow and DuPont intend to pursue the separation of DowDuPont’s leading businesses in one or more tax-efficient transactions, resulting in three independent, publicly traded companies: a leading, global pure-play agriculture business; a leading, pure-play material science business; and a leading, technology and innovation-driven specialty products business. We believe that the mergers will benefit both the Dow stockholders and the DuPont stockholders and we ask for your support in voting for the merger proposals at our respective special meetings.

If the mergers are completed, holders of Dow common stock will be entitled to receive one share of DowDuPont common stock for each share of Dow common stock they hold, which we refer to as the Dow exchange ratio, and holders of DuPont common stock will be entitled to receive 1.2820 shares of DowDuPont common stock for each share of DuPont common stock they hold, which we refer to as the DuPont exchange ratio, in addition to cash in lieu of any fractional shares. In addition, if the mergers are completed, holders of Dow Cumulative Convertible Perpetual Preferred Stock, Series A, which we refer to as Dow Series A preferred stock, that are then outstanding will be entitled to receive one share of DowDuPont Cumulative Convertible Perpetual Preferred Stock, Series A for each share of Dow Series A preferred stock they hold. Unless DuPont elects to redeem the DuPont preferred stock designated as “Preferred Stock—$4.50 Series” and the DuPont preferred stock designated as “Preferred Stock—$3.50 Series”, which we refer to collectively as DuPont preferred stock, prior to the effective time the DuPont preferred stock will be unaffected by the mergers. It is expected that the Dow exchange ratio and DuPont exchange ratio will result in Dow and DuPont common stockholders each owning approximately 50% of DowDuPont immediately following the effective time of the mergers, excluding the shares of Dow Series A preferred stock. If the Dow Series A preferred stock is converted into Dow common stock in accordance with its terms prior to the effective time, it is expected that former Dow common stockholders would own approximately 52% of DowDuPont and former DuPont common stockholders would own approximately 48% of DowDuPont immediately following the effective time of the mergers. Dow common stock is currently traded on the New York Stock Exchange under the symbol “DOW” and DuPont common stock is currently traded on the New York Stock Exchange under the symbol “DD”. We expect that DowDuPont common stock will be listed on the New York Stock Exchange under the symbol “DWDP”. We urge you to obtain current market quotations of Dow and DuPont common stock prior to casting your vote.

Dow and DuPont will each hold a special meeting of their respective stockholders in connection with the proposed mergers, which we refer to as the Dow special meeting or DuPont special meeting, respectively.

At the Dow special meeting, Dow stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which we refer to as the Dow merger proposal, (ii) a proposal to adjourn the Dow special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Dow merger proposal and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to Dow’s named executive officers in connection with the consummation of the mergers. The Dow board unanimously recommends that Dow stockholders vote “FOR” each of the proposals to be considered at the Dow special meeting.

At the DuPont special meeting, DuPont stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which we refer to as the DuPont merger proposal, (ii) a proposal to adjourn the DuPont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the DuPont merger proposal and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to DuPont’s named executive officers in connection with the consummation of the mergers. The DuPont board unanimously recommends that DuPont stockholders vote “FOR” each of the proposals to be considered at the DuPont special meeting.

We cannot complete the mergers unless the Dow stockholders approve the Dow merger proposal and the DuPont stockholders approve the DuPont merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Dow special meeting and/or the DuPont special meeting, as applicable, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

The obligations of Dow and DuPont to complete the mergers are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Dow, DuPont, DowDuPont and the mergers is contained in this joint proxy statement/prospectus. Dow and DuPont encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 28.

We look forward to the successful combination of Dow and DuPont.

Sincerely,

Andrew N. Liveris Chairman and Chief Executive Officer The Dow Chemical Company	Edward D. Breen Chair and Chief Executive Officer E. I. du Pont de Nemours and Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2016 and is first being mailed to the stockholders of Dow and stockholders of DuPont on or about [●], 2016.

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

www.dow.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To be Held on [●], 2016

TIME:             [●] (local time) on [●], 2016

PLACE:          [●]

ITEMS OF BUSINESS:

•	To consider and vote on a proposal (the “Dow merger proposal”) to adopt the Agreement and Plan of Merger, dated as of December 11, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Diamond-Orion HoldCo, Inc., a Delaware corporation (n/k/a DowDuPont Inc.), The Dow Chemical Company, a Delaware corporation (“Dow”), Diamond Merger Sub, Inc., a Delaware corporation (“Dow Merger Sub”), Orion Merger Sub, Inc., a Delaware corporation (“DuPont Merger Sub”) and E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

•	To consider and vote on a proposal to adjourn the Dow special meeting (as defined below), if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Dow merger proposal (the “Dow adjournment proposal”); and

•	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Dow’s named executive officers in connection with the consummation of the mergers (the “Dow compensation proposal”).

The joint proxy statement/prospectus accompanying this notice, including the annexes thereto, contains further information with respect to the business to be transacted at the special meeting of the Dow stockholders, which we refer to as the Dow special meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Dow will transact no other business at the Dow special meeting except such business as may properly be brought before the Dow special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Dow special meeting.

BOARD OF DIRECTORS’ RECOMMENDATION:

After careful consideration, the Dow board of directors, on December 10, 2015, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the Dow merger, are advisable and fair to and in the best interests of Dow and its stockholders.

The Dow board of directors unanimously recommends that the Dow stockholders vote “FOR” each of the Dow merger proposal, the Dow adjournment proposal and the Dow compensation proposal.

WHO MAY VOTE:

Only holders of record of Dow common stock at the close of business on [●], 2016, the record date for voting at the Dow special meeting, are entitled to vote at the Dow special meeting. On the record date, [●] shares of Dow common stock were outstanding. Each share of Dow common stock is entitled to one vote.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot complete the mergers without the approval of the Dow merger proposal. Assuming a quorum is present, the approval of the Dow merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Dow common stock entitled to vote on the Dow merger proposal. Approval of the Dow adjournment proposal and the Dow compensation proposal each requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the matter.

Whether or not you plan to attend the Dow special meeting, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.

By order of the Board of Directors,

Amy E. Wilson

Corporate Secretary and Assistant General Counsel

Midland, Michigan

[●], 2016

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

www.dupont.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on [●], 2016

TIME:           [●] (local time) on [●], 2016

PLACE:        [●]

ITEMS OF BUSINESS:

•	To consider and vote on a proposal (the “DuPont merger proposal”) to adopt the Agreement and Plan of Merger, dated as of December 11, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Diamond-Orion HoldCo, Inc., a Delaware corporation, (n/k/a DowDuPont Inc.), E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), Diamond Merger Sub, Inc., a Delaware corporation (“Dow Merger Sub”), Orion Merger Sub, Inc., a Delaware corporation (“DuPont Merger Sub”) and The Dow Chemical Company, a Delaware corporation (“Dow”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

•	To consider and vote on a proposal to adjourn the DuPont special meeting (as defined below), if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the DuPont merger proposal (the “DuPont adjournment proposal”); and

•	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to DuPont’s named executive officers in connection with the consummation of the mergers (the “DuPont compensation proposal”).

The joint proxy statement/prospectus accompanying this notice, including the annexes thereto, contains further information with respect to the business to be transacted at the special meeting of the DuPont stockholders, which we refer to as the DuPont special meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. DuPont will transact no other business at the DuPont special meeting except such business as may properly be brought before the DuPont special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the DuPont special meeting.

BOARD OF DIRECTORS’ RECOMMENDATION:

After careful consideration, the DuPont board of directors, on December 10, 2015, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby are advisable, fair to and in the best interests of DuPont and its stockholders.

The DuPont board of directors unanimously recommends that the DuPont stockholders vote “FOR” each of the DuPont merger proposal, the DuPont adjournment proposal and the DuPont compensation proposal.

WHO MAY VOTE:

Only holders of record of DuPont common stock at the close of business on [●], 2016, the record date for voting at the DuPont special meeting, are entitled to vote at the DuPont special meeting. On the record date, [●] shares of DuPont common stock were outstanding. Each share of DuPont common stock is entitled to one vote.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot complete the mergers without the approval of the DuPont merger proposal. Assuming a quorum is present, the approval of the DuPont merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of DuPont common stock entitled to vote on the DuPont merger proposal. Assuming a quorum is present, approval of the DuPont adjournment proposal requires that the votes cast “FOR” must exceed the votes cast “AGAINST” the DuPont adjournment proposal. Assuming a quorum is present, approval of the DuPont compensation proposal requires that the votes cast “FOR” must exceed the votes cast “AGAINST” the DuPont compensation proposal.

Whether or not you plan to attend the DuPont special meeting, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.

By order of the Board of Directors,

Erik Hoover

Secretary

Wilmington, Delaware

[●], 2016

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Dow and DuPont from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

The Dow Chemical Company 2030 Dow Center Midland, Michigan 48674 (989) 636-1463 Attn: Investor Relations	E. I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805 (302) 774-3034 Attn: Stockholder Relations

Investors may also consult Dow’s or DuPont’s websites or the transaction website for more information concerning the mergers described in this joint proxy statement/prospectus. Dow’s website is www.dow.com. DuPont’s website is www.dupont.com. The transaction website is www.DowDuPontUnlockingValue.com. Information included on any of these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by [●], 2016 in order to receive them before the respective special meetings.

For more information, see “Where You Can Find More Information” beginning on page 217.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-209869) filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, by DowDuPont Inc., which we refer to as DowDuPont, constitutes a prospectus of DowDuPont under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of DowDuPont common stock to be issued to Dow stockholders and DuPont stockholders pursuant to the Agreement and Plan of Merger, dated December 11, 2015, as may be amended from time to time, which we refer to as the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of Dow stockholders, which we refer to as the Dow special meeting, and a notice of meeting with respect to the special meeting of DuPont stockholders, which we refer to as the DuPont special meeting and, together with the Dow special meeting, which we refer to as the special meetings.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Dow stockholders and/or DuPont stockholders, nor the issuance by DowDuPont of common stock in connection with the mergers, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Dow has been provided by Dow and information contained in this joint proxy statement/prospectus regarding DuPont has been provided by DuPont.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“closing” refers to the closing of the mergers;

•	“combined company” refers to DowDuPont, following completion of the mergers;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“Dow” refers to The Dow Chemical Company, a Delaware corporation;

•	“Dow board” refers to the board of directors of Dow;

•	“Dow common stock” refers to the common stock, par value $2.50 per share, of Dow;

•	“Dow exchange ratio” refers to 1.0000;

•	“Dow financial advisors” refers collectively to M. Klein, Morgan Stanley and Lazard;

•	“Dow merger” refers to the merger of Dow Merger Sub with and into Dow, with Dow surviving the merger as a subsidiary of DowDuPont;

•	“Dow merger consideration” refers to the right of holders of Dow common stock to receive one share of DowDuPont common stock for each share of Dow common stock;

•	“Dow Merger Sub” refers to Diamond Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DowDuPont;

•	“Dow Series A preferred stock” refers to the Cumulative Convertible Perpetual Preferred Stock, Series A, par value $1.00 per share, of Dow;

•	“Dow stockholders” refers to the holders of Dow common stock;

•	“Dow stockholder approval” refers to the adoption of the merger agreement at the Dow special meeting by the affirmative vote of the holders of a majority of all outstanding shares of Dow common stock as of the record date for the Dow special meeting;

•	“DowDuPont” refers to DowDuPont Inc., a Delaware corporation and, prior to the effective time, jointly owned subsidiary of Dow and DuPont, which was formerly known as Diamond-Orion HoldCo, Inc.;

•	“DowDuPont board” refers to the board of directors of DowDuPont;

•	“DowDuPont bylaws” refers to the bylaws of the combined company, substantially in the form attached as Annex G to this joint proxy statement/prospectus;

•	“DowDuPont charter” refers to the certificate of incorporation of the combined company, substantially in the form attached as Annex F to this joint proxy statement/prospectus;

•	“DowDuPont common stock” refers to the common stock, par value $0.01 per share, of DowDuPont;

•	“DowDuPont Series A preferred stock” refers to the Cumulative Convertible Perpetual Preferred Stock, Series A, par value $0.01 per share, of DowDuPont;

•	“DowDuPont stockholders” refers to the holders of DowDuPont common stock;

•	“DuPont” refers to E. I. du Pont de Nemours and Company, a Delaware corporation;

•	“DuPont $4.50 Series” refers to DuPont’s preferred stock designated as “Preferred Stock—$4.50 Series”;

•	“DuPont $3.50 Series” refers to DuPont’s preferred stock designated as “Preferred Stock—$3.50 Series”;

•	“DuPont board” refers to the board of directors of DuPont;

•	“DuPont common stock” refers to the common stock, par value $0.30 per share, of DuPont;

•	“DuPont exchange ratio” refers to 1.2820;

•	“DuPont financial advisors” refers collectively to Goldman Sachs and Evercore;

•	“DuPont merger” refers to the merger of DuPont Merger Sub with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont;

•	“DuPont merger consideration” refers to the right of holders of DuPont common stock to receive 1.2820 shares of DowDuPont common stock for each share of DuPont common stock, together with cash in lieu of any fractional shares of DowDuPont common stock;

•	“DuPont Merger Sub” refers to Orion Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DowDuPont;

•	“DuPont preferred stock” refers collectively to the DuPont $4.50 Series and the DuPont $3.50 Series;

•	“DuPont stockholders” refers to the holders of DuPont common stock;

•	“DuPont stockholder approval” refers to the adoption of the merger agreement at the DuPont special meeting by the affirmative vote of the holders of a majority of all outstanding shares of DuPont common stock as of the record date for the DuPont special meeting;

•	“effective time” refers to the effective time of the mergers;

•	“Evercore” refers to Evercore Group L.L.C.;

•	“Goldman Sachs” refers to Goldman, Sachs & Co.;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

•	“Lazard” refers to Lazard Frères & Co. LLC;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of December 11, 2015, as it may be amended from time to time, by and among Dow, Dow Merger Sub, DuPont, DuPont Merger Sub and DowDuPont;

•	“merger consideration” refers collectively to the Dow merger consideration and the DuPont merger consideration;

•	“mergers” refers collectively to the Dow merger and DuPont merger;

•	“M. Klein” refers to The Klein Group, LLC;

•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Skadden” refers to Skadden, Arps, Slate, Meagher & Flom LLP;

•	“stockholder approvals” refers collectively to the Dow stockholder approval and the DuPont stockholder approval;

•	“we”, “our” and “us” refer to Dow and DuPont, collectively; and

•	“Weil” refers to Weil, Gotshal & Manges LLP.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Dow and/or a stockholder of DuPont, may have regarding the mergers and the other matters being considered at the special meetings as well as the answers to those questions. Dow and DuPont (which we refer to, collectively, as “we”) urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

About the Mergers

Q:	What is the proposed transaction on which I am being asked to vote?

A:	Dow and DuPont have agreed to the strategic combination of Dow and DuPont under the terms of a merger agreement that is described in this joint proxy statement/prospectus. Subject to the terms and conditions of the merger agreement, (i) Dow Merger Sub, a Delaware corporation that was formed on December 9, 2015 as a wholly owned subsidiary of DowDuPont, will be merged with and into Dow, with Dow surviving as a subsidiary of DowDuPont, which we refer to as the Dow merger, and (ii) DuPont Merger Sub, a Delaware corporation that was formed on December 9, 2015 as a wholly owned subsidiary of DowDuPont, will be merged with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont, which we refer to as the DuPont merger and, together with the Dow merger, which we refer to as the mergers. As a result of the mergers, among other things, (a) DowDuPont will become the ultimate parent of Dow, DuPont and their respective subsidiaries and (b) existing Dow stockholders and DuPont stockholders will receive DowDuPont common stock, in accordance with the terms of the merger agreement and as described further in this joint proxy statement/prospectus. In addition, holders of Dow Series A preferred stock outstanding immediately prior to the effective time will receive shares of DowDuPont Series A preferred stock and holders of DuPont preferred stock outstanding immediately prior to the effective time will continue to hold their shares of DuPont preferred stock, each in accordance with the terms of the merger agreement and as described further in this joint proxy statement/prospectus.

Following the mergers, Dow common stock and DuPont common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and their respective common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The shares of DowDuPont common stock will be listed for trading on the NYSE upon the closing. However, unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, the DuPont preferred stock is expected to remain listed on the NYSE.

Q:	Why is stockholder approval necessary and who is entitled to vote?

A:	This joint proxy statement/prospectus serves as the proxy statement through which Dow and DuPont will solicit proxies to obtain the necessary stockholder approvals for the proposed mergers. It also serves as the prospectus by which DowDuPont will issue shares of its common stock as consideration in the Dow merger and the DuPont merger.

Dow is holding a special meeting of stockholders, which we refer to as the Dow special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. Dow stockholders will also be asked to approve the adjournment of the Dow special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and to approve, by non-binding advisory vote, the compensation arrangements for Dow’s named executive officers in connection with the mergers.

DuPont is holding a special meeting of stockholders, which we refer to as the DuPont special meeting, and together with the Dow special meeting, which we refer to as the special meetings, in order to obtain the stockholder approval necessary to adopt the merger agreement. DuPont stockholders will also be asked to approve the adjournment of the DuPont special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and to approve, by non-binding advisory vote, the compensation arrangements for DuPont’s named executive officers in connection with the mergers.

We will be unable to complete the mergers unless, among other things, both the Dow stockholders and the DuPont stockholders vote to adopt the merger agreement.

You are receiving this joint proxy statement/prospectus because you were a holder of record of Dow common stock and/or DuPont common stock as of the close of business on the record date for the Dow special meeting or the DuPont special meeting, as applicable, and are therefore entitled to vote at the Dow special meeting and/or DuPont special meeting.

This joint proxy statement/prospectus contains important information about the mergers, the merger agreement (a copy of which is attached as Annex A) and the special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Dow special meeting or the DuPont special meeting, as applicable. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:	What will Dow stockholders receive in the mergers?

A:	If the mergers are completed, Dow stockholders will be entitled to receive one share of DowDuPont common stock for each share of Dow common stock held at the effective time, which we refer to as the Dow merger consideration.

Q:	What will DuPont stockholders receive in the mergers?

A:	If the mergers are completed, DuPont stockholders will be entitled to receive 1.2820 (which we refer to as the DuPont exchange ratio) shares of DowDuPont common stock for each share of DuPont common stock they hold at the effective time, which we refer to as the DuPont merger consideration. DuPont stockholders will not receive any fractional shares of DowDuPont common stock in the mergers. Instead, DuPont stockholders will receive cash in lieu of any fractional shares of DowDuPont common stock that they would otherwise have been entitled to receive.

Q:	What will Dow preferred stockholders receive in the mergers?

A:	If the mergers are completed, holders of Dow Series A preferred stock issued and outstanding immediately prior to the effective time will be entitled to receive one share of DowDuPont Series A preferred stock for each share of Dow Series A preferred stock they hold. As of the effective time, each holder of shares of Dow Series A preferred stock will be deemed to own the same number of shares of DowDuPont Series A preferred stock. In the event the Dow Series A preferred stock is converted into Dow common stock prior to the effective time, then the former holders of Dow Series A preferred stock will become Dow stockholders and will be entitled to receive one share of DowDuPont common stock for each share of Dow common stock held at the effective time.

Q:	What will DuPont preferred stockholders receive in the mergers?

A:	If the mergers are completed, under the terms of the merger agreement and unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, each share of DuPont preferred stock issued and outstanding immediately prior to the effective time will remain issued and outstanding and be unaffected by the DuPont merger. Unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, the DuPont preferred stock is expected to remain listed on the NYSE.

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Q:	What equity stake will former Dow stockholders and former DuPont stockholders hold in DowDuPont?

A:	Under the merger agreement and pursuant to the Dow exchange ratio and DuPont exchange ratio, it is expected that Dow stockholders and DuPont stockholders will each own approximately 50% of DowDuPont common stock immediately following the effective time, excluding shares of Dow Series A preferred stock which, to the extent outstanding at the effective time, will be converted into the right to receive the same number of shares of DowDuPont Series A preferred stock. If the Dow Series A preferred stock is converted into Dow common stock in accordance with its terms prior to the effective time, it is expected that the Dow stockholders would own approximately 52% of the DowDuPont common stock outstanding immediately following the effective time and the DuPont stockholders would own approximately 48% of the DowDuPont common stock outstanding immediately following the effective time. The merger agreement further provides that, in the event outstanding shares of DuPont common stock or Dow common stock are changed into a different number of shares by reason of a reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the DuPont exchange ratio will be adjusted to provide holders of DuPont common stock and Dow common stock or DuPont equity awards and Dow equity awards with the same economic effect contemplated by the foregoing prior to such change.

Q:	How do I calculate the value of the Dow merger consideration and the DuPont merger consideration?

A:	The merger agreement does not contain any provision that would adjust the Dow exchange ratio or DuPont exchange ratio based on fluctuations in the market value of either the Dow common stock or DuPont common stock. Because of this, the implied value of consideration to the Dow and DuPont stockholders may fluctuate between now and the completion of the mergers. The value of the consideration to Dow and DuPont stockholders will depend on the market value of DowDuPont common stock at the time the mergers are completed, which will in turn be affected by the market value of Dow common stock and DuPont common stock at the time the mergers are completed.

On December 10, 2015, the last trading day prior to the public announcement of the proposed mergers, the closing price on the NYSE was $54.91 per share of Dow common stock and $74.55 per share of DuPont common stock. On May 10, 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price on the NYSE was $51.54 per share of Dow common stock and $64.99 per share of DuPont common stock. We urge you to obtain current market quotations before voting your shares.

Q:	What do I need to do now to receive the merger consideration?

A:	Dow stockholders and DuPont stockholders should keep any share certificates they hold at this time. After the mergers are completed, Dow stockholders and DuPont stockholders will each receive from the exchange agent a letter of transmittal and instructions on how to surrender their share certificates in exchange for the Dow merger consideration or the DuPont merger consideration, as applicable.

Q:	Who is the exchange agent for the mergers?

A:	Computershare Inc., is the exchange agent, and has been mutually designated by Dow and DuPont.

Q:	When do you expect the mergers to be completed?

A:

Dow and DuPont intend to complete the mergers as soon as reasonably practicable and are currently targeting completion of the mergers during the second half of 2016. However, the mergers are subject to regulatory approvals and clearances and other conditions, and it is possible that factors outside the control of both companies could result in the mergers being completed at a later time, or not at all. There may be a substantial amount of time between the respective special meetings and the completion of the mergers. For additional information on the regulatory approvals and clearances required to complete the mergers, see the section entitled “—The Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 145.

For additional information on the conditions to completion of the mergers, see the section entitled “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Conditions to Completion of the Mergers” beginning on page 165.

Q:	What effects will the mergers have on Dow and DuPont?

A:	Upon completion of the mergers, Dow and DuPont will cease to have their common stock traded publicly. Dow Merger Sub will merge with and into Dow, with Dow surviving the merger as a subsidiary of DowDuPont. DuPont Merger Sub will merge with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont. As a result of the mergers, you will own shares in DowDuPont and will not directly own any shares of Dow and/or DuPont. Following completion of the mergers, the registration of the Dow common stock and DuPont common stock and the respective reporting obligations of Dow and DuPont with respect to their common stock under the Exchange Act will be terminated. In addition, upon completion of the mergers, shares of Dow common stock and DuPont common stock will no longer be listed on the NYSE or any other stock exchange or quotation system. Unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, the DuPont preferred stock is expected to remain listed on the NYSE. Although you will no longer be a stockholder of Dow and/or DuPont, as applicable, you will have an indirect interest in both Dow and DuPont through your ownership of DowDuPont common stock. If you become a DowDuPont stockholder, you can expect that the value of your investment will depend, among other things, on the performance of both Dow and DuPont and DowDuPont’s ability to integrate the two companies.

Q:	What effects will the mergers have on DowDuPont?

A:	Upon completion of the mergers, DowDuPont will become the holding company of Dow and DuPont. As a condition to closing, the shares of DowDuPont common stock to be issued in connection with the mergers must be approved for listing on the NYSE.

Q:	What are the conditions to the completion of the mergers?

A:	In addition to the adoption of the merger agreement by the Dow stockholders and by the DuPont stockholders, completion of the mergers is subject to the satisfaction of a number of other conditions, including:

•	the receipt of certain regulatory approvals and clearances, including (i) the termination or expiration of any applicable waiting period under the HSR Act; (ii) approval from the European Commission, (iii) approval by the Chinese Ministry of Commerce and (iv) approval from Brazil’s Council for Economic Defence;

•	the reasonable determination by Dow and DuPont that each of the Dow merger and DuPont merger does not constitute an acquisition of a 50% or greater interest in Dow or DuPont under Section 355(e) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	the absence of certain governmental restraints or prohibitions preventing the consummation of the mergers;

•	the receipt of a tax opinion by each of Dow and DuPont from their respective counsels to the effect that each of the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceeding seeking a stop order; and

•	the approval for listing by the NYSE of the DowDuPont common stock to be issued in connection with the mergers, subject to official notice of issuance.

For additional information on the regulatory approvals and clearances required to complete the mergers, see the section entitled “—The Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 145. For additional information on the conditions to completion of the mergers, see the section entitled “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Conditions to Completion of the Mergers” beginning on page 165.

Q:	What are the intended business separations?

A:	Dow and DuPont intend that, following the consummation of the mergers, the combined company will pursue, subject to the receipt of approval by the DowDuPont board and any required regulatory approvals, the separation of the combined company’s agriculture business, material science business and specialty products business through one or more tax-efficient transactions, resulting in three independent, publicly traded companies. Dow and DuPont currently anticipate that the intended business separation transactions will be consummated as soon as practicable following the consummation of the mergers, but consummation of the intended business separation transactions is not expected to exceed 18-24 months after the mergers, in the form of one or more pro-rata spin-off transactions, in which DowDuPont stockholders, at such time, would receive shares of capital stock in the resulting spin-off company or companies. For more information regarding the intended business separations, see the section entitled “—The Adoption of the Merger Agreement—The Intended Business Separations” beginning on page 58.

Q:	Are the mergers conditioned on the determination to proceed with the intended business separations?

A:	No. The consummation of the mergers is not conditioned on the determination to proceed with the intended business separation transactions and such determination to proceed with any or all of the intended business separations will only be made after consummation of the mergers. The DowDuPont board may, at any time prior to the consummation of any of the intended business separations, determine to abandon any or all such transactions, and no assurance can be given that any such transactions will occur, either in the currently intended form or at all. For a further discussion of the risks related to the intended business separation transactions, see “Risk Factors—Risks Related to the Business of the Combined Company Upon Completion of the Mergers” beginning on page 36.

Q:	Will I still be paid dividends prior to the mergers?

A:	Under the merger agreement, Dow and DuPont may continue to declare and pay their regular quarterly cash dividends to their respective stockholders in accordance with their existing distribution policies, without the other party’s consent. DuPont’s dividend in any quarter cannot exceed $0.47 per share of DuPont common stock without Dow’s consent, and Dow’s dividend in any quarter cannot exceed $0.57 per share of Dow common stock without DuPont’s consent.

Under the merger agreement, Dow and DuPont are required to coordinate to designate the same record and payment dates for any quarterly dividends or distributions declared in any calendar quarter in which the closing might reasonably be expected to occur. Accordingly, either or both of Dow and DuPont may set different record or payment dates than it has typically designated in the past for one or more quarterly dividends prior to the completion of the mergers.

Q:	Will I still be paid dividends after the mergers?

A:	The amount of dividends, if any, that are declared or paid to DowDuPont stockholders cannot yet be determined and depends on a number of factors. The DowDuPont board will have sole discretion to determine whether any dividends will be declared, when dividends, if any, are declared, and the amount of such dividends. We expect that such determination would be based on a number of considerations, including, but not limited to, DowDuPont’s results of operations, capital management plans, the market price of DowDuPont common stock, the combined company’s access to capital markets, as well as legal requirements, industry practice and other factors deemed relevant by the DowDuPont board. There can be no guarantee that DowDuPont stockholders will receive or be entitled to dividends commensurate with the historical dividends of DuPont or Dow. For a further discussion of the risks related to the payment of dividends after the mergers, see “Risk Factors—Risks Related to the Mergers” beginning on page 28.

Q:	What will happen to outstanding Dow equity awards in the mergers?

A:	The merger agreement generally provides for the conversion of outstanding (i) Dow options (whether vested or unvested), (ii) unvested Dow deferred stock, and (iii) Dow performance deferred stock (whether vested or unvested) into an option to purchase DowDuPont common stock, or shares of DowDuPont deferred stock and DowDuPont performance deferred stock, respectively, on the same terms and conditions (including applicable vesting requirements, if any, and, if applicable, per share exercise price), with respect to a number of shares of DowDuPont common stock equal to the total number of shares of Dow common stock subject to such award immediately prior to the effective time. With respect to outstanding unvested shares of Dow performance deferred stock, each unvested share will convert into time-vested DowDuPont deferred stock that will vest at the same time as the expiration of the applicable performance periods under the Dow performance deferred stock and will convert with respect to a number of shares of DowDuPont deferred stock determined based on the greater of the applicable target level for such performance stock or the actual level of performance as of the effective time.

Q:	What will happen to the Dow 2012 Employee Stock Purchase Plan?

A:	The merger agreement provides that any “offering period” under the Dow 2012 Employee Stock Purchase Plan, which we refer to as the Dow ESPP, that otherwise would be in effect immediately before the consummation of the Dow merger, will be shortened and all options to purchase shares of Dow common stock under the Dow ESPP will be automatically exercised on the day that is at least ten business days before the closing date in accordance with the terms of the Dow ESPP.

Q:	What will happen to outstanding DuPont equity awards in the mergers?

A:	Each outstanding DuPont option, whether vested or unvested, will be automatically converted at the effective time into an option to purchase, on the same terms and conditions (including applicable vesting requirements) as were applicable to such DuPont option immediately prior to the effective time, the number of shares of DowDuPont common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of DuPont common stock subject to the DuPont option by the DuPont exchange ratio (which is 1.2820), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the DuPont option by the DuPont exchange ratio.

Each DuPont outstanding award of restricted stock units (whether vested or unvested), which we refer to as a DuPont RSU award, will be automatically converted at the effective time into a DowDuPont restricted stock unit award, which we refer to as a DowDuPont RSU award, on the same terms and conditions (including applicable vesting requirements) as were applicable to such DuPont RSU award immediately prior to the effective time, with respect to the number of shares of DowDuPont common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of DuPont common stock subject to the DuPont RSU award by the DuPont exchange ratio.

Each DuPont outstanding award of restricted stock units in respect of shares of DuPont common stock whose vesting is conditioned in whole or part on the satisfaction of performance criteria (whether vested or unvested), which we refer to as a DuPont PSU award, will be converted at the effective time into a DowDuPont RSU award, on the same terms and conditions (including any applicable vesting requirements) as were applicable to such DuPont PSU award immediately prior to the effective time, and relating to the number of shares of DowDuPont common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of DuPont common stock subject to the DuPont PSU award by the DuPont exchange ratio; provided, further, that each unvested DuPont PSU award that is outstanding immediately prior to the effective time will be converted at the effective time into DowDuPont restricted stock units, which we refer to as DowDuPont RSUs, vesting at the same times as the expiration of the applicable performance periods under the DuPont PSU awards, with respect to a number of shares of DowDuPont common stock (rounded up to the nearest whole share) determined by the greater of the applicable target level of such DuPont PSU award or the actual level of performance as of the effective time, in each case, multiplied by the DuPont exchange ratio.

Q:	Are there any risks in the mergers that I should consider?

A:	Yes. There are risks associated with all mergers, including those associated with the Dow merger and the DuPont merger. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 28 and you should also refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Q:	Are Dow stockholders entitled to appraisal rights?

A:	No. Under the DGCL, Dow stockholders are not entitled to appraisal rights in connection with the Dow merger.

Q:	Are DuPont stockholders entitled to appraisal rights?

A:	No. Under the DGCL, DuPont stockholders are not entitled to appraisal rights in connection with the DuPont merger.

Q:	What are the U.S. federal income tax consequences of the mergers to U.S. holders of shares of Dow common stock and shares of DuPont common stock?

A:	It is a condition to Dow’s obligation to complete the Dow merger that Dow receive an opinion from Weil, Gotshal & Manges LLP, which we refer to as Weil, dated the effective date of the mergers, to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. It is a condition to DuPont’s obligation to complete the DuPont merger that DuPont receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, dated the effective date of the mergers, to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. Based on the tax opinion representations and assumptions (as defined on page 144), in the opinion of Weil and Skadden, the Dow merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and the DuPont merger will qualify as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. Accordingly, a U.S. holder (as defined on page 143) of Dow common stock or DuPont common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Dow common stock or DuPont common stock for shares of DowDuPont common stock in the Dow merger or the DuPont merger, respectively, except with respect to cash received by DuPont stockholders in lieu of fractional shares. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Please carefully review the information set forth in the section entitled “—The Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Mergers” beginning on page 143 for a discussion of the U.S. federal income tax consequences of the mergers. Please consult your own tax advisors as to the specific tax consequences to you of the mergers.

About the Special Meetings

Q:	When and where will the special meetings be held?

A:	Dow. The Dow special meeting will be held at [●] on [●], 2016, at [●], local time.

DuPont. The DuPont special meeting will be held at [●] on [●], 2016, at [●], local time.

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Q:	Who is entitled to vote at the special meetings?

A:	Only holders of record of Dow common stock at the close of business on [●], 2016, the record date for voting at the Dow special meeting, are entitled to vote at the Dow special meeting. Only holders of record of DuPont common stock at the close of business on [●], 2016, the record date for voting at the DuPont special meeting, are entitled to vote at the DuPont special meeting.

Q:	How can I attend the Dow special meeting?

A:	A ticket of admission or proof of stock ownership is necessary to attend the Dow special meeting. A ticket is included with your proxy materials. Dow stockholders with registered accounts (meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Dow’s stock transfer agent) or who are participants in the Computershare CIP, a dividend reinvestment plan for Dow, or employee savings plans should check the box on the voting form if attending in person. Other Dow stockholders holding stock in “street name,” meaning that their shares are held in a nominee name or beneficially through a bank or brokerage firm, should bring their ticket of admission. Street name holders without tickets of admission will need proof of record date ownership for admission to the Dow special meeting, such as a letter from the bank or broker. In addition, street name holders who wish to vote in person at the Dow special meeting must obtain a “legal proxy” from the bank, broker or other holder of record that holds their shares in order to be entitled to vote at the Dow special meeting. All stockholders wishing to attend the meeting should also bring and present government issued photo identification for admittance to the Dow special meeting.

Since seating is limited, the Dow board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Dow board proxies on the proxy forms) may attend. Proxy holders are asked to present their credentials in the lobby before the Dow special meeting begins.

Q:	How can I attend the DuPont special meeting?

A:	All DuPont stockholders are invited to attend the DuPont special meeting. Registered stockholders may be admitted to the meeting upon providing picture identification. If you own DuPont shares in street name (i.e., your shares are held in street name through a broker, bank, trustee or other nominee), please bring your most recent brokerage statement, along with picture identification, to the meeting. DuPont will use your brokerage statement to verify your ownership of DuPont common stock and admit you to the meeting.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags or packages will not be permitted in [●].

Q:	What proposals will be considered at the Dow special meeting?

A:	At the Dow special meeting, Dow stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which we refer to as the Dow merger proposal, (ii) a proposal to adjourn the Dow special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Dow merger proposal, which we refer to as the Dow adjournment proposal and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to Dow’s named executive officers in connection with the consummation of the mergers, which we refer to as the Dow compensation proposal. Dow will transact no other business at its special meeting except such business as may be properly brought before the Dow special meeting or any adjournment or postponement thereof.

Q:	What proposals will be considered at the DuPont special meeting?

A:

At the DuPont special meeting, DuPont stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which we refer to as the DuPont merger proposal, (ii) a proposal to adjourn the DuPont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the DuPont merger proposal, which we refer to as the DuPont adjournment proposal and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to DuPont’s named executive officers in connection with the consummation of the mergers, which we refer to as the DuPont compensation proposal. DuPont will transact no other business at its special meeting except such business as may properly be brought before the DuPont special meeting or any adjournment or postponement thereof.

Q:	How does the Dow board of directors recommend that I vote?

A:	The Dow board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Dow merger, are advisable and fair to, and in the best interests of, Dow and its stockholders.

The Dow board unanimously recommends that the Dow stockholders vote:

•	“FOR” the Dow merger proposal;

•	“FOR” the Dow adjournment proposal; and

•	“FOR” the Dow compensation proposal.

Q:	How does the DuPont board of directors recommend that I vote?

A:	The DuPont board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the DuPont merger, are advisable and fair to, and in the best interests of, DuPont and its stockholders.

The DuPont board unanimously recommends that the DuPont stockholders vote:

•	“FOR” the DuPont merger proposal;

•	“FOR” the DuPont adjournment proposal; and

•	“FOR” the DuPont compensation proposal.

Q:	How do I vote?

A:	If you are a holder of record of Dow common stock as of the close of business on the record date for the Dow special meeting or a holder of record of DuPont common stock as of the close of business on the record date for the DuPont special meeting, you may vote in person by attending the applicable special meeting or, to ensure your shares are represented at the applicable meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If your shares are held in street name, through a broker, bank, trustee or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.

Q:	What is a “broker non-vote”?

A:

Under NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. A “broker non-vote” occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Because none of the proposals to be voted on at either the Dow special meeting or DuPont special meeting are routine matters for which brokers may have discretionary authority to vote, Dow and DuPont do not expect there to be any broker non-votes at the Dow special meeting or DuPont special meeting, respectively.

Q:	What vote is required to approve each Dow proposal?

A:	Proposal to Adopt the Merger Agreement by Dow Stockholders. Approving the Dow merger proposal requires the affirmative vote of holders of a majority of all outstanding shares of the Dow common stock entitled to vote on the Dow merger proposal. Accordingly, a Dow stockholder’s failure to submit a proxy card or to vote in person at the Dow special meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Dow merger proposal.

Proposal to Adjourn the Dow Special Meeting by Dow Stockholders. Approving the Dow adjournment proposal (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the matter. Accordingly, abstentions and broker non-votes (which are not considered votes cast) and shares held by Dow stockholders not in attendance at, and who have not submitted a proxy for, the Dow special meeting, will have no effect on the outcome of any vote on the Dow adjournment proposal, assuming a quorum is present.

Proposal Regarding Certain Dow Merger-Related Executive Compensation Arrangements. In accordance with Section 14A of the Exchange Act, Dow is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for Dow’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 172. Approving the Dow compensation proposal, on a non-binding advisory basis, requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the matter. Accordingly, abstentions and broker non-votes (which are not considered votes cast) and shares held by Dow stockholders not in attendance at, and who have not submitted a proxy for, the Dow special meeting, will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the Dow compensation proposal, assuming a quorum is present.

Q:	What vote is required to approve each DuPont proposal?

A:	Proposal to Adopt the Merger Agreement by DuPont Stockholders. Approving the DuPont merger proposal requires the affirmative vote of holders of a majority of all outstanding shares of the DuPont common stock entitled to vote on the DuPont merger proposal. Accordingly, a DuPont stockholder’s failure to submit a proxy card or to vote in person at the DuPont special meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the DuPont Special Meeting by DuPont Stockholders. Approving the DuPont adjournment proposal (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires that the votes “FOR” the DuPont adjournment proposal exceed the votes “AGAINST” such proposal. Accordingly, abstentions and broker non-votes (which are not considered votes cast) and shares held by DuPont stockholders not in attendance at, and who have not submitted a proxy for, the DuPont special meeting, will have no effect on the outcome of any vote on the DuPont adjournment proposal, assuming a quorum is present.

Proposal Regarding Certain DuPont Merger-Related Executive Compensation Arrangements. In accordance with Section 14A of the Exchange Act, DuPont is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for DuPont’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 172. Approving the DuPont compensation proposal, on a non-binding advisory basis, requires that the votes “FOR” the DuPont compensation proposal exceed the votes “AGAINST” such proposal. Accordingly, abstentions and broker non-votes (which are not considered votes cast) and shares held by DuPont stockholders not in attendance at, and who have not submitted a proxy for, the DuPont special meeting, will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the DuPont compensation proposal, assuming a quorum is present.

Q:	How many votes do I have?

A:	Dow. You are entitled to cast one vote for each share of Dow common stock that you owned as of the close of business on the record date for the Dow special meeting. As of the close of business on the record date for the Dow special meeting, there were [●] shares of Dow common stock outstanding entitled to vote at the Dow special meeting.

DuPont. You are entitled to cast one vote for each share of DuPont common stock that you owned as of the close of business on the record date for the DuPont special meeting. As of the close of business on the record date for the DuPont special meeting, there were [●] shares of DuPont common stock outstanding entitled to vote at the DuPont special meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Dow. Proposal to Adopt the Merger Agreement by Dow Stockholders. If you are a Dow stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote “AGAINST” the Dow merger proposal.

Proposal to Adjourn the Dow Special Meeting by Dow Stockholders. If you are a Dow stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have no effect on the Dow adjournment proposal, assuming a quorum is present.

Proposal Regarding Certain Dow Merger-Related Executive Compensation Arrangements. If you are a Dow stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have no effect on the Dow compensation proposal, assuming a quorum is present.

DuPont. Proposal to Adopt the Merger Agreement by DuPont Stockholders. Abstentions and failures to vote or to instruct a broker or other nominee to vote with respect to the DuPont merger proposal will have the same effect as a vote “AGAINST” the proposal.

Proposal to Adjourn the DuPont Special Meeting by DuPont Stockholders. Abstentions and failures to vote or the failure to instruct a broker or other nominee to vote with respect to the DuPont adjournment proposal do not constitute a vote “FOR” or “AGAINST” the proposal and will be disregarded in the calculation of “votes cast.”

Proposal Regarding Certain DuPont Merger-Related Executive Compensation Arrangements. Abstentions and failures to vote or the failure to instruct a broker or other nominee to vote with respect to the DuPont compensation proposal do not constitute a vote “FOR” or “AGAINST” the proposal and will be disregarded in the calculation of “votes cast.”

Q:	What constitutes a quorum?

A:

Dow. A quorum for action on any subject matter at any special meeting of Dow stockholders will exist when the holders of at least 50% of the issued and outstanding shares of Dow common stock entitled to vote on such subject matter are represented in person or by proxy at such meeting. Shares of Dow common stock that are represented at the Dow special meeting and are entitled to vote but not voted, including Dow shares for which a stockholder directs an “abstention” from voting and broker non-votes, will be counted as present for purposes of establishing a quorum. Because none of the proposals to be voted on at the Dow special meeting are routine matters for which brokers may have discretionary authority, Dow does not expect there to be any broker non-votes at the Dow special meeting.

DuPont. A quorum exists if the holders of at least a majority of the shares of DuPont common stock entitled to vote are present either in person or by proxy at the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum exists. Because none of the proposals to be voted on at the DuPont special meeting are routine matters for which brokers may have discretionary authority, DuPont does not expect there to be any broker non-votes at the DuPont special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee, that is, in “street name”, your broker, bank, trust company or other nominee cannot vote your shares on “non-routine” matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions provided by your broker, bank, trust company or other nominee to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you are a Dow stockholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of Dow common stock will be counted for purposes of determining a quorum at the Dow special meeting, but will not be voted on any proposal on which your broker, bank, trust company or other nominee does not have discretionary authority. If you are a DuPont stockholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of DuPont common stock will be counted for purposes of determining a quorum at the DuPont special meeting, but will not be voted on any proposal on which your broker, bank, trust company or other nominee does not have discretionary authority.

Q:	If I am a participant in the Computershare CIP, a dividend reinvestment plan for Dow or a Dow employee savings plan, such as The Dow Chemical Company Employees’ Savings Plan, will the plan trustees automatically vote my shares for me?

A:	If you are enrolled in the dividend reinvestment plan and you do not timely return your proxy form, the dividend reinvestment plan administrator, Computershare Trust Company, N.A., will vote as recommended by the Dow board.

If you are a participant in various Dow employee savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Dow Plan” or the “Dow Plans”), and do not provide voting instructions to the respective Dow Plan Trustee, the Trustee will vote your Dow Plan shares according to the provisions of the applicable Dow Plan.

Q:	If my DuPont shares are owned in the DuPont Retirement Savings Plan, will the plan trustee automatically vote my shares for me?

A:	If you do not timely provide the applicable plan trustee with voting instructions as to your shares of DuPont common stock, the trustee may vote as directed by the plan fiduciary or by an independent fiduciary selected by the plan fiduciary all shares held in the plans for which no voting instructions are received.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a registered holder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Dow board, in the case of Dow common stock, or the DuPont board, in the case of DuPont common stock.

Please note that you may not vote shares held in street name by returning a proxy card directly to Dow or DuPont, as applicable, or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank, trust company or other nominee.

If you are a Dow stockholder and you do not instruct your broker on how to vote your Dow shares, your broker may not vote your Dow shares, which will have the same effect as a vote “AGAINST” the Dow merger proposal but will have no effect on the Dow adjournment proposal or the Dow compensation proposal, assuming a quorum is present.

If you are a DuPont stockholder and you do not instruct your broker on how to vote your DuPont shares, your broker may not vote your DuPont shares, which will have the same effect as a vote “AGAINST” the DuPont merger proposal but will have no effect on the DuPont adjournment proposal or the DuPont compensation proposal, assuming a quorum is present.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of four ways, depending on whether you are a Dow stockholder or a DuPont stockholder:

Dow Stockholders. You can change your vote or revoke your proxy at any time before it is exercised at the Dow special meeting by doing any of the following:

•	you can send a notice of revocation to the Dow Corporate Secretary, dated as of a later date than the date of the proxy and received prior to the Dow special meeting;

•	you can send a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the Dow special meeting;

•	you can log on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or you can call the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	you can attend the Dow special meeting and vote in person.

Your attendance alone will not revoke any proxy.

DuPont Stockholders. You can change your vote or revoke your proxy at any time before it is exercised at the DuPont special meeting by doing any of the following:

•	you can submit a valid proxy with a later date;

•	you can notify DuPont’s Secretary in writing at Secretary, E. I. du Pont de Nemours and Company, 974 Centre Road, Wilmington, Delaware 19805 that you have revoked your proxy;

•	you can log on to the Internet website specified on your proxy card as you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case following the instructions on your proxy card and to the extent you are eligible to do so; or

•	you can vote in person by written ballot at the DuPont special meeting.

Q:	What happens if I transfer my shares of Dow or DuPont common stock before the special meetings?

A:	The record dates for the Dow and DuPont special meetings are earlier than both the date of the special meetings and the date that the mergers are expected to be completed. If you transfer your Dow or DuPont shares after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, in order to receive the Dow merger consideration or the DuPont merger consideration, as applicable, you must hold your shares of Dow common stock or DuPont common stock, as applicable, through the completion of the mergers.

Q:	What if I hold shares in both Dow and DuPont?

A:	If you are both a Dow stockholder and a DuPont stockholder, you will receive two separate packages of proxy materials. A vote cast as a Dow stockholder will not count as a vote cast as a DuPont stockholder, and a vote cast as a DuPont stockholder will not count as a vote cast as a Dow stockholder. Therefore, please separately submit a proxy for each of your Dow and DuPont shares.

Q:	Who is the inspector of election?

A:	The Dow board has appointed a representative of Broadridge Financial Solutions, Inc. to act as the inspector of election at the Dow special meeting. The DuPont board has appointed representatives from Broadridge Corporate Issuer Solutions, Inc. and IOE Services Inc. to act as the inspectors of election at the DuPont special meeting.

Q:	Where can I find the voting results of the special meetings?

A:	The preliminary voting results are expected to be announced at the Dow and DuPont special meetings. In addition, within four business days following certification of the final voting results, each of Dow and DuPont intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:	What will happen if all of the proposals to be considered at the special meetings are not approved?

A:	As a condition to the completion of the mergers, Dow stockholders must approve the Dow merger and DuPont stockholders must approve the DuPont merger. Completion of the mergers is not conditioned or dependent on approval of any of the other proposals to be considered at the special meetings. Under specified circumstances, Dow or DuPont may be required to pay to, or be entitled to receive from, the other party a fee with respect to termination of the merger agreement, see “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees” beginning on page 168.

Q:	Why are Dow stockholders and DuPont stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Dow’s and DuPont’s named executive officers in connection with the completion of the mergers?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act require Dow and DuPont to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Dow’s and DuPont’s named executive officers in connection with the mergers. For more information regarding such payments, see the section entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 172.

Q:	What will happen if Dow stockholders or DuPont stockholders do not approve, on a non-binding advisory basis, the payments to Dow’s and DuPont’s named executive officers in connection with the completion of the mergers?

A:	The votes on the Dow compensation proposal and the DuPont compensation proposal are votes separate and apart from the votes on the Dow merger proposal and the DuPont merger proposal. Accordingly, Dow stockholders may vote in favor of the Dow merger proposal and not in favor of the Dow compensation proposal, or vice versa. Approval of the Dow compensation proposal is not a condition to consummation of the mergers, and it is advisory in nature only, meaning it will not be binding on Dow, DuPont or DowDuPont. Likewise, DuPont stockholders may vote in favor of the DuPont merger proposal and not in favor of the DuPont compensation proposal, or vice versa. Approval of the DuPont compensation proposal is not a condition to consummation of the mergers, and it is advisory in nature only, meaning it will not be binding on Dow, DuPont or DowDuPont.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your special meeting, you must:

•	attend your special meeting in person;

•	vote through the Internet or by telephone by following the instructions included on your proxy card; or

•	indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions provided to you by your broker, bank, trust company or other nominee.

Q:	Who can help answer my questions?

A:	Dow stockholders or DuPont stockholders who have questions about the merger agreement, the mergers or the other matters to be voted on at the special meetings, who need assistance submitting their proxy or voting shares or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a Dow stockholder:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers – Call Collect: (212) 269-5550

Others – Call Toll-Free: (877) 361-7966

Email: Dow@dfking.com

if you are a DuPont stockholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Toll Free (from the US and Canada): (877) 750-9501

Other locations: (412) 232-3651

Banks and Brokers – Call Collect: (212) 750-5833

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Dow and DuPont urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we refer you herein and documents incorporated by reference into this joint proxy statement/prospectus, as this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 217. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

The Dow Chemical Company (See page 42)

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

The Dow Chemical Company, incorporated in 1947 under Delaware law, is the successor to a Michigan corporation of the same name, organized in 1897. Dow’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. Dow’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe.

Dow common stock is listed on the NYSE under the symbol “DOW”.

Additional information about Dow and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

E. I. du Pont de Nemours and Company (See page 42)

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

DuPont was founded in 1802 and was incorporated in Delaware in 1915. DuPont is helping customers find solutions to capitalize on areas of growing global demand—enabling more, safer, nutritious food; creating high-performance, cost-effective energy efficient materials for a wide range of industries; and increasingly delivering renewably sourced bio-based materials and fuels. Total worldwide employment at December 31, 2015, was about 52,000 people. DuPont has operations in about 90 countries worldwide and 60 percent of consolidated net sales are made to customers outside the United States of America. DuPont’s reportable segments are: (i) Agriculture, (ii) Electronics & Communications, (iii) Industrial Biosciences, (iv) Nutrition & Health, (v) Performance Materials and (vi) Protection Solutions. Subsidiaries and affiliates of DuPont also conduct manufacturing, seed production or selling activities and some are distributors of products manufactured by the company. DuPont’s manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers are located throughout the world, and include investments in property, plant and equipment related to global manufacturing operations at about 290 principal sites.

DuPont common stock is listed on the NYSE under the symbol “DD”. DuPont preferred stock is listed on the NYSE; DuPont $3.50 Series under symbol “DD PR A” and DuPont $4.50 Series under symbol “DD PR B”. Unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, the DuPont preferred stock is expected to remain listed on the NYSE.

Additional information about DuPont and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

DowDuPont Inc. (See page 43)

DowDuPont Inc.

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

DowDuPont Inc. (f/k/a Diamond-Orion HoldCo, Inc.), which we refer to as DowDuPont, is a Delaware corporation that is jointly owned by Dow and DuPont and was formed on December 9, 2015 for the purpose of effecting the mergers. To date, DowDuPont has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. As of the completion of the mergers, Dow and DuPont will each become subsidiaries of DowDuPont and DowDuPont common stock will be listed on the NYSE under the symbol “DWDP”. The business of DowDuPont will be the combined businesses currently conducted by Dow and DuPont.

Diamond Merger Sub, Inc. (See page 43)

Diamond Merger Sub, Inc.

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

Diamond Merger Sub, Inc., which we refer to as Dow Merger Sub, is a Delaware corporation and wholly owned subsidiary of DowDuPont that was formed on December 9, 2015 for the purpose of effecting the mergers. To date, Dow Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, Dow Merger Sub will be merged with and into Dow, with Dow surviving the Dow merger as a subsidiary of DowDuPont.

Orion Merger Sub, Inc. (See page 44)

Orion Merger Sub, Inc.

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

Orion Merger Sub, Inc., which we refer to as DuPont Merger Sub, is a Delaware corporation and wholly owned subsidiary of DowDuPont that was formed on December 9, 2015 for the purpose of effecting the mergers. To date, DuPont Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, DuPont Merger Sub will be merged with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont.

The Mergers and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Dow and DuPont encourage you to read the entire merger agreement carefully because it is the principal document governing the mergers. For more information on the merger agreement, see the section entitled “—The Adoption of the Merger Agreement” beginning on page 57.

Effects of the Mergers (See page 57)

The organization of Dow, DuPont and DowDuPont before and after the mergers is illustrated on this page and the following page:

Prior to the Mergers

(1)	Includes former holders of Dow Series A preferred stock that will hold shares of DowDuPont Series A preferred stock that are convertible into shares of DowDuPont common stock.

(2)	Unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, holders of DuPont preferred stock will continue to own their shares of DuPont preferred stock, which will be unaffected by the DuPont merger.

Intended Business Separations (See page 58)

Dow and DuPont intend that, following the consummation of the mergers, the combined company will pursue, subject to the receipt of approval by the DowDuPont board and any required regulatory approvals, the separation of the combined company’s agriculture business, material science business and specialty products business through one or more tax-efficient transactions, resulting in three independent, publicly traded companies. For more information on the anticipated business mix of each independent company, see the section entitled “—The Adoption of the Merger Agreement—The Intended Business Separations” beginning on page 58.

As soon as reasonably practicable following the consummation of the mergers, the combined company will, subject to the DowDuPont board’s determination to abandon any or all of the separation transactions, organize and operate the agricultural business, the material science business and the specialty products business as distinct businesses of DowDuPont. At the effective time, the DowDuPont board will establish three advisory committees of the board to generally oversee the business and affairs of each of DowDuPont’s agriculture business, material science business and specialty products business in preparation for the intended business separations. The advisory committees will generally make certain determinations with respect to their respective businesses, including with respect to the scope, the capital structure and leadership team of such business, in each case subject to and in accordance with certain agreed upon principles as set forth in the DowDuPont bylaws. For a description of the advisory committees and the composition thereof, see “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers—Advisory Committees of DowDuPont Board of Directors” beginning on page 140.

The consummation of the mergers is not conditioned on the determination to proceed with the intended business separation transactions described herein and any such determination to proceed with any or all of the intended business separations will only be made after consummation of the mergers. The DowDuPont board may, at any time prior to the consummation of any of the intended business separations, determine to abandon any or all such transactions, and no assurance can be given that any such transactions will occur, either in the currently intended form described herein or at all. Dow stockholders and DuPont stockholders are being asked to vote to adopt the merger agreement with respect to the proposed mergers and are not being asked to vote on any intended business separation transaction. In the event that the DowDuPont board determines, following the completion of the mergers, to proceed with any of the intended business separation transactions, we currently anticipate that any such intended business separation transaction would be effectuated in the form of one or more pro-rata spin-off transactions, in which DowDuPont stockholders, at such time, would receive shares of capital stock in the resulting spin-off company or companies. Dow and DuPont currently anticipate that the intended business separation transactions will be consummated as soon as practicable following the consummation of the mergers, but consummation of the intended business separation transactions is not expected to exceed 18–24 months after the mergers. We do not currently expect that DowDuPont would seek the approval of its stockholders for any such intended transaction. For a further discussion of the risks related to the intended business separation transactions, see “Risk Factors—Risks Related to the Business of the Combined Company Upon Completion of the Mergers” beginning on page 36.

Merger Consideration (See page 153)

Dow Merger Consideration. Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of Dow common stock issued and outstanding immediately prior to the effective time (excluding any shares of Dow common stock that are held in treasury) will be converted into the right to receive one share of DowDuPont common stock for each share of Dow common stock.

DuPont Merger Consideration. Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of DuPont common stock issued and outstanding immediately prior to the effective time (excluding any shares of DuPont common stock that are held in treasury) will be converted into the right to receive 1.2820 shares of DowDuPont common stock for each share of DuPont common stock, with cash in lieu of any fractional shares of DowDuPont common stock.

The merger agreement does not contain any provision that would adjust the exchange ratio based on the fluctuations in the market value of either the Dow common stock or DuPont common stock. Because of this, the implied value of the merger consideration to the Dow stockholders and DuPont stockholders will fluctuate between now and the completion of the mergers.

On December 10, 2015, the last trading day prior to the public announcement of the proposed mergers, the closing price on the NYSE was $54.91 per share of Dow common stock and $74.55 per share of DuPont common stock. On May 10, 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price on the NYSE was $51.54 per share of Dow common stock and $64.99 per share of DuPont common stock. We urge you to obtain current market quotations before voting your shares.

Treatment of Dow Series A Preferred Stock (See page 149)

Under the merger agreement, each share of Dow Series A preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of DowDuPont Series A preferred stock. The DowDuPont Series A preferred stock will have the same rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences privileges and voting powers, and limitations and restrictions associated with the Dow Series A preferred stock on the date of the merger agreement.

Treatment of Dow Options and Other Equity-Based Awards (See page 147)

The merger agreement provides that, as of the effective time:

•	each vested and unvested option to purchase shares of Dow common stock that is outstanding immediately prior to the effective time will be automatically converted into an option to purchase a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such option immediately prior to the effective time, on the terms and conditions (including, if applicable, any continuing vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the effective time;

•	each unvested share of Dow deferred stock that is outstanding immediately prior to the effective time will automatically be converted into a share of DowDuPont deferred stock with respect to a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such Dow deferred stock immediately prior to the effective time, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time; and

•	each vested and unvested share of Dow common stock that is subject to specified performance targets that is outstanding immediately prior to the effective time, which we refer to as Dow performance deferred stock, will automatically be converted into a share of DowDuPont deferred stock with respect to a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such Dow performance deferred stock immediately prior to the effective time, on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time; provided that, each unvested share of Dow performance deferred stock outstanding immediately prior to the effective time will be converted into time-vested DowDuPont deferred stock awards vesting at the same times as the expiration of the applicable performance periods under the Dow performance deferred stock awards, with respect to a number of shares of DowDuPont deferred stock equal to the greater of (i) the applicable target level or (ii) the actual level of performance as of the effective time, in each case under the otherwise applicable terms of the awards.

If additional stock-based awards are granted prior to the completion of the mergers, then such Dow stock-based awards would be converted into the right to acquire or receive, as the case may be, the number of shares of DowDuPont common stock equal to the total number of shares of Dow common stock subject to such Dow stock-based award immediately prior to the effective time, and such Dow stock-based awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Dow equity incentive or other plan. Similarly, all Dow equity incentive or other plans (and awards thereunder) providing for cash payments measured by the value of shares of Dow common stock would be deemed to refer to the same number of shares of DowDuPont common stock, and such cash payments would otherwise be made on the terms and conditions applicable under the relevant Dow equity incentive or other plan.

In addition, under the Dow ESPP, the offering period (as defined in the Dow ESPP documents) that otherwise would be in effect immediately prior to the Dow merger will be shortened by setting a new exercise date (as defined in the Dow ESPP documents) that is at least 10 business days before the effective time, and any options outstanding under the Dow ESPP to purchase shares of Dow common stock will be exercised automatically on such date in accordance with the otherwise applicable terms of the Dow ESPP as in effect on the date of the merger agreement.

Treatment of DuPont Preferred Stock (See page 150)

Under the terms of the merger agreement, unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, each share of DuPont preferred stock issued and outstanding immediately prior to the effective time shall remain issued and outstanding, be unaffected by the DuPont merger and is expected to remain listed on the NYSE.

Treatment of DuPont Options and Other DuPont Equity-Based Awards (See page 148)

The merger agreement provides that, as of the effective time:

•	each DuPont stock option, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, (A) that number of shares of DowDuPont common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of DuPont common stock subject to such DuPont stock option immediately prior to the effective time by (II) the DuPont exchange ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of DuPont common stock at which such DuPont stock option was exercisable immediately prior to the effective time by (II) the DuPont exchange ratio;

•	each DuPont RSU award (whether vested or unvested) that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a DowDuPont RSU award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined by multiplying the number of shares of DuPont common stock subject to such DuPont RSU award immediately prior to the effective time by the DuPont exchange ratio; and

•

each DuPont PSU award (whether vested or unvested) that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a DowDuPont RSU award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined by multiplying the number (i) of shares of DuPont common stock subject to such DuPont PSU award immediately prior to the effective time by (ii) the DuPont exchange ratio, provided that, each unvested DuPont PSU award outstanding immediately prior to the effective time shall be converted into DowDuPont RSUs vesting at the same times as the expiration of the applicable performance periods under the DuPont PSU awards, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined based on the greater of (x) the applicable target level or (y) the actual level of performance as of the effective time, in each case, under the otherwise applicable terms of the DuPont PSU awards and multiplied by the DuPont exchange ratio.

Currently, there are no other stock-based awards outstanding and denominated in DuPont common stock (other than DuPont stock options, restricted stock units (“DuPont RSUs”) and performance-based restricted stock units (“DuPont PSUs”)). If additional stock-based awards are granted prior to the completion of the mergers, then such DuPont stock-based awards would be converted into the right to acquire or receive, as the case may be, the number of shares of DowDuPont common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the total number of shares of DuPont common stock subject to such DuPont award immediately prior to the effective time by (ii) the DuPont exchange ratio, and such DuPont awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant DuPont equity incentive or other plan. Similarly, all DuPont equity incentive or other plans (and awards thereunder) providing for cash payments measured by the value of shares of DuPont common stock would be deemed to refer to the number of shares of DowDuPont common stock equal to the product determined by multiplying such shares of DuPont common stock by the DuPont exchange ratio, and such cash payments would otherwise be made on the terms and conditions applicable under the relevant DuPont equity incentive or other plan.

U.S. Federal Income Tax Consequences of the Mergers (See page 143)

It is a condition to Dow’s obligation to complete the Dow merger that Dow receive an opinion from Weil, dated the date of the effective time, to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. It is a condition to DuPont’s obligation to complete the DuPont merger that DuPont receive an opinion from Skadden, dated the date of the effective time, to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. Based on the tax opinion representations and assumptions (as defined on page 144), in the opinion of Weil and Skadden, the Dow merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and the DuPont merger will qualify as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code.

Accordingly, a U.S. holder (as defined on page 143) of Dow common stock or DuPont common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Dow common stock or DuPont common stock for shares of DowDuPont common stock in the Dow merger or the DuPont merger, respectively, except with respect to cash received by DuPont stockholders in lieu of fractional shares. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Please carefully review the information set forth in the section entitled “—The Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Mergers” beginning on page 143 for a discussion of the U.S. federal income tax consequences of the mergers. Please consult your own tax advisors as to the specific tax consequences to you of the mergers.

Dow’s Reasons for the Mergers; Recommendation of the Dow Board (See page 77)

After careful consideration, the Dow board, on December 10, 2015, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the Dow merger, are advisable and fair to, and in the best interests of, Dow and its stockholders. For factors considered by the Dow board in reaching its decision to approve the merger agreement, see the section entitled “—The Adoption of the Merger Agreement—Dow’s Reasons for the Mergers; Recommendation of the Dow Board” beginning on page 77. The Dow board unanimously recommends that Dow stockholders vote “FOR” each of the Dow merger proposal, the Dow adjournment proposal and the Dow compensation proposal.

DuPont’s Reasons for the Mergers; Recommendation of the DuPont Board (See page 81)

After careful consideration, the DuPont board, on December 10, 2015, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby are advisable and fair to, and in the best interests of, DuPont and its stockholders. For factors considered by the DuPont board in reaching its decision to approve the merger agreement, see the section entitled “—The Adoption of the Merger Agreement—DuPont’s Reasons for the Mergers; Recommendation of the DuPont Board” beginning on page 81. The DuPont board unanimously recommends that the DuPont stockholders vote “FOR” each of the DuPont merger proposal, the DuPont adjournment proposal and the DuPont compensation proposal.

Opinions of Dow’s Financial Advisors (See page 93)

Dow engaged M. Klein, Lazard and Morgan Stanley as financial advisors in connection with Dow’s consideration of the proposed mergers. As part of their engagements, each of Lazard and Morgan Stanley rendered to the Dow board at its meeting on December 10, 2015, its oral opinion, subsequently confirmed by delivery by each of Lazard and Morgan Stanley of a written opinion dated December 10, 2015, that, as of such date, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in their respective written opinions, the Dow exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dow common stock (other than DuPont and its affiliates).

At the time of the Dow board meeting on December 10, 2015, Dow and DuPont had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of each of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count of each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. While the precise DuPont exchange ratio resulting from the calculation of such midpoint had not yet been determined at the time of such December 10, 2015 meeting of the Dow board, each of Lazard and Morgan Stanley, in rendering its respective oral opinion to the Dow board, informed the Dow board that, based on the capitalization numbers furnished to it by members of Dow management and DuPont management, respectively, such final calculation of the DuPont exchange ratio would not exceed 1.290 and that its respective fairness opinion was applicable so long as the final DuPont exchange ratio was not greater than 1.290. The final DuPont exchange ratio of 1.2820, ultimately derived from the foregoing calculation and agreed to by Dow and DuPont later on December 10, 2015, was included in each of

Lazard’s and Morgan Stanley’s written fairness opinion dated December 10, 2015 that was subsequently delivered to the Dow board and that are included in this joint proxy statement/prospectus as Annex B and Annex C, respectively.

The full text of the written opinions of Lazard and Morgan Stanley, both dated December 10, 2015, which set forth the assumptions made, factors considered, procedures followed and qualifications and limitations on the review undertaken in connection with each opinion, are included in this joint proxy statement/prospectus as Annex B and Annex C, respectively. The summary of the opinions of Lazard and Morgan Stanley set forth in this joint proxy statement/prospectus are qualified in their entirety by reference to the full texts of such opinions, and Dow stockholders are urged to read the opinions in their entirety. Lazard and Morgan Stanley provided their respective opinions for the benefit and information of the Dow board (in its capacity as such) for purposes of its evaluation of the mergers. Neither Lazard’s opinion nor Morgan Stanley’s opinion constitutes a recommendation to any holder of Dow common stock (or DuPont common stock) as to how any such stockholder should vote or act with respect to the mergers or any matter relating thereto. In addition, neither Lazard nor Morgan Stanley was requested to opine as to, and neither opinion in any manner addresses, Dow’s underlying decision to engage in the mergers. In addition, M. Klein assisted in the preparation of the financial analyses, but did not render a fairness opinion as to any matter or present any separate financial analyses.

For further information, see the section of this joint proxy statement/prospectus entitled “—The Adoption of the Merger Agreement—Opinions of Dow’s Financial Advisors” beginning on page 93 of this joint proxy statement/prospectus and Annexes B and C.

Opinions of DuPont’s Financial Advisors (See page 110)

In connection with the mergers, the DuPont board received separate opinions, each dated December 11, 2015, from Goldman Sachs and Evercore, which we refer to as the DuPont financial advisors.

Goldman, Sachs & Co.

DuPont has retained Goldman Sachs as one of its financial advisors in connection with the mergers. As discussed in the following paragraph, on December 10, 2015, Goldman Sachs delivered to the DuPont board its oral opinion, confirmed by its delivery of a written opinion dated December 11, 2015, that, as of such date, based upon and subject to the factors and assumptions set forth therein and taking into account the Dow merger, the DuPont exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock.

As discussed in the section entitled “—The Adoption of the Merger Agreement—Background of the Mergers,” at the time of the DuPont board meeting on December 10, 2015, Dow and DuPont had not yet agreed on the DuPont exchange ratio but had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count for each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. In delivering its oral opinion to the DuPont board at the December 10, 2015 meeting, Goldman Sachs informed the DuPont board that its oral opinion assumed that the DuPont exchange ratio would be within a range of 1.274 to 1.297. The final DuPont exchange ratio of 1.2820 ultimately agreed to by DuPont and Dow after the completion of the December 10, 2015 meeting of the DuPont board was included in Goldman Sachs’ written opinion dated December 11, 2015, which was subsequently delivered to the DuPont board and is included in this joint proxy statement/prospectus as Annex D.

The full text of the written opinion of Goldman Sachs, dated December 11, 2015, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of the Goldman Sachs opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of such opinion. Goldman Sachs provided its opinion for the information and assistance of the DuPont board in connection with its consideration of the merger agreement and the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of DuPont common stock should vote with respect to the DuPont merger proposal or any other matter. We encourage you to read Goldman Sachs’ opinion carefully and in its entirety.

Evercore

DuPont has retained Evercore to act as one of its financial advisors in connection with the mergers. As discussed in the following paragraph, on December 10, 2015, Evercore delivered to the DuPont board its oral opinion, confirmed by its delivery of a written opinion dated December 11, 2015, that, as of the applicable date thereof and taking into account the Dow merger, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the DuPont exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock.

As discussed in the section entitled “—The Adoption of the Merger Agreement—Background of the Mergers,” at the time of the DuPont board meeting on December 10, 2015, Dow and DuPont had not yet agreed on the DuPont exchange ratio but had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count for each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. In delivering its oral opinion to the DuPont board at the December 10, 2015 meeting, Evercore informed the DuPont board that its oral opinion assumed that the DuPont exchange ratio would be within a range of 1.275 to 1.3000. The final DuPont exchange ratio of 1.2820 ultimately agreed to by DuPont and Dow after the completion of the December 10, 2015 meeting of the DuPont board was included in Evercore’s written opinion dated December 11, 2015, which was subsequently delivered to the DuPont board and is included in this joint proxy statement/prospectus as Annex E.

The full text of Evercore’s written opinion, dated December 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The description of Evercore’s written opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of such opinion. Evercore’s opinion does not constitute a recommendation to the DuPont board or to any other persons in respect of the mergers, including as to how any holder of DuPont common stock should vote or act with respect to the DuPont merger proposal or any other matter.

Evercore’s opinion was provided for the information and benefit of the DuPont board and was delivered to the DuPont board in connection with its evaluation of whether the DuPont exchange ratio pursuant to the merger agreement, taking into account the Dow merger, is fair from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock, and did not address any other aspects or implications of the mergers. Evercore’s opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might be available to DuPont, nor did it address the underlying business decision of DuPont to engage in the mergers.

We encourage you to read Evercore’s opinion carefully and in its entirety.

For further information, see the section of this joint proxy statement/prospectus entitled “—The Adoption of the Merger Agreement—Opinions of DuPont’s Financial Advisors” beginning on page 110 of this joint proxy statement/prospectus and Annexes D and E.

Interests of Dow Directors and Executive Officers in the Mergers (See page 128)

In considering the recommendation of the Dow board that you vote to approve the Dow merger proposal, you should be aware that Dow’s directors and executive officers have certain financial interests in the mergers that may be different from, or in addition to, those of Dow stockholders generally. The Dow board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to you that you vote to approve the adoption of the merger agreement. See “—The Adoption of the Merger Agreement—Interests of Dow Directors and Executive Officers in the Mergers” beginning on page 128.

Interests of DuPont Directors and Executive Officers in the Mergers (See page 133)

In considering the recommendation of the DuPont board that you vote to approve the DuPont merger proposal, you should be aware that DuPont’s directors and executive officers have certain financial interests in the mergers that may be different from, or in addition to, those of DuPont stockholders generally. The DuPont board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to you that you vote to approve the adoption of the merger agreement. See “—The Adoption of the Merger Agreement—Interests of DuPont Directors and Executive Officers in the Mergers” beginning on page 133.

Certain Governance Matters Following the Mergers (See page 139)

Under the terms of the merger agreement and the DowDuPont bylaws, Andrew N. Liveris will serve as the Executive Chairman of DowDuPont and Edward D. Breen will serve as the Chief Executive Officer of DowDuPont; provided, that in the event either of Mr. Liveris or Mr. Breen is unable or unwilling to serve in such capacity as a result of illness, death, resignation or any other reason, the continuing Dow directors (as defined below) will designate a replacement for Mr. Liveris and the continuing DuPont directors (as defined below) will designate a replacement for Mr. Breen.

Under the terms of the merger agreement, at the effective time, the DowDuPont board will consist of 16 directors, (i) eight of whom will be persons designated by Dow from the directors of Dow serving prior to the effective time (whom we refer to collectively as the continuing Dow directors), one of whom will be Mr. Liveris and one of whom will be the independent lead director of Dow and (ii) eight of whom will be persons designated by DuPont from the directors of DuPont serving prior to the effective time (whom we refer to collectively as the continuing DuPont directors), one of whom will be Mr. Breen and one of whom will be the independent lead director of DuPont. The independent lead directors of each of Dow and DuPont will serve as co-lead directors of the DowDuPont board.

At the effective time, the DowDuPont board will establish three committees of the board (the “advisory committees”) to generally oversee the business and affairs of each of DowDuPont’s agriculture business, material science business and specialty products business in preparation for the intended business separations. The advisory committee overseeing the agriculture business of DowDuPont will be comprised of (i) members of the DowDuPont board who were designated by the DuPont board, (ii) the Executive Chairman of DowDuPont, (iii) the Chief Executive Officer of DowDuPont, and (iv) former members of the DuPont board who are not members of the DowDuPont board and who will serve in an ex officio capacity by virtue of their prior service on the DuPont board. The advisory committee overseeing the material science business of DowDuPont will be comprised of (i) members of the DowDuPont board who were designated by the Dow board, (ii) the Executive Chairman of DowDuPont, (iii) the Chief Executive Officer of DowDuPont, and (iv) former members of the Dow board who are not members of the DowDuPont board and who will serve in an ex officio capacity by virtue of their prior service on the Dow board. The advisory committee overseeing the specialty products business will be comprised of (i) the Executive Chairman of DowDuPont, (ii) the Chief Executive Officer of DowDuPont, and (iii) members of the DowDuPont board as may be agreed on by the Executive Chairman and the Chief Executive Officer of DowDuPont.

Regulatory Approvals Required to Complete the Mergers (See page 145)

United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), which we refer to as the HSR Act, the mergers cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and specified waiting period requirements have been satisfied. On January 27, 2016, each of Dow and DuPont filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On February 26, 2016, each of Dow and DuPont received a request for additional information and documentary materials from the Antitrust Division regarding the mergers, thereby extending the waiting period until 11:59 p.m. (Eastern Time in the U.S.) on the 30th day after certification of substantial compliance by the parties with such request, unless the waiting period is shortened by the Antitrust Division. A request for additional information and documentary materials was anticipated by the parties at the time of signing of the merger agreement. The parties intend to respond promptly to such request and will continue to work cooperatively with the Antitrust Division in connection with this review. The Antitrust Division may also request that the parties agree not to consummate the mergers for some period of time after the expiration or termination of the relevant HSR Act waiting period.

Other Regulatory Clearances. Dow and DuPont derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required or advisable, including clearance by the European Commission and in Brazil and China. The mergers cannot be consummated until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the countries listed above where merger control filings or approvals are or may be required. Dow and DuPont are in the process of preparing and filing notices and applications to satisfy the filing requirements and to obtain the necessary regulatory clearances.

Dow and DuPont have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act and other applicable state or foreign antitrust laws, to complete and effect the mergers as soon as possible following the date of the merger agreement.

Completion of the Mergers (See page 163)

We are currently targeting completion of the mergers during the second half of 2016, subject to the receipt of required stockholder approvals and regulatory approval and clearances and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of Dow or DuPont could result in the mergers being completed at a later time or not at all.

Conditions to Completion of the Mergers (See page 165)

The obligations of each of Dow and DuPont to effect the mergers are subject to the satisfaction or waiver of the following conditions:

•	the approval by Dow stockholders of the Dow merger proposal;

•	the approval by DuPont stockholders of the DuPont merger proposal;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	(i) approval from the European Commission, (ii) approval by the Chinese Ministry of Commerce and (iii) approval from Brazil’s Council for Economic Defence;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity in the United States, European Union, China, Brazil, Canada or other jurisdiction as mutually agreed by Dow and DuPont, that prevents the consummation of the Dow merger or the DuPont merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of a stop order or proceedings seeking a stop order;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the DowDuPont common stock issuable to the holders of Dow common stock and DuPont common stock in connection with the mergers;

•	Dow and DuPont having reasonably determined that each of the Dow merger and DuPont merger and the related transactions does not constitute an acquisition of a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in Dow or DuPont, as determined under the principles of Section 355(e) of the Code and the Treasury regulations promulgated thereunder;

•	the representation and warranty of the other party relating to the absence of a material adverse effect since September 30, 2015 being true and correct as of the closing date;

•	certain representations and warranties of the other party relating to organization, standing, corporate power, authority, capital structure and inapplicability of state antitakeover statutes being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

•	each other representation and warranty of the other party (without giving effect to any limitation as to materiality, material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the closing date (except to the extent such representations and warranties relate to a specific date or as of the date of the original merger agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the conditions in the four preceding bullet points have been satisfied;

•	with respect to Dow, Dow’s receipt of an opinion from Weil to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the

Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code; and

•	with respect to DuPont, DuPont’s receipt of an opinion from Skadden to the effect that the DuPont merger and the Dow merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code.

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

No Solicitation of Alternative Proposals (See page 160)

Dow and DuPont have each agreed not to, and not to authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any alternative transaction (as defined on page 160) or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, except to notify such person or group of persons as to the existence of the provisions of the merger agreement summarized in this section.

Notwithstanding these restrictions, the merger agreement provides that, if at any time prior to obtaining approval of its stockholders, Dow or DuPont receives a proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to result in a superior proposal (as defined on page 161) and which did not result from a material breach of the non-solicitation obligations set forth in the merger agreement, then Dow or DuPont, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between Dow and DuPont (provided that (x) such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrently with the time it is provided to such person and (y) such confidentiality agreement need not contain any “standstill” term) and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives and financing sources.

Dow and DuPont have each also agreed to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to an alternative transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal; (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis; and (iii) provide the other party, as soon as reasonably practicable, copies of all correspondence and other written materials exchanged with the person making the proposal that describes in any material respect any of the material terms or conditions of any such request or proposal.

Changes in Board Recommendations (See page 161)

Dow and DuPont have agreed under the merger agreement to, through their respective boards of directors, recommend to their stockholders the Dow merger proposal and the DuPont merger proposal, respectively, and to include such recommendations in this joint proxy statement/ prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the Dow board nor the DuPont board will (i) effect a board recommendation change (as defined on page 161), (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction or (iii) enter into, or cause any of its controlled affiliates to enter into, any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction, or requiring, or reasonably likely to cause, it to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the mergers or any of the other transactions contemplated by the merger agreement (other than a confidentiality agreement otherwise permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant stockholder approval, the Dow board or the DuPont board, as applicable, may, if it determines in good faith, after it has received a superior proposal (as defined on page 161) (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change. However, such board of directors may not take any such action unless it has given the other party at least four business days written notice specifying the material terms and conditions of such proposal, identifying the person making such proposal and stating that it intends to take such action, or in the event of a subsequent modification to the material terms and conditions of such superior proposal, at least two business days written notice advising such other party of the modification to such terms and conditions; provided that during such four or two business day notice period, as applicable, such party engages (to the extent requested by the other party) in good faith negotiations with the other party to amend the merger agreement in such a manner that the proposal to enter into an alternative transaction no longer constitutes a superior proposal.

In addition, at any time prior to obtaining the relevant stockholder approval, the Dow board or the DuPont board, as applicable, may, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change in response to any material event or change in circumstance that arises or occurs after the date of the merger agreement that, prior to the date of the merger agreement, was neither known nor reasonably foreseeable by the board of such party, which we refer to as an intervening event (provided that in no event shall (i) the receipt, existence or terms of an alternative transaction or any matter relating thereto or consequence thereof constitute an intervening event and (ii) any event or events that has or have an adverse effect on the business, properties, financial condition or results of operations of the other party and its subsidiaries, taken as a whole, constitute an intervening event unless such event has or would reasonably be expected to have a material adverse effect). However, such board of directors may not take any such action unless it has given the other party at least four business days written notice advising the other party of all material information with respect to any such intervening event and stating that it intends to make a board recommendation change and providing its rationale therefor.

Termination of the Merger Agreement (See page 166)

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of requisite stockholder approval, under the following circumstances:

•	by mutual written consent of Dow and DuPont; or

•	by either Dow or DuPont:

•

if the mergers are not consummated by March 15, 2017, which we refer to as the outside date (except that if the closing shall not have occurred by such date and all conditions have been satisfied or waived (other than the antitrust conditions and those that by their terms are to be fulfilled at closing) then either Dow or DuPont may elect to extend such date to June 15, 2017); provided that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the mergers to be consummated by such time;

•	if the approval of the DuPont merger proposal has not been obtained by reason of the failure to obtain the required vote at a duly convened DuPont stockholders meeting or any adjournment or postponement thereof;

•	if the approval of the Dow merger proposal has not been obtained by reason of the failure to obtain the required vote at a duly convened Dow stockholders meeting or any adjournment or postponement thereof;

•	if any legal restraint is in effect in the United States, European Union, China, Brazil, Canada or other jurisdiction as mutually agreed by Dow and DuPont, preventing the consummation of the mergers, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the mergers pursuant to the terms of the merger agreement has denied approval of the Dow merger or the DuPont merger and such denial has become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this provision must have used reasonable best efforts to prevent the entry of and to remove such legal restraint or to obtain such regulatory approval, as the case may be; or

•	if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the mergers and (ii) is incapable of being cured by such party or is not cured within 30 days after receiving written notice; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

In addition, the merger agreement may be terminated by Dow or DuPont, at any time prior to the other party’s special meeting, if a triggering event (as defined on page 167) shall have occurred.

Expenses and Termination Fees Relating to the Mergers (See page 168)

Generally, each party is required to pay all fees and expenses incurred by it in connection with the mergers and the other transactions and agreements contemplated by the merger agreement. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Dow may be obligated to pay DuPont, or DuPont may be obligated to pay Dow, a termination fee of $1.9 billion. See the section entitled “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees” beginning on page 168 for a more complete discussion of the circumstances under which termination fees will be required to be paid.

Accounting Treatment (See page 145)

The mergers will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which we refer to as ASC 805. Generally accepted accounting principles in the United States, which we refer to as U.S. GAAP, require that one of the two companies in the mergers be designated as the acquirer for accounting purposes based on the evidence available. Dow will be treated as the acquiring entity for accounting purposes. In identifying Dow as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Dow is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

No Appraisal Rights Available (See page 152)

Under the DGCL, Dow stockholders and DuPont stockholders are not entitled to appraisal rights in connection with the Dow merger and DuPont merger, respectively.

Listing of DowDuPont Common Stock; De-listing and Deregistration of Dow Common Stock and DuPont Common Stock (See page 152)

It is a condition to the completion of the mergers that the DowDuPont common stock to be issued to Dow stockholders and DuPont stockholders in connection with the mergers be approved for listing on the NYSE, subject to official notice of issuance. When the mergers are completed, each of the Dow common stock and DuPont common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.

Comparison of Stockholder Rights (See page 196)

Upon completion of the mergers, Dow stockholders and DuPont stockholders will become stockholders of DowDuPont and their rights will be governed by Delaware law and the governing corporate documents of DowDuPont in effect at the effective time, the forms of which are attached as Annex F and Annex G hereto. Dow stockholders and DuPont stockholders will have different rights once they become DowDuPont stockholders due to differences between the governing corporate documents of each of the entities. These differences are described in detail in the section entitled “Comparison of Rights of DowDuPont Stockholders, Dow Stockholders and DuPont Stockholders” beginning on page 196.

The Special Meetings

The Dow Special Meeting (See page 45)

Date, Time and Place: The Dow special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose: At the Dow special meeting, Dow stockholders will be asked:

•	to consider and vote on the Dow merger proposal;

•	to consider and vote on the Dow adjournment proposal; and

•	to consider and vote on the Dow compensation proposal.

Record Date; Voting Rights:

Only holders of record of Dow common stock at the close of business on [●], 2016, the record date for voting at the Dow special meeting, which we refer to as the Dow record date, are entitled to vote at the Dow special meeting. On the Dow record date, [●] shares of Dow common stock were outstanding.

Vote Required. The votes required for each proposal are as follows:

Proposal 1: Approval of this proposal requires the affirmative vote of a majority of all outstanding shares of Dow common stock entitled to vote on the Dow merger proposal.

Proposal 2: Approval of this proposal requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the matter.

Proposal 3: Approval of this proposal requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the matter.

Under the NYSE rules, if you hold your shares of Dow common stock in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the Dow special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 at the Dow special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the Dow special meeting are routine matters for which brokers may have discretionary authority to vote, Dow does not expect any broker non-votes at the Dow special meeting.

As of the close of business on the Dow record date, approximately [●]% of the outstanding shares of Dow common stock were held by Dow’s directors and executive officers and their affiliates. We currently expect that Dow’s directors and executive officers will vote their Dow shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the mergers is conditioned on approval of the Dow merger proposal.

The DuPont Special Meeting (See page 51)

Date, Time and Place: The DuPont special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose: At the DuPont special meeting, DuPont stockholders will be asked:

•	to consider and vote on the DuPont merger proposal;

•	to consider and vote on the DuPont adjournment proposal; and

•	to consider and vote on the DuPont compensation proposal.

Record Date; Voting Rights:

Only holders of record of DuPont common stock at the close of business on [●], 2016, the record date for voting at the DuPont special meeting, which we refer to as the DuPont record date, are entitled to vote at the DuPont special meeting. On the DuPont record date, [●] shares of DuPont common stock were outstanding.

You may cast one vote for each share of DuPont common stock that you owned as of the close of business on the DuPont record date.

Vote Required. The votes required for each proposal are as follows:

Proposal 1: The votes cast “FOR” this proposal must represent a majority of all outstanding shares of DuPont common stock entitled to vote.

Proposal 2: The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” to approve the vote on the DuPont adjournment proposal.

Proposal 3: The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” to approve the non-binding advisory vote on the DuPont compensation proposal.

Under the NYSE rules, if you hold your shares of DuPont common stock in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the DuPont special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 at the DuPont special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the DuPont special meeting are routine matters for which brokers may have discretionary authority to vote, DuPont does not expect any broker non-votes at the DuPont special meeting.

As of the close of business on the DuPont record date, less than [●]% of the outstanding shares of DuPont common stock were held by DuPont’s directors and executive officers and their affiliates. We currently expect that DuPont’s directors and executive officers will vote their DuPont shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the mergers is conditioned on approval of the DuPont merger proposal.

Selected Historical Financial Data of Dow

The following table sets forth selected historical consolidated financial information for Dow. The historical consolidated financial information for each of the years in the three-year period ended December 31, 2015 and the selected historical consolidated balance sheet data as of December 31, 2015 and December 31, 2014 have been derived from the audited consolidated financial statements of Dow as of and for the fiscal year ended December 31, 2015, contained in its annual report on Form 10-K filed with the SEC on February 12, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial information for each of the years ended December 31, 2012 and December 31, 2011 and the selected historical balance sheet data as of December 31, 2013, December 31, 2012, and December 31, 2011 have been derived from Dow’s audited consolidated financial statements as of and for such years contained in Dow’s other reports filed with the SEC, which are not incorporated by reference into this joint proxy statement/prospectus. The historical consolidated financial information for each of the three months ended March 31, 2016 and March 31, 2015 and the selected historical consolidated balance sheet data as of March 31, 2016 have been derived from the unaudited consolidated financial statements of Dow as of and for the three months ended March 31, 2016, contained in its Quarterly Report on Form 10-Q filed with the SEC on April 29, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical balance sheet data as of March 31, 2015 has been derived from Dow’s unaudited consolidated financial statements contained in Dow’s other reports filed with the SEC, which are not incorporated by reference into this joint proxy statement/prospectus. The following information should be read together with Dow’s consolidated financial statements and the notes related to those financial statements. See “Where You Can Find More Information” beginning on page 217. Dow’s historical consolidated financial information may not be indicative of the future performance of Dow or the combined company.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(In millions, except as noted)
Summary of Operations
Net sales	$10,703	$12,370	$48,778	$58,167	$57,080	$56,786	$59,985
Net income	$275	$1,519	$7,783	$3,839	$4,816	$1,100	$2,784
Per share of common stock (in dollars):
Net income per share—basic	$0.15	$1.22	$6.45	$2.91	$3.72	$0.71	$2.06
Net income per share—diluted	$0.15	$1.18	$6.15	$2.87	$3.68	$0.70	$2.05
Cash dividends declared per share of common stock	$0.46	$0.42	$1.72	$1.53	$1.28	$1.21	$0.90
Book value per share of common stock	$23.13	$19.59	$23.06	$19.71	$22.59	$17.73	$19.28
Balance Sheet Data
Total assets(1)	$68,440	$67,789	$67,938	$68,639	$69,402	$69,492	$69,119
Long-term debt	$16,229	$17,867	$16,215	$18,741	$16,732	$19,819	$18,219
Financial Ratios
Research and development expenses as percent of net sales	3.4%	3.1%	3.3%	2.8%	3.1%	3.0%	2.7%
Income before income taxes as percent of net sales	1.5%	17.8%	20.4%	9.1%	11.9%	2.9%	6.0%
Return on stockholders’ equity	3.1%	30.6%	34.4%	18.6%	19.4%	5.0%	13.1%
Debt as a percent of total capitalization	39.1%	45.7%	39.7%	45.5%	38.9%	48.7%	47.8%

[1]	December 31, 2015 and 2014 have been retrospectively updated to reflect the adoption of Accounting Standards Update 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.”

Selected Historical Financial Data of DuPont

The following table sets forth selected historical consolidated financial information for DuPont. The historical consolidated financial information for each of the years in the three-year period ended December 31, 2015 and the selected historical consolidated balance sheet data as of December 31, 2015 and December 31, 2014 have been derived from the audited consolidated financial statements of DuPont as of and for the fiscal year ended December 31, 2015, contained in its annual report on Form 10-K filed with the SEC on February 4, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial information for each of the years ended December 31, 2012 and December 31, 2011 and the selected historical balance sheet data as of December 31, 2013, December 31, 2012, and December 31, 2011 have been derived from DuPont’s audited consolidated financial statements as of and for such years contained in DuPont’s other reports filed with the SEC, as adjusted as described herein, which are not incorporated by reference into this joint proxy statement/prospectus. The historical consolidated financial information for each of the three months ended March 31, 2016 and March 31, 2015 and the selected historical consolidated balance sheet data as of March 31, 2016 have been derived from the unaudited consolidated financial statements of DuPont as of and for the three months ended March 31, 2016, contained in its Quarterly Report on Form 10-Q filed with the SEC on April 26, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical balance sheet data as of March 31, 2015 has been derived from DuPont’s unaudited consolidated financial statements contained in DuPont’s other reports filed with the SEC, which are not incorporated by reference into this joint proxy statement/prospectus. The following information should be read together with DuPont’s consolidated financial statements and the notes related to those financial statements. See “Where You Can Find More Information” beginning on page 217. DuPont’s historical consolidated financial information may not be indicative of the future performance of DuPont or the combined company.

On July 1, 2015, DuPont completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of The Chemours Company, which we refer to as Chemours. In accordance with U.S. GAAP, the financial position and results of operations of the Performance Chemicals segment are presented as discontinued operations and, as such, have been excluded for all periods presented in the table below.

In February 2013, DuPont sold its Performance Coatings business. In accordance with U.S. GAAP, the results of Performance Coatings are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In millions, except per share amounts)
Summary of Operations[1]
Net sales	$7,405	$7,837	$25,130	$28,406	$28,998	$27,610	$25,883
Employee separation / asset related charges, net	$77	$38	$810	$476	$112	$457	$53
Income from continuing operations before income taxes	$1,635	$1,551	$2,591	$4,313	$2,566	$1,290	$1,715
Provision for income taxes on continuing operations	$406	$530	$696	$1,168	$360	$122	$59
Net income attributable to DuPont	$1,226	$1,031	$1,953	$3,625	$4,848	$2,755	$3,559
Basic earnings per share of common stock from continuing operations	$1.40	$1.12	$2.10	$3.42	$2.36	$1.21	$1.73
Diluted earnings per share of common stock from continuing operations	$1.39	$1.11	$2.09	$3.39	$2.34	$1.20	$1.71
Financial Position
Working Capital[2]	$8,910	$7,442	$7,071	$8,220	$10,055	$6,866	$6,153
Total assets[3]	$41,801	$46,525	$41,166	$50,490	$52,142	$50,339	$49,062
Borrowing and capital lease obligations
Short-term	$1,625	$1,621	$1,165	$1,422	$1,721	$1,275	$817
Long-term	$8,126	$8,727	$7,642	$9,233	$10,699	$10,429	$11,691
Total equity	$10,598	$12,862	$10,200	$13,378	$16,286	$10,299	$9,208

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In millions, except per share amounts)
General
For the period
Purchases of property, plant & equipment and investments in affiliates[4]	$358	$610	$1,705	$2,062	$1,940	$1,890	$1,910
Depreciation[1]	$238	$244	$978	$1,006	$1,027	$1,065	$941
Research and development expense[1]	$418	$479	$1,898	$1,958	$2,037	$2,001	$1,843
Weighted-average number of common shares outstanding (millions)
Basic	874	907	894	915	926	933	928
Diluted	877	914	900	922	933	942	941
Dividends per common share	$0.38	$0.47	$1.72	$1.84	$1.78	$1.70	$1.64
At period-end
Employees (thousands)[1]	50	54	52	54	55	61	61
Closing stock price	$63.32	$71.47	$66.60	$73.94	$64.97	$44.98	$45.78
Common stockholders of record (thousands)	62	65	63	66	70	74	78

[1]	Information has been restated to reflect the impact of discontinued operations, as applicable.
[2]	Working capital has been restated to exclude the assets and liabilities related to the Performance Chemicals segment. At December 31, 2012, working capital included approximately $2 billion of net assets related to the Performance Coatings business, of which approximately $1.3 billion was previously considered to be noncurrent and was classified as held for sale as of December 31, 2012. Working capital at December 31, 2013 includes cash received from the sale of the Performance Coatings business.
In November 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes. DuPont has adopted this guidance effective January 1, 2016 on a retrospective basis. As a result of the adoption, prior periods have been restated to reflect the reclassification of deferred taxes from current to noncurrent assets and liabilities.
[3]	Total assets include assets of discontinued operations.
[4]	Includes purchases of property, plant & equipment related to discontinued operations.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table shows summary unaudited pro forma condensed combined financial information, which we refer to as the summary pro forma financial information, about the financial condition and results of operations of DowDuPont, after giving effect to the mergers, which were prepared using the acquisition method of accounting with Dow designated as the accounting acquirer of DuPont. See “—The Adoption of the Merger Agreement—Accounting Treatment” beginning on page 145 and see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174 for more information.

The summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the summary pro forma financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. The summary pro forma financial information does not include estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the mergers, or impacts of merger related change in control provisions that are currently not factually supportable and/or probable of occurring.

The summary pro forma financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both Dow and DuPont, as filed with their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2016, which are incorporated by reference in this joint proxy statement/prospectus, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217 and see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174.

In millions, except per share amounts	As of or for the Three Months Ended March 31, 2016 (Unaudited)	For the Year Ended December 31, 2015 (Unaudited)
Pro Forma Condensed Combined Statement of Income Data
Net sales	$18,102	$73,836
Net income from continuing operations	$1,399	$9,040
Net income available for DowDuPont common stockholders	$1,285	$8,586
Earnings per common share—diluted	$0.57	$3.76
Earnings per common share—basic	$0.57	$3.80
Pro Forma Condensed Combined Balance Sheet Data
Total assets	$163,730
Total liabilities	$79,475
Total equity	$84,255

Equivalent and Comparative Per Share Information

The following table sets forth selected per share information for Dow common stock on a historical basis for the year ended December 31, 2015 and three months ended March 31, 2016, selected per share information for DuPont common stock on a historical basis for the year ended December 31, 2015 and three months ended March 31, 2016, selected per share information for DowDuPont common stock on a pro forma combined basis for the year ended December 31, 2015 and three months ended March 31, 2016, and selected per share information for DuPont common stock on a pro forma equivalent basis for the year ended December 31, 2015 and three months ended March 31, 2016. The per share information reflects the Dow common stock and DuPont common stock issued and outstanding (excluding any shares that are held in treasury). The historical information of each of Dow and DuPont as of and for the year ended December 31, 2015 is audited and the historical book value per share information as of December 31, 2015 was derived from those audited historical financial statements. The historical information of each of Dow and DuPont as of and for the three months ended March 31, 2016 is unaudited and the historical book value per share information as of March 31, 2016 is derived from those unaudited historical financial statements. Other information in the table is unaudited.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of Dow and DuPont contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2016, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

DowDuPont’s pro forma combined earnings per share was calculated in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174. DuPont’s pro forma equivalent per share amounts were calculated by multiplying DowDuPont pro forma combined per share amounts by the DuPont exchange ratio.

	As of or for the Three Months Ended March 31, 2016	As of or for the Year Ended December 31, 2015
Dow—Historical:
Book value per share	$23.13	$23.06
Cash dividends per share	$0.46	$1.72
Earnings per common share—diluted	$0.15	$6.15
Earnings per common share—basic	$0.15	$6.45

DuPont—Historical:
Book value per share	$11.62	$11.20
Cash dividends per share	$0.38	$1.72
Diluted earnings per share attributable to DuPont stockholders from continuing operations	$1.39	$2.09
Basic earnings per share attributable to DuPont stockholders from continuing operations	$1.40	$2.10

DowDuPont Pro Forma—Combined:
Book value per share	$35.15	N/A
Cash dividends per share(1)	N/A	N/A
Earnings per common share—diluted	$0.57	$3.76
Earnings per common share—basic	$0.57	$3.80

DuPont Pro Forma—Equivalent:
Book value per share	$45.06	N/A
Cash dividends per share(1)	N/A	N/A
Diluted earnings per share attributable to DuPont stockholders from continuing operations	$0.73	$4.82
Basic earnings per share attributable to DuPont stockholders from continuing operations	$0.73	$4.87

(1)	Pro forma combined cash dividends per share is not presented as the dividend policy for the combined company will be determined by the DowDuPont board following completion of the mergers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed mergers, the proposed transactions following the mergers, and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed mergers or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed mergers on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the mergers, (ii) the ability of Dow and DuPont to integrate their businesses successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separation, including anticipated timing, and any changes to the configuration of businesses included in the potential separation, if implemented, (iii) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (iv) potential litigation relating to the proposed mergers that could be instituted against Dow, DuPont or their respective directors, (v) the risk that disruptions from the proposed mergers will harm Dow’s or DuPont’s business, including current plans and operations, (vi) the ability of Dow or DuPont to retain and hire key personnel, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the mergers, (viii) uncertainty as to the long-term value of DowDuPont common stock, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments, (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the mergers that could affect Dow’s and/or DuPont’s financial performance, (xii) certain restrictions during the pendency of the mergers that may impact Dow’s or DuPont’s ability to pursue certain business opportunities or strategic transactions and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. Unlisted risks and uncertainties may present significant additional obstacles to the realization of forward-looking statements. Such risks and other factors that may impact management’s assumptions are more particularly described in Dow’s and DuPont’s filings with the SEC, including under the caption “—Cautionary Statements About Forward-Looking Statements” with respect to DuPont, “Forward-Looking Statements” with respect to Dow, and “Risk Factors” in Dow’s and DuPont’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Dow’s and DuPont’s respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2016. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. The information contained herein speaks as of the date hereof and neither Dow nor DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27, you should carefully consider the following risks before deciding whether to vote for the Dow merger proposal and the Dow compensation proposal, in the case of Dow stockholders, or for the DuPont merger proposal and the DuPont compensation proposal, in the case of DuPont stockholders. In addition, you should read and consider the risks associated with each of the businesses of Dow and DuPont because these risks will also affect DowDuPont after the consummation of the mergers. Descriptions of some of these risks can be found in Dow’s and DuPont’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, each of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 217.

Risks Related to the Mergers

DuPont Stockholders and Dow Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

DuPont stockholders and Dow stockholders will receive a fixed number of shares of DowDuPont common stock in the DuPont merger and the Dow merger, respectively, rather than a number of shares of DowDuPont common stock with a particular fixed market value. The market values of DuPont common stock and Dow common stock at the effective time may vary significantly from their prices on the date prior to the date of the first public reports regarding negotiations relating to the mergers, the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which DuPont stockholders and Dow stockholders vote on the DuPont merger proposal and the Dow merger proposal, respectively. Because the respective DuPont and Dow exchange ratios are fixed and will not be adjusted to reflect any changes in the market prices of DuPont common stock or Dow common stock, the market value of the DowDuPont common stock issued in the DuPont merger or the Dow merger, as applicable, and the DuPont common stock and Dow common stock surrendered in the DuPont merger and the Dow merger, respectively, may be higher or lower than the values of these shares on earlier dates. All of the merger consideration to be received by DuPont stockholders and Dow stockholders will be DowDuPont common stock (other than cash in lieu of fractional shares received by DuPont stockholders). At the time of the special meetings, DuPont stockholders and Dow stockholders will not know or be able to determine the value of the DowDuPont common stock they may receive upon completion of the mergers. Changes in the market prices of DuPont common stock and Dow common stock may result from a variety of factors that are beyond the control of DuPont or Dow, including changes in their respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and other developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed and general and industry-specific market and economic conditions may also have an effect on the market price of DuPont common stock and Dow common stock. Changes in market prices of DuPont common stock and Dow common stock may also be caused by fluctuations and developments affecting industry-specific and general economic and market conditions and may have an adverse effect on DuPont common stock and Dow common stock prior to the consummation of the mergers.

Neither DuPont nor Dow is permitted to terminate the merger agreement solely because of changes in the market prices of either party’s common stock. In addition, the market values of DuPont common stock and Dow common stock may vary significantly from the date of the special meetings to the date of the completion of the mergers. You are urged to obtain up-to-date prices for DuPont common stock and Dow common stock. There is no assurance that the mergers will be completed, that there will not be a delay in the completion of the mergers, or that all or any of the anticipated benefits of the mergers will be obtained. See “Comparative Stock Prices and Dividends” for ranges of historic prices of DuPont common stock and Dow common stock.

The Market Price for DowDuPont Common Stock May Be Affected by Factors Different from Those that Historically Have Affected DuPont Common Stock and Dow Common Stock.

Upon completion of the mergers, holders of shares of DuPont common stock (other than any shares held in treasury) and holders of shares of Dow common stock (other than any shares held in treasury) will become holders of shares of DowDuPont common stock. DuPont and Dow each have businesses that differ from each other. Accordingly, the results of operations of DowDuPont will be affected by some factors that are different from those currently affecting the results of operations of each of Dow and DuPont. For a discussion of the businesses of DuPont and Dow and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” in this joint proxy statement/prospectus.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or that Cannot Be Met.

Before the mergers may be completed, various approvals, authorizations and declarations of non-objection must be obtained from certain regulatory and governmental authorities as described in the section “—The Adoption of the Merger Agreement—Regulatory Approvals.” Subject to the terms and conditions of the merger agreement, Dow and DuPont have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date of the merger agreement, the mergers and the other transactions contemplated by the merger agreement. For purposes of the foregoing, “reasonable best efforts” includes (i) the sale, divestiture, or disposition of such assets or businesses of either party or its subsidiaries or affiliates and (ii) restrictions, or actions that after the effective time would limit DowDuPont’s or its subsidiaries’ or affiliates’ freedom of action or operations with respect to retaining, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets. These regulatory and governmental entities may impose conditions on the granting of such approvals and if such regulatory and governmental entities seek to impose such conditions, lengthy negotiations may ensue among such regulatory or governmental entities, DuPont and Dow. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers and such conditions may not be satisfied for an extended period of time following the DuPont special meeting and Dow special meeting. Such conditions may also impose additional costs or limitations on the combined company following the completion of the mergers, including the requirement that the respective Dow and DuPont businesses divest certain assets if necessary in order to obtain certain regulatory approvals, and may limit the ability of the combined company to integrate parts of the DuPont and Dow businesses and negatively impact the ultimate composition of the entities we expect to constitute in connection with the intended business separations. These conditions may therefore reduce the anticipated benefits of the mergers, which could also have a material adverse effect on the combined company’s business and cash flows and results of operations, and neither DuPont nor Dow can predict what, if any, changes may be required by regulatory or governmental authorities whose approvals are required. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the mergers.

In addition, the respective obligations of DuPont and Dow to complete the mergers are conditioned on the receipt of certain regulatory approvals or waiver by the other party of such condition. See “—The Adoption of the Merger Agreement—Regulatory Approvals” and “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Conditions to Completion of the Mergers.”

DuPont or Dow May Waive One or More of the Closing Conditions Without Re-soliciting Stockholder Approval.

DuPont or Dow may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the mergers. DuPont or Dow currently expect to evaluate the materiality of any waiver and its effect on DuPont stockholders or Dow stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the mergers or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by DuPont or Dow, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Mergers May Not Be Completed.

The completion of the mergers is subject to the satisfaction or waiver of a number of conditions. Those conditions include: (i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of DuPont common stock and Dow common stock, respectively, entitled to vote thereon; (ii) the receipt of certain domestic and foreign regulatory approvals under competition laws, including the termination or expiration of the waiting period under the HSR Act; (iii) the absence of certain governmental restraints or prohibitions preventing completion of the DuPont merger or the Dow merger; (iv) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings by the SEC; (v) the approval of the shares of DowDuPont common stock to be issued to DuPont stockholders and Dow stockholders for listing on the NYSE; (vi) the reasonable determination by DuPont and Dow that neither the DuPont merger nor the Dow merger will constitute an acquisition of a 50% or greater interest in Dow or DuPont, under Section 355(e) of the Code; (vii) the truth and correctness of the representations and warranties made by both parties (generally subject to certain “materiality” and “material adverse effect” qualifiers); (viii) the performance by DuPont and Dow of their respective obligations under the merger agreement in all material respects; and (ix) the receipt by both parties of legal opinions from their respective tax counsels with respect to the tax-free nature of each of the mergers.

These conditions to the closing may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the mergers are not completed by March 15, 2017 (subject to extension to June 15, 2017, by either party if certain antitrust-related conditions to the closing have not been satisfied), either DuPont or Dow may choose not to proceed with the mergers, and the parties can mutually decide to terminate the merger agreement at any time prior to the consummation of the mergers, before or after the required DuPont and Dow stockholder approvals. In addition, DuPont or Dow may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated, Dow and DuPont may incur substantial fees in connection with termination of the merger agreement and will not recognize the anticipated benefits of the mergers. See “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Termination of the Merger Agreement.”

Termination of the Merger Agreement Could Negatively Impact DuPont and/or Dow.

If the merger agreement is terminated in accordance with its terms and the mergers are not consummated, the ongoing businesses of DuPont and Dow may be adversely affected by a variety of factors. DuPont’s and Dow’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities during the pendency of the mergers, by the failure to obtain the anticipated benefits of completing the mergers, by payment of certain costs relating to the mergers, and by the focus of their respective managements on the mergers for an extended period of time rather than on management opportunities or other issues. The market price of DuPont common stock and/or Dow common stock might decline as a result of any such failures to the extent that the current market prices reflect a market assumption that the mergers will be completed.

In addition, if the merger agreement is terminated under certain circumstances, DuPont or Dow may be required to pay a termination fee of $1.9 billion to the other party, depending on the circumstances surrounding the termination. See “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees.” DuPont or Dow may also be negatively impacted if the merger agreement is terminated and their respective boards seek but are unable to find another business combination or strategic transaction offering equivalent or more attractive consideration than the consideration to be provided in the mergers, or if the respective companies become subject to litigation related to entering into or failing to consummate the mergers, including direct actions by DuPont stockholders or Dow stockholders, as applicable, against the directors and/or officers of DuPont or Dow for breaches of fiduciary duty, derivative actions brought by DuPont or Dow stockholders in the name of the respective companies.

DuPont and Dow Will Be Subject to Business Uncertainties While the Mergers are Pending.

Uncertainty about the completion or effect of the mergers may affect the relationship between Dow and DuPont and their respective suppliers, customers, distributors, licensors and licensees and may have an adverse effect on DuPont and/or Dow, and consequently on the combined company. These uncertainties may cause suppliers, customers, distributors, licensors and others that deal with the parties to seek to change existing business relationships with them and to delay or defer decisions concerning Dow or DuPont. Changes to existing business relationships, including termination or modification, could negatively affect each of DuPont’s and Dow’s revenues, earnings and cash flow, as well as the market price of its common stock.

In addition, each of DuPont and Dow is dependent on the experience and industry knowledge of their respective officers, key management personnel and other key employees to operate their businesses and execute their respective business plans. The combined company’s success after the mergers will depend in part upon the ability of DuPont and Dow to retain key management personnel and other key employees and to attract new management personnel and other key employees. Current and prospective employees of DuPont and Dow may experience uncertainty about their roles within the combined company following the mergers and following the intended business separations, which may have an adverse effect on the ability of each of DuPont and Dow to attract or retain key management personnel and other key employees. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the combined company’s business following the consummation of the mergers could be negatively impacted. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of DuPont and Dow to the same extent that DuPont and Dow have previously been able to attract or retain their employees. Adverse effects arising from the pendency of the mergers could be exacerbated by any delays in consummation of the mergers or termination of the merger agreement.

DuPont and Dow Will Be Subject to Certain Contractual Restrictions While the Mergers are Pending.

The merger agreement restricts each of DuPont and Dow from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends in excess of certain thresholds, repurchasing or issuing securities outside of existing share repurchase and equity award programs, and taking other specified actions until the earlier of the completion of the mergers or the termination of the merger agreement without the consent of the other party. These restrictions may prevent DuPont and/or Dow from pursuing attractive business opportunities that may arise prior to the completion of the mergers and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the mergers could be exacerbated by any delays in consummation of the mergers or the termination of the merger agreement. See “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Conduct of Business” beginning on page 158.

Third Parties May Terminate or Alter Existing Contracts or Relationships with DuPont or Dow.

Each of DuPont and Dow has contracts with customers, suppliers, vendors, distributors, landlords, licensors, joint venture partners, and other business partners which may require DuPont or Dow, as applicable, to obtain consent from these other parties in connection with the mergers. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which DuPont and/or Dow currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the mergers, or with the combined company following the mergers. The pursuit of such rights may result in DuPont, Dow or the combined company suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and may lose rights that are material to its business. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the mergers. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the mergers or the termination of the merger agreement.

DuPont and Dow Will Incur Significant Transaction Costs in Connection with the Mergers.

DuPont and Dow have incurred and expect to incur a number of non-recurring costs associated with the mergers. These costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, public company filing fees and other regulatory expenses, printing expenses and other related charges. Some of these costs are payable by DuPont and Dow regardless of whether the mergers are completed.

DuPont Directors and Executive Officers May Have Interests in the DuPont Merger Different from the Interests of DuPont Stockholders Generally and Dow Directors and Executive Officers May Have Interests in the Dow Merger Different from the Interests of Dow Stockholders Generally.

Certain of the directors and executive officers of each of DuPont and Dow negotiated the terms of the merger agreement, the DuPont board recommended that DuPont stockholders vote in favor of the DuPont merger proposal and the DuPont compensation proposal, and the Dow board recommended that Dow stockholders vote in favor of the Dow merger proposal and the Dow compensation proposal. These directors and executive officers may have interests in the DuPont merger and the Dow merger, as applicable, which are different from, or in addition to, or in conflict with, those of DuPont stockholders and Dow stockholders, generally. These interests include the continued employment of certain executive officers of DuPont and Dow by the combined company, the continued service of certain independent directors and executive directors of DuPont and Dow as directors of DowDuPont, the treatment in the DuPont merger and the Dow merger of stock options, deferred shares, performance stock awards, restricted stock units, bonus awards, change-in-control severance agreements and other equity awards and rights held by DuPont directors and executive officers or Dow directors and executive officers, as applicable, and the indemnification of former DuPont and Dow directors and officers by DowDuPont.

DuPont stockholders and Dow stockholders should be aware of these interests when they consider recommendations of the respective DuPont and Dow boards that they vote in favor of the DuPont merger proposal and DuPont compensation proposal, or the Dow merger proposal and Dow compensation proposal, as applicable. The DuPont board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the DuPont stockholders and recommended that the DuPont stockholders adopt the merger agreement. The interests of DuPont directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “—The Adoption of the Merger Agreement –Interests of DuPont Directors and Executive Officers in the Mergers.” Likewise, the Dow board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the Dow stockholders and recommended that the Dow stockholders adopt the merger agreement. The interests of Dow directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “—The Adoption of the Merger Agreement—Interests of Dow Directors and Executive Officers in the Mergers.”

Existing DuPont Stockholders and Dow Stockholders Will Have a Reduced Ownership and Voting Interest in, and Will Exercise Less Influence Over Management of, DowDuPont After the Mergers Than They Did With Respect to DuPont and Dow Prior to the Mergers.

DuPont stockholders and Dow stockholders currently have the right to vote in the election of the DuPont board and the Dow board, respectively, and on other matters affecting the respective companies. Upon the completion of the mergers, each DuPont stockholder and each Dow stockholder who receives shares of DowDuPont common stock in the mergers will become a stockholder of DowDuPont with a percentage ownership of, and voting interest in, DowDuPont that is smaller than such stockholder’s percentage ownership of, and voting interest in, DuPont or Dow, as applicable, immediately prior to the mergers. Immediately following the completion of the mergers, the former DuPont stockholders, as a group, and the former Dow stockholders, as a group, will each own approximately 50% of DowDuPont, excluding the shares of Dow Series A preferred stock. If the Dow Series A preferred stock is converted into Dow common stock in accordance with its terms prior to the effective time, it is expected that the Dow stockholders would own approximately 52% of the DowDuPont common stock outstanding immediately following the effective time and DuPont stockholders would own approximately 48% of the DowDuPont common stock outstanding immediately following the effective time. In addition, former directors of DuPont and former directors of Dow will respectively constitute half of the DowDuPont board. Accordingly, DuPont stockholders and Dow stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of DuPont or Dow, as applicable.

Shares of DowDuPont Common Stock to Be Received by DuPont Stockholders in the DuPont Merger and Dow Stockholders in the Dow Merger Will Have Rights Different from the Shares of DuPont Common Stock and Dow Common Stock, Respectively.

Upon completion of the mergers, DuPont stockholders and Dow stockholders will no longer be stockholders of DuPont and/or Dow, as applicable, but will instead be stockholders of DowDuPont. The rights of former DuPont stockholders and Dow stockholders who become DowDuPont stockholders will be governed by the DowDuPont charter and the DowDuPont bylaws, each of which will be adopted, prior to the effective time, in substantially the form attached as Annex F and Annex G, respectively. The rights associated with shares of DowDuPont common stock are different from the rights associated with shares of DuPont common stock or Dow common stock. See “Comparison of Rights of DowDuPont Stockholders, Dow Stockholders and DuPont Stockholders.”

Declaration, Payment and Amounts of Dividends, if any, to Holders of Shares of DowDuPont Common Stock Will Be Uncertain.

The amount of dividends, if any, that are declared or paid to DowDuPont stockholders cannot yet be determined and depends on a number of factors. The DowDuPont board will have sole discretion to determine whether any dividends will be declared, when dividends, if any, are declared, and the amount of such dividends. We expect that such determination would be based on a number of considerations, including DowDuPont’s results of operations and capital management plans and the market price of DowDuPont common stock, the combined company’s access to capital markets, as well as industry practice and other factors deemed relevant by the DowDuPont board. In addition, DowDuPont’s ability to pay dividends and the amount of any dividends ultimately paid in respect of the DowDuPont common stock will, in each case, be subject to DowDuPont receiving funds, directly or indirectly, from its operating subsidiaries, including DuPont and Dow. Further, the ability of DuPont and Dow to make distributions to DowDuPont will depend on satisfying Delaware law with respect to such distributions, and the ability of DuPont and Dow to receive distributions from their own respective subsidiaries will continue to depend on the laws of the jurisdictions in which such subsidiaries are organized. There can be no guarantee that DowDuPont stockholders will receive or be entitled to dividends commensurate with the historical dividends of DuPont or Dow.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Enter into a Strategic Transaction with Either DuPont or Dow for Greater Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to DuPont or Dow both during the pendency of the proposed combination transaction as well as afterward, should the mergers not be consummated, that might result in greater value to DuPont stockholders or Dow stockholders, as applicable, than the mergers. These merger agreement provisions include a general prohibition on each company from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition or combination proposal or offers for competing transactions, subject to limited exceptions. Further, if either the DuPont board or Dow board (i) withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, or fails to make, in each case in any manner adverse to the other party, its approval or recommendation of the DuPont merger proposal or the Dow merger proposal, as applicable, or (ii) approves or recommends, or proposes publicly to approve or recommend, any alternative transaction, DuPont or Dow, as applicable, will still be required to submit the DuPont merger and Dow merger, respectively, to a vote of its stockholders at its special meeting unless the merger agreement is earlier terminated in accordance with its terms. For further information, please see the section entitled “—The Adoption of the Merger Agreement—Description of The Merger Agreement—Changes in Board Recommendations.”

In addition, DuPont or Dow may be required to pay to the other a termination fee of $1.9 billion in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees.”

If the merger agreement is terminated and either DuPont or Dow determines to seek another strategic transaction, DuPont or Dow, as applicable, may not be able to negotiate a transaction on terms comparable to, or better than, the terms of this transaction.

The Market Price of the Combined Company’s Common Stock May Be Volatile, and Holders of the Combined Company’s Common Stock Could Lose a Significant Portion of Their Investment Due to Drops in the Market Price of the Combined Company’s Common Stock Following Completion of the Mergers.

The market price of the combined company’s common stock may be volatile, and following completion of the mergers stockholders may not be able to resell their DowDuPont common stock at or above the price at which they acquired the common stock pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to the combined company’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for the combined company’s common stock include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding the combined company’s common stock, other companies comparable to it or companies in the industries they serve;

•	actual or anticipated fluctuations in the combined company’s operating results of future prospects;

•	reaction to public announcements by the combined company;

•	strategic actions taken by the combined company or its competitors, such as the intended business separations, acquisitions or restructurings;

•	failure of the combined company to achieve the perceived benefits of the transactions, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those results from war, incidents of terrorism and responses to such events; and

•	sales of common stock by the combined company, members of its management team or significant stockholders.

The Opinions of DuPont’s and Dow’s Financial Advisors Will Not Be Updated to Reflect Changes in Circumstances Between the Signing of the Merger Agreement in December 2015 and the Completion of the Mergers.

DuPont and Dow have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, and neither DuPont nor Dow anticipates asking its financial advisors to update their opinions. Changes in the operations and prospects of DuPont or Dow, general market and economic conditions and other factors that may be beyond the control of DuPont or Dow, and on which DuPont’s and Dow’s financial advisors’ opinions were based, may significantly alter the prices of the shares of DuPont common stock or Dow common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of the merger agreement, in the case of the opinions of the DuPont financial advisors, and of such opinions, in the case of the opinions of the Dow financial advisors. Because DuPont’s and Dow’s financial advisors will not be updating their opinions, which were issued in connection with the signing of the merger agreement in December 2015, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed. The DuPont board’s recommendation that DuPont stockholders vote “FOR” the DuPont merger proposal and the Dow board’s recommendation that Dow stockholders vote “FOR” the Dow merger proposal, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that DuPont and Dow received from their respective financial advisors, please refer to “—The Adoption of the Merger Agreement—Opinions of DuPont’s Financial Advisors” and “—The Adoption of the Merger Agreement—Opinions of Dow’s Financial Advisors.”

Dow and DuPont Stockholders Will Not Be Entitled to Appraisal Rights in the Mergers.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

Because Dow common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the Dow special meeting, and because Dow stockholders will receive shares of DowDuPont common stock in the Dow merger, which is expected to be listed on the NYSE upon the effective time, Dow stockholders will not be entitled to appraisal rights in the Dow merger with respect to their shares of Dow common stock. Similarly, DuPont stock is listed on the NYSE and is expected to continue to be so listed on the record date for the DuPont special meeting. Because DuPont stockholders will also receive shares of DowDuPont common stock in the DuPont merger, DuPont stockholders will also not be entitled to appraisal rights in the DuPont merger with respect to their shares of DuPont common stock.

The IRS May Assert that the Dow Merger and/or the DuPont Merger May Negatively Impact the Tax-Free Status of Distributions Intended to Qualify for Tax-Free Treatment.

In general, a corporation, which we refer to as the distributing corporation, that distributes the stock of another corporation, which we refer to as the controlled corporation, in a transaction that would otherwise qualify for tax-free treatment under Section 355 of the Code may be required to recognize corporate-level gain on the distribution if there is an acquisition of a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in either the distributing corporation or the controlled corporation as part of a plan including the distribution. Dow and DuPont have each undertaken recent transactions intended to qualify as tax-free under Section 355 of the Code, including DuPont’s distribution of Chemours in a spin-off transaction, Dow’s restructuring of the ownership of Dow Corning Corporation, which we refer to as Dow Corning, and Dow’s separation of its U.S. Gulf Coast Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses and the subsequent merger of those businesses with Olin Corporation. It is a condition to the mergers that Dow and DuPont reasonably determine that each of the Dow merger and the DuPont merger does not constitute an acquisition of a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in Dow or DuPont. As such, it is not expected that DuPont or Dow would be required to recognize corporate-level gain on such transactions as a result of the Dow merger and/or the DuPont merger, both because (i) there would be no acquisition of a 50% or greater interest in DuPont or Dow, and (ii) such transactions were not part of a plan including the DuPont merger and Dow merger. There can be no assurance, however, that the IRS may not take a contrary view. In addition, in the event that the IRS were to take the view that the Dow merger and the DuPont merger constitute an acquisition of a 50% or greater interest in Dow and/or DuPont, DowDuPont may be restricted in its ability to implement the intended business separations in a tax-efficient manner, as described in “—The Adoption of the Merger Agreement—The Intended Business Separations” beginning on page 58.

Risks Related to the Business of the Combined Company Upon Completion of the Mergers

The Combined Company May Fail to Realize the Anticipated Benefits of the Mergers.

The success of the mergers will depend on, among other things, the combined company’s ability to combine the DuPont and Dow businesses in a manner that facilitates the intended business separations, realizes anticipated synergies, and exceeds the projected stand-alone cost savings and revenue growth trends identified by each company. On a combined basis, DowDuPont expects to benefit from significant cost synergies at both the business and corporate levels that will exceed the cost reductions achievable by Dow and DuPont through their stand-alone cost reduction programs, including through the achievement of production cost efficiencies across the board, enhancement of the agricultural supply chain, elimination of duplicative agricultural research and development programs, optimization of the combined company’s global footprint across manufacturing, sales and research and development in the material science business, optimizing action of manufacturing in the electronics space, the reduction of corporate and leveraged services costs, and the realization of significant procurement synergies. Management also expects the combined company will achieve growth synergies and other meaningful savings and benefits as a result of the intended business separations.

However, the combined company must successfully combine the businesses of DuPont and Dow in a manner that permits these cost savings and synergies to be realized. In addition, the combined company must achieve the anticipated savings and synergies in a timely manner and without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. A variety of factors may adversely affect the combined company’s ability to realize the currently expected operating synergies, savings and other benefits of the mergers, including the failure to successfully optimize the combined company’s facilities footprint, the failure to take advantage of the combined company’s global supply chain, the failure to identify and eliminate duplicative programs, and the failure to otherwise integrate Dow’s or DuPont’s respective businesses, including their technology platforms.

DowDuPont Has No Operating or Financial History and the Unaudited Pro Forma Condensed Combined Financial Statements Included in This Joint Proxy Statement/Prospectus Are Preliminary. Therefore, the Actual Financial Condition and Results of Operations of DowDuPont After the Mergers May Differ Materially.

DowDuPont has been recently incorporated in connection with the proposed mergers and has no operating history or revenues. This joint proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for DowDuPont, which we refer to as the pro forma financial statements, that combine the audited historical consolidated financial statements of Dow for the year ended December 31, 2015 with the audited historical consolidated financial statements of DuPont for the year ended December 31, 2015, and the unaudited historical consolidated financial statements of Dow for the three months ended March 31, 2016 with the unaudited historical consolidated financial statements of DuPont for the three months ended March 31, 2016, in each case, adjusted to give effect to the mergers, and should be read in conjunction with such financial statements and accompanying notes which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet of DowDuPont as of March 31, 2016 combines the unaudited historical balance sheets of Dow and DuPont as of March 31, 2016 and gives pro forma effect to the mergers as if they had been consummated on March 31, 2016. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2015 and for the three months ended March 31, 2016 combines the Dow and DuPont audited consolidated statements of income for the fiscal year ended December 31, 2015, and unaudited consolidated statements of income for the three months ended March 31, 2016, respectively, in each case, giving effect to the mergers as if they had been consummated on January 1, 2015. The pro forma financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the mergers, or impacts of merger related change in control provisions that are currently not factually supportable and/or probable of occurring. Therefore, the pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. Accordingly, DowDuPont’s business, assets, results of operations and financial condition may differ significantly from those indicated by the pro forma financial statements included in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The Financial Analyses and Forecasts Considered by DuPont and Dow and their Respective Financial Advisors May Not Be Realized, Which May Adversely Affect the Market Price of DowDuPont Common Stock Following the Completion of the Mergers.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the Dow exchange ratio and DuPont exchange ratio, as applicable, each of the respective financial advisors to Dow and DuPont relied on, among other things, internal stand-alone financial analyses and forecasts as separately provided to each respective financial advisor by Dow and DuPont. See “—The Adoption of the Merger Agreement—Certain Dow Forecasts” and “—The Adoption of the Merger Agreement—Certain DuPont Forecasts.” These analyses and forecasts were prepared by, or as directed by, the managements of Dow or DuPont, as applicable. None of these analyses or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Dow and DuPont. There can be no assurance that Dow’s or DuPont’s financial condition or results of operations will be consistent with those set forth in such analyses and forecasts, which could have a material impact on the market price of DowDuPont common stock following the mergers.

Combining the Businesses of DuPont and Dow May Be More Difficult, Costly or Time-Consuming than Expected, Which May Adversely Affect the Combined Company’s Results and Negatively Affect the Value of DowDuPont Common Stock Following the Mergers.

DuPont and Dow have entered into the merger agreement because each believes that the mergers will be beneficial to its respective company and stockholders, as applicable, and that combining the businesses of DuPont and Dow will produce benefits and cost savings. However, DuPont and Dow have historically operated as independent companies and will continue to do so until the completion of the mergers. Following the completion of the mergers, DowDuPont’s management will need to integrate DuPont’s and Dow’s respective business. The combination of two independent businesses is a complex, costly and time consuming process and the management of the combined company may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:

•	latent impacts resulting from the diversion of Dow’s and DuPont’s respective management teams attention from ongoing business concerns as a result of the devotion of management’s attention to the mergers and performance shortfalls at one or both of the companies;

•	ongoing diversion of the attention of management from the operation of the combined company’s business as a result of the intended business separations;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	the possibility of faulty assumptions underlying expectations regarding the integration process, including with respect to the intended tax efficient transactions;

•	unanticipated issues in integrating information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;

•	difficulties in managing a larger combined company, addressing differences in business culture and retaining key personnel;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company and the intended tax efficient separation transactions;

•	coordinating geographically separate organizations; and

•	unforeseen expenses or delays associated with the mergers.

Some of these factors will be outside of the control of Dow and DuPont and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue which could materially impact our business, financial conditions and results of operations. The integration process and other disruptions resulting from the mergers may also adversely affect the combined company’s relationships with employees, suppliers, customers, distributors, licensors and others with whom DuPont and Dow have business or other dealings, and difficulties in integrating the businesses or regulatory functions of DuPont and Dow could harm the reputation of the combined company.

If the combined company is not able to successfully combine the businesses of DuPont and Dow in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the mergers (including the intended business separations) may not be realized fully, or at all, or may take longer to realize than expected, and the value of DowDuPont common stock, the revenues, levels of expenses and results of operations may be affected adversely. If the combined company is not able to adequately address integration challenges, the combined company may be unable to successfully integrate DuPont’s and Dow’s operations, effect the intended business separations or realize the anticipated benefits of the transactions.

DowDuPont Will Incur Significant Costs in Connection with the Integration of the Combined Company.

There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the mergers. While both DuPont and Dow have assumed that a certain level of expenses would be incurred in connection with the mergers and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses.

There may also be additional unanticipated significant costs in connection with the mergers that the combined company may not recoup. These costs and expenses could reduce the benefits and additional income

DowDuPont expects to achieve from the mergers. Although DowDuPont expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

The Determination to Proceed with the Intended Business Separations Will Not Be Made at the Time of the Consummation of the Mergers and the Expected Benefits of Such Transactions, if They Occur, Will Be Uncertain.

In connection with the mergers, Dow and DuPont have announced their intention that the combined company will pursue the separation of the combined company’s agriculture business, material science business and specialty products business through one or more tax-efficient transactions, resulting in three independent, publicly traded companies. However, consummation of the mergers is not conditioned on the intended business separation transactions and the determination as to whether to pursue such transactions will be made by the DowDuPont Board following the consummation of the mergers. Dow stockholders and DuPont stockholders are being asked to vote to adopt the merger agreement with respect to the proposed mergers and are not being asked to vote on any intended business separation transaction. In the event that the DowDuPont board determines, following the completion of the mergers, to proceed with any of the intended business separation transactions, we currently anticipate that any such intended business separation transaction would be effectuated through one or more pro-rata spin-off transactions, in which DowDuPont stockholders, at such time, would receive shares of capital stock in the resulting spin-off company or companies. We do not currently expect that DowDuPont would seek the approval of its stockholders for any such intended transaction. As a result, the holders of Dow common stock and DuPont common stock will not know whether the intended business separations will occur at the time they are asked to vote on the Dow merger and/or DuPont merger at the Dow special meeting and/or the DuPont special meeting, respectively, nor at the time of the mergers. Following the consummation of the mergers, the DowDuPont board may ultimately determine to abandon one or more of the intended business separation transactions, and such determination could have an adverse impact on the value of the combined company. Additionally, there are many determinations with respect to the intended business separations that, by their nature, cannot be determined until the completion of the mergers, including definitive determinations with regard to the capital structure of the various businesses and allocation of liabilities among them. As such, there are many factors that could, through the closing and prior to the determination by the DowDuPont board to proceed with the intended business separations, impact the structure or timing of, the anticipated benefits from, or determination to ultimately proceed with, the intended business separations, including, among others, global economic conditions, instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile exchange rates, tax considerations, and other challenges that could affect the global economy, specific market conditions in one or more of the industries of the businesses proposed to be separated, and changes in the regulatory or legal environment. Such changes could adversely impact the value of one or more of the intended business separation transactions to the combined company’s stockholders. Additionally, to the extent the DowDuPont board determines to proceed with the intended business separations, the consummation of such transactions is a complex, costly and time consuming process, and there can be no guaranty that the intended benefits of such transactions will be achieved. An inability to realize the full extent of the anticipated benefits of the intended business separations, as well as any delays encountered in the process, could have an adverse effect upon the revenues, level of expenses and operating results of the agriculture business, the specialty products business, the material science business and/or the combined company.

Inability to Access the Debt Capital Markets Could Impair the Combined Company’s Liquidity, Business or Financial Condition.

Each of DuPont and Dow has relied and continues to rely on access to the debt capital markets to finance their day-to-day and long-term operations. In connection with the mergers, between the time of the mergers and up to the execution of the intended business separations, if pursued, Dow and DuPont do not intend for DowDuPont to incur debt obligations or guarantee the debt obligations of Dow or DuPont.

Any limitation on the part of either Dow’s or DuPont’s ability to raise money in the debt markets could have a substantial negative effect on their respective liquidity. Access to the debt capital markets in amounts adequate to finance each company’s activities could be impaired as a result of the existence of material nonpublic information about the intended business separations and other potential factors, including factors that are not specific to the companies, such as a severe disruption of the financial markets and interest rate fluctuations.

Between the effective time and execution of the intended business separations, if pursued, the costs and availability of financing for the combined company from the debt capital markets will be dependent on credit ratings of each of Dow and DuPont. The level and quality of the respective earnings, operations, business and management, among other things, of each of Dow and DuPont will impact their respective credit ratings and those of the combined company. A decrease in the ratings assigned to Dow or DuPont by the ratings agencies may negatively impact their access to the debt capital markets and increase the combined company’s cost of borrowing. There can be no assurance that Dow and DuPont will maintain their current credit worthiness or prospective credit ratings. Any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of Dow and DuPont and, therefore, the combined company.

The Combined Company Will Be Exposed to the Risks Related to International Sales and Operations.

DuPont and Dow each derive a large portion of their total sales and revenue from operations outside of the United States. For example, for the fiscal year ended December 31, 2015, Dow derived approximately 65% of its total sales from sales to customers outside of the United States and DuPont derived approximately 60% of its total sales from sales to customers outside of the United States. Therefore, the combined company will have exposure to risks of operating in many foreign countries, including:

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in political or regulatory environments;

•	labor compliance and costs associated with a global workforce;

•	earnings and cash flows that may be subject to tax withholding requirements or the imposition of tariffs;

•	exchange controls or other restrictions;

•	restrictions on, or difficulties and costs associated with, the repatriation of cash from foreign countries to the United States;

•	political and economic instability;

•	import and export restrictions and other trade barriers;

•	difficulties in maintaining overseas subsidiaries and international operations;

•	difficulties in obtaining approval for significant transactions;

•	government limitations on foreign ownership;

•	government takeover or nationalization of business;

•	government mandated price controls; and

•	fluctuations in foreign currency exchange rates.

Any one or more of the above factors could adversely affect the international operations of the combined company and could significantly affect the combined company’s results of operations, financial condition and cash flows.

Risks Related to Dow’s Business

You should read and consider risk factors specific to Dow’s businesses that will also affect the combined company after the completion of the mergers. These risks are described in Part I, Item 1A of Dow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Related to DuPont’s Business

You should read and consider risk factors specific to DuPont’s businesses that will also affect the combined company after the completion of the mergers. These risks are described in Part I, Item 1A of DuPont’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

The Dow Chemical Company

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

The Dow Chemical Company, a Delaware corporation, was incorporated in 1947 under Delaware law, and is the successor to a Michigan corporation of the same name, organized in 1897. Dow’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674.

Dow combines the power of science and technology to passionately innovate what is essential to human progress. Dow is driving innovations that extract value from materials, polymers, chemicals and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. Dow’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe.

Dow conducts its worldwide operations through global businesses, which are reported in five operating segments: Agricultural Sciences, Consumer Solutions, Infrastructure Solutions, Performance Materials & Chemicals and Performance Plastics. The Agricultural Sciences segment is a global leader in providing crop protection and seed/plant biotechnology products and technologies, urban pest management solutions and healthy oils. The Consumer Solutions segment consists of three global businesses: Consumer Care, Dow Automotive Systems and Dow Electronic Materials. These global businesses develop and market customized materials using advanced technology and unique chemistries for specialty applications—including semiconductors and organic light-emitting diodes, adhesives and foams used by the transportation industry, and cellulosics and other polymers for innovative pharmaceutical formulations and food solutions. The Infrastructure Solutions segment is comprised of an industry-leading portfolio of businesses utilizing advanced technology to deliver products such as architectural and industrial coatings, construction material ingredients, building insulation, adhesives, microbial protection for the oil and gas industry, and water technologies. The Performance Materials & Chemicals segment is comprised of technology-driven, customer-centric global businesses that are advantaged through integration and driven by innovative technology and solutions, including Chlor-Alkali and Vinyl, Industrial Solutions and Polyurethanes. The Performance Plastics segment is the world’s leading plastics franchise, and is a market-oriented portfolio composed of five global businesses: Dow Elastomers, Dow Electrical and Telecommunications, Dow Packaging and Specialty Plastics, Energy and Hydrocarbons.

Dow common stock is listed on the NYSE under the symbol “DOW”.

Additional information about Dow and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

E. I. du Pont de Nemours and Company

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

DuPont was founded in 1802 and was incorporated in Delaware in 1915. DuPont is helping customers find solutions to capitalize on areas of growing global demand—enabling more, safer, nutritious food; creating high-performance, cost-effective energy efficient materials for a wide range of industries; and increasingly delivering renewably sourced bio-based materials and fuels. Total worldwide employment at December 31, 2015, was about 52,000 people. DuPont has operations in about 90 countries worldwide and 60 percent of consolidated net sales are made to customers outside the United States of America. DuPont’s reportable segments are: (i) Agriculture, (ii) Electronics & Communications, (iii) Industrial Biosciences, (iv) Nutrition & Health, (v) Performance Materials and (vi) Protection Solutions. Subsidiaries and affiliates of DuPont also conduct manufacturing, seed production or selling activities and some are distributors of products manufactured by the company. DuPont’s manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers are located throughout the world, and include investments in property, plant and equipment related to global manufacturing operations at about 290 principal sites.

DuPont common stock is listed on the NYSE under the symbol “DD”. DuPont preferred stock is listed on the NYSE; DuPont $3.50 Series under symbol “DD PR A” and DuPont $4.50 Series under symbol “DD PR B”. Unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, the DuPont preferred stock is expected to remain listed on the NYSE.

Additional information about DuPont and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

DowDuPont

DowDuPont Inc.

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

DowDuPont is a Delaware corporation that is jointly owned by Dow and DuPont and was formed on December 9, 2015 for the purpose of effecting the mergers. To date, DowDuPont has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers.

As of the completion of the mergers, Dow and DuPont will each become subsidiaries of DowDuPont and DowDuPont common stock will be listed on the NYSE under the symbol “DWDP”. The business of DowDuPont will be the combined businesses currently conducted by Dow and DuPont.

Dow Merger Sub

Diamond Merger Sub, Inc.

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

Dow Merger Sub is a Delaware corporation and wholly owned subsidiary of DowDuPont that was formed on December 9, 2015 for the purpose of effecting the mergers. To date, Dow Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, Dow Merger Sub will be merged with and into Dow, with Dow surviving the Dow merger as a subsidiary of DowDuPont.

DuPont Merger Sub

Orion Merger Sub, Inc.

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Telephone: (302) 774-1000

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

DuPont Merger Sub is a Delaware corporation and wholly owned subsidiary of DowDuPont that was formed on December 9, 2015 for the purpose of effecting the mergers. To date, DuPont Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, DuPont Merger Sub will be merged with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont.

THE DOW SPECIAL MEETING

General

This section contains information about the Dow special meeting that has been called to consider and vote on the Dow merger proposal, the Dow adjournment proposal and the Dow compensation proposal. This joint proxy statement/prospectus is being furnished to Dow stockholders in connection with the solicitation of proxies by the Dow board for use at the Dow special meeting and any postponements or adjournments of such special meeting. This joint proxy statement/prospectus provides Dow stockholders with information about the Dow special meeting and should be read carefully in its entirety.

Date, Time and Place

The Dow special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose of the Dow Special Meeting

At the Dow special meeting, Dow stockholders will be asked to vote on the following proposals:

•	Proposal 1—Adoption of the Merger Agreement. To consider and vote on the Dow merger proposal;

•	Proposal 2—Adjournments of the Dow Special Meeting. To consider and vote on the Dow adjournment proposal; and

•	Proposal 3—Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with Dow Named Executive Officers. To consider and vote on the Dow compensation proposal.

Recommendation of the Dow Board of Directors

After careful consideration, the Dow board, on December 10, 2015, unanimously (a) approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the Dow merger, are advisable and fair to and in the best interests of Dow and its stockholders; (b) authorized and approved the execution, delivery and performance of the merger agreement by Dow and approved the Dow merger; and (c) recommended the adoption of the merger agreement by the Dow stockholders and directed that the merger agreement be submitted for consideration by Dow’s stockholders at the Dow special meeting.

The Dow board unanimously recommends that the Dow stockholders vote “FOR” each of the Dow merger proposal, the Dow adjournment proposal and the Dow compensation proposal.

Dow Record Date; Stockholders Entitled to Vote

Only holders of record of shares of Dow common stock at the close of business on [●], 2016, the record date for the Dow special meeting, will be entitled to notice of, and to vote at, the Dow special meeting or any adjournments or postponements thereof. A list of stockholders of record entitled to vote at the Dow special meeting shall be open to any stockholder for any purpose relevant to such meeting for ten days before the Dow special meeting, during normal business hours, at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

As of the close of business on the Dow record date, there were [●] shares of Dow common stock outstanding and entitled to vote at the Dow special meeting. There were four million shares of Dow Series A preferred stock outstanding; however, no such shares of preferred stock outstanding as of the record date are entitled to vote at the Dow special meeting.

Shares and Voting of Dow’s Directors and Executive Officers

As of the close of business on the Dow record date, approximately [●]% of the outstanding shares of Dow common stock were held by Dow directors and executive officers and their affiliates. We currently expect that Dow’s directors and executive officers will vote their shares of Dow common stock in favor of the above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the Dow special meeting. A quorum for action on any subject matter at any special meeting of Dow stockholders will exist when the holders of at least 50% of the issued and outstanding shares of Dow common stock entitled to vote on such subject matter are represented in person or by proxy at such meeting. Shares of Dow common stock represented at the Dow special meeting and entitled to vote but not voted, including Dow shares for which a stockholder directs an “abstention” from voting and broker non-votes, will be counted as present for purposes of establishing a quorum. Because none of the proposals to be voted on at the Dow special meeting are routine matters for which brokers may have discretionary authority to vote, Dow does not expect any broker non-votes at the Dow special meeting.

Required Vote

Approval of the Dow merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of the Dow common stock entitled to vote on the Dow merger proposal. Approval of the Dow adjournment proposal and the Dow compensation proposal each requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the matter.

Under the NYSE rules, if you hold your shares of Dow common stock in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the Dow special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 at the Dow special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the Dow special meeting are routine matters for which brokers may have discretionary authority to vote, Dow does not expect any broker non-votes at the Dow special meeting.

Abstentions and Broker Non-Votes

A broker non-vote occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Under the NYSE rules, “non-routine” matters include the Dow merger proposal (Proposal 1), the Dow adjournment proposal (Proposal 2) and the vote, on an advisory basis, on the Dow compensation proposal (Proposal 3). Because none of the proposals to be voted on at the Dow special meeting are routine matters for which brokers may have discretionary authority to vote, Dow does not expect any broker non-votes at the Dow special meeting. If you hold your shares in street name, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote if you want your vote to be counted at the Dow special meeting. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Dow special meeting.

If you are a Dow stockholder and you mark your proxy or voting instructions to abstain or fail to instruct your broker or nominee to vote, it will have the effect of a vote “AGAINST” the Dow merger proposal but will have no effect on the Dow adjournment proposal or the Dow compensation proposal, assuming a quorum is present.

Voting in Person

A ticket of admission or proof of stock ownership is necessary to attend the Dow special meeting. A ticket is included with your proxy materials. Stockholders with registered accounts (meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Dow’s stock transfer agent) or who are participants in the Computershare CIP, a dividend reinvestment plan for Dow or employee savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in “street name,” meaning that their shares are held in a nominee name or beneficially through a bank or brokerage firm, should bring their ticket of admission. Street name holders without tickets of admission will need proof of record date ownership for admission to the Dow special meeting, such as a letter from the bank or broker. In addition, street name holders who wish to vote in person at the Dow special meeting must obtain a “legal proxy” from the bank, broker or other holder of record that holds their shares in order to be entitled to vote at the Dow special meeting. All stockholders wishing to attend the meeting should also bring and present government issued photo identification for admittance to the Dow special meeting.

Since seating is limited, the Dow board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Dow board proxies on the proxy forms) may attend. Proxy holders are asked to present their credentials in the lobby before the Dow special meeting begins.

Dividend Reinvestment Plan Shares and Employee Savings Plans Shares

If you are enrolled in the Computershare CIP, a dividend reinvestment plan for Dow, the shares of Dow common stock owned on the record date by you directly, plus all shares of Dow common stock held for you in the dividend reinvestment plan, will appear together on a single voting form. The dividend reinvestment plan administrator, Computershare Trust Company, N.A., will vote all shares of stock held in your dividend reinvestment plan account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the dividend reinvestment plan administrator will vote as recommended by the Dow board.

Participants in various Dow employee savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Dow Plan” or the “Dow Plans”), will receive, as appropriate, a confidential voting instruction form. Your executed form will provide voting instructions to the respective Dow Plan Trustee. If no instructions are provided, the Trustees will vote the respective Dow Plan shares according to the provisions of each Dow Plan.

To allow sufficient time for voting by the Trustees and/or administrators of the Dow Plans, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on [●], 2016.

Voting of Proxies

A proxy card is enclosed for your use. Dow requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Dow common stock represented by it will be voted at the Dow special meeting or any adjournment thereof in accordance with the instructions contained in the proxy. If no specific instructions are given by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by the Dow board as stated in this joint proxy statement/prospectus, specifically “FOR” the Dow merger proposal, “FOR” the Dow adjournment proposal and “FOR” the Dow compensation proposal.

At the date hereof, Dow’s management has no knowledge of any business that will be presented for consideration at the Dow special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Dow proxy card other than the matters set forth in Dow’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Dow special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the Dow special meeting in person.

How Proxies Are Counted

All shares of Dow common stock represented by properly executed proxies received in time for the Dow special meeting will be voted at the meeting in the manner specified by the Dow stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the Dow merger proposal, the Dow adjournment proposal or the Dow compensation proposal will be voted as recommended by the Dow board as stated in this joint proxy statement/prospectus, specifically “FOR” the Dow merger proposal, “FOR” the Dow adjournment proposal and “FOR” the Dow compensation proposal.

Voting of Dow Common Stock Held in Street Name

If you hold Dow shares through a broker or other nominee, you may instruct your broker or other nominee to vote your Dow shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your Dow shares will not be voted on any proposal as your broker does not have discretionary authority to vote on any of the proposals to be voted on at the Dow special meeting.

Broker non-votes are counted for the purpose of determining the presence or absence of a quorum for purposes of the Dow special meeting. With respect to the Dow merger proposal, a broker non-vote will have the effect of a vote “AGAINST” the proposal. With respect to the Dow adjournment proposal and the Dow compensation proposal, a broker non-vote will have no effect on such proposals. Because none of the proposals to be voted on at the Dow special meeting are routine matters for which brokers may have discretionary authority to vote, Dow does not expect any broker non-votes at the Dow special meeting. If you hold shares of Dow common stock through a broker or other nominee and wish to vote your shares of Dow common stock in person at the Dow special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the Dow special meeting.

Revocability of Proxies and Changes to a Dow Stockholder’s Vote

You may change your vote or revoke your proxy at any time before it is exercised at the Dow special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the Dow Corporate Secretary, dated as of a later date than the date of the proxy and received prior to the Dow special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the Dow special meeting;

•	by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the Dow special meeting and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Dow proxies should be addressed to:

Office of the Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

If your Dow shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Dow special meeting, a Dow stockholder will not be able to revoke its proxy or change its vote as to that matter.

All shares of Dow common stock represented by valid proxies that Dow receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a Dow stockholder makes no specifications on its proxy card as to how it should want its shares of Dow common stock voted before signing and returning it, such proxy will be voted as recommended by the Dow board as stated in this joint proxy statement/prospectus, specifically “FOR” the Dow merger proposal, “FOR” the Dow adjournment proposal and “FOR” the Dow compensation proposal.

Tabulation of Votes

The Dow board has appointed Broadridge Financial Solutions, Inc. to serve as the inspector of election for the Dow special meeting. The inspector of election will, among other matters, determine the number of shares of Dow common stock represented at the Dow special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the Dow stockholders.

Solicitation of Proxies

Dow is soliciting proxies to provide an opportunity to all Dow stockholders to vote on agenda items, whether or not the stockholders are able to attend the Dow special meeting or an adjournment or postponement thereof. Dow will bear the entire cost of soliciting proxies from its stockholders, except that Dow and DuPont have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Dow will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Dow common stock and secure their voting instructions, if necessary. Dow will reimburse the record holders on request for their reasonable expenses in taking those actions.

Dow has also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies and in communicating with Dow stockholders and estimates that it will pay them a fee of approximately $25,000 plus out-of-pocket fees and expenses for these services. Proxies also may be solicited on behalf of Dow in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication, or by Dow directors, officers and employees in person, by mail, by telephone, by facsimile, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Dow will not be specially compensated for their services or solicitation in this regard.

Adjournments

If a quorum is not present or represented, a meeting of Dow stockholders may be adjourned from time to time by the vote of shares of Dow common stock having a majority of the votes of the shares of Dow common stock represented at such meeting, until a quorum is present. If a quorum is present at the Dow special meeting but there are not sufficient votes at the time of the Dow special meeting to approve the Dow merger proposal, then Dow stockholders may be asked to vote on the Dow adjournment proposal. No notices of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the Dow board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each Dow stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the Dow special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Dow special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Dow special meeting, please contact D.F. King & Co., Inc., the proxy solicitation agent for Dow, at 48 Wall Street, 22nd Floor, New York, NY 10005, email at: dow@dfking.com, or call toll-free at (877) 361-7966.

THE DUPONT SPECIAL MEETING

General

This section contains information about the DuPont special meeting that has been called to consider and vote on the DuPont merger proposal, the DuPont adjournment proposal and the DuPont compensation proposal. This joint proxy statement/prospectus is being furnished to DuPont stockholders in connection with the solicitation of proxies by the DuPont board for use at the DuPont special meeting and any adjournments of such special meeting. This joint proxy statement/prospectus provides DuPont stockholders with information about the DuPont special meeting and should be read carefully in its entirety.

Date, Time and Place

The DuPont special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose of the DuPont Special Meeting

At the DuPont special meeting, DuPont stockholders will be asked to vote on the following proposals:

•	Proposal 1—Adoption of the Merger Agreement. To consider and vote on the DuPont merger proposal;

•	Proposal 2—Adjournments of the DuPont Special Meeting. To consider and vote on the DuPont adjournment proposal; and

•	Proposal 3—Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with DuPont Named Executive Officers. To consider and vote on the DuPont compensation proposal.

Recommendation of the DuPont Board of Directors

After careful consideration, the DuPont board, on December 10, 2015, unanimously (a) approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the DuPont merger, are advisable and fair to, and in the best interests of, DuPont and its stockholders; (b) authorized and approved the execution, delivery and performance of the merger agreement by DuPont and approved the DuPont merger; and (c) recommended the adoption of the merger agreement by the DuPont stockholders and directed that the merger agreement be submitted for consideration by the DuPont stockholders at the DuPont special meeting.

The DuPont board unanimously recommends that DuPont stockholders vote:

“FOR” the DuPont merger proposal;

“FOR” the DuPont adjournment proposal; and

“FOR” the DuPont compensation proposal.

DuPont Record Date; Stockholders Entitled to Vote

Only holders of record of DuPont common stock at the close of business on the DuPont record date for voting at the DuPont special meeting, are entitled to vote at the DuPont special meeting. On the DuPont record date, [●] shares of DuPont common stock were outstanding. There were [●] shares of DuPont preferred stock outstanding; however, no such shares of DuPont preferred stock outstanding as of the record date are entitled to vote. A list of stockholders of record entitled to vote at the DuPont special meeting shall be open to any stockholder for any purpose relevant to such meeting for ten days before the DuPont special meeting, during normal business hours, at the Office of the Corporate Secretary, 974 Centre Road, Wilmington, Delaware 19805.

Shares and Voting of DuPont’s Directors and Executive Officers

As of the close of business on the DuPont record date, less than [●]% of the outstanding shares of DuPont common stock were held by DuPont’s directors and executive officers and their affiliates. We currently expect that DuPont’s directors and executive officers will vote their shares of DuPont common stock in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum of stockholders is necessary to transact business at the DuPont special meeting. A quorum exists if the holders of at least a majority of the shares of DuPont common stock entitled to vote are present either in person or by proxy at the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum exists. Because none of the proposals to be voted on at the DuPont special meeting are routine matters for which brokers may have discretionary authority to vote, DuPont does not expect any broker non-votes at the DuPont special meeting.

Required Vote

Proposal 1: Vote on the DuPont merger proposal. The votes cast “FOR” this proposal must represent a majority of all outstanding shares of DuPont common stock entitled to vote thereon.

Proposal 2: Vote on the DuPont adjournment proposal. The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” to approve the vote on the DuPont adjournment proposal.

Proposal 3: Advisory vote on DuPont compensation proposal. The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” to approve the non-binding, advisory vote on the DuPont compensation proposal.

Under the NYSE rules, if you hold your shares of DuPont common stock in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the DuPont special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 at the DuPont special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the DuPont special meeting are routine matters for which brokers may have discretionary authority to vote, DuPont does not expect any broker non-votes at the DuPont special meeting.

Abstentions and Broker Non-Votes

A broker non-vote occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Under the NYSE rules, “non-routine” matters include the DuPont merger proposal (Proposal 1), the DuPont adjournment proposal (Proposal 2) and the vote, on an advisory basis, on the DuPont compensation proposal (Proposal 3). Because none of the proposals to be voted on at the DuPont special meeting are routine matters for which brokers may have discretionary authority to vote, DuPont does not expect any broker non-votes at the DuPont special meeting. If you hold your shares in street name, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote if you want your vote to be counted at the DuPont special meeting. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the DuPont special meeting.

If you are a DuPont stockholder and you mark your proxy or voting instructions to abstain or fail to instruct your broker or nominee to vote, it will have the effect of a vote “AGAINST” the DuPont merger but will have no effect on the DuPont adjournment proposal or the DuPont compensation proposal, assuming a quorum is present.

How to Vote

By Telephone—DuPont stockholders can vote their shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

By the Internet—DuPont stockholders can simplify their voting by voting their shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting facilities for stockholders of record are available 24 hours a day. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

By Mail—DuPont stockholders may vote their shares by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided with this joint proxy statement/prospectus. Proxy cards submitted by mail must be received by the time of the DuPont special meeting for your shares to be voted.

At the DuPont Special Meeting—Only DuPont stockholders and invited guests may attend the DuPont special meeting. You will need to bring picture identification to the meeting. If you own shares in street name (i.e., your shares are held in street name through a broker, bank, trustee or other nominee), please bring your most recent brokerage statement, along with picture identification, to the meeting. DuPont will use your brokerage statement to verify your ownership of DuPont common stock and admit you to the meeting. Shares held in your name as the stockholder of record may be voted by you in person at the DuPont special meeting. Shares held beneficially in street name may be voted by you in person at the DuPont special meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the DuPont special meeting. If you vote by proxy and also attend the DuPont special meeting, you do not need to vote again at the DuPont special meeting unless you wish to change your vote. Even if you plan to attend the DuPont special meeting, we strongly urge you to vote in advance by proxy by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed proxy card and below.

Voting of DuPont Shares Held in Street Name

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record as detailed on the enclosed voting instructions form. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the approval of the DuPont merger proposal (Proposal 1), the DuPont adjournment proposal (Proposal 2) or the vote on the DuPont compensation proposal (Proposal 3). We urge you to instruct your broker or other nominee how to vote your shares by following those instructions.

Voting by Employees Participating in the DuPont Retirement Savings Plan

If you are an employee of DuPont or one of DuPont’s subsidiaries and participate in the DuPont Retirement Savings Plan (the “Plan”), the enclosed voting instruction form indicates the aggregate number of shares of

DuPont common stock credited to your account as of [●], 2016, the DuPont record date for voting at the DuPont special meeting. If you timely submit your voting instructions to the Plan Trustee by following the instructions on the enclosed voting instruction form, your shares will be voted as you have directed. If you do not provide the Trustee with voting instructions, the Trustee may vote as directed by the plan fiduciary or by an independent fiduciary selected by the plan fiduciary all shares held in the plans for which no voting instructions are received. The Trustee must receive your voting instructions no later than [●], 2016 or, if you are voting via the Internet or by phone, by 11:59 p.m., Eastern Daylight Time, on [●], 2016. Please note that Plan participants may vote their shares through the Trustee only and accordingly may not vote their Plan shares in person at the DuPont special meeting.

Voting of Proxies

If you vote by telephone, via the Internet or by signing, dating and returning a proxy card, we will vote your shares as you direct. If you submit a proxy to DuPont without indicating instructions with respect to specific proposals, we will vote your shares consistent with the recommendations of the DuPont board as stated in this joint proxy statement/prospectus, specifically for approval of the DuPont merger proposal, in favor of the DuPont adjournment proposal and in favor of the advisory vote on the DuPont compensation proposal.

Proxy Committee

The Proxy Committee is composed of the DuPont board who vote as instructed the shares of DuPont common stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the DuPont board a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Revocability of Proxies and Changes to a DuPont Stockholder’s Vote

You can change your vote or revoke your proxy at any time before it is exercised at the DuPont special meeting by doing any of the following: (1) you can submit a valid proxy with a later date; (2) you can notify DuPont’s Secretary in writing at Secretary, E. I. du Pont de Nemours and Company, 974 Centre Road, Wilmington, Delaware 19805 that you have revoked your proxy; (3) you can log on to the Internet website specified on your proxy card as you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case following the instructions on your proxy card and to the extent you are eligible to do so; or (4) you can vote in person by written ballot at the DuPont special meeting.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking DuPont proxies should be addressed to:

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Attn: Erik Hoover, Secretary

If your DuPont shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the DuPont special meeting, a DuPont stockholder will not be able to revoke its proxy or change its vote as to that matter.

Tabulation of Votes

The DuPont board has appointed representatives of Broadridge Corporate Issuer Solutions, Inc. and IOE Services Inc. to serve as the inspectors of election for the DuPont special meeting. The inspectors of election will, among other matters, determine the number of shares of DuPont common stock represented at the DuPont special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the DuPont stockholders.

How to Attend the DuPont special meeting

Registered stockholders may be admitted to the DuPont special meeting upon providing picture identification. If you own shares in street name (i.e., your shares are held in street name through a broker, bank, trustee or other nominee), please bring your most recent brokerage statement, along with picture identification, to the DuPont special meeting. We will use your brokerage statement to verify your ownership of DuPont common stock and admit you to the DuPont special meeting.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags or packages will not be permitted in [●].

Solicitation of Proxies

DuPont is soliciting proxies to provide an opportunity to all DuPont stockholders to vote on agenda items, whether or not the stockholders are able to attend the DuPont special meeting or an adjournment or postponement thereof. DuPont will bear the entire cost of soliciting proxies from its stockholders, except that DuPont and Dow have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, DuPont will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of DuPont common stock and secure their voting instructions, if necessary. DuPont will reimburse the record holders on request for their reasonable expenses in taking those actions.

DuPont has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and in communicating with DuPont stockholders and estimates that it will pay them a fee of approximately $35,000 plus out-of-pocket fees and expenses for these services. Proxies also may be solicited on behalf of DuPont in person, by mail, by telephone or by electronic communication or by DuPont officers and employees, who will not be specially compensated for their services in this regard.

Adjournments

If a quorum is not present or represented, a meeting of DuPont stockholders may be adjourned by the Chair, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

If a quorum is present at the DuPont special meeting but there are not sufficient votes at the time of the DuPont special meeting to approve the DuPont merger proposal, then DuPont stockholders may be asked to vote on the DuPont adjournment proposal. No notices of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the DuPont board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each DuPont stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the DuPont special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the DuPont special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Confidential Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any individual stockholder is not disclosed except as may be necessary to meet legal requirements.

Assistance

If you have any questions or need assistance in voting your shares, please call Innisfree M&A Incorporated, the firm assisting DuPont in the solicitation. DuPont stockholders in the U.S. and Canada may call toll-free at (877) 750-9501. Banks and brokers may call collect at (212) 750-5833.

DOW PROPOSAL 1 AND DUPONT PROPOSAL 1:

THE ADOPTION OF THE MERGER AGREEMENT

Effects of the Mergers

At the effective time, Dow Merger Sub will be merged with and into Dow, with Dow surviving the Dow merger as a subsidiary of DowDuPont, and DuPont Merger Sub will be merged with and into DuPont, with DuPont surviving the DuPont merger as a subsidiary of DowDuPont. As a result, among other things, DowDuPont will become the ultimate parent of Dow, DuPont and their respective subsidiaries.

Subject to the terms and conditions set forth in the merger agreement, Dow stockholders will have the right to receive, with respect to each share of Dow common stock they hold at the effective time, one share of DowDuPont common stock and DuPont stockholders will have the right to receive, with respect to each share of DuPont common stock they hold at the effective time, 1.2820 shares of DowDuPont common stock, with cash paid in lieu of fractional shares of DowDuPont common stock. Subject to the terms and conditions set forth in the merger agreement, holders of Dow Series A preferred stock will have the right to receive, with respect to each share of Dow Series A preferred stock held at the effective time, one share of DowDuPont Series A preferred stock. See “—The Adoption of the Merger Agreement—Treatment of Dow Series A Preferred Stock”. Subject to the terms of the merger agreement, and unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, each share of DuPont preferred stock will remain issued and outstanding, will be unaffected by the mergers and is expected to remain listed on the NYSE.

The merger agreement does not contain any provision that would adjust the applicable exchange ratios based on fluctuations in the market value of either company’s common stock. Because of this, the implied value of the stock consideration to Dow stockholders and DuPont stockholders will fluctuate between now and the completion of the mergers and will depend on the market value of DowDuPont common stock at the time the mergers are completed, which will in turn be affected by the market value of the Dow and DuPont common stock at such time.

The Intended Business Separations

Dow and DuPont intend that, following the consummation of the mergers, the combined company will pursue, subject to the receipt of approval by the DowDuPont board and any required regulatory approvals, the separation of the combined company’s agriculture business, material science business and specialty products business through one or more tax-efficient transactions, resulting in three independent, publicly traded companies. Dow and DuPont currently anticipate that the intended business separation transactions will be consummated as soon as practicable following the consummation of the mergers, but consummation of the intended business separation transactions is not expected to exceed 18-24 months after the mergers, in the form of one or more pro-rata spin-off transactions, in which DowDuPont stockholders, at such time, would receive shares of capital stock in the resulting spin-off company or companies.

Note: Numbers may not sum due to rounding.

(1)	Based on Dow’s and DuPont’s Net Sales as reported in Dow’s and DuPont’s respective 2015 Form 10-K filings.
(2)	Adjusted EBITDA noted above is based on the historical measures of segment profit/loss, EBITDA for Dow and segment operating earnings for DuPont, reported in each company’s respective 2015 Form 10-K filing. These measures were adjusted to exclude certain items for Dow and to exclude segment depreciation and amortization for DuPont.

•	Dow uses EBITDA (which Dow defines as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses; items that principally apply to Dow as a whole are assigned to corporate. Additional information regarding Dow’s operating segments and a reconciliation of EBITDA to “Income Before Income Taxes” can be found in Note 26 to the Consolidated Financial Statements, in Dow’s 2015 Form 10-K.

¡	Specialty Products’ adjusted EBITDA includes results of Dow Electronic Materials.

•

As its measure of segment profit/loss, DuPont uses segment operating earnings which DuPont defines as income (loss) from continuing operations before income taxes excluding significant pre-tax benefits (charges), non-operating pension and other postretirement employee benefit costs, exchange gains

(losses), corporate expenses and interest. Non-operating pension and other postretirement employee benefit costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component. Additional information related to significant pre-tax benefits (charges) excluded from segment operating earnings and a reconciliation of segment operating earnings to income from continuing operations before income taxes is included in Note 22 to the Consolidated Financial Statements in DuPont’s 2015 Form 10-K.

¡	Specialty Products’ adjusted EBITDA includes costs associated with the cellulosic biofuel facility in Nevada, Iowa, while all other earnings and costs associated with DuPont’s non-aligned businesses and pharmaceuticals are excluded from adjusted EBITDA of each segment.

Adjusted EBITDA may not be indicative of the future performance of the businesses of the combined company after the consummation of the mergers or of any intended business separation transaction and does not include the impact of any anticipated cost synergies or growth synergies.

Agriculture Business

It is anticipated that the agriculture business will consist of the businesses that comprise DuPont’s agriculture business and that comprise Dow’s agricultural sciences business. It is intended that the agricultural business, when separated, will have credit metrics and a credit profile generally consistent with those of DuPont as of December 11, 2015. It is contemplated that the agricultural business will, upon the intended business separation, be allocated the accrued and contingent liabilities that are primarily associated with such business, a proportional share of pension and other post-employment benefit cost liabilities (together with the associated assets) that correspond to the current and former employees of the allocated businesses described above, a to be determined portion of the liabilities related to DuPont’s discontinued and divested businesses and operations, and certain customary tax indemnification obligations and expenses associated with the separation. The anticipated headquarters of the agricultural business is Wilmington, Delaware.

Based solely on Dow’s and DuPont’s net sales for the fiscal year ended December 31, 2015 as reported in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus, in connection with the integration and operation of the agriculture business following the consummation of the mergers, the anticipated combined agriculture business of Dow and DuPont would have annual revenue of approximately $16 billion for the fiscal year ended December 31, 2015. For the same period, the estimated adjusted EBITDA of the combined agriculture business of Dow and DuPont would be approximately $3 billion, subject to the adjustments described in detail in footnote 2 of the graphic above.

Adjusted EBITDA, a non-GAAP financial measure, is not prepared in accordance with U.S. GAAP, is not reported by all of DuPont’s and Dow’s competitors and may not be directly comparable to similarly titled measures of their competitors due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures. While it may provide meaningful information to help investors understand the profitability of the agriculture business on a combined basis for the fiscal year ended December 31, 2015, adjusted EBITDA may not be indicative of the future performance of the agriculture business of the combined company after the consummation of the mergers or of any intended business separation transaction. Accordingly, there can be no assurance that actual adjusted EBITDA of the anticipated combined agriculture business will not be significantly lower or higher than estimated.

In addition, Dow management and DuPont management anticipate that the consummation of the mergers would result in the combined agriculture business achieving annual run-rate cost synergies of approximately $1.3 billion within the first 24 months after the mergers.

Material Science Business

It is anticipated that the material science business will consist of the businesses that comprise DuPont’s performance materials businesses and the businesses that comprise Dow’s performance plastics, performance materials and chemicals, infrastructure solutions and the Consumer Care and Dow Automotive Systems portions of consumer solutions business and the businesses of the Dow Corning Corporation (other than the electronics portion of its silicones business). It is intended that the material science business, when separated, will have credit metrics and a credit profile generally consistent with those of Dow as of December 11, 2015. It is contemplated that the material science business will, upon the intended business separation, be allocated the accrued and contingent liabilities that are primarily associated with such business, a proportional share of pension and other post-employment benefit cost liabilities (together with the associated assets) that correspond to the current and former employees of the allocated businesses described above, the liabilities related to Dow’s discontinued and divested businesses and operations, and certain customary tax indemnification obligations and expenses associated with the separation. The anticipated headquarters of the material science business is Midland, Michigan.

Based solely on Dow’s and DuPont’s net sales for the fiscal year ended December 31, 2015 as reported in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus, in connection with the integration and operation of the material science business following the consummation of the mergers, the anticipated combined material science business of Dow and DuPont would have annual revenue of approximately $46 billion for the fiscal year ended December 31, 2015. For the same period, the estimated adjusted EBITDA of the combined material science business of Dow and DuPont would be approximately $10 billion, subject to the adjustments described in detail in footnote 2 of the graphic above.

Adjusted EBITDA, a non-GAAP financial measure, is not prepared in accordance with U.S. GAAP, is not reported by all of DuPont’s and Dow’s competitors and may not be directly comparable to similarly titled measures of their competitors due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures. While it may provide meaningful information to help investors understand the profitability of the material science business on a combined basis for the fiscal year ended December 31, 2015, adjusted EBITDA may not be indicative of the future performance of the material science business of the combined company after the consummation of the mergers or of any intended business separation transaction. Accordingly, there can be no assurance that actual adjusted EBITDA of the anticipated combined material science business will not be significantly lower or higher than estimated.

In addition, Dow management and DuPont management anticipate that the consummation of the mergers would result in the combined material science business achieving annual run-rate cost synergies of approximately $1.5 billion within the first 24 months after the mergers.

Specialty Products Business

It is anticipated that the specialty products business will consist of the businesses that comprise DuPont’s electronics and communications, nutrition and health, industrial biosciences (including, without limitation, its cellulosic biofuel facility in Nevada, Iowa) and safety and protection business and the businesses that comprise Dow’s electronic materials portion of its consumer solutions business and the electronics portion of the silicones business of the Dow Corning Corporation. It is intended that the specialty products business, when separated, will have an investment grade credit rating. It is contemplated that the specialty products business will, upon the intended business separation, be allocated the accrued and contingent liabilities that are primarily associated with such business, a proportional share of pension and other post-employment benefit cost liabilities (together with the associated assets) that correspond to the current and former employees of the allocated businesses described above, a to be determined portion of the liabilities related to DuPont’s discontinued and divested businesses and operations, and certain customary tax indemnification obligations and expenses associated with the separation. The anticipated headquarters of the specialty products business is Wilmington, Delaware.

Based solely on Dow’s and DuPont’s net sales for the fiscal year ended December 31, 2015 as reported in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus, in connection with the integration and operation of the specialty products business following the consummation of the mergers, the anticipated combined specialty products business of Dow and DuPont would have annual revenue of approximately $12 billion for the fiscal year ended December 31, 2015. For the same period, the estimated adjusted EBITDA of the combined specialty products business of Dow and DuPont would be approximately $2.6 billion, subject to the adjustments described in detail in footnote 2 of the graphic above.

Adjusted EBITDA, a non-GAAP financial measure, is not prepared in accordance with U.S. GAAP, is not reported by all of DuPont’s and Dow’s competitors and may not be directly comparable to similarly titled measures of their competitors due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures. While it may provide meaningful information to help investors understand the profitability of the specialty products business on a combined basis for the fiscal year ended December 31, 2015, adjusted EBITDA may not be indicative of the future performance of the specialty products business of the combined company after the consummation of the mergers or of any intended business separation transaction. Accordingly, there can be no assurance that actual adjusted EBITDA of the anticipated combined specialty products business will not be significantly lower or higher than estimated.

In addition, Dow management and DuPont management anticipate that the consummation of the mergers would result in the combined specialty products business achieving annual run-rate cost synergies of approximately $0.3 billion within the first 24 months after the mergers.

In connection with achieving both the estimated aggregate annual run-rate cost synergies for the agriculture, material science and specialty products businesses of the combined company and the anticipated aggregate growth synergies of approximately $1.0 billion for the combined company, in each case following the consummation of the mergers, it is expected that DowDuPont would incur one-time costs between $3.5 and $4.1 billion.

The general liabilities and indebtedness of DowDuPont that are not primarily associated with any of the agriculture, material science or specialty products businesses are contemplated to be allocated such that the financial structure of each respective business, upon separation, will be aligned with the scope of, and associated business plan with regard to, such business. Liabilities for discontinued and divested businesses and operations of Dow will be allocated to the material science business, and liabilities for discontinued and divested businesses and operations of DuPont will be allocated to the agriculture business and specialty products business by the Agriculture Advisory Committee and the Specialties Advisory Committee.

Governance

As soon as reasonably practicable following the consummation of the mergers, the combined company will, subject to the DowDuPont board’s authority to abandon the separation transactions, organize and operate the agricultural business, the material science business and the specialty products business as distinct businesses of DowDuPont. At the effective time, the DowDuPont board will establish three advisory committees of the board to generally oversee the business and affairs of each of DowDuPont’s agriculture business, material science business and specialty products business in preparation for the intended business separations. For a description of the advisory committees and the composition thereof, see “Certain Governance Matters Following the Mergers—Advisory Committees of DowDuPont Board of Directors” beginning on page 140. The advisory committees will make certain determinations with respect to their respective businesses, subject to and in accordance with certain agreed upon principles as set forth in the DowDuPont bylaws. Each advisory committee will, taking into account the input of DowDuPont’s Chief Financial Officer and General Counsel and the General Counsel of the material science business, develop a capital structure for its respective business, which will be presented to the DowDuPont board. Each advisory committee will also select and make permanent the chief executive officer and leadership teams of its respective business, provided that the advisory committee’s decisions may be altered by an affirmative vote of more than 66 2/3% of the DowDuPont board.

The advisory committees will provide monthly status reports to the DowDuPont board with respect to the organization of the agriculture, material science and specialty products businesses. Each advisory committee will have the sole authority to approve any changes to the scope of its associated business by an affirmative vote of the majority of the members of such committee.

To the extent there are any disagreements between or among the advisory committees regarding the determinations regarding the capital structure of the businesses discussed above, the matter shall be submitted to a reconciliation committee, consisting of the chief executive officer of DowDuPont, the executive chairman of DowDuPont, and the independent co-lead directors of DowDuPont, for resolution. To the extent the reconciliation committee is unable to come to a determination, a majority of the DowDuPont board shall make the determination.

The DowDuPont board will have the authority to approve the intended business separations or may determine to abandon the exploration or pursuit of a separation of the agriculture business, material science business or specialty products business, respectively. In the event that the separation of any business is consummated, the advisory committee with respect to such business shall be dissolved, with it being anticipated that its members would continue as members of the board of directors of the separated entity, and the provisions in the DowDuPont’s bylaws with respect thereto shall be of no further force and effect. To the extent the DowDuPont board determines to abandon one or more of the anticipated separations, the advisory committees may be dissolved at any time following the two year anniversary of the consummation of the mergers.

The provisions of the DowDuPont bylaws regarding the governance matters described herein may only be modified, amended or repealed, and bylaw provisions inconsistent with such matters may only be adopted, by an affirmative vote of at least 66 2/3% of (i) the DowDuPont board or (ii) the holders of all shares of capital stock of the combined company then entitled to vote on such matters.

IT SHOULD BE NOTED THAT THE CONSUMMATION OF THE MERGERS IS NOT CONDITIONED ON THE DETERMINATION TO PROCEED WITH THE INTENDED BUSINESS SEPARATION TRANSACTIONS DESCRIBED HEREIN AND ANY SUCH DETERMINATION TO PROCEED WITH ANY OR ALL OF THE INTENDED BUSINESS SEPARATIONS WILL ONLY BE MADE AFTER CONSUMMATION OF THE MERGERS. THE DOWDUPONT BOARD MAY, AT ANY TIME PRIOR TO THE CONSUMMATION OF ANY OF THE INTENDED BUSINESS SEPARATIONS, DETERMINE TO ABANDON ANY OR ALL SUCH TRANSACTIONS, AND NO ASSURANCE CAN BE GIVEN THAT ANY SUCH TRANSACTIONS WILL OCCUR, EITHER IN THE CURRENTLY INTENDED FORM DESCRIBED HEREIN OR AT ALL. DOW STOCKHOLDERS AND DUPONT STOCKHOLDERS ARE BEING ASKED TO VOTE TO ADOPT THE MERGER AGREEMENT WITH RESPECT TO THE PROPOSED MERGERS AND ARE NOT BEING ASKED TO VOTE ON ANY INTENDED BUSINESS SEPARATION TRANSACTION. IN THE EVENT THAT THE DOWDUPONT BOARD DETERMINES, FOLLOWING THE COMPLETION OF THE MERGERS, TO PROCEED WITH ANY OF THE INTENDED BUSINESS SEPARATION TRANSACTIONS, WE CURRENTLY ANTICIPATE THAT ANY SUCH INTENDED BUSINESS SEPARATION TRANSACTION WOULD BE EFFECTUATED THROUGH ONE OR MORE PRO-RATA SPIN-OFF TRANSACTIONS, IN WHICH DOWDUPONT STOCKHOLDERS, AT SUCH TIME, WOULD RECEIVE SHARES OF CAPITAL STOCK IN THE RESULTING SPIN-OFF COMPANY OR COMPANIES. WE DO NOT CURRENTLY EXPECT THAT DOWDUPONT WOULD SEEK THE APPROVAL OF ITS

STOCKHOLDERS FOR ANY SUCH INTENDED TRANSACTION. FOR A FURTHER DISCUSSION OF THE RISKS RELATED TO THE INTENDED BUSINESS SEPARATION TRANSACTIONS, SEE “RISK FACTORS—THE DETERMINATION TO PROCEED WITH THE INTENDED BUSINESS SEPARATIONS WILL NOT BE MADE AT THE TIME OF THE CONSUMMATION OF THE MERGERS AND THE EXPECTED BENEFITS OF SUCH TRANSACTIONS, IF THEY OCCUR, WILL BE UNCERTAIN” BEGINNING ON PAGE 39.

Background of the Mergers

Each of Dow and DuPont management and each of the Dow and DuPont boards regularly reviews and discusses its respective company’s performance, strategy, competitive position in the industries in which such company operates and opportunities available to such company. In addition, each of Dow and DuPont management and each of the Dow and DuPont boards regularly reviews and evaluates various potential strategic alternatives as part of its respective company’s ongoing efforts to strengthen its overall business and enhance value for such company’s respective stockholders.

Over the last ten years, Dow has pursued a strategic agenda with a consistent theme to increase Dow’s earnings consistency and deliver earnings growth by transforming from a basics cyclical chemical provider and moving to a performance-oriented and solutions-driven enterprise with an operationally excellent foundation. In July 2006, the Dow board conducted a thorough strategic review, examining multiple options to become a consistent earnings growth company. From 2006 through 2012, Dow aggressively advanced its agenda in line with this strategic framework – shifting to a higher-margin portfolio that captures value from integration and differentiation (sustainable feedstock advantage, valued technology differentiation, participation in attractive, fast growing markets). In July 2013, with the assistance of M. Klein and McKinsey & Company, which we refer to as McKinsey, the Dow board performed a comprehensive review of the strategy and alternatives put forward by Dow management and endorsed a strategic agenda to accelerate stockholder value creation by strengthening Dow’s market-based approach and expanding its position in select attractive sectors to drive earnings growth. As part of that July 2013 review, the Dow board also endorsed a series of actions to reduce Dow’s exposure to low return-on-capital businesses and non-strategic assets. Following this strategic review and with the continued support of external advisors, including, among others, M. Klein, Morgan Stanley and McKinsey, Dow initiated and achieved a series of portfolio management actions, including the divestiture of Dow’s polypropylene licensing & catalyst and sodium borohydride businesses; the split-off of Dow Chlorine Products; the divestiture of ANGUS Chemical Company; the divestiture of AgroFresh, Dow’s post-harvest specialty chemical business; the sale of Dow’s direct ownership interest in MEGlobal to EQUATE; and the signing of a definitive agreement to restructure ownership of the Dow Corning Corporation’s Silicones business. In addition, following the July 2013 review, the Dow board and management and their external advisors continued their ongoing evaluation and action of several strategic alternatives for Dow’s agricultural sciences business, including combinations with DuPont.

As part of this ongoing strategic review and implementation of the objectives from the July 2013 strategic review, representatives of Dow have, from time to time, discussed with several companies potential business combination and other strategic transactions to enhance stockholder value, including acquisitions, divestitures, joint ventures and other potential transactions with other companies. During 2015 and as publicly disclosed, most of the agricultural sciences market participants were engaged in various discussions about acquisitions, divestitures, joint ventures and other potential business combinations. Based on the ongoing strategic review and the desire to monitor ongoing options with respect to Dow’s agricultural sciences business, Dow also pursued various actions with respect to this business. Dow engaged in discussions with several of these industry participants and took various actions to review alternatives. These actions included an ongoing dialogue with several companies, including Company A, a large publicly-traded company in the agricultural sciences industry. Dow engaged in preliminary discussions with Company A throughout 2015 regarding a potential divestiture to Company A of Dow’s agricultural sciences business as further described below. Dow also engaged in discussions with Company B, another large publicly-traded company in the agricultural sciences industry during the latter half of 2015, as further described below, and Company C, a large, publicly-traded company in the chemicals industry, as further described below.

The DuPont board regularly evaluates DuPont’s strategic direction and ongoing business plans, with a view toward strengthening DuPont’s core businesses and enhancing stockholder value. As part of this ongoing evaluation, the DuPont board has considered a variety of strategic alternatives, which have resulted in a number of changes to DuPont’s portfolio, including, among others, the acquisition of Danisco, a leading participant in the enzyme and specialty food ingredients industries, in 2011, the disposition of DuPont’s Performance Coatings business, now known as Axalta Coating Systems, in 2013 and the separation of DuPont’s Performance Chemicals segment through the spin-off of Chemours in 2015. To support such evaluation, DuPont has received the advice of financial advisors, including Evercore and Goldman Sachs. As part of this process, representatives of DuPont have, from time to time, discussed with various companies in the industries in which DuPont competes, potential business combination transactions that might expand DuPont’s businesses, improve its competitive position and enhance stockholder value. These potential business combination transactions have included acquisitions by DuPont, joint ventures and the spin-off and combination of certain DuPont business lines with other companies. In addition, from time to time, DuPont has received indications of interest from other companies, including on several occasions Dow, regarding potential business combination transactions involving DuPont, including whole-company merger transactions and transactions involving particular business lines of the two companies, none of which, prior to the transactions discussed in this joint proxy statement/prospectus, progressed to the negotiation phase.

In the course of Dow’s regular review of strategic alternatives to enhance stockholder value, the Dow board reviewed potential transactions involving DuPont. This review resulted in numerous Dow-initiated engagements and dialogue over the years between the executive leadership of Dow and DuPont. Each of Dow and DuPont management regularly updated the Dow board and DuPont board, respectively, as to such engagements and discussions. Specifically, as a result of such review, management meetings were held between Mr. Andrew N. Liveris, Chief Executive Officer and Chairman of Dow, and Ms. Ellen J. Kullman, then-Chair and Chief Executive Officer of DuPont, in New York City on November 5, 2014 and between Howard I. Ungerleider, Chief Financial Officer of Dow, and David G. Bills, Senior Vice President of Corporate Strategy of DuPont, on December 2, 2014, in each case to discuss potential transactions involving Dow and DuPont, including a potential merger transaction. Prior to October 2015, the engagements did not result in a transaction that progressed to the negotiation stage.

On April 13, 2015, Messrs. Liveris and Ungerleider met with the Chairman and Chief Executive Officer of Company A in New York City to again discuss a potential transaction involving Company A and Dow’s agricultural sciences business. This meeting was followed up by a subsequent telephone call on May 4, 2015 between Mr. Liveris and the Chief Executive Officer of Company A to follow-up on this discussion.

On May 27, 2015, Mr. Liveris again met with Ms. Kullman to discuss a potential “merger of equals” or an asset swap transaction involving Dow and DuPont, in which one or more business lines of each company would be swapped for one or more business lines of the other. At the conclusion of the meeting, Mr. Liveris and Ms. Kullman agreed to have their respective chief financial officers and strategy teams meet to determine whether there might be a basis for a potential transaction.

On May 28, 2015, Mr. Liveris had dinner with the Chairman and Chief Executive Officer of Company B in Midland, Michigan where they discussed potential ventures in the chemical space, including Dow selling its agricultural sciences business to Company B.

On June 5, 2015, Mr. Liveris received a letter from the Chairman and Chief Executive Officer of Company A with a non-binding indication of interest to acquire Dow’s agricultural sciences business. The non-binding indication of interest was subject to various conditions, including completion of due diligence by Company A.

On June 8, 2015, Mr. Liveris and the Chairman of Company C spoke via telephone to discuss a potential venture between the companies’ respective agricultural sciences businesses. On June 23, 2015, as a follow-up to their June 8th meeting, Mr. Liveris and the Chairman of Company C met in Zurich, Switzerland to discuss potential transaction structures between the companies’ respective agricultural sciences businesses.

On June 29, 2015, Mr. Ungerleider and Torsten Kraef, Corporate Vice President of Strategy Development and New Business Development of Dow, presented to Nicholas C. Fanandakis, Executive Vice President and Chief Financial Officer of DuPont, and Mr. Bills, the benefits to both companies’ stockholders of a potential “merger of equals” transaction involving Dow and DuPont. Such benefits and the material considerations for such a transaction included the anticipated cost and growth synergies and the development of a leader in the agriculture industry and a key provider of various materials for key markets such as packaging, electronics, construction and transportation. Messrs. Ungerleider, Kraef, Fanandakis and Bills also discussed various alternative transaction structures, including, among others, a merger of equals followed by a separation of the combined company’s agricultural sciences business as a standalone public company and a potential swap of certain assets of Dow and DuPont, and the challenges that might be faced in connection with any such alternative transaction structure.

On July 9, 2015, the Dow board held a regularly scheduled board meeting. As part of that meeting, Dow management presented various potential strategic alternatives available to Dow with respect to its agriculture business particularly given the then-current state of the agricultural sciences industry, including the fact that numerous companies in the agriculture sciences industry had been reportedly discussing potential strategic transactions with one another. Dow management believed that this potential consolidation within the agriculture sciences industry raised the likelihood that one of the potential strategic alternatives being considered could be achieved, but also believed that the consolidation of other competitors in the agriculture sciences industry could pose challenges to Dow’s business moving forward. The strategic alternatives that were presented by Dow management included, among others, continuing to organically grow Dow’s agriculture business, pursuing an acquisition, divestiture or alliance involving Dow’s agriculture business or pursuing a business combination transaction involving DuPont with a subsequent separation of the combined company’s agriculture business as a standalone public company. The Dow board and management discussed the strategic rationale and potential benefits, challenges and value creation associated with each alternative. This review included an update on preliminary discussions with several agricultural sciences companies (including a review of the non-binding proposal received from Company A and the preliminary discussions with Company B and Company C) in addition to DuPont regarding potential strategic transactions involving Dow’s agricultural sciences business. During the meeting, the Dow board received an update on the paths forward outlined in the 2013 strategic review, including potential combinations with DuPont. The Dow board also received an update on the most recent interaction with DuPont. At the conclusion of the meeting, the Dow board unanimously authorized Dow management to (i) continue to explore potential strategic alternatives and approach DuPont with respect to a potential merger transaction and subsequent separation of the combined company’s agriculture business as this alternative was expected by Dow to be the most tax efficient and create the most value for stockholders and (ii) inform Company A that Dow would not be proceeding with respect to the current offer on the basis that it significantly undervalued Dow’s agricultural sciences business.

On July 10, 2015, Mr. Liveris sent a letter to the Chairman and Chief Executive Officer of Company A informing them that Dow would not be proceeding with respect to their offer because it significantly undervalued Dow’s agricultural sciences business; however, that Dow remained open to considering future proposals that would be in the best interests of Dow and its stockholders.

In July, 2015, Dow continued working with Morgan Stanley and began working with Lazard, in addition to M. Klein. Dow subsequently entered into separate engagement letters with each of M. Klein, Morgan Stanley and Lazard on December 8, 2015. Between July and December 10, 2015, Morgan Stanley and Lazard reviewed the potential transaction with DuPont including with respect to other potential transaction structures and alternatives, as part of their regular consultation to Dow management and in support of materials provided for the updates to the Dow board.

On July 20, 2015, Mr. Liveris sent a letter to Company C outlining potential collaboration opportunities for Dow and Company C, which was followed up by a discussion between representatives of Dow and Company C on August 5, 2015 to further discuss such opportunities. To further facilitate these discussions, Dow and Company C entered into a non-disclosure agreement on August 17, 2015. Further discussions took place between representatives of Dow and Company C on September 9, 2015, October 7, 2015, October 26, 2015 and November 4, 2015; however, these discussions did not progress past the preliminary discussion phase and did not result in any indications of interest from either Dow or Company C regarding a strategic transaction.

On August 6, 2015, Mr. Liveris and Ms. Kullman met in New Castle County, Delaware to discuss the proposed “merger of equals” transaction, as well as other transaction alternatives, including DuPont’s acquisition of Dow’s agricultural sciences business. During this meeting, Mr. Liveris proposed, and the parties discussed, a potential two-stage “merger of equals” transaction in which, following the combination of DuPont and Dow through a merger transaction, the combined company would be separated into two independent public companies, one generally comprised of the combined agricultural businesses of DuPont and Dow and the other comprised of the remaining businesses of the two companies.

On August 26, 2015, at a meeting of the DuPont board, which was attended by representatives of Evercore, Goldman Sachs and Skadden, representatives of Evercore and Goldman Sachs delivered a presentation to the DuPont board regarding various potential alternative transactions which DuPont might elect to pursue, including an acquisition of Company 1, a large publicly-traded company in the agricultural sciences industry, a combination of DuPont’s agricultural sciences business with Company 1, the potential acquisition of Dow’s agricultural sciences business, or the potential “merger of equals” transaction with Dow, both with and without a post-merger separation transaction. Prior to the meeting, the DuPont board had considered the fact that Goldman Sachs was acting as financial advisor to Company 1 in connection with a separate potential transaction that did not involve DuPont and determined that this relationship was not expected to impact Goldman Sachs’ advice to the DuPont board with respect to a potential transaction with Dow or the DuPont board’s decision-making with respect to any of the other transactions being considered by the DuPont board and discussed herein. As a result, it was determined that Goldman Sachs would not act as financial advisor to the DuPont board with respect to its consideration of a potential transaction with Company 1, including any ensuing discussions or negotiations with Company 1. At the meeting of the DuPont board on August 26, 2015 and all subsequent meetings of the DuPont board, Goldman Sachs did not contribute to, or take part in, any presentations or other advice provided to the DuPont board with respect to a potential transaction with Company 1. Ms. Kullman then reported on her discussion with Mr. Liveris and the other discussions among management representatives of Dow and DuPont. Throughout this meeting, the DuPont board discussed the potential benefits and risks associated with any potential “merger of equals” transaction, including the alternative transaction structures described by Evercore and Goldman Sachs. The DuPont board expressed its support for DuPont management’s continuing discussions with Dow and directed DuPont management, along with DuPont’s financial and legal advisors, to continue their analysis of a potential “merger of equals” transaction, followed by a separation, including further development of a proposal for the optimal composition of the businesses to be included in the resulting companies. The DuPont board also directed Ms. Kullman to pursue discussions regarding the potential transaction alternatives involving Company 1.

On August 27, 2015, Ms. Kullman met with the Chairman of the board of directors of Company 1, who we refer to as the Chairman of Company 1, in Geneva, Switzerland, to discuss various strategic alternatives involving the two companies, including a possible acquisition by DuPont of Company 1 or a combination of DuPont’s agricultural sciences business with Company 1.

On September 11, 2015, at a telephonic meeting of the DuPont board, DuPont management delivered a presentation to the DuPont board concerning DuPont’s future performance outlook on a stand-alone basis. The DuPont board requested that DuPont management and the DuPont financial advisors present an update regarding potential strategic transaction alternatives at the upcoming scheduled September 30, 2015 meeting of the DuPont board.

On September 17, 2015, representatives of DuPont management, including Ms. Kullman and Mr. Fanandakis, and Dow management, including Messrs. Liveris and Ungerleider, met to discuss various considerations relating to the structuring of a potential “merger of equals” transaction followed by a post-merger separation of the combined company’s agriculture business, including the potential benefits of the post-merger separation and the composition of the resulting entities.

On September 30, 2015, at a telephonic meeting of the DuPont board, in which representatives of Evercore, Goldman Sachs and Skadden participated, Ms. Kullman reported on her discussions with Mr. Liveris and the other discussions among management representatives of Dow and DuPont. Ms. Kullman and DuPont management, together with representatives of Evercore and Goldman Sachs, outlined for the DuPont board potential structuring, tax and governance considerations, as well as DuPont management’s preliminary views of potential synergies that might be realized, in connection with a possible “merger of equals” transaction, both with and without a post-merger separation into two public companies, as well as other alternative transactions, including the potential acquisition of Dow’s agricultural sciences business, the acquisition of Company 1 or a combination of DuPont’s agricultural sciences business with Company 1. Throughout these meetings, the DuPont board discussed the potential benefits and risks associated with each of the various strategic alternatives under consideration, including DuPont’s future performance outlook on a stand-alone basis, as presented to the DuPont board at the September 11, 2015 meeting, and expressed its support for DuPont management’s continuing discussions with Dow and Company 1.

On October 5, 2015, DuPont announced that Mr. Edward D. Breen, a DuPont director, had been appointed Interim Executive of DuPont effective as of October 6, 2015 and, effective on October 16, 2015, appointed Interim Chair and Chief Executive Officer of DuPont, and that on October 16, 2015 Ms. Kullman’s tenure as Chair and Chief Executive Officer of DuPont would come to a close. Mr. Breen was subsequently appointed Chair and Chief Executive Officer of DuPont on November 6, 2015. Later on October 5, 2015, Mr. Liveris contacted Mr. Breen to engage Mr. Breen in a strategic dialogue between Dow and DuPont which resulted in an agreement to meet on October 11, 2015.

On October 11, 2015, Messrs. Breen and Liveris met in Princeton, New Jersey. At this meeting, Messrs. Breen and Liveris discussed the structure and potential benefits of a possible “merger of equals” transaction with a post-merger separation of the combined company’s agricultural business. Mr. Breen, based on prior discussions with the DuPont board relating thereto, proposed separating the combined company into three independent public companies—one company comprised of the DuPont and Dow agricultural sciences businesses, one company comprised of the DuPont and Dow material sciences businesses and one company comprised of certain of DuPont’s and Dow’s specialty products businesses. Mr. Breen felt stockholder value could be maximized by optimizing the business mix and industrial focus of the entities, taking into account synergy potential and end-market opportunities for the businesses. Mr. Liveris indicated that he was flexible and receptive to the possibility of separating into three companies so long as such separation had the potential to create the greatest value for stockholders. Each of Mr. Liveris and Mr. Breen also indicated flexibility to identify the best individuals (whether from Dow or DuPont) for each key leadership position in order to maximize the combined company’s ability to achieve the synergies and the resultant separation.

On October 14, 2015, Mr. Liveris and the Chairman and Chief Executive Officer of Company B spoke via telephone to discuss the potential sale of Dow’s agricultural sciences business to Company B.

On October 15, 2015, the Dow board held a regularly scheduled, in person board meeting. As part of that meeting, Mr. Liveris provided an update to the Dow board regarding the potential transaction with DuPont, including an overview of potential transaction structures and strategic alternatives for Dow’s agriculture business (both with respect to a potential DuPont transaction and with other third parties, including, but not limited to, Company A, Company B and Company C) and the key considerations and expected value creation associated with each alternative. Mr. Liveris also summarized anticipated next steps, including ongoing discussions with DuPont. Mr. Liveris also provided an update on agricultural business portfolio alternatives and other strategic partnerships and the opportunities created by each transaction as well as the status of interactions on each. At the end of the meeting, the directors unanimously authorized continued engagement with DuPont and discussion with respect to the potential “merger of equals” transaction followed by a post-merger separation of the company into potentially two or three businesses as it viewed such a transaction, if structured with clear governance roles and responsibilities, had the potential to create the most value for stockholders based on the anticipated synergies, the tax efficient nature of the transaction and the resulting investor thesis clarity for the businesses intended to be separated post-merger.

On October 22, 2015, a regularly scheduled meeting of the DuPont board, attended by representatives of Evercore and Goldman Sachs, was held in Baltimore, Maryland. At this meeting, Mr. Breen and other representatives of DuPont management reviewed for the DuPont board various strategic alternatives that might be pursued by DuPont to advance DuPont’s strategic priorities, which included, among other things, the strengthening of DuPont’s agricultural sciences business. These alternatives included proceeding with DuPont’s strategic and operational plans on a stand-alone basis, a potential “merger of equals” transaction with Dow, a potential acquisition of Dow’s agricultural sciences business as well as several potential acquisitions that DuPont might choose to pursue, including a possible acquisition of Company 1 or a combination of DuPont’s agricultural sciences business with Company 1. With respect to the potential “merger of equals” transaction with Dow, Mr. Breen also updated the DuPont board as to his discussions with Mr. Liveris. In addition, representatives of Evercore and Goldman Sachs delivered a preliminary presentation to the DuPont board comparing, based on public information, the value creation potential of a “merger of equals” followed by the two-way separation as initially proposed by Dow with the value that might be created by a merger followed by two-way or three-way separation transactions involving more optimal business compositions for the resulting companies than had been initially proposed by Dow. Additionally, Mr. Nelson Peltz, Founding Partner and Chief Executive Officer of Trian Fund Management, L.P., which we refer to as Trian, a significant stockholder of DuPont, and Mr. Ed Garden, Founding Partner and Chief Investment Officer of Trian, delivered a presentation to the DuPont board, regarding three potential strategic alternatives that Trian believed DuPont should consider pursuing to create long-term shareholder value: a merger of DuPont and Dow followed by separation into three public companies, which Trian preferred because of its attractive internal rate of return (IRR); a potential combination of DuPont’s agriculture sciences business and another strategic partner; and a transaction involving a separation of DuPont into two public companies which, in Trian’s view, would enhance focus and accountability and eliminate operational inefficiencies. The DuPont Board did not discuss DuPont’s evaluation of strategic alternatives with Messrs. Peltz or Garden. Following Trian’s presentation, the DuPont board continued its meeting and determined that any further discussions with Trian should be conducted under a non-disclosure agreement with Trian At the conclusion of the meeting, after discussion concerning the strategic alternatives proposed at the meeting, the DuPont board formed a general consensus that the most attractive transaction alternative involving Dow was a potential “merger of equals” transaction followed by a potential post-merger separation creating three independent public companies, one of which would be a company focused on DuPont’s and Dow’s specialty products businesses, and directed Mr. Breen to continue discussions with Dow to explore such a transaction. The DuPont board also directed Mr. Breen to continue discussions with Company 1 to further explore the structuring and relative value potential of a possible combination of DuPont’s agricultural sciences business with Company 1.

On October 23, 2015, Mr. Liveris called Mr. Breen to arrange a meeting on October 28, 2015.

On October 24, 2015, Mr. Breen and Mr. Peltz talked by telephone. Mr. Breen told Mr. Peltz that DuPont would require that Trian execute a non-disclosure agreement should DuPont decide to engage Trian in discussions at some future point in time concerning strategic alternatives or other significant matters. The parties agreed to develop a form of agreement to have available, if appropriate. Mr. Peltz agreed with Mr. Breen’s suggested approach and DuPont and Trian proceeded accordingly.

On October 28 and October 29, 2015, Messrs. Breen and Liveris met in Scottsdale, Arizona to discuss certain aspects of a potential “merger of equals” transaction between DuPont and Dow, to be followed by the separation of certain of the combined company’s businesses (yet to be identified) into new public companies. The principal topics discussed by Messrs. Breen and Liveris were the potential synergies which might be realized in a transaction, the pro forma ownership split in the combined company between the DuPont stockholders, on the one hand, and the Dow stockholders, on the other hand, the specific businesses to be included in the public companies potentially to be formed by a post-merger separation, whether the potential separation should result in two public companies or three public companies and the possible board and management composition of the combined company formed by any “merger of equals.” During this discussion, Mr. Breen and Mr. Liveris further discussed the possibility of creating a third public company consisting of the combined company’s specialty products businesses. They discussed whether a potential post-merger separation that created three independent public companies offered the best potential for value creation for the DuPont stockholders and the Dow stockholders. Messrs. Breen and Liveris agreed to have their respective executive teams meet to discuss further the business portfolios to be created through the potential post-merger separation. Messrs. Breen and Liveris also agreed to arrange a discussion between the Lead Director of DuPont, Mr. Alexander M. Cutler, and the Lead Director of Dow, Mr. Jeffrey M. Fettig, to discuss the board and management composition of the combined company to be created by the potential transaction.

On October 29, 2015, Mr. Breen called the Chairman of Company 1 to set up a meeting to discuss a potential strategic transaction involving DuPont and Company 1. Mr. Breen and the Chairman of Company 1 agreed to meet on November 12, 2015.

On November 5, 2015, representatives of DuPont management, including Messrs. Breen and Fanandakis, Mr. James C. Collins, Executive Vice President of DuPont, Mr. William A. J. Harvey, President of DuPont Packaging & Industrial Polymers and Mr. C. Marc Doyle, Executive Vice President of DuPont, and representatives of Dow management, including Messrs. Liveris and Ungerleider, Mr. James R. Fitterling, current President and Chief Operating Officer of Dow and Mr. Kraef, met in Bay City, Michigan to discuss various considerations relating to the structuring of a potential “merger of equals” transaction and post-merger separation transaction, including potential synergies opportunities and allocation of businesses among the companies resulting from a potential separation. At this meeting, representatives of Dow and DuPont management provided their respective views on which assets of the combined company could be contributed to the specialty products business to maximize stockholder value and the synergies that may result in the various separations.

In addition, on November 5, 2015, the Dow board held a special, telephonic board meeting with a representative of M. Klein present. As part of that meeting, Mr. Liveris gave the Dow board an update on the discussions that had taken place with Mr. Breen and other members of DuPont management regarding the potential “merger of equals” transaction, including that the parties had conceptually agreed that a “merger of equals” followed by a post-merger separation had clear industrial logic and the potential to create significant stockholder value for both Dow and DuPont. In addition, Mr. Liveris and the members of the Dow board discussed the potential for separating the combined company into three businesses instead of only two businesses, including the portfolio mix of each business to be separated. The Dow board indicated that they were open to separating the combined company into three businesses so long as the portfolio mix of each business was allocated in such a manner so as to maximize value for stockholders. Mr. Liveris also discussed that the parties had conceptually agreed to a governance framework that included a board of directors for the combined company equally split by legacy Dow and legacy DuPont board members, but that certain issues remained outstanding, including the pricing mechanism for the exchange ratio, the portfolio mix of the businesses to be separated and the roles of Dow and DuPont management in the combined company going forward. The Dow board discussed the importance of the management and governance structure of the combined company, including the specific roles and responsibilities of the Executive Chairman and Chief Executive Officer positions, to ensure that the potential synergies would be achieved in the transaction. Mr. Liveris also reviewed with the Dow board a comparison of the expected value creation from a potential “merger of equals” transaction with DuPont followed by a post-merger separation against certain other strategic alternatives, including a swap of certain assets between Dow and DuPont and a divestiture of Dow’s agricultural sciences business to other industry participants, including Company A, Company B and Company C. After discussion, the Dow board unanimously authorized

Dow management to continue discussions with DuPont management as a transaction with DuPont had the potential to create the most value for stockholders as compared to other reasonably available alternatives. The Dow board authorized Dow management to continue discussions regarding a transaction that included a governance structure in which Mr. Liveris would serve as Executive Chairman of the combined company and Mr. Breen would serve as the Chief Executive Officer of the combined company (with clearly delineated roles and responsibilities for the Executive Chairman and Chief Executive Officer positions regarding, among other things, synergy extraction and leading the businesses to be separated). The Dow board’s decision to authorize further discussions regarding a governance structure in which Mr. Liveris would serve as Executive Chairman of the combined company was based on the Dow board’s desire to achieve successful integration and realize the anticipated synergies from the proposed transaction, particularly given the complex nature of the proposed transaction structure. The Dow board also authorized Dow management to continue discussions regarding a transaction that included an exchange ratio that, given the relative market capitalizations of each of Dow and DuPont at the time, would result in an intended 50/50 ownership of the combined company by Dow and DuPont stockholders (excluding the Dow Series A preferred stock), subject to adjustment if the relative market capitalization of either Dow or DuPont deviated by more than 5% of one another (prior to execution of the merger agreement).

Later in the day on November 5, 2015, Mr. Liveris had dinner with the Chairman and Chief Executive Officer of Company B in Midland, Michigan where they further discussed a potential sale of Dow’s agricultural sciences business to Company B.

On November 6, 2015, Mr. Liveris received a phone call from the Chairman of Company A to discuss potentially re-engaging in discussions regarding a potential transaction involving the agricultural sciences businesses of each of Dow and Company A.

In early November 2015, Mr. Peltz called Mr. Breen to reiterate the views he and Mr. Garden presented at the October 22nd DuPont board meeting, including Trian’s belief that DuPont should consider pursuing a merger of DuPont and Dow followed by separation into three public companies, which Trian continued to prefer as a path to creating long-term stockholder value because of its attractive IRR. While Mr. Breen listened to Mr. Peltz’s views, Mr. Breen did not discuss DuPont’s evaluation of a DuPont/Dow transaction or disclose to Mr. Peltz the status of such a transaction.

On November 10, 2015, Messrs. Breen and Liveris met again in Philadelphia, Pennsylvania to discuss certain aspects of a potential “merger of equals” transaction. Messrs. Breen and Liveris focused their discussion on matters relating to the pro forma ownership split in a potential combined company between the Dow stockholders and the DuPont stockholders, the board and management composition of a potential combined company, including the concept of a combined company board drawn on a 50/50 basis from existing DuPont and Dow directors, and the specific roles and responsibilities of the proposed Executive Chairman and Chief Executive Officer positions at the potential combined company. Messrs. Breen and Liveris also discussed the appropriate allocation of DuPont and Dow businesses among the resulting public companies created by a potential post-merger separation and whether it was optimal to create two or three resulting companies.

Over the next few weeks, in parallel with the discussions between Messrs. Breen and Liveris, Messrs. Cutler and Fettig engaged in several discussions regarding the possible board and management composition of any combined company, focusing on the respective roles and responsibilities of the Executive Chairman and the Chief Executive Officer positions at the potential combined company, the roles of the possible advisory committees of the potential combined company and the executive leadership of the potential combined company and of the public companies potentially to be created in a post-merger separation. The respective boards of directors, lead directors, and CEOs of both companies believed it was critical to identify and define the roles and responsibilities of the individual executive management roles and the roles and responsibilities associated with the governance structure of the advisory committees in order to ensure the rapid achievement of stand-alone companies and the maximum synergies to drive stockholder value creation from the transaction.

On November 12, 2015, Dow and Company B entered into a non-disclosure agreement.

In addition, on November 12, 2015, Mr. Breen met in New York, New York with the Chairman of Company 1 to discuss several transaction alternatives. During this discussion, the Chairman of Company 1 indicated that Company 1 was unlikely to be willing to proceed with a transaction in a form and on terms that DuPont would find strategically compelling.

On November 13, 2015, at a telephonic meeting of the DuPont board, Mr. Breen reported to the DuPont board regarding the substance of his discussions with the Chairman of Company 1, including input Mr. Breen had received from discussions with Evercore, and his continued discussions with Mr. Liveris. In particular, in regard to his discussion with Mr. Liveris, Mr. Breen updated the DuPont board as to his discussion with Mr. Liveris concerning the allocation of the DuPont and Dow businesses among the public companies created by a potential post-merger separation, including the potential value-creating benefits of separating the combined company into three separate and independent public companies, as well as the scope of the expected roles and responsibilities of the Executive Chairman and the Chief Executive Officer positions of the potential combined company. After discussion touching on, among other things, the importance that Mr. Breen, in the role of Chief Executive Officer, be empowered to support the creation of both the agriculture company and specialty products company, support the full realization of synergies for the entire combined company and address the critical nature of the business mix among any companies created by separation, the DuPont board directed Mr. Breen to continue discussions with Mr. Liveris regarding a potential transaction. Mr. Breen also updated the DuPont board as to his most recent conversation with Mr. Peltz, noting that, based on Mr. Peltz’s continued expression of interest in a merger of DuPont and Dow followed by separation into three public companies, Mr. Peltz might provide a valuable perspective on the issue of how the DuPont and Dow businesses should be allocated in a separation, provided that Trian executed the agreed upon form of non-disclosure agreement. After discussion, the DuPont board authorized Mr. Breen to pursue this course of action.

On November 13, 2015, Mr. Liveris and the Chairman and Chief Executive Officer of Company B spoke via telephone to discuss the process for Company B to express an indication of interest for Dow’s agricultural sciences business.

On November 16, 2015 and, again on November 19, 2015, Messrs. Breen and Liveris spoke by telephone to update each other on their respective boards of directors meetings. During these discussions, Messrs. Breen and Liveris discussed again the pro forma ownership of the combined company and agreed to recommend to their respective boards of directors that following any transaction, the DuPont stockholders would own approximately 50% of the combined company’s common stock and the Dow stockholders would own approximately 50% of the combined company’s common stock (excluding the Dow Series A preferred stock). The parties discussed their respective views as to which businesses of Dow and DuPont should be allocated to the public company potentially to be comprised of the parties’ specialty products businesses, SpecialtyCo, their view of the scope of the relative responsibilities of the Executive Chairman and the Chief Executive Officer of any combined company and the role to be played by post-merger advisory committees for each of the companies resulting from the potential separation. Mr. Breen and Mr. Liveris described their respective boards of directors’ focus on the importance of governance structure and the critical roles and responsibilities of the Executive Chairman and Chief Executive Officer positions to best ensure that the expected synergies and value drivers in the transaction were captured.

On November 18, 2015, the Chairman of the board of directors of Company 2, who we refer to as the Chairman of Company 2, a large, publicly-traded company in the chemicals industry, contacted Mr. Breen to schedule an in person meeting on November 25, 2015 to discuss potential business opportunities involving Company 2 and DuPont.

During the next several days, representatives of DuPont and Skadden negotiated and finalized with representatives of Dow and Weil, counsel to Dow, a non-disclosure agreement between DuPont and Dow, which was executed on November 24, 2015. The non-disclosure agreement between Dow and DuPont included a mutual standstill provision with customary “fall-away” provisions. Also on November 24, 2015, Trian and DuPont executed the form of non-disclosure agreement which the parties had previously negotiated.

On November 24, 2015, the Dow board held a special, telephonic board meeting with a representative of M. Klein present. As part of that meeting, Mr. Liveris gave the Dow board an update on the status of the potential transaction with DuPont, including the continued discussions regarding separating the combined company into three public companies as opposed to two public companies and the composition of such businesses. In addition, Mr. Liveris updated the Dow board on the governance discussions, including the establishment of the advisory committees following consummation of the merger for each of the businesses to be separated and the allocation of roles and responsibilities between the Executive Chairman and Chief Executive Officer positions of the combined company. The Dow board discussed the roles and responsibilities of the Executive Chairman and Chief Executive Officer positions and noted the importance of ensuring symmetry and appropriately defining the roles and responsibilities of these positions in order to best ensure that the expected synergies would be achieved, the standalone companies would be created, and the value drivers in the transaction would be captured. Mr. Fettig also provided the Dow board with an update on his discussions with Mr. Cutler. The Dow board expressed its focus on ensuring the appropriate allocation of responsibilities post-closing and that Mr. Liveris in the role of Executive Chairman be empowered to support the creation of the material science company, support the full realization of synergies for the entire combined company and address the critical nature of the business mix among any companies created by a separation. Mr. Liveris then discussed Dow’s approach with respect to due diligence, synergy assessments, communication planning and overall process and timeline to achieve the transaction.

On November 24, 2015, Mr. Breen and a representative of Evercore met with Messrs. Peltz and Garden in New York City and briefed them on certain aspects of the potential “merger of equals” transaction and post-merger separation under discussion between DuPont and Dow. In particular, the discussion centered on the allocation of businesses among the three public companies potentially to be created in a post-merger separation and governance matters. Later on November 24, 2015, at Mr. Breen’s suggestion, Mr. Liveris and Mr. Peltz spoke and a meeting was arranged for November 30, 2015 to discuss certain aspects of the potential transaction between DuPont and Dow.

On November 25, 2015, Mr. Breen met with the Chairman of Company 2 in Short Hills, New Jersey. At this meeting, the Chairman of Company 2 provided his general, favorable impressions of DuPont’s businesses, but did not propose a specific transaction, and suggested further discussions among Company 2’s investment banking representatives and the DuPont financial advisors.

In a subsequent discussion on November 25, 2015, between Company 2’s investment banking representatives and representatives of Evercore, Company 2’s representatives communicated a general, preliminary proposal for a transaction in which Company 2 would acquire DuPont’s agricultural sciences business for cash consideration and also stated that Company 2 might be open to other transactions involving DuPont. Company 2 did not provide any indication of value as part of its preliminary proposal. The Evercore representatives agreed to communicate this preliminary proposal to DuPont for consideration by the DuPont board and DuPont management.

Later on November 25, 2015, at a telephonic meeting of the DuPont board, in which representatives of Evercore and Goldman Sachs participated, Mr. Breen provided an update to the DuPont board regarding the substance of his discussions with Mr. Liveris and a general description of his discussions with the Chairman of Company 2, and representatives of Evercore provided on update on their discussions with representatives of Company 2. Mr. Cutler then updated the DuPont board as to his discussions with Mr. Fettig, including with regard to the roles and responsibilities of the Executive Chairman and CEO of the potential combined company and the importance of arriving at the appropriate allocation of authority as between the roles to assure the achievement of synergies, the post-merger separation process and the value creation for the combined company’s stockholders. DuPont management and the DuPont board then discussed the proposed 50/50 composition of the board of the combined company and the composition of the post-“merger of equals” separated businesses. Mr. Breen then noted to the DuPont board that Trian had executed the agreed form of non-disclosure agreement, after which the DuPont board discussed the potential benefits that might be achieved in further involving Trian in the discussion among DuPont and Dow, including by allowing Trian to express its views on the potential value creation in two-way and three-way separation scenarios and its viewpoint as to investor and stockholder reaction to the potential transaction. Following this discussion, the DuPont board directed Mr. Breen and DuPont management, along with DuPont’s financial and legal advisors, to provide a more detailed analysis of DuPont’s various strategic alternatives at the regularly scheduled meeting of the DuPont board to be held on December 1, 2015.

On November 29, 2015, Messrs. Breen and Liveris spoke by telephone to discuss further the separation of the combined companies’ businesses, including the allocation of additional specialty products businesses to SpecialtyCo.

On November 30, 2015, Messrs. Liveris and Fitterling met with Messrs. Peltz and Garden and Matthew Peltz and Brian Jacoby of Trian, to discuss, pursuant to a non-disclosure agreement, topics relating to a potential post-merger separation, including investor and stockholder reaction to the potential transaction, governance matters and their respective views regarding the strategic rationale of the product portfolios and the optimal allocation of businesses among the public companies resulting from the potential post-merger separation.

On December 1, 2015, the Dow board held a special, telephonic board meeting with a representative of M. Klein present. Mr. Liveris provided the Dow board with an update on the status of discussions with DuPont regarding the potential transaction as well as an update on the discussions that had taken place with Trian. In addition, Mr. Liveris provided the Dow board with an update on the structure of the potential transaction, including a review of the proposed product portfolios for each of the three public companies to be created following the “merger of equals” and the synergies and potential value that may be created as a result of the transaction. Mr. Liveris also updated the Dow board on the status of discussions with Company A, Company B and Company C, noting that an indication of interest by Company B with respect to Dow’s agricultural sciences business remained a possibility, but that the potential “merger of equals” with DuPont followed by a post-merger separation was expected to create the most value for stockholders. Messrs. Liveris and Fettig then provided the Dow board with an update on the status of the discussions regarding governance of the combined company and the roles and responsibilities of the Executive Chairman, Chief Executive Officer and advisory committees of the combined company. The Dow board discussed the importance of the proposed governance provisions, including the roles and responsibilities of the Executive Chairman, Chief Executive Officer and advisory committees of the combined company, as a means to best ensure the ultimate creation of stockholder value through the separation of the combined company into three public companies following consummation of the “merger of equals”. Messrs. Liveris and Fettig then provided the Dow board with a summary of the next steps to finalize terms of the transaction with DuPont and the Dow board unanimously authorized Dow management to continue negotiations with DuPont given the potential transaction with DuPont had the potential to create the most value for stockholders as compared to other reasonably available alternatives.

On the afternoon of December 1, 2015, at a regularly scheduled meeting of the DuPont board held in Wilmington, Delaware, attended by representatives of Evercore, Goldman Sachs and Skadden, Mr. Breen provided the DuPont board with an update regarding his ongoing discussions with Mr. Liveris, including the progress that had been made in defining the business portfolio for the potential SpecialtyCo and the roles and responsibilities of the Executive Chairman and Chief Executive Officer at any combined company. Following Mr. Breen’s update, representatives of Evercore and Goldman Sachs presented to the DuPont board certain preliminary comparisons of the potential value creation achievable by DuPont through the execution of stand-alone cost reductions identified by DuPont management, the pursuit of a stand-alone separation of DuPont into two public companies, a potential combination of DuPont’s agricultural sciences business with Company 1 or an acquisition of Company 1, a cash/stock business combination with Company 2 and a potential “merger of equals”

transaction with Dow followed by a post-merger separation to form three public companies. In this regard, it was noted by representatives of DuPont management that, based on the information currently available, including the presentations delivered by Evercore and Goldman Sachs, the transaction alternatives involving each of Company 1 and Company 2 were, for various financial, strategic and timing reasons, likely not then actionable, and that the potential transaction with Dow appeared to have more potential value creation and better likelihood for positive market reaction than the other reasonably available alternatives. Following discussion of the potential opportunities and risks associated with each of the possible stand-alone and transactional alternatives under consideration, and taking into account the degree to which each alternative was potentially actionable and on what possible timeframe as well as the unlikelihood that, other than those under consideration, any transactional alternative of even comparable potential benefit to DuPont could reasonably be expected to be identified, the DuPont board directed Mr. Breen and DuPont management to pursue the negotiation and execution of the contemplated transaction with Dow as DuPont’s primary transactional alternative.

Later on December 1, 2015, Messrs. Liveris and Breen spoke by telephone and agreed that they and their respective executive teams and financial and legal advisors would begin a period of intensive meetings and negotiations in New York City in an effort to complete due diligence and finalize the terms of a potential transaction, and that the DuPont and Dow management teams would collectively identify and validate an agreed-upon estimate of transaction synergies. These meetings began on December 4, 2015.

Over the course of late November and early December, Dow management and representatives of M. Klein had various discussions with members of management of Company B and its financial advisor regarding a potential transaction involving Dow’s agricultural sciences business, including answering Company B’s preliminary diligence questions regarding Dow’s agricultural sciences business. Dow management and representatives of M. Klein encouraged Company B that, to the extent it was interested in pursuing a transaction with Dow, it should submit an indication of interest by December 11, 2015.

On December 2, 2015, Dow delivered, through Weil, an initial draft merger agreement to DuPont, through Skadden. During the period between December 4, 2015 and December 11, 2015, representatives of Dow and Weil, on the one hand, and representatives of DuPont and Skadden, on the other hand, exchanged numerous drafts of the merger agreement and engaged in negotiations regarding the terms and conditions of the merger agreement, certain governance matters and ancillary documents.

In addition, between December 4, 2015 and December 11, 2015, members of management of Dow and DuPont and external advisors, including Morgan Stanley, Lazard, Klein, Weil, Evercore, Goldman Sachs, and Skadden (i) conducted business and financial due diligence with considerable efforts focused on the creation of the standalone companies, the associated value drivers for the transaction, and DuPont and Dow management’s collective identification and validation of potential synergies, (ii) engaged in negotiations to finalize the scope of the portfolio, the capital structure for the standalone companies, the roles and governance of the advisory committees and other matters regarding the value creating drivers for the standalone companies based on principles agreed by the Dow and DuPont CEOs.

During this time period, Mr. Liveris and members of Dow management regularly updated members of the Dow board regarding the status of discussions and negotiations with DuPont.

On the evening of December 6, 2015, at a special, telephonic meeting of the DuPont board, in which representatives of Evercore, Goldman Sachs and Skadden participated, Mr. Breen and other members of DuPont management provided the DuPont board with an update on the status of the joint work with Dow on synergy identification and validation, financial and legal due diligence, and other matters. Representatives of Skadden then provided the DuPont board with a preliminary discussion of certain legal due diligence items and an update on the status of negotiations of the merger agreement and certain governance matters pertaining to the combined company board and the advisory committees.

On the evening of December 8, 2015, press accounts appeared speculating that a merger transaction between Dow and DuPont would be announced imminently. After the press accounts appeared speculating a merger transaction between Dow and DuPont would be announced imminently, representatives of Company B and its financial advisor reached out to Mr. Ungerleider and representatives of M. Klein, respectively, to inform them that Company B was no longer interested in pursuing a transaction with Dow.

On the morning of December 9, 2015, Mr. Breen received a telephone call from the Chairman of Company 2. During the call, the Chairman of Company 2 expressed an interest in discussing a potential transaction with DuPont but declined to provide detail. Mr. Breen indicated that the DuPont board would consider any bona fide proposal that Company 2 made and encouraged Company 2 to provide detail with respect to the structure and terms of any proposed transaction. The Chairman of Company 2 indicated that he would do so on December 10, 2015.

On the afternoon of December 9, 2015, at a special meeting of the DuPont board held in New York City, attended by representatives of Evercore, Goldman Sachs and Skadden, Mr. Breen and other members of DuPont management provided the DuPont board with an update on the status of negotiations as well as the results of the joint work with Dow to identify and validate synergies. Mr. Breen also reported to the DuPont board as to his discussions earlier that day with the Chairman of Company 2. Representatives of Evercore and Goldman Sachs then provided the DuPont board with a presentation which included an overview of each of Dow and DuPont’s summary financials and projections provided by management, certain preliminary financial analyses relating to the potential transaction and an overview of projected synergies identified by management. Skadden then provided a summary discussion of the terms of the merger agreement and the status of negotiations on the combined company governance matters. At the conclusion of the meeting, after discussion, the DuPont board directed DuPont management to finalize the terms of the potential transaction for the DuPont board’s final consideration and approval.

On the morning of December 10, 2015, Mr. Breen received a letter from the Chairman of Company 2. The letter proposed that Company 2 and DuPont enter into preliminary discussions regarding a potential business combination transaction. The letter did not provide definitive terms for a transaction and stated that any transaction would be subject to various conditions, including Company 2’s satisfactory completion of due diligence on DuPont.

Throughout the day on December 10, 2015 and through the early morning hours of December 11, 2015, representatives of DuPont, Evercore, Goldman Sachs and Skadden, on the one hand, and representatives of Dow, M. Klein, Morgan Stanley, Lazard and Weil, on the other hand, negotiated and finalized the terms of the proposed transaction, including the exact exchange ratios for the mergers. Over the course of the day on December 10, 2015, Dow and DuPont agreed in principle that the DuPont exchange ratio would be based on the midpoint of the exchange ratio derived from the basic share count of each of Dow and DuPont and the exchange ratio derived from the fully diluted share count of each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement, which resulted in an exchange ratio in the DuPont merger of 1.2820.

On December 9 and 10, 2015, the Dow board held a special meeting to review the final terms of the proposed mergers. At the beginning of the meeting, representatives of Weil provided the Dow board with an overview of their fiduciary duties under Delaware law. Dow management then updated the Dow board on the potential strategic alternatives available to Dow and a comparison of a potential “merger of equals” transaction with DuPont compared to other strategic alternatives available to Dow. Dow management and its advisors then provided the Dow board with an overview of the proposed “merger of equals” transaction with DuPont followed by a post-merger separation to form three public companies, including a review of the anticipated synergies, due diligence findings, governance structure and the key terms of the merger agreement. Following a discussion regarding the key terms of the proposed transaction, representatives from Morgan Stanley and Lazard presented their financial analyses with respect to the mergers (which were prepared with the assistance of M. Klein) and

M. Klein discussed certain elements of the proposed transaction. In addition, each of Morgan Stanley and Lazard provided the Dow board with an oral opinion, which was subsequently confirmed in a written opinion dated December 10, 2015, that, as of the date of such opinions and based upon and subject to the various assumptions, procedures, factors, qualifications, limitations and other matters set forth in such opinions, the Dow exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the Dow stockholders (other than DuPont and its affiliates). While at the time of the meeting, the precise exchange ratio for the DuPont merger had not been finalized, each of Lazard and Morgan Stanley informed the Dow board that, based on the capitalization numbers furnished to it by members of Dow management and DuPont management, respectively, such final calculation of the DuPont exchange ratio would not exceed 1.290 and that their respective fairness opinions were applicable so long as the final DuPont exchange ratio was not greater than 1.290. The final exchange ratio in the DuPont merger of 1.2820 was ultimately reflected in the written fairness opinions subsequently provided by each of Lazard and Morgan Stanley. After discussion and deliberation, the Dow board unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transaction contemplated thereby, including the Dow merger, was advisable and fair to and in the best interests of Dow and its stockholders, authorized and approved the execution, delivery and performance of the merger agreement by Dow and approved the Dow merger and recommended the adoption of the merger agreement by the Dow stockholders and directed that the merger agreement be submitted for consideration by the Dow stockholders at the Dow special meeting.

On the evening of December 10, 2015, a special telephonic meeting of the DuPont board was held for the purpose of considering approval and adoption of the merger agreement with Dow. Representatives of Evercore, Goldman Sachs and Skadden participated in the meeting. Representatives of Skadden began the meeting by discussing the DuPont board’s fiduciary duties in connection with the proposed transaction with Dow as well as the key aspects of the process in which the DuPont board and DuPont management had engaged in evaluating the advisability of the proposed transaction with Dow in comparison to the stand-alone and transactional strategic alternatives available to DuPont. As part of this discussion, Mr. Breen provided the DuPont board with an update on the contacts with Company 2 that had culminated in Company 2’s December 10, 2015 letter. Next, representatives of Evercore and Goldman Sachs presented for the DuPont board’s consideration their respective financial analyses of the proposed transaction, reviewing with the DuPont board, among other things, certain valuation metrics as applied to the proposed transaction, DuPont’s historical financial performance and projected performance outlook as provided by management and an overview of projected synergies identified by management. Representatives of Skadden then reviewed with the DuPont board the resolution of the negotiations regarding certain key terms of the merger agreement and ancillary documents. Following these presentations, each of Evercore and Goldman Sachs then delivered its oral opinion to the DuPont board, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion and taking into account the Dow merger, the DuPont exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Dow and its affiliates) of DuPont common stock. At the time of the December 10 board meeting, DuPont and Dow had not yet agreed on the final DuPont exchange ratio, but were negotiating within a range of values. In delivering their oral opinions to the DuPont board, Evercore and Goldman Sachs informed the DuPont board that their oral opinion assumed that the DuPont exchange ratio would be within the range of values under negotiation at that time, namely a range of 1.275 to 1.3000 for Evercore and a range of 1.274 to 1.297 for Goldman Sachs. The final DuPont exchange ratio of 1.2820 ultimately agreed to by DuPont and Dow after the completion of the December 10 board meeting was included in each of Evercore’s and of Goldman Sachs’ written opinions. Following this presentation, Mr. Breen provided DuPont management’s view of the proposed transaction noting that he and management believed that the proposed transaction provided the best reasonably available strategic alternative to create long-term value for the DuPont stockholders. Following discussion, the DuPont board unanimously approved and adopted the merger agreement, approved the transactions contemplated by the merger agreement and resolved to recommend that the DuPont stockholders approve the merger agreement.

The merger agreement and the ancillary documents were then finalized and the merger agreement was executed. The proposed mergers were announced by joint press release on the morning of December 11, 2015, prior to the opening of trading on the NYSE.

Dow’s Reasons for the Mergers; Recommendation of the Dow Board

At its meeting on December 10, 2015, the Dow board unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the Dow merger, are advisable and fair to, and in the best interests of, Dow and its stockholders. The Dow board unanimously recommends that the Dow stockholders vote “FOR” each of the Dow merger proposal, the Dow adjournment proposal and the Dow compensation proposal.

In evaluating the merger agreement, the Dow board consulted with and received the advice of Dow’s management and its legal and financial advisors. In reaching its decision, the Dow board considered a number of factors, including, but not limited to, the following factors which the Dow board viewed as generally supporting its decision to approve and enter into the merger agreement and its recommendation that Dow stockholders vote “FOR” the Dow merger proposal and the Dow adjournment proposal.

Strategic Considerations. The Dow board considered that the mergers are expected to provide a number of significant strategic opportunities, including the following:

•	the mergers would create a leading integrated global agriculture, material science and specialty products company with strong, focused businesses with enhanced scale, unique growth strategies, differentiated technologies, and a diversified revenue mix across segments, geographies and clients, resulting in improved opportunities for growth, cost savings and innovation relative to what Dow could achieve on a standalone basis;

•	DowDuPont is expected to (i) generate annual run-rate cost synergies of $3 billion within two years of closing and (ii) achieve approximately $1 billion in growth synergies annually, which is expected to result in DowDuPont having greater potential to achieve further earnings growth and generate more substantial cash flow than either Dow or DuPont could on a standalone basis, and the achievability of which is not dependent upon the consummation of the intended business separations;

•	the mergers will enable DowDuPont to (i) integrate the skill sets and capabilities of each of the companies’ management teams to apply operational and cost discipline across the combined company under the leadership and oversight of advisory committees focused on each of DowDuPont’s businesses and (ii) take advantage of strategic and innovation opportunities with an enhanced platform with the potential to achieve substantial synergies and improve management and deployment policies;

•	the two companies have highly complementary operations, including complementary strengths across product offerings allowing DowDuPont to offer superior solutions and expanded choices to its customers in each business segment;

•	the fact that the boards of each of Dow and DuPont intend that, following the closing, DowDuPont would pursue tax-efficient separations into three, independent publicly-traded companies focused on the agriculture business, material science business and specialty products business, respectively, which would provide each such company with a distinct financial profile and clear investment thesis, greater innovation capabilities, enhanced global scale and product portfolios through global leadership in each business segment and the creation of unique businesses that share similar investment characteristics and focus in particular products, focused resource allocation and a distinct competitive position in their respective markets;

•	the Dow board’s belief that the advisory committees established at the closing will effectively advise the DowDuPont board during the process of the DowDuPont board’s determination of whether (and how best) to pursue any such separations in transactions that are expected to be tax-efficient for U.S. federal income tax purposes; and

•	the fact that members of Dow management, led by Mr. Liveris, will be responsible for the establishment, integration and operation of the material science business as well as the establishment, execution and achievement of synergies at the material science business.

Other Factors Considered by the Dow Board. In addition to considering the strategic factors described above, the Dow board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement:

•	its knowledge of Dow’s business, operations, financial condition, earnings and prospects and of DuPont’s business, operations, financial condition, earnings and prospects, taking into account the results of Dow’s due diligence review of DuPont;

•	the current and prospective business climate in the industry in which Dow and DuPont operate, including the position of current and likely competitors of Dow and DuPont, the fact that numerous companies in the industries in which Dow operates had been reportedly discussing potential strategic transactions with one another, including in the agriculture industry, and the possibility that a competitor might acquire another industry participant;

•	the alternatives reasonably available to Dow, including remaining a standalone entity, pursuing other strategic alternatives, including potential transactions with Company A, Company B and Company C and a potential asset swap transaction with DuPont, each of which the Dow board evaluated with the assistance of its financial and legal advisors, and the Dow board’s belief that the mergers with DuPont created the best reasonably available opportunity to maximize value for the Dow stockholders given the potential risks, rewards and uncertainties associated with each alternative, including anticipated tax treatment, execution and regulatory risk and achievement of anticipated synergies, and without limiting strategic alternatives that DowDuPont could pursue in the future;

•	the projected financial results of Dow as a standalone company and the fit of the transaction with Dow’s previously established strategic goals;

•	the fact that the market capitalization of each company was relatively equal at the time of the Dow board’s evaluation of the merger of equals;

•	the recommendation of Dow’s senior management in favor of the mergers;

•	the fact that eight members of the 16-member DowDuPont board will be comprised of members from the Dow board as of immediately prior to the effective time, including that the current Dow lead independent director that will serve as a co-lead independent director of the DowDuPont board;

•	the fact that Mr. Liveris will serve as the executive chairman of DowDuPont and that Mr. Breen will serve as the chief executive officer of DowDuPont, and that any replacements thereof would be designated by the continuing Dow or DuPont directors, respectively;

•	the fact that at the effective time, the DowDuPont board will establish advisory committees to oversee the business and affairs of each of DowDuPont’s agriculture business, material science business and specialty products business;

•	the fact that each of the advisory committees will have the sole authority to approve any changes to the scope of the applicable business;

•	the fact that the advisory committees will be responsible for developing a capital structure for each applicable business in accordance with the DowDuPont bylaws;

•	the fact the advisory committees will be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of each applicable business; provided that the advisory committee’s decisions may be altered by an affirmative vote of more than 66 2/3% of the DowDuPont board;

•	the fact that any disagreement between or among the advisory committees regarding the capital structure of the independent companies intended to be separated from DowDuPont following the closing not able to be resolved by such committees will first be submitted to a reconciliation committee comprised of Messrs. Breen and Liveris and the two co-lead independent directors for DowDuPont for resolution and, to the extent not resolved, submitted to the DowDuPont board for resolution by a majority of the DowDuPont board;

•	the fact that the full DowDuPont board has the authority to approve the intended business separations or may determine by majority vote to abandon the exploration or pursuit of any particular separation;

•	the fact that any change to the governance provisions in the DowDuPont bylaws described in the foregoing seven bullets would require the affirmative vote of two-thirds of the members of the DowDuPont board, and the Dow board’s belief that these arrangements would reasonably assure continuity of the management and oversight of DowDuPont following completion of the mergers and allow a strong management team drawn from both Dow and DuPont to work together to integrate the two companies;

•	the opinions of Morgan Stanley and Lazard, each dated December 10, 2015, to the Dow board to the effect that, as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications, limitations and other matters set forth in such opinions, the Dow exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of Dow common stock (other than DuPont and its affiliates), as more fully described below under the section entitled “—The Adoption of the Merger Agreement—Opinions of Dow’s Financial Advisors—Lazard” and “—Morgan Stanley” beginning on page 93;

•	the terms and conditions of the merger agreement, including the strong commitments by both Dow and DuPont to complete the mergers;

•	the Dow board’s view, after consultation with its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the mergers would be obtained;

•	the fact that the merger agreement provides for a fixed exchange ratio that is expected to result in Dow stockholders and DuPont stockholders each owning approximately 50% of DowDuPont immediately following the effective time (excluding shares of Dow Series A preferred stock) and that no adjustment will be made in the merger consideration to be received by either DuPont’s or Dow’s stockholders in the mergers as a result of possible increases or decreases in the trading price of the Dow and/or DuPont common stock following the announcement of the mergers;

•	the expected tax-efficient treatment of the mergers for U.S. federal income tax purposes, as more fully described below under the section entitled “—The Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Mergers” beginning on page 143 of this joint proxy statement/prospectus, and the fact that the parties’ obligations to close the mergers are conditioned on the parties’ determination that the mergers do not constitute an acquisition of a fifty percent or greater interest in Dow or DuPont under the principles of Section 355(e) of the Code;

•	the fact that DowDuPont will maintain dual headquarters at the existing principal executive offices of each of Dow and DuPont;

•	the anticipated customer, supplier and stakeholder reaction to the mergers, which the Dow board anticipated would be favorable based upon enhanced product offerings, more efficient and expansive businesses and the anticipated synergies to be achieved, in each case, as a result of the mergers;

•	the Dow board’s right to withhold, withdraw or change its recommendation to the Dow stockholders to vote “FOR” the Dow merger proposal if a superior proposal is available or an intervening event has occurred, subject to Dow being obligated to pay DuPont a termination fee of $1.9 billion in the event DuPont terminates the merger agreement prior to the Dow stockholders’ vote on the Dow merger proposal or in certain other circumstances in which Dow enters into an alternative transaction agreement within 12 months after the termination of the merger agreement;

•	the inability of DuPont to terminate the merger agreement in connection with the DuPont board withholding, withdrawing or changing its recommendation to the DuPont stockholders to vote “FOR” the DuPont merger proposal, and the ability of Dow to terminate the merger agreement prior to the DuPont stockholders meeting and collection of a termination fee of $1.9 billion if such change of recommendation occurs; and

•	the fact that Dow has a proven track record of effectively executing and implementing complex transactions.

The Dow board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the mergers, including:

•	the challenges inherent in the merger of two businesses of the size, geographical diversity and scope of Dow and DuPont and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the difficulties of combining the businesses and workforces of Dow and DuPont based on, among other things, differences in the cultures of the two companies;

•	the challenges inherent in the management and operation of a global business;

•	DuPont’s right, subject to certain conditions, to respond to and negotiate with respect to certain alternative proposals from third parties made prior to the time DuPont stockholders adopt the merger agreement;

•	the restrictions in the merger agreement on the conduct of each of Dow’s and DuPont’s respective business during the period between execution of the merger agreement and the consummation of the mergers;

•	the risk that Dow stockholders or DuPont stockholders may object to and challenge the mergers and take actions that may prevent or delay the consummation of the mergers, including to vote down the proposals at the Dow special meeting or DuPont special meeting;

•	the risk that regulatory agencies may object to and challenge the mergers or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of DowDuPont; see the section entitled “—The Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 145;

•	the risk that the pendency of the mergers for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Dow or DowDuPont;

•	the potential for diversion of management and employee attention during the period prior to completion of the mergers, and the potential negative effects on Dow’s and, ultimately, DowDuPont’s businesses;

•	the risk that, despite the efforts of Dow and DuPont prior to the consummation of the mergers, Dow and DuPont may lose key personnel, and the potential resulting negative effects on Dow’s and, ultimately, DowDuPont’s businesses;

•	the risk of not capturing all the anticipated cost savings and synergies between Dow and DuPont and the risk that other anticipated benefits might not be realized;

•	the possibility that DowDuPont might not achieve its projected financial results;

•	the potential that the fixed exchange ratio under the merger agreement could result in Dow delivering greater value to the DuPont stockholders than had been anticipated by Dow should the value of the shares of Dow common stock increase disproportionately from the date of the execution of the merger agreement;

•	the fact that the merger agreement prohibits each of Dow and DuPont from soliciting or engaging in discussions regarding alternative transactions during the pendency of the mergers, subject to limited exceptions;

•	the requirement that Dow pay DuPont a $1.9 billion termination fee if the merger agreement is terminated under certain circumstances and the inability of Dow to terminate the merger agreement in connection with a change of recommendation by the Dow board, and the risks that such restrictions and termination fee may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, Dow from making alternative proposals;

•	the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the mergers;

•	the fact that the consummation of the mergers is not conditioned on the intended business separation transactions (the definitive terms of which by their nature are not determinable until completion of the mergers and complete access by both parties to the financial and related information of the other) and, as a result, the Dow stockholders, following their vote on the approval of the mergers, are not expected to have the opportunity to vote on any or all of the intended business separation transactions; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 28 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

The foregoing discussion of the factors considered by the Dow board is not intended to be exhaustive, but rather includes the principal factors considered by the Dow board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Dow board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendations to Dow stockholders. In addition, individual members of the Dow board may have given differing weights to different factors. The Dow board conducted an overall review of the factors described above, including thorough discussions with Dow’s management and outside legal and financial advisors.

In considering the recommendation of the Dow board to approve the Dow merger proposal, Dow stockholders should be aware that Dow’s directors may have interests in the mergers that are different from, or in addition to, those of Dow stockholders generally. For additional information, see the section entitled “—The Adoption of the Merger Agreement—Interests of Dow Directors and Executive Officers in the Mergers” beginning on page 128.

The explanation of the reasoning of the Dow board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus.

DuPont’s Reasons for the Mergers; Recommendation of the DuPont Board

At its meeting on December 10, 2015, the DuPont board unanimously adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of DuPont and its stockholders. The DuPont board unanimously recommends that the DuPont stockholders vote “FOR” each of the DuPont merger proposal, the DuPont adjournment proposal and the DuPont compensation proposal.

In evaluating the merger agreement, the DuPont board consulted with and received the advice of DuPont’s senior management and its legal and financial advisors. In reaching its decision, the DuPont board considered a number of factors, including, but not limited to, the following factors which the DuPont board viewed as generally supporting its decision to adopt and enter into the merger agreement and its recommendation that DuPont stockholders vote “FOR” each of the DuPont merger proposal, the DuPont adjournment proposal and the DuPont compensation proposal.

Strategic Considerations. The DuPont board considered that the mergers will likely provide a number of significant strategic opportunities, including the following:

•	the mergers would create a leading integrated global agriculture, material science and specialty products company with strong, focused businesses with enhanced scale, unique growth strategies, differentiated technologies, and a diversified revenue mix across segments, geographies and clients, resulting in improved opportunities for growth, cost savings and innovation relative to what DuPont could achieve on a standalone basis;

•	the mergers will create a significant increase in the depth and breadth of product offerings in the combined company allowing DowDuPont to offer superior solutions, complementary offerings and expanded choices to its customers in each business segment;

•	the mergers are expected to result in (i) sustainable annual cost synergies of approximately $3 billion, with 100% of run-rate cost synergies expected to be achieved within the first 24 months after the mergers, and (ii) potential additional annual growth synergies of approximately $1 billion, in each case in addition to DuPont’s and Dow’s respective ongoing standalone cost reduction programs (which are expected to deliver approximately $1 billion in run-rate cost reductions for DuPont by the end of 2016 and $1 billion in run-rate cost reductions for Dow by the end of 2017), the achievability of which, in each case, is not dependent upon the consummation of the intended business separations;

•	the mergers will enable DowDuPont to (i) integrate the skill sets and capabilities of each of the companies’ management teams to apply operational and cost discipline across the combined company under the leadership and oversight of advisory committees focused on each of DowDuPont’s businesses, (ii) take advantage of strategic and innovation opportunities with an enhanced platform with the potential to achieve substantial synergies and improve management and deployment policies, and (iii) generate higher earnings growth and cash flow than either DuPont or Dow could on a standalone basis;

•	DowDuPont will benefit from each of DuPont’s and Dow’s recent portfolio optimization efforts, including the separation of DuPont’s performance chemicals segment, through the spin-off of Chemours, and the separation of Dow’s chlor-alkali and downstream derivatives businesses in a Reverse Morris Trust transaction with Olin;

•	DowDuPont will be well-positioned to evaluate and pursue the intended separation of its business segments into three strong, independent publicly-traded companies, each with a distinct financial profile and clear investment thesis; and

•	the DuPont board’s belief that the advisory committees established at the closing will effectively advise the DowDuPont board in connection with the process of the DowDuPont board’s determination of whether to (and how to best) pursue any such separations in transactions that are expected to be tax-efficient for U.S. federal income tax purposes.

Other Factors Considered by the DuPont Board. In addition to considering the strategic factors described above, the DuPont board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement:

•	its knowledge of DuPont’s business, operations, financial condition, earnings and prospects and of Dow’s business, operations, financial condition, earnings and prospects, taking into account the results of DuPont’s due diligence review of Dow;

•	the current and prospective business, economic, market and industry conditions in which Dow and DuPont operate, including the position of current and likely competitors of Dow and DuPont, the fact that numerous companies in the industries in which DuPont operates had been reportedly discussing potential strategic transactions with one another, including in the agricultural industry, and the possibility that a competitor might acquire another industry participant;

•	the opportunities and alternatives reasonably available to DuPont, including remaining a standalone entity, pursuing other strategic alternatives including the separation of DuPont into standalone entities with varying business mixes, pursuing acquisitions of or business combinations with entities other than Dow including Company 1 and Company 2, and pursuing divestitures of certain DuPont business segments, which the DuPont board evaluated with the assistance of its financial and legal advisors, and the DuPont board’s belief that the combination with Dow will create the best reasonably available opportunity to maximize value for DuPont stockholders given the potential risks, rewards and uncertainties associated with each alternative;

•	the recommendation of DuPont’s senior management in favor of the mergers;

•	the fact that the DowDuPont board will initially consist of 16 individuals, eight of whom will be designated by DuPont and eight of whom will be designated by Dow, and that any replacements thereof would be designated by the continuing DuPont or Dow directors, respectively;

•	the fact that Mr. Breen will serve as the chief executive officer and Mr. Liveris will serve as the executive chairman of DowDuPont, and that any replacements thereof would be designated by the continuing DuPont or Dow directors, respectively;

•	the fact that the DowDuPont board will have two independent co-lead directors, with DuPont and Dow each appointing one such co-lead director;

•	the fact that DowDuPont will establish an advisory committee that will oversee the combined agricultural business in accordance with the DowDuPont bylaws, and that DuPont’s pre-closing directors including Mr. Breen, along with Mr. Liveris, will serve on the advisory committee overseeing the combined agricultural business (with the former members of the DuPont board who are not continuing DuPont directors serving in an ex officio capacity but not voting or counting for quorum purposes);

•	the fact that DowDuPont will establish an advisory committee that will oversee the combined material science business in accordance with the DowDuPont bylaws, and that Dow’s pre-closing directors including Mr. Liveris, along with Mr. Breen, will serve on the advisory committee overseeing the combined material science business (with the former members of the Dow board who are not continuing Dow directors serving in an ex officio capacity but not voting or counting for quorum purposes);

•	the fact that DowDuPont will establish an advisory committee that will oversee the combined specialty products business in accordance with the DowDuPont bylaws, and that Messrs. Breen and Liveris, plus certain members of the combined board as agreed between Messrs. Breen and Liveris will serve on the advisory committee overseeing the combined specialty products business;

•	the fact that any disagreement between or among the advisory committees not able to be resolved by such committees will first be submitted to a reconciliation committee comprised of Messrs. Breen and Liveris and the two co-lead independent directors of the combined board for resolution and, to the extent not resolved, submitted to the DowDuPont board for resolution by a majority of the DowDuPont board;

•	the fact that the full DowDuPont board has the authority to approve the intended business separations or may determine by majority vote to abandon the exploration or pursuit of any particular separation;

•

the fact that any change to the governance provisions, including those related to the process for any changes to the scope of the agriculture, material science and specialty products businesses, in the DowDuPont bylaws described in the foregoing eight bullets would require the affirmative vote of two-

thirds of the members of the board of directors of DowDuPont, and the DuPont board’s belief that these arrangements would reasonably assure the continuity of the management and oversight of DowDuPont following completion of the mergers and allow a strong management team drawn from both DuPont and Dow to work together to integrate the two companies;

•	the fact that DowDuPont will maintain dual headquarters at the existing principal offices of each of DuPont and Dow;

•	the respective analyses and presentations of Goldman Sachs and Evercore, and their respective opinions, each dated December 11, 2015, to the DuPont board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, factors considered, qualifications and limitations on the review undertaken and other matters set forth in such opinions, and taking into account the Dow merger, the DuPont exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of DuPont common stock (other than Dow and its affiliates), as more fully described below under the section entitled “—The Adoption of the Merger Agreement—Opinions of DuPont’s Financial Advisors—Goldman Sachs” and “—Evercore” beginning on page 110 of this joint proxy statement/prospectus;

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by DuPont or Dow stockholders in the mergers as a result of possible increases or decreases in the trading price of the DuPont or Dow common stock following the announcement of the mergers;

•	the fact that the mergers and the all-stock consideration offered in connection therewith provide DuPont stockholders with an opportunity to participate in the equity value of DowDuPont, including future growth and the expected synergies resulting from the mergers;

•	the fact that, based on the shares of DuPont common stock outstanding, DuPont stockholders would own approximately 50% of DowDuPont on a fully-diluted basis, excluding the Dow Series A preferred stock;

•	the expected tax-free treatment of the mergers for U.S. federal income tax purposes, as more fully described below under the section entitled “—The Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Mergers” beginning on page 143 of this joint proxy statement/prospectus, and the fact that the parties’ obligations to close the mergers are conditioned on the parties’ determination that the mergers do not constitute an acquisition of a fifty percent or greater interest in DuPont or Dow under the principles of Section 355(e) of the Code;

•	the terms and conditions of the merger agreement, including the commitments made by DuPont and Dow in the merger agreement with respect to obtaining regulatory clearances, including with respect to the HSR Act and, if required, approvals from the European Commission, the Chinese Ministry of Commerce and the Brazilian Council for Economic Defence;

•	the DuPont board’s view, after consultation with its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the mergers would be obtained;

•	the fact that the merger agreement does not preclude DuPont from responding to and negotiating certain unsolicited alternative transaction proposals from third parties made prior to the time DuPont stockholders adopt the merger agreement;

•	the restrictions in the merger agreement on Dow’s ability to respond to and negotiate certain alternative transaction proposals from third parties, the requirement that Dow pay DuPont a $1.9 billion termination fee if the merger agreement is terminated under certain circumstances and the inability of Dow to terminate the merger agreement in connection with a change of recommendation by the Dow board;

•	the DuPont board’s right to withhold, withdraw or change its recommendation to DuPont stockholders to vote “FOR” the DuPont merger proposal if a superior proposal is available or an intervening event has occurred, subject to DuPont being obligated to pay Dow a termination fee of $1.9 billion in the event Dow terminates the merger agreement prior to the DuPont stockholders’ vote on the DuPont merger proposal or in certain other circumstances in which DuPont enters into an alternative transaction agreement within 12 months after the termination of the merger agreement; and

•	the inability of Dow to terminate the merger agreement in connection with the Dow board withholding, withdrawing or changing its recommendation to Dow stockholders to vote “FOR” the Dow merger proposal, and the ability of DuPont to terminate the merger agreement prior to the Dow stockholders’ meeting and collect a termination fee of $1.9 billion if such a change of recommendation occurs.

The DuPont board weighed these advantages and opportunities against a number of other risks and potential negative factors concerning the merger agreement and the mergers, including:

•	the challenges inherent in the combination of two companies of the size, geographical diversity and scope of DuPont and Dow, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the challenges of developing and executing a successful strategy and business plan for the combined company, including the risk of not capturing all the anticipated cost savings and synergies between DuPont and Dow and the risk that other anticipated benefits of the mergers might not be realized;

•	the difficulties of combining the businesses and workforces of DuPont and Dow based on, among other things, differences in the cultures of the two companies and the intent to maintain dual headquarters;

•	the restrictions in the merger agreement on DuPont’s ability to respond to and negotiate certain alternative transaction proposals from third parties, the requirement that DuPont pay Dow a $1.9 billion termination fee if the merger agreement is terminated under certain circumstances and the inability of DuPont to terminate the merger agreement in connection with a change of recommendation by the DuPont board, and the risk that such restrictions and termination fee may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, DuPont from making alternative proposals;

•	the fact that the merger agreement does not preclude Dow from responding to and negotiating certain unsolicited alternative transaction proposals from third parties made prior to the time Dow stockholders adopt the merger agreement;

•	the restrictions in the merger agreement on the conduct of DuPont’s business during the period between execution of the original merger agreement and the consummation of the mergers;

•	the risk that DuPont stockholders or Dow stockholders, as applicable, may vote down the proposals at the DuPont special meeting or Dow special meetings;

•	the risk that regulatory agencies may object to and challenge the mergers or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of DowDuPont; see the section entitled “—The Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 145 of this joint proxy statement/prospectus;

•	the amount of time it could take to complete the mergers, including the fact that completion of the mergers depends on factors outside of DuPont’s or Dow’s control, and the risk that the pendency of the mergers for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on DuPont or DowDuPont;

•	the potential for diversion of management and employee attention during the period prior to completion of the mergers, and the potential negative effects on DuPont’s and/or DowDuPont’s businesses;

•	the risk that, despite the retention efforts of DuPont and Dow prior to the consummation of the mergers, DowDuPont may lose key personnel;

•	the possibility that DowDuPont might not achieve its projected financial results;

•	the potential that the fixed exchange ratio under the merger agreement could result in DuPont delivering greater value to the Dow stockholders than had been anticipated by DuPont should the value of the shares of DuPont common stock increase relative to the value of Dow common stock from the date of the execution of the original merger agreement;

•	the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the mergers;

•	the risk that, upon consummation of the mergers, the counterparties under certain material contracts of DuPont and Dow may be able to exercise certain “change of control” rights;

•	the risks and costs associated with pursuing and/or implementing the intended separations of DowDuPont’s business segments, including uncertainties as to whether such separations will occur (and if they occur, the potential for a delay in the timing thereof), uncertainties with respect to the final terms of such separations if consummated and uncertainties with respect to obtaining the contemplated tax-efficient treatment or other benefits of such separations;

•	the fact that, because the determination of whether the intended business separation transactions will occur and the form, structure and timing thereof are subject in all respects to the sole approval of the DowDuPont board (as constituted after the consummation of the mergers) and, therefore, by their nature, are not determinable until after the effective time, the holders of DuPont common stock could not know the definitive terms or timing of, any such separation transactions at the time of the DuPont stockholders’ vote regarding the mergers;

•	the fact that, based on the anticipated structure of the intended business separations being effected through one or more pro-rata spin-off transactions, the DuPont stockholders would not, before or after the effective time, have the opportunity to vote on any or all of the separation transactions; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by the DuPont board is not intended to be exhaustive, but rather includes the principal factors considered by the DuPont board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the DuPont board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendations to DuPont stockholders. In addition, individual members of the DuPont board may have given differing weights to different factors. The DuPont board conducted an overall review of the factors described above, including thorough discussions with DuPont’s management and outside legal and financial advisors.

In considering the recommendation of the DuPont board to approve the DuPont merger proposal, DuPont stockholders should be aware that DuPont’s directors may have interests in the mergers that are different from, or in addition to, those of DuPont stockholders generally. For additional information, see the section entitled “—The Adoption of the Merger Agreement—Interests of DuPont Directors and Executive Officers in the Mergers” beginning on page 133 of this joint proxy statement/prospectus.

The explanation of the reasoning of the DuPont board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus.

Certain Dow Forecasts

Dow does not as a matter of course make public forecasts as to future performance, revenues, earnings or other results due to the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the review of the mergers, Dow’s management prepared and provided to DuPont, as well as to Dow’s and DuPont’s respective financial advisors and boards of directors, non-public, unaudited prospective internal financial information regarding Dow’s anticipated future operations for the fiscal years ending December 31, 2015 through 2020. This unaudited prospective financial information, which information we refer to as the Dow management forecasts, was prepared and provided in December 2015, treating Dow on a stand-alone basis, without giving effect to, and as if Dow never contemplated, the mergers including the impact of negotiating or executing the mergers, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. In December 2015, Dow’s management also jointly prepared with DuPont’s management certain estimates of annual cost synergies and annual growth synergies expected to be realized following the closing, which we refer to in this section as estimated synergies. The estimated synergies are not reflected in the Dow management forecasts. Dow and DuPont provided the estimated synergies to their respective financial advisors to use in connection with their respective financial analyses.

Dow has included below a summary of the Dow management forecasts as well as a summary of the estimated synergies in the section entitled “—Certain Estimated Synergies” to provide its stockholders access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by the Dow financial advisors in connection with their respective financial analyses.

The Dow management forecasts and the estimated synergies were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, but in the view of Dow management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of Dow management’s knowledge and belief, the expected course of action and the expected future financial performance of Dow and the expected synergies to be derived in connection with the mergers. The inclusion of the Dow management forecasts and estimated synergies below should not be regarded as an indication that Dow or the Dow board, considered, or currently considers, such information to be a reliable predictor of actual future results. Although Dow management believes there is a reasonable basis for the Dow management forecasts and estimated synergies, Dow cautions stockholders that future results could be materially different from the Dow management forecasts or estimated synergies. The summary of the Dow management forecasts and estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Dow merger proposal or the DuPont merger proposal, but because these internal financial forecasts were provided by Dow to DuPont, as well as to Dow’s and DuPont’s respective financial advisors and boards of directors for purposes of considering and evaluating the mergers and the merger agreement. Neither Dow’s independent registered public accounting firm, nor any other independent accountant, has examined, compiled or performed any procedures with respect to the accompanying prospective financial information or expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for and have disclaimed any association with such information.

The Dow management forecasts and the estimated synergies are subjective in many respects and, as a result, subject to interpretation. While presented with numeric specificity, the Dow management forecasts and the estimated synergies were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Dow’s management. Important factors that may affect actual results and cause the Dow management forecasts and/or estimated synergies to not be achieved include, but are not limited to, risks and uncertainties relating to Dow’s, DuPont’s or the combined company’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, the ability of Dow and DuPont to integrate their businesses successfully and to achieve anticipated synergies, and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus. See also “Where you Can Find More Information” and “Risk Factors” beginning on pages 217 and 28, respectively, of this joint proxy statement/prospectus. The Dow management forecasts and estimated synergies also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the Dow management forecasts and/or the estimated synergies. Accordingly, there can be no assurance that the Dow management forecasts and/or the estimated synergies will be realized or that actual results will not be significantly lower or higher than estimated. Portions of the Dow management forecasts and estimated synergies cover multiple years. Such information by its nature becomes less predictive with each successive year.

The Dow management forecasts contain certain non-GAAP financial measures that Dow believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures. Dow management regularly uses a variety of financial measures that are not in accordance with U.S. GAAP, including operating EBITDA (defined as EBITDA (defined as earnings before interest, income taxes, depreciation and amortization), excluding the impact of certain items), for forecasting, budgeting and measuring operating performance. Dow management believes that adjusting measures of income to exclude certain items provides relevant and meaningful information to investors about the ongoing operating results of Dow. The Dow management forecasts and estimated synergies contain certain other non-GAAP financial measures. While Dow believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze Dow’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP, are not reported by all of Dow’s competitors (including DuPont) and may not be directly comparable to similarly titled measures of Dow’s competitors due to potential differences in the exact method of calculation.

None of Dow, DuPont, DowDuPont or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Dow management forecasts and/or estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Dow management forecasts or estimated synergies to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Dow management forecasts or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Dow does not intend to make publicly available any update or other revision to the Dow management forecasts or estimated synergies, even in the event that any or all assumptions are shown to be in error. Since the date of the Dow management forecasts, Dow has made publicly available its actual results of operations for the fiscal year ended December 31, 2015 and for the three months ended March 31, 2016. You should review Dow’s Annual Report on Form 10-K filed with the SEC on February 12, 2016 and Dow’s Quarterly Report on Form 10-Q filed with the SEC on April 29, 2016. None of Dow or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding Dow’s ultimate performance compared to the information contained in the Dow management forecasts or estimated synergies or that forecasted results will be achieved. Dow has made no representation to DuPont, in the merger agreement or otherwise, concerning the Dow management forecasts or the estimated synergies.

Summary of the Dow Management Forecasts(1)

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
Income Statement Items
Revenue	$48,708	50,169	57,478	61,795	64,194	66,705
Equity Method Income	708	567	750	950	1,050	1,150
Periodic Pension Expense	782	344	276	229	179	156
EBITDA(2)	$9,400	10,028	10,927	11,678	12,404	13,099
Depreciation and Amortization	$2,496	2,524	2,734	2,744	2,754	2,764
EBIT(3)	$6,904	7,504	8,193	8,934	9,650	10,335
Effective Tax Rate (%)	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%
Cash Tax Rate (%)	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%
Cash Flow Items
Stock Based Compensation	250	250	250	250	250	250
Change in Net Working Capital (Increase)	—	(273)	(618)	(432)	(448)	(469)
Capital Expenditures	3,900	3,800	3,200	3,000	3,000	3,000
Cash Pension Contribution	852	600	280	285	352	424
Pension Payments (tax impact)(4)		168	78	80	99	119
Cash Dividends from Equity Method Investments	911	425	563	713	788	863
Balance Sheet Items
Non-Controlling Interest	$1,000	1,000	1,000	1,000	1,000	1,000
Net Debt(5)	$8,900	8,283	6,679	4,318	1,641	(1,350)
Year-End Fully Diluted Shares Outstanding(6)	1,203	1,218	1,233	1,248	1,263	1,278

(1)	All figures in U.S. dollars in millions, except fully diluted shares outstanding, which are in millions of shares of Dow common stock, and percentage data. Since the date of the Dow management forecasts, Dow has made publicly available its actual results of operations for the fiscal year ended December 31, 2015 and for the three months ended March 31, 2016.
(2)	Includes equity method income and periodic pension expense; adjusted to exclude the impact of certain items.
(3)	Includes equity method income and periodic pension expense; adjusted to exclude the impact of certain items.
(4)	Not provided to DuPont or its financial advisors.
(5)	Includes unamortized issuance discounts and cash and cash equivalents.
(6)	Assumes Dow Series A convertible preferred stock converted to common stock.

Certain DuPont Forecasts

DuPont does not as a matter of course make public forecasts as to future performance, revenues, earnings or other results due to the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the review of the mergers, DuPont’s management prepared and provided to Dow, as well as to Dow’s and DuPont’s respective financial advisors and boards of directors, non-public, unaudited prospective internal financial information regarding DuPont’s anticipated future operations for the fiscal years ending December 31, 2015 through 2020 . This unaudited prospective financial information, which information we refer to as the DuPont management forecasts, was prepared and provided in December 2015, treating DuPont on a stand-alone basis, excluding DuPont’s separated performance chemicals segment for the entire fiscal year ending December 31, 2015, without giving effect to, and as if DuPont never contemplated, the mergers, including the impact of negotiating or executing the mergers, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. In December 2015, DuPont’s management also jointly prepared with Dow’s management certain estimates of annual cost synergies and annual growth synergies expected to be realized following the closing, which we refer to in this section as the estimated synergies. The estimated synergies are not reflected in the DuPont management forecasts. DuPont and Dow provided the estimated synergies to their respective financial advisors to use in connection with their respective financial analyses.

DuPont has included below a summary of the DuPont management forecasts as well as a summary of the estimated synergies in the section entitled “—Certain Estimated Synergies” to provide its stockholders access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by the DuPont financial advisors in connection with their respective financial analyses.

The DuPont management forecasts and the estimated synergies were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP, but in the view of DuPont management were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of DuPont management’s knowledge and belief, the expected course of action and the expected future financial performance of DuPont and the expected synergies to be derived in connection with the mergers. The inclusion of the DuPont management forecasts and estimated synergies below should not be regarded as an indication that DuPont or the DuPont board, considered, or currently considers, such information to be a reliable predictor of actual future results. Although DuPont management believes there is a reasonable basis for the DuPont management forecasts and estimated synergies, DuPont cautions stockholders that future results could be materially different from the DuPont management forecasts or estimated synergies. The summary of the DuPont management forecasts and estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the DuPont merger proposal or the Dow merger proposal, but because these internal financial forecasts were provided by DuPont to Dow, as well as to DuPont’s and Dow’s respective financial advisors and boards of directors for purposes of considering and evaluating the mergers and the merger agreement. Neither DuPont’s independent registered public accounting firm nor any other independent accountant has examined, compiled or performed any procedures with respect to the accompanying prospective financial information, or expressed any opinion or any other form of assurance on such information or its achievability and they assume no responsibility for and have disclaimed any association with such information.

The DuPont management forecasts and the estimated synergies are subjective in many respects and, as a result, subject to interpretation. While presented with numeric specificity, the DuPont management forecasts and the estimated synergies were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of DuPont’s management. Important factors that may affect actual results and cause the DuPont management forecasts and/or the estimated synergies to not be achieved include, but are not limited to, risks and uncertainties relating to DuPont’s, Dow’s or the combined company’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, the ability of Dow and DuPont to integrate their businesses successfully and to achieve anticipated synergies, and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus. See also “Where you Can Find More Information” and “Risk Factors” beginning on pages 217 and 28, respectively, of this joint proxy statement/prospectus. The DuPont management forecasts and estimated synergies also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the DuPont management forecasts and/or the estimated synergies. Accordingly, there can be no assurance that the DuPont management forecasts and/or the estimated synergies will be realized or that actual results will not be significantly lower or higher than estimated. Portions of the DuPont management forecasts and estimated synergies cover multiple years. Such information by its nature becomes less predictive with each successive year.

DuPont uses a variety of financial measures that are not in accordance with U.S. GAAP for forecasting, budgeting and measuring operating performance, including adjusted EBITDA (which has been calculated based on earnings from continuing operations before taxes, depreciation and amortization, interest expense and pre-tax exchange gains (losses), excluding non-operating pension expense and other post-employment benefit costs and the impact of certain significant items, and which we refer to in the table below as adjusted EBITDA). The DuPont management forecasts and estimated synergies include certain other non-GAAP financial measures such as adjusted EBIT, net operating income to common stockholders and unlevered free cash flow. While DuPont believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze DuPont’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP, are not reported by all of DuPont’s competitors and may not be directly comparable to similarly titled measures of DuPont’s competitors (including Dow) due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures.

None of DuPont, Dow, DowDuPont or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the DuPont management forecasts and/or estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the DuPont management forecasts or estimated synergies to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the DuPont management forecasts or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, DuPont does not intend to make publicly available any update or other revision to the DuPont management forecasts or estimated synergies, even in the event that any or all assumptions are shown to be in error. Since the date of the DuPont management forecasts, DuPont has made publicly available its actual results of operations for the fiscal year ended December 31, 2015 and for the three months ended March 31, 2016. You should review DuPont’s Annual Report on Form 10-K filed with the SEC on February 4, 2016 and DuPont’s Quarterly Report on Form 10-Q filed with the SEC on April 26, 2016. None of DuPont or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding DuPont’s ultimate performance compared to the information contained in the DuPont management forecasts or estimated synergies or that forecasted results will be achieved. DuPont has made no representation to Dow, in the merger agreement or otherwise, concerning the DuPont management forecasts or the estimated synergies.

Summary of the DuPont Management Forecasts(1)

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
Income Statement Items
Revenue	$25,239	$25,357	$26,276	$27,590	$28,969	$30,418
Adjusted EBITDA(2),	$4,965	$5,532	$6,049	$6,472	$$6,923	$7,401
Adjusted EBIT(3)	$3,672	$4,225	$4,743	$5,165	$5,616	$6,095
Periodic Operating Pension Expense	$222	$225	$219	$213	$212	$212
Effective Tax Rate (%)	22.9%	25.0%	25.0%	25.0%	25.0%	25.0%
Cash Tax Rate (%)	18.3%	20.0%	20.0%	20.0%	20.0%	20.0%
Net Operating Income to Common Stockholders(4)	$2,473	$2,751	$3,124	$3,426	$3,750	$4,093
Periodic Non-Operating Pension Expense and Other Post-Employment Benefit Costs (pre-tax)	$374	$333	$293	$243	$268	$343
Periodic Non-Operating Pension Expense and Other Post-Employment Benefit Costs (after-tax)	$251	$223	$196	$163	$180	$230
Cash Flow Items
Share Based Compensation	$150	$150	$150	$150	$150	$150
Change in Net Working Capital (increase)	$536	$(518)	$(108)	$(132)	$(207)	$(217)
Capital Expenditures	$1,605	$1,125	$1,150	$1,150	$1,150	$1,150
Pension Contribution (before taxes)	$347	$544	$544	$712	$812	$812
Pension Contribution (after taxes)	$257	$385	$385	$494	$569	$569
Unlevered Free Cash Flow(5)	$3,404	$3,223	$4,018	$4,327	$4,612	$4,984
Balance Sheet Items
DuPont Preferred Stock	$237	$237	237	$237	$237	$237
Net Cash / (Debt)(6)	$(1,520)	$(2,447)	$(1,099)	$208	$1,648	$3,350
Other
Weighted Average Fully-Diluted DuPont Common Stock Outstanding	900	874	856	856	856	856

(1)	All figures in US dollar millions, except fully diluted shares outstanding, which are in millions of shares of DuPont common stock, and percentage data. Numbers may not sum due to rounding. Since the date of the DuPont management forecasts, DuPont has made publicly available its actual results of operations for the fiscal year ended December 31, 2015 and for the three months ended March 31, 2016.
(2)	Adjusted EBITDA is calculated based on earnings from continuing operations before taxes, depreciation and amortization, interest expense and pre-tax exchange gains (losses), excluding non-operating pension expense and other post-employment benefit costs and the impact of certain significant items.
(3)	Adjusted EBIT is calculated based on earnings from continuing operations before taxes, interest expense and pre-tax exchange gains (losses), excluding non-operating pension expense and other post-employment benefit costs and the impact of certain significant items.
(4)	Net Operating Income to Common Stockholders is calculated based on earnings from continuing operations, excluding non-operating pension expense and other post-employment benefit costs and the impact of certain significant items, less dividends to preferred stockholders and non-controlling interests.
(5)	Not provided by DuPont management. Reflects Unlevered Free Cash Flow as calculated by Goldman Sachs (for 2015E through 2020E) and Evercore (for 2016E through 2020E) by adding back periodic operating pension expense and other post-employment benefit costs (as provided by DuPont management) to the Adjusted EBIT figure included in the DuPont management forecasts to arrive at further adjusted EBIT, tax effecting such further adjusted EBIT at DuPont’s applicable cash tax rate, adding back depreciation and amortization, deducting capital expenditures and adding back or deducting, as applicable, changes in working capital, in each case, as provided by DuPont management. Not calculated by or provided to Dow or its financial advisors.
(6)	Includes unamortized issuance discounts.

Certain Estimated Synergies

Dow and DuPont also jointly prepared certain estimated unaudited cost and growth synergies that were projected by Dow management and DuPont management to result from the mergers and be realized by the combined company on a run-rate basis by the end of the fiscal year ended December 31, 2018, assuming that the closing occurs by December 31, 2016, which we refer to in this section as the estimated synergies. Dow management provided estimated synergies of $2.875 billion to $3.12 billion in cost synergies and $1 billion in growth synergies to the Dow financial advisors for their use and reliance in their performance of certain financial analyses in connection with the mergers and to the Dow board in connection with its review and evaluation of the proposed mergers. DuPont management provided estimated synergies of $3.12 billion in cost synergies and $1 billion in growth synergies to the DuPont board in connection with its review and evaluation of the proposed mergers and to the DuPont financial advisors.

The estimated synergies assumed that the mergers would be consummated and that the expected benefits of the mergers would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed mergers, including any divestitures or other actions contemplated by the merger agreement. See the sections above titled “—Certain Dow Forecasts” and “—Certain DuPont Forecasts” for further information regarding the uncertainties and assumptions underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus and “Risk Factors—The Combined Company May Fail to Realize the Anticipated Benefits of the Mergers” beginning on page 36 of this joint proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the mergers.

Summary of the Estimated Synergies(1)

Category	Run Rate
Cost Synergies	$2,875-3,120
Growth Synergies	$1,000

(1)	All figures in US dollar millions.

Opinions of Dow’s Financial Advisors

Lazard

Dow retained Lazard as a financial advisor in connection with the mergers. As part of this engagement, Dow requested that Lazard evaluate the fairness, from a financial point of view, of the Dow exchange ratio pursuant to the merger agreement to the holders of Dow common stock (other than DuPont and its affiliates). In connection with the Dow board’s consideration of the mergers, Lazard rendered to the Dow board at its meeting on December 10, 2015, its oral opinion, subsequently confirmed by delivery of a written opinion dated December 10, 2015, that, as of such date, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the Dow exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dow common stock (other than DuPont and its affiliates).

At the time of Lazard’s presentation to the Dow board on December 9, 2015 with respect to its financial analyses in connection with the proposed mergers and until shortly before the time of the delivery of Lazard’s oral opinion to the Dow board at its December 10, 2015 meeting, the DuPont exchange ratio had been preliminarily calculated by Dow and the Dow financial advisors to be 1.274, based on calculations using Dow’s and DuPont’s basic number of shares outstanding as of November 30, 2015. At the time of the Dow board meeting on December 10, 2015, Dow and DuPont had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of each of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count of each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. While the precise DuPont exchange ratio resulting from the calculation of such midpoint had not yet been determined at the time of such December 10, 2015 meeting of the Dow board, Lazard, in rendering its oral opinion to the Dow board, informed the Dow board that, based on the capitalization numbers furnished to it by members of Dow management and DuPont management, respectively, such final calculation of the DuPont exchange ratio would not exceed 1.290 and that its fairness opinion was applicable so long as the final DuPont exchange ratio was not greater than 1.290. The final DuPont exchange ratio of 1.2820, ultimately derived from the foregoing calculation and agreed to by Dow and DuPont later on December 10, 2015, was included in Lazard’s written fairness opinion dated December 10, 2015 that was subsequently delivered to the Dow board and that is included in this joint proxy statement/prospectus as Annex B.

The full text of Lazard’s opinion, dated December 10, 2015, which sets forth the assumptions made, factors considered, procedures followed and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference. The description of Lazard’s opinion set forth below is qualified in its entirety by reference to the full text of Lazard’s opinion. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to the Dow board for the benefit of the Dow board (in its capacity as such) in connection with its evaluation of the mergers and addressed only the fairness as of the date of such opinion, from a financial point of view, of the Dow exchange ratio pursuant to the merger agreement to the holders of Dow common stock (other than DuPont and its affiliates). Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the mergers or any matter relating thereto.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated December 10, 2015, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Dow and DuPont;

•	reviewed various financial forecasts and other data prepared by Dow relating to the business of Dow, financial forecasts and other data prepared by DuPont relating to the business of DuPont, and the projected synergies and strategic, financial, operational and other benefits, including the amount and timing thereof, anticipated by the managements of Dow and DuPont to be realized from the mergers;

•	held discussions with members of the senior managements of Dow and DuPont with respect to the businesses and prospects of Dow, DuPont and DowDuPont, respectively, and the projected synergies and strategic, financial, operational and other benefits anticipated by the managements of Dow and DuPont to be realized from the mergers;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Dow and DuPont, respectively;

•	reviewed historical stock prices and trading volumes of Dow common stock and DuPont common stock;

•	reviewed the potential pro forma financial impact of the mergers on DowDuPont based on the financial forecasts referred to above relating to Dow and DuPont; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, and any other information that was publicly available or supplied or otherwise made available to it by Dow or DuPont, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Dow, DuPont or DowDuPont or concerning the solvency or fair value of Dow, DuPont or DowDuPont, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and strategic, financial, operational and other benefits anticipated by the managements of Dow and DuPont to be realized from the mergers, Lazard assumed, with the consent of Dow, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Dow and DuPont as to the future financial performance of Dow, DuPont and DowDuPont, respectively, and such synergies and benefits. In addition, Lazard assumed, with the consent of Dow, that such projected synergies and strategic, financial, operational and other benefits, will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Further, Lazard’s opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the prices at which shares of Dow common stock, DuPont common stock or DowDuPont common stock may trade subsequent to the announcement of the mergers or at any time. In addition, Lazard’s opinion did not address the relative merits of the mergers as compared to any other transaction or business strategy in which Dow might engage or the merits of the underlying decision by Dow to engage in the mergers. In connection with Lazard’s engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Dow.

In rendering its opinion, Lazard assumed, with the consent of Dow, that the mergers would be consummated in accordance with the terms set forth in the draft merger agreement, without any waiver, amendment or delay of any terms or conditions that were in any respect material to its analysis. Representatives of Dow advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by it in all material respects. Lazard also assumed, with the consent of Dow, that in obtaining the necessary governmental, regulatory or third party approvals and consents required for the mergers, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed mergers or an adverse effect on Dow, DuPont or DowDuPont, in each case that would be material in any respect to its analysis. Lazard further assumed, with the consent of Dow, that the mergers would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. Lazard is not a legal, tax, regulatory or accounting advisor. Lazard is a financial advisor only and relied upon, without independent verification, the assessment of Dow and its advisors with respect to legal, tax, regulatory and accounting matters. Lazard did not express any opinion as to any legal, tax, regulatory or accounting matters or consequences that might result from the mergers, as to which it understood that Dow obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the mergers, including, without limitation, the form or structure of the mergers or any agreements or arrangements entered into in connection with, or contemplated by, the merger agreement, or as to the fairness of the mergers, the Dow exchange ratio or the DuPont exchange ratio to the holders of any class of equity securities, creditors or other constituencies of Dow (in each case other than the fairness of the Dow exchange ratio to the holders of Dow common stock to the extent expressly specified in its opinion). Lazard did not express any view or opinion as to any potential separation of the combined company’s agricultural business, material sciences business and specialty products business, in each case as defined in the merger agreement, and the spin-off of one or more of the foregoing (which, solely for purposes of this section, “Opinions of Dow’s Financial Advisors,” we refer to as the “spin-offs”), or any transaction, including the transaction to restructure the ownership of Dow Corning Corporation, other than the mergers that Dow may have been considering as of the date of Lazard’s opinion (which we refer to as an “other transaction”), and Lazard did not take into account any possible effects of the spin-offs or any other transaction on Dow, DuPont or DowDuPont. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger agreement, or class of such persons, relative to the Dow exchange ratio or otherwise.

Morgan Stanley

Dow retained Morgan Stanley as a financial advisor in connection with the mergers. As part of this engagement, Dow requested that Morgan Stanley provide an opinion as to the fairness, from a financial point of view, of the Dow exchange ratio pursuant to the merger agreement to the holders of Dow common stock (other than DuPont and its affiliates). In connection with the Dow board’s consideration of the mergers, Morgan Stanley rendered to the Dow board at its meeting on December 10, 2015, its oral opinion, subsequently confirmed by delivery of a written opinion dated December 10, 2015, that, as of such date, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the Dow exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dow common stock (other than DuPont and its affiliates).

At the time of Morgan Stanley’s presentation to the Dow board on December 9, 2015 with respect to its financial analyses in connection with the proposed mergers and until shortly before the time of the delivery of Morgan Stanley’s oral opinion to the Dow board at its December 10, 2015 meeting, the DuPont exchange ratio had been preliminarily calculated by Dow and the Dow financial advisors to be 1.274, based on calculations using Dow’s and DuPont’s basic number of shares outstanding as of November 30, 2015. At the time of the Dow board meeting on December 10, 2015, Dow and DuPont had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of each of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count of each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. While the precise ratio resulting from the calculation of such midpoint had not yet been determined at the time of such December 10, 2015 meeting of the Dow board, Morgan Stanley, in rendering its oral opinion to the Dow board, informed the Dow board that, based on the capitalization numbers furnished to it by members of Dow management and DuPont management, such final calculation of the DuPont exchange ratio would not exceed 1.290 and that its fairness opinion was applicable so long as the final DuPont exchange ratio was not greater than 1.290. The final DuPont exchange ratio of 1.2820, ultimately derived from the foregoing calculation and agreed to by Dow and DuPont later on December 10, 2015, was included in Morgan Stanley’s written fairness opinion dated December 10, 2015 that was subsequently delivered to the Dow board and that is included in this joint proxy statement/prospectus as Annex C.

The full text of Morgan Stanley’s opinion, dated December 10, 2015, which sets forth the assumptions made, factors considered, procedures followed and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The description of Morgan Stanley’s opinion set forth below is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion. We encourage you to read Morgan Stanley’s opinion and this section carefully and in their entirety.

Morgan Stanley’s opinion was directed to the Dow board for the information of the Dow board (in its capacity as such) and addressed only the fairness as of the date of such opinion, from a financial point of view, of the Dow exchange ratio pursuant to the merger agreement to the holders of Dow common stock (other than DuPont and its affiliates). Morgan Stanley’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the mergers or any matter relating thereto.

For purposes of its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of Dow and DuPont, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Dow and DuPont, respectively;

•	reviewed certain financial forecasts and other data prepared by the managements of Dow and DuPont, respectively;

•	reviewed information relating to the projected synergies and strategic, financial, operational and other benefits anticipated from the mergers, prepared by the managements of Dow and DuPont, respectively;

•	discussed the past and current operations and financial condition and the prospects of Dow, including the projected synergies and benefits anticipated from the mergers, with senior executives of Dow;

•	discussed the past and current operations and financial condition and the prospects of DuPont, including the projected synergies and benefits anticipated from the mergers, with senior executives of DuPont;

•	reviewed the reported prices and trading activity for the Dow common stock and DuPont common stock;

•	compared the financial performance of Dow and DuPont and the prices and trading activity of the Dow common stock and the DuPont common stock with that of certain other publicly-traded companies comparable with Dow and DuPont, respectively, and their securities;

•	reviewed the potential pro forma financial impact of the mergers on DowDuPont based on the financial forecasts referred to above relating to Dow and DuPont;

•	reviewed the financial terms and conditions of a draft, dated December 10, 2015, of the merger agreement; and

•	performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

Morgan Stanley assumed and relied upon the accuracy and completeness of the foregoing information, and any other information that was publicly available or supplied or otherwise made available to it by Dow or DuPont, without independent verification of such information. With respect to the financial forecasts utilized in Morgan Stanley’s analyses, including those related to projected synergies and strategic, financial, operational and other benefits anticipated by the managements of Dow and DuPont to be realized from the mergers, Morgan Stanley assumed, with the consent of Dow, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Dow and DuPont as to the future financial performance of Dow, DuPont and DowDuPont, respectively, and such synergies and benefits. In addition, Morgan Stanley assumed, with the consent of Dow, that such projected synergies and strategic, financial, operational and other benefits, would be realized in the amounts and at the times contemplated thereby. Morgan Stanley assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based. In addition, Morgan Stanley assumed, with the consent of Dow, that the mergers would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions that were in any respect material to its analysis. Representatives of Dow advised Morgan Stanley, and Morgan Stanley assumed, that the merger agreement, when executed, would conform to the draft merger agreement reviewed by it in all material respects. Morgan Stanley further assumed that the Dow merger and the DuPont merger would each qualify as a reorganization within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. Morgan Stanley assumed, with the consent of Dow, that in obtaining the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed mergers or an adverse effect on Dow, DuPont or DowDuPont, in each case that would be material in any respect to its analysis. Morgan Stanley is not a legal, tax, regulatory or accounting advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Dow and its advisors with respect to legal, tax, regulatory and accounting matters. Morgan Stanley expressed no opinion as to any legal, tax, regulatory or accounting matters or consequences that might result from the mergers, as to which it understood that Dow obtained such advice as it deemed necessary from qualified professionals. Morgan Stanley expressed no view or opinion as to any terms or other aspects of the mergers, including, without limitation, the form or structure of the mergers or any agreements or arrangements entered into in connection with, or contemplated by, the merger agreement, or as to the fairness of the mergers, the Dow exchange ratio or the DuPont exchange ratio to the holders of any class of equity securities, creditors or other constituencies of Dow (in each case other than the fairness of the Dow exchange ratio to the holders of Dow common stock to the extent expressly specified in Morgan Stanley’s opinion). Morgan Stanley did not express any view or opinion as to any potential separation of the combined company’s agricultural business, material sciences business and specialty products business, in each case as defined in the merger agreement, and the spin-off of one or more of the foregoing, or any other transaction, including the transaction to restructure the ownership of Dow Corning Corporation, other than the mergers that Dow may have been considering as of the date of Morgan Stanley’s opinion, and Morgan Stanley did not take into account any possible effects of such spin-offs or any such other transactions on Dow, DuPont or DowDuPont.

Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any parties to the merger agreement, or any class of such persons, relative to the Dow exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Dow, DuPont or DowDuPont, or concerning the solvency or fair value of Dow, DuPont or DowDuPont, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events or circumstances occurring after the date of Morgan Stanley’s opinion may affect such opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. In connection with its engagement, Morgan Stanley was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Dow. Morgan Stanley’s opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might have been available to Dow, nor did it address the underlying business decision of Dow to engage in the mergers. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Dow common stock, DuPont common stock or DowDuPont common stock would trade subsequent to the announcement of the mergers or at any time. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Summary of Financial Analyses

The following is a summary of the material financial analyses reviewed with the Dow board on December 9, 2015 in connection with the rendering of Lazard’s and Morgan Stanley’s respective opinions, dated December 10, 2015, to the Dow board. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Lazard and Morgan Stanley arrived at their respective opinions based on the results of all analyses undertaken and assessed as a whole, and they did not draw, in isolation, conclusions from or with regard to, and did not attribute any particular weight to, any one factor or method of analysis. Accordingly, Lazard and Morgan Stanley believe that the financial analyses and this summary must be considered as a whole and that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying the analyses and opinions. In addition, in rendering their opinions, Morgan Stanley and Lazard may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley’s or Lazard’s view of the actual value of Dow, DuPont or DowDuPont.

In performing their financial analyses, summarized below, Lazard and Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of their respective opinions, many of which are beyond Lazard’s, Morgan Stanley’s, Dow’s and DuPont’s control. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the mergers was determined by Dow and DuPont, rather than by any financial advisor, and was approved by the Dow board. The decision by Dow to enter into the merger agreement was solely that of the Dow board. As described above, the Dow financial advisors’ analyses were only one of the many factors considered by the Dow board in its evaluation of the mergers and should not be viewed as determinative of the views of the Dow board or management with respect to the mergers or the Dow exchange ratio.

The following is a summary of the material financial analyses prepared by M. Klein (which assisted in the preparation of the financial analyses, but did not render a fairness opinion or present any separate financial analyses), Lazard and Morgan Stanley and reviewed with the Dow board on December 9, 2015 in connection with Lazard’s and Morgan Stanley’s respective opinions, each dated December 10, 2015. As discussed above under “—Background of the Mergers,” the Dow financial advisors presented their financial analyses to the Dow board at a meeting of the Dow board on December 9, 2015. At that meeting, the presentation was based on a preliminary DuPont exchange ratio of 1.274. The Dow financial advisors’ presentation was not updated at the Dow board meeting on December 10, 2015 at which each of Lazard and Morgan Stanley rendered their oral opinions. The Dow financial advisors, at the request of the Dow board, delivered to Dow, after the December 10, 2015 Dow board meeting, a revised presentation that showed the final 1.2820 DuPont exchange ratio in relevant places, but which did not otherwise change the underlying financial analyses and which was otherwise the same as the December 9, 2015 presentation in all material respects. The following summaries of such Dow financial advisors’ financial analyses are also based on the preliminary DuPont exchange ratio and the Dow board presentation made by the Dow financial advisors on December 9, 2015.

The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinions of, Lazard and Morgan Stanley, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Lazard or Morgan Stanley. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the process underlying such financial analyses and Lazard’s and Morgan Stanley’s respective opinions. See Annex B and Annex C of this joint proxy statement/prospectus for the full text of the opinions of Lazard and Morgan Stanley, respectively.

Unless otherwise indicated, all market data is as of the close of trading on December 8, 2015 and all information with respect to outstanding shares of Dow and DuPont is based on data, as of November 30, 2015 (in each case, based on the treasury stock method, and, in the case of Dow share data, assumes (with the exception of the Contribution Analysis described below) the conversion of all shares of Dow Series A preferred stock outstanding as of such date into Dow common stock), as provided to the Dow financial advisors by Dow management and DuPont management, respectively.

Discounted Cash Flow Analysis

Each of Lazard and Morgan Stanley conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for Dow common stock and DuPont common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. For purposes of the foregoing calculation, stock-based compensation is treated as a cash expense. “Present value” refers to the current value of one or more future cash payments from an asset, which current value is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. “EV” refers to aggregate enterprise value, calculated as market capitalization plus book value of total debt, plus preferred securities (in the case of DuPont), plus non-controlling interest (as appropriate for the company being analyzed), less cash, cash equivalents and marketable securities. Based on the Dow management forecasts, Lazard and Morgan Stanley assumed the full conversion of Dow Series A preferred stock in their respective analyses (with the exception of the Contribution Analysis). “EBITDA” refers to earnings before interest, taxes, depreciation and amortization. Certain of the foregoing terms are used throughout this summary of financial analyses.

Dow. Each of Lazard and Morgan Stanley separately performed a discounted cash flow analysis of Dow using information contained in the Dow management forecasts and public filings to calculate ranges of the implied value of Dow as of December 8, 2015.

Lazard, in performing its discounted cash flow analysis, applied discount rates ranging from 8.0% to 9.0%, which were chosen by Lazard based on Dow’s weighted average cost of capital as calculated by Lazard, to after-tax unlevered free cash flows expected to be generated by Dow during the calendar years 2016 through 2020. The unlevered cash flows for such years were based on the information contained in the Dow management forecasts provided by Dow to the Dow financial advisors and were calculated by the Dow financial advisors for such years to be $3,624 million, $4,702 million, $5,531 million, $5,917 million and $6,300 million, respectively, by adding back depreciation and amortization, deducting capital expenditures, adjusting for certain equity investments and pension expenses to reflect actual cash impacts on an after-tax basis, and adding back or deducting, as applicable, changes in working capital to, in each case, Dow’s forecasted EBIT for such years, less estimated taxes at Dow’s effective tax rate (in each case based on the forecast information provided by Dow management to the Dow financial advisors). The terminal value of Dow was calculated by applying terminal value EV/EBITDA multiples ranging from 6.6x to 8.25x to 2020 EBITDA. Lazard selected the ranges of discount rates and terminal EV/EBITDA multiples based on an analysis of Dow’s historical EV/EBITDA multiple trading range and EV/EBITDA multiples of certain selected companies. The present values of the unlevered free cash flows and range of terminal values were then adjusted for Dow’s estimated net debt as of December 31, 2015, as determined from the Dow management forecasts (determined by total debt and non-controlling interest, less cash and cash equivalents), and as adjusted for certain announced transactions. This analysis resulted in a range of implied equity value of approximately $55 to $69 per share of Dow common stock, as compared to the closing market price of Dow common stock of $50.90 on December 8, 2015.

Morgan Stanley, in performing its discounted cash flow analysis, applied discount rates ranging from 8.1% to 8.9%, which were chosen by Morgan Stanley based on Dow’s weighted average cost of capital as calculated by Morgan Stanley, to after-tax unlevered free cash flows expected to be generated by Dow during the calendar years 2016 through 2020. The unlevered cash flows for such years were based on the information contained in the Dow management forecasts provided by Dow to the Dow financial advisors and were calculated by the Dow financial advisors for such years to be $3,624 million, $4,702 million, $5,531 million, $5,917 million and $6,300 million, respectively, by adding back depreciation and amortization, deducting capital expenditures, adjusting for certain equity investments and pension expenses to reflect actual cash impacts on an after-tax basis, and adding back or deducting, as applicable, changes in working capital to, in each case, Dow’s forecasted EBIT for such years, less estimated taxes at Dow’s effective tax rate (in each case based on the forecast information provided by Dow management to the Dow financial advisors). Morgan Stanley also calculated a range of terminal values for Dow by applying perpetual growth rates of 0.0% to 1.0% to the estimated unlevered free cash flow of Dow during 2020. The present values of the unlevered free cash flows and range of terminal values were then adjusted for Dow’s estimated net debt as of December 31, 2015, as determined from the Dow management forecasts (determined by total debt and non-controlling interest, less cash and cash equivalents), and as adjusted for certain announced transactions. This analysis resulted in a range of implied equity value of approximately $50 to $63 per share of Dow common stock, as compared to the closing market price of Dow common stock of $50.90 on December 8, 2015.

DuPont. Each of Lazard and Morgan Stanley performed a discounted cash flow analysis of DuPont using information contained in the DuPont management forecasts and public filings to calculate ranges of the implied values of DuPont on December 8, 2015.

Lazard, in performing the discounted cash flow analysis, applied discount rates ranging from 8.5% to 9.5%, which were chosen by Lazard based on the average weighted average cost of capital of DuPont, as calculated by Lazard, to after-tax unlevered free cash flows expected to be generated by DuPont during the calendar years 2016 through 2020. The unlevered cash flows for such years were based on the information contained in the DuPont management forecasts provided by DuPont to Dow (and which Dow provided to the Dow financial advisors for use in their respective financial analyses) and were calculated by the Dow financial advisors for such years to be $2,640 million, $3,407 million, $3,582 million, $3,768 million and $4,115 million, respectively, by adding back depreciation and amortization, deducting capital expenditures, adjusting for certain equity investments and pension expenses to reflect actual cash impact on an after-tax basis, and adding back or deducting, as applicable, changes in working capital to, in each case, DuPont’s forecasted EBIT for such years, less estimated taxes at DuPont’s effective tax rate (in each case based on the forecast information provided by DuPont management to the Dow financial advisors). The terminal value of DuPont was calculated by applying terminal value EV/EBITDA multiples ranging from 10.5x to 12.25x to DuPont’s estimated 2020 EBITDA. Lazard selected the ranges of discount rates and terminal EV/EBITDA multiples based on an analysis of historical EV/EBITDA multiple trading ranges and EV/EBITDA multiples of certain selected companies. The present values of the unlevered free cash flows and range of terminal values were then adjusted for DuPont’s net debt, provided by DuPont’s management as of December 31, 2015, as determined from the DuPont management forecasts (determined by total debt, preferred securities and non-controlling interest, less cash and cash equivalents). This analysis resulted in a range of implied equity value of approximately $69 to $82 per share of DuPont common stock, as compared to the closing market price of DuPont common stock of $66.60 on December 8, 2015.

Morgan Stanley, in performing the discounted cash flow analysis, applied discount rates ranging from 7.1% to 8.0%, which were chosen by Morgan Stanley based on the weighted average cost of capital of DuPont, to after-tax unlevered free cash flows expected to be generated by DuPont during the calendar years 2016 through 2020. The unlevered cash flows for such years were based on the information contained in the DuPont management forecasts provided by DuPont to Dow (and which Dow provided to the Dow financial advisors for use in their respective financial analyses) and were calculated by the Dow financial advisors for such years to be $2,640 million, $3,407 million, $3,582 million, $3,768 million and $4,115 million, respectively, by adding back depreciation and amortization, deducting capital expenditures, adjusting for certain equity investments and pension expenses to reflect actual cash impact on an after-tax basis, and adding back or deducting, as applicable, changes in working capital to, in each case, DuPont’s forecasted EBIT for such years, less estimated taxes at DuPont’s effective tax rate (in each case based on the forecast information provided by DuPont management to the Dow financial advisors). Morgan Stanley also calculated a range of terminal values for DuPont by applying perpetual growth rates of 1.0% to 2.0% to the estimated unlevered free cash flow of DuPont during 2020. The present values of the unlevered free cash flows and range of terminal values were then adjusted for DuPont’s net debt. This analysis resulted in a range of implied equity value of approximately $60 to $80 per share of DuPont common stock, as compared to the closing market price of DuPont common stock of $66.60 on December 8, 2015.

Implied DuPont Exchange Ratio. Applying the forgoing Lazard analyses, Lazard then calculated the implied DuPont exchange ratio by (i) dividing the low end of the implied equity value per share of the DuPont common stock of $69 by the high end of the implied equity value per share of the Dow common stock of $69, and (ii) by dividing the high end of the implied equity value per share of the DuPont common stock of $82 by the low end of the implied equity value per share of the Dow common stock of $55. This analysis indicated a range of implied exchange ratios of 1.00x to 1.50x, as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820.

Applying the foregoing Morgan Stanley analyses, Morgan Stanley then calculated the implied DuPont exchange ratio by (i) dividing the low end of the implied equity value per share of the DuPont common stock of $60 by the high end of the implied equity value per share of the Dow common stock of $63, and (ii) by dividing the high end of the implied equity value per share of the DuPont common stock of $80 by the low end of the implied equity value per share of the Dow common stock of $50. This analysis indicated a range of implied exchange ratios of 0.97x to 1.60x, as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820.

Selected Public Trading Value Analysis

The Dow financial advisors reviewed certain financial information, valuation multiples and market trading data relating to Dow, DuPont and selected publicly traded companies that the Dow financial advisors believed, based on their experience with companies in the chemicals industry, to be similar to Dow’s and DuPont’s current and DowDuPont’s anticipated operations for purposes of this analysis. Financial data of the selected companies were based on FactSet Research Systems, Inc. (“FactSet Research Systems”) financial information and analysis and Wall Street research consensus estimates, public filings and other publicly available information. Financial data of Dow and DuPont and DowDuPont were based on the Dow management forecasts and DuPont management forecasts, respectively, and share data with respect to Dow and DuPont, as of November 30, 2015, as provided to the Dow financial advisors by Dow management and DuPont management, respectively.

The Dow financial advisors reviewed EV as a multiple of estimated calendar years 2016 and 2017 EBITDA of Dow, DuPont and each of the comparable companies.

Dow. The Dow financial advisors reviewed data for Dow and the following eight selected publicly traded companies in the chemicals industry (which we refer to as the Dow selected companies), the operations of which the Dow financial advisors deemed similar for purposes of this analysis, based on their professional judgment and experience, to one or more business lines of Dow:

•	Ashland Inc.

•	BASF AG

•	Celanese Corporation

•	Eastman Chemical Company

•	LyondellBasell Industries N.V.

•	Monsanto Company

•	DuPont

•	Syngenta AG

With respect to the Dow selected companies, the information the Dow financial advisors presented to the Dow board included multiples of EV to EBITDA for 2016 and 2017 (which we refer to as EV/2016E EBITDA and EV/2017E EBITDA, respectively).

The results of the analysis for the Dow selected companies are as indicated in the following table:

Metric	High	Low	25th Percentile	Median	75th Percentile
EV/2016E EBITDA	13.1x	5.8x	7.2x	8.3x	11.9x
EV/2017E EBITDA	12.1x	5.8x	7.0x	7.8x	10.7x

Based on the above analyses, the Dow financial advisors then derived a multiple reference range of 6.6x to 8.25x for 2016 and 6.5x to 7.8x for 2017. After applying such ranges to the Dow management forecasted 2016 and 2017 EBITDA and to street estimates of 2016 and 2017 EBITDA, the analysis indicated the following implied equity values per share of Dow common stock, as compared to the Dow common stock closing market price of $50.90 on December 8, 2015:

Dow		Range of Implied Equity Value Per Share
Management Forecasts	EV/2016E EBITDA	$47 to $60
	EV/2017E EBITDA	$51 to $62
Street Estimates	EV/2016E EBITDA	$42 to $54
	EV/2017E EBITDA	$45 to $55

DuPont. The Dow financial advisors reviewed data for DuPont and the following seven selected publicly traded companies in the chemicals industry (which we refer to as the DuPont selected companies, the operations of which the Dow financial advisors deemed similar for purposes of this analysis, based on their professional judgment and experience, to one or more business lines of DuPont):

•	3M Company

•	Dow

•	DSM N.V.

•	Honeywell International Inc.

•	Monsanto Company

•	Syngenta AG

•	Victrex plc

With respect to the DuPont selected companies, the information the Dow financial advisors presented to the Dow board included EV/2016E EBITDA and EV/2017E EBITDA.

The results of the analysis for the DuPont selected companies are as indicated in the following table:

Metric	High	Low	25th Percentile	Median	75th Percentile
EV/2016E EBITDA	13.1x	7.9x	8.4x	10.5x	12.4x
EV/2017E EBITDA	12.1x	7.3x	7.6x	9.1x	11.6x

Based on the above analyses, the Dow financial advisors then derived a multiple reference range of 10.5x to 12.25x for 2016 and 10.0x to 11.5x for 2017. After applying such ranges to the DuPont management forecasted 2016 and 2017 EBITDA and to street estimates of 2016 and 2017 EBITDA, the analysis indicated the following implied equity values per share of DuPont common stock, as compared to the DuPont common stock closing price of $66.60 on December 8, 2015:

DuPont		Range of Implied Equity Value Per Share
Management Forecasts	EV/2016E EBITDA	$59 to $69
	EV/2017E EBITDA	$61 to $71
Street Estimates	EV/2016E EBITDA	$56 to $67
	EV/2017E EBITDA	$59 to $68

For each of the foregoing analyses, the Dow financial advisors then calculated (i) the ratio of the highest implied equity value per share for DuPont to the lowest implied equity value per share for Dow and (ii) the ratio of the lowest implied equity value per share for DuPont and the highest implied equity value per share for Dow, to derive the following implied DuPont exchange ratio ranges, in each case as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820:

Range of Implied DuPont Exchange Ratios
Management Forecasts	EV/2016E EBITDA	0.98x-1.48x
	EV/2017E EBITDA	0.99x-1.41x
Street Estimates	EV/2016E EBITDA	1.05x-1.60x
	EV/2017E EBITDA	1.07x-1.53x

No company utilized in the selected company analysis is identical to Dow or DuPont and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Dow and DuPont were compared, respectively. In evaluating comparable companies, the Dow financial advisors made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dow and DuPont, such as the impact of competition on the businesses of Dow and DuPont and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Dow and DuPont or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Sum-of-the-Parts Analysis

Dow. The Dow financial advisors performed an analysis of Dow on a sum-of-the-parts basis by performing a separate selected company analysis for the following six business segments, in each case based upon forecasts and other financial information provided by Dow’s management. The sum-of-the-parts analysis for Dow valued Dow based upon the implied values for the following six business segments of Dow:

•	Agriculture

•	Consumer Care and Auto

•	Electronic Materials

•	Infrastructure

•	Performance Materials

•	Performance Plastics

For purposes of this analysis, the Dow financial advisors reviewed certain financial information for each of Dow’s six business segments and financial information, ratios and public market multiples for the following publicly-traded (i) agriculture companies: Monsanto Company and Syngenta AG; (ii) consumer care and auto companies: Eastman Chemical Company, Croda International plc, Ashland Inc. and H.B. Fuller Company; (iii) electronic materials companies: Cabot Microelectronics Corporation and Entegris, Inc.; (iv) infrastructure companies: H.B. Fuller Company, Celanese Corporation and Eastman Chemical Company; (v) performance materials companies: LyondellBasell Industries N.V., Covestro AG and Eastman Chemical Company; and (vi) performance plastics companies: LyondellBasell Industries N.V., Westlake Chemical Corporation, Celanese Corporation and Eastman Chemical Company (collectively, the “Dow selected segment companies”), which, in the exercise of their professional judgment, the Dow financial advisors deemed to be relevant to their analysis.

The Dow financial advisors obtained financial metrics and projections for the Dow selected segment companies from public company filings and FactSet Research Systems. In their analysis, the Dow financial advisors derived multiples for the Dow selected segment companies, which were calculated as total enterprise value as a multiple of estimated EBITDA for calendar year 2016. The Dow financial advisors considered the multiples from the selected company analysis described above when deriving multiple reference ranges that were then applied to the Dow management’s estimated EBITDA for calendar year 2016 for each business segment of Dow based upon the Dow management forecasts. In performing this analysis, the Dow financial advisors considered, among other things, the relative comparability of the Dow business segments to the Dow selected segment companies. The reference range of multiples used and the implied values are summarized in the following table:

Segment	Reference Range of 2016 multiples	Range of Implied Value (in millions)
Agriculture	10.0x-11.0x	$8,251-$9,076
Consumer Care & Auto	7.5x-8.5x	$4,893-$5,546
Electronic Materials	8.0x-9.5x	$4,520-$5,367
Infrastructure	7.5x-8.5x	$10,340-$11,719
Performance Materials	6.5x-8.0x	$12,769-$15,716
Performance Plastics	6.0x-7.5x	$30,252-$37,814

The Dow financial advisors also calculated the implied value of Dow’s unallocated corporate expenses of approximately $400 million (reflecting the blended implied multiples of the operating segments ranging from approximately 6.8x to 8.2x). The Dow financial advisors then calculated the implied value of Dow’s total operating assets using the sum of the implied values of the Dow business segments and deducting the implied value of the unallocated corporate expenses. This analysis resulted in a range of implied values for Dow’s total operating assets of approximately $68,301 million to $81,969 million.

The Dow financial advisors then calculated Dow’s implied equity value by subtracting Dow’s net debt adjusted for certain announced transactions as of September 30, 2015 of $8,956 million. This resulted in a range of implied equity values of Dow of approximately $59,345 million to $73,013 million. Taking into account the number of Dow shares outstanding as of November 30, 2015 (calculated based on the treasury stock method), this analysis resulted in a range of implied equity values per share of Dow common stock of approximately $48.46 to $59.41, as compared to the closing market price of Dow common stock of $50.90 on December 8, 2015.

DuPont. The Dow financial advisors performed an analysis of DuPont on a sum-of-the-parts basis by performing a separate selected company analysis for the following business segments, in each case based upon projections and other financial information provided by DuPont’s management. The sum-of-the-parts analysis for DuPont valued DuPont based upon the implied values for the following six business segments of DuPont:

•	Agriculture

•	Electronics and Communication

•	Industrial Bioscience

•	Nutrition & Health

•	Performance Materials

•	Safety & Protection

For purposes of this analysis, the Dow financial advisors reviewed certain financial information for each of DuPont’s six business segments and financial information, ratios and public market multiples for the following publicly-traded (i) agriculture companies: Monsanto Company and Syngenta AG; (ii) electronics and communication companies: Cabot Microelectronics Corporation and Entegris, Inc.; (iii) industrial biosciences companies: Novozymes A/S, Koninklijke DSM N.V. and Chr. Hansen Holding A/S; (iv) nutrition and health companies: Givaudan SA, Kerry Group plc, International Flavors & Fragrances Inc., Koninklijke DSM N.V., Chr. Hansen Holding A/S and Tate & Lyle plc; (v) performance materials companies: Eastman Chemical Company, Celanese Corporation and Victrex plc; and (vi) safety and protection companies: 3M Company and Honeywell International Inc. (collectively, the “DuPont selected segment companies”), which, in the exercise of their professional judgment, the Dow financial advisors deemed to be relevant to their analysis.

The Dow financial advisors obtained financial metrics and projections for the DuPont selected segment companies from public company filings and FactSet Research Systems. In their analysis, the Dow financial advisors derived multiples for the DuPont selected segment companies, which were calculated as total enterprise value as a multiple of estimated EBITDA for calendar year 2016. The Dow financial advisors considered the multiples from the selected company analysis described above when deriving multiple reference ranges that were then applied to the DuPont management’s estimated EBITDA for calendar year 2016 for each business segment of DuPont based upon the DuPont management forecasts. In performing this analysis, the Dow financial advisors considered, among other things, the relative comparability of the DuPont business segments to the DuPont selected segment companies. The reference range of multiples used and the implied values are summarized in the following table:

Segment	Reference Range of 2016 multiples	Range of Implied Value (in millions)
Agriculture	11.0x-12.5x	$24,076-$27,359
Electronics & Communication	8.0x-9.5x	$4,293-$5,098
Industrial Biosciences	20.0x-21.5x	$6,434-$6,917
Nutrition and Health	15.0x-16.5x	$10,217-$11,238
Performance Materials	7.5x-9.0x	$10,022-$12,026
Safety and Protection	11.0x-12.0x	$10,961-$11,957

The Dow financial advisors also calculated the implied value of DuPont’s unallocated corporate expenses of approximately $529 million (reflecting the blended implied multiples of the operating segments ranging from approximately 10.9x to 12.3x). The Dow financial advisors then calculated the implied value of DuPont’s total operating assets using the sum of the implied values of the DuPont business segments and deducting the implied value of the unallocated corporate expenses. This analysis resulted in a range of implied values for DuPont’s total operating assets of approximately $60,238 million to $68,081 million.

The Dow financial advisors then calculated DuPont’s implied equity value by subtracting DuPont’s net debt as of September 30, 2015 of $6,658 million. This resulted in a range of implied equity values of DuPont of approximately $53,580 million to $61,423 million. Taking into account the number of DuPont shares outstanding as of November 30, 2015 (calculated based on the treasury stock method ), this analysis resulted in a range of implied equity values per share of DuPont common stock of approximately $60.97 to $69.72, as compared to the closing market price of DuPont common stock of $66.60 on December 8, 2015.

Implied Exchange Ratio The Dow financial advisors then calculated the implied DuPont exchange ratio by (i) dividing the low end of the implied equity value per share of the DuPont common stock of $61 by the high end of the implied equity value per share of the Dow common stock of $59, and (ii) by dividing the high end of the implied equity value per share of the DuPont common stock of $70 by the low end of the implied equity value per share of the Dow common stock of $48. This analysis indicated a range of implied DuPont exchange ratio of 1.03x to 1.44x, as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820.

Discounted Equity Value Analysis

In connection with the delivery of Morgan Stanley’s fairness opinion, Morgan Stanley also performed an analysis of the implied present value of the future stock prices of Dow and DuPont, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s illustrative estimated EBITDA. For this analysis, Morgan Stanley calculated a range of implied share prices for Dow and DuPont by discounting to December 31, 2015 the illustrative estimated future stock prices for Dow common stock and DuPont common stock for the calendar years 2016 through 2019. Morgan Stanley first calculated the theoretical illustrative equity value of Dow and DuPont, respectively, using forward 2016 EBITDA multiples of 6.6x to 8.25x in the case of Dow, and 10.5x to 12.25x in the case of DuPont (based on Dow management forecasts and DuPont management forecasts, respectively). Morgan Stanley then calculated the resulting range of implied equity values for the fiscal years 2016 through 2019 and discounted that range to December 31, 2015 using an equity discount rate of 9.8%, in the case of Dow, and 8.3% in the case of DuPont. Morgan Stanley derived an implied discounted equity value per share range of $53 to $64 for Dow based on the illustrative estimated future stock price range in 2019 for Dow and $73 to $84 for DuPont based on the illustrative estimated future stock price range in 2019 for DuPont. The Dow financial advisors then calculated the implied DuPont exchange ratio by (i) dividing the low end of the foregoing range for the DuPont common stock of $73 by the high end of the range for the Dow common stock of $64, and (ii) by dividing the high end of the range for the DuPont common stock of $84 by the low end of range for the Dow common stock of $53. The foregoing analyses implied a range for the DuPont exchange ratio of 1.14x to 1.60x, as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820.

Morgan Stanley noted that this is an illustrative analysis only and not a prediction of future trading.

Lazard did not use a discounted equity value analysis for purposes of the delivery of its fairness opinion.

Other Information

Historical trading prices

The Dow financial advisors reviewed the historical trading prices of Dow common stock and DuPont common stock during the 52-week period ended December 8, 2015, the last trading day prior to market rumors about a potential transaction, which reflected low to high closing prices for Dow common stock during such period of approximately $35 to $54 per share and DuPont common stock (adjusted for DuPont’s spin-off of Chemours) of approximately $47 to $77 per share during such period. The Dow financial advisors then calculated the implied DuPont exchange ratio by (i) dividing the low end of the foregoing range for the DuPont common stock of $47 by the high end of the range for the Dow common stock of $54, and (ii) by dividing the high end of the range for the DuPont common stock of $77 by the low end of range for the Dow common stock of $35. The foregoing analysis resulted in an implied DuPont exchange ratio of 0.88x to 2.18x, as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation or the final DuPont exchange ratio of 1.2820.

The historical trading prices analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Targets

The Dow financial advisors reviewed publicly available equity research analysts’ 12-month share price targets for Dow and DuPont common stock. The Dow financial advisors noted that the price targets issued by those research analysts with publicly available price targets ranged from approximately $45 to $67 per share of Dow common stock and $50 to $80 per share of DuPont common stock. The Dow financial advisors then calculated the implied DuPont exchange ratio by (i) dividing the low end of the implied equity value per share of the DuPont common stock of $50 by the high end of the implied equity value per share of the Dow common stock of $67, and (ii) by dividing the high end of the implied equity value per share of the DuPont common stock of $80 by the low end of the implied equity value per share of the Dow common stock of $45. This analysis resulted in an implied DuPont exchange ratio of 0.75x to 1.78x, as compared to the preliminary

DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820. The Dow financial advisors also took the publicly available equity research analysts’ 12-month share price targets for Dow and DuPont common stock and discounted them for the cost of equity (based on an estimate of 9.8% by Morgan Stanley and 10.5% by Lazard for Dow and 8.3% by Morgan Stanley and 10.1% by Lazard for DuPont), which resulted in price targets for Dow and DuPont that ranged from approximately $41 to $61 per share of Dow common stock and $45 to $74 per share of DuPont common stock. The Dow financial advisors then calculated the implied DuPont exchange ratio by using the foregoing low-to-high/high-to-low methodology, which resulted in an implied DuPont exchange ratio of 0.74x to 1.81x, as compared to the preliminary DuPont exchange ratio of 1.274 as of the December 9, 2015 presentation and the final DuPont exchange ratio of 1.2820.

The analysts’ price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Illustrative Value Creation Analysis

The Dow financial advisors conducted an illustrative value creation analysis that compared the standalone value per share of Dow common stock to the pro forma per share value of DowDuPont common stock after giving effect to various cost and growth synergies based on the Dow management forecasts and DuPont management forecasts. The pro forma combined implied company equity value per share assumed that Dow stockholders would retain 50% of the Dow share price, receive 50% of the DuPont share price adjusted for the DuPont exchange ratio and receive 50% of the synergy value per share. The Dow financial advisors determined the pro forma per share value of DowDuPont by calculating approximately $27 billion in total discounted cash flow value of cost and growth synergies (based on the midpoint of Lazard’s and Morgan Stanley’s discounted cash flow analyses derived from the Dow management forecasts and DuPont management forecasts, including of such synergies). In performing the discounted cash flow analysis, the Dow financial advisors applied a range of discount rates of 7.6% to 9.0% to (i) the synergies that were expected to be generated by DowDuPont during the calendar years 2016 through 2020 and (ii) estimated terminal values in 2020 using a range of terminal value multiples of 6.4x to 9.7x. Using the mid-point of this discounted cash flow analysis indicated, on an illustrative basis, that the proposed mergers created hypothetical incremental implied value for the holders of Dow common stock of approximately $11.98 per share or a 24% increase to the closing price of the Dow common stock on December 8, 2015.

The Dow financial advisors also performed similar valuation creation analyses based on synergies for Dow with respect to discounted cash flow, public trading valuation, sum-of-the-parts and discounted equity value (Morgan Stanley only) described above. These value creation methodologies indicated hypothetical incremental implied value for the holders of Dow common stock of 16.4% to 24.3% (from the midpoint of the applicable ranges).

The Dow financial advisors noted that the value creation analyses were illustrative only and were not a prediction as to future share trading.

Contribution Analysis.

The Dow financial advisors performed a relative contribution analysis of Dow and DuPont, in which the Dow financial advisors reviewed selected operational data based on management forecasts, street estimates and historical financial information for each of Dow and DuPont, to determine Dow’s and DuPont’s relative contribution to DowDuPont following the mergers. In particular, the Dow financial advisors analyzed the relative contribution to EBITDA, net income and free cash flow (defined as EBITDA less capital expenditures) for (i) 2014 (actual), (ii) 2015-2017 (estimated based on the Dow management forecasts and DuPont management forecasts) and (iii) 2015-2017 (estimated based on street estimates), and to equity value (based on basic shares outstanding and option dilution based on the treasury stock method; assuming no conversion of any outstanding

Dow Series A preferred stock; and treating DuPont stock options on an outstanding rather than exercisable basis). The foregoing analyses indicated a range of relative contributions from 49%/51% (Dow to DuPont) on the low end to 65%/35% (Dow to DuPont) on the high end.

Historical Exchange Ratio Analysis.

The Dow financial advisors reviewed the range of trading prices for Dow common stock and DuPont common stock for various periods ending December 8, 2015, and calculated various historical average exchange ratios implied by the average quotient of dividing the DuPont common share price by the Dow common share price during the relevant period. The following table lists the implied exchange ratios for these periods:

Applicable Period	Average Implied Exchange Ratio
3 month average	1.207x
6 month average	1.201x
1 year average	1.327x
3 year average	1.355x
5 year average	1.405x

Miscellaneous

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as a financial advisor to Dow because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Dow.

In connection with Lazard’s services as financial advisor, Dow agreed to pay Lazard an aggregate fee for such services of $27,500,000, $5,000,000 of which was paid within ten days after the execution of the merger agreement, $5,000,000 of which will become payable upon the approval by Dow stockholders of the Dow merger proposal and the remainder of which will become payable upon the consummation of the mergers. In the event Dow or its affiliates or its or their securityholders is paid a break-up, termination or similar fee or payment in connection with the termination of the merger agreement, Dow agreed to pay Lazard a fee equal to 3.3% of such amount, which fee will not exceed the aggregate fee payable to Lazard in connection with the mergers and against which the execution and approval fees of Lazard will be credited. Additionally, Dow may pay Lazard an additional fee of up to $5,000,000 in its sole discretion upon consummation of the mergers. Dow also agreed to reimburse Lazard for certain reasonable expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. During the two years preceding the date of the delivery of Lazard’s written opinion, Lazard has provided services as financial advisor to Dow in connection with an ongoing potential immaterial transaction. The compensation received by Lazard from Dow during this period was approximately $100,000. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Dow and DuPont for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities and may also trade and hold securities on behalf of Dow and DuPont and their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

In connection with Morgan Stanley’s services as financial advisor, Dow agreed to pay Morgan Stanley an aggregate fee for such services of $27,500,000, $5,000,000 of which was paid within ten days after the announcement of the execution of the merger agreement, $5,000,000 of which will become payable upon the approval by Dow stockholders of the Dow merger proposal and the remainder of which will become payable upon the consummation of the mergers. In the event Dow receives compensation pursuant to the termination provisions contained in the merger agreement, Dow agreed to pay Morgan Stanley a fee equal to 3.33% of such amount, which fee will not exceed the aggregate fee payable to Morgan Stanley in connection with the mergers and against which the announcement fee and the approval fee will be credited. Additionally, Dow may pay Morgan Stanley an additional fee of up to $5,000,000 in its sole discretion at any time. Dow also agreed to reimburse Morgan Stanley for certain reasonable expenses incurred in connection with Morgan Stanley’s engagement and to indemnify Morgan Stanley and certain related persons under certain circumstances against certain liabilities that relate to or arise out of Morgan Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for Dow in connection with a sale transaction and bank loans for which Morgan Stanley and its affiliates have received fees of approximately $14.2 million from Dow. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have provided financing services for DuPont in connection with bank loans for which Morgan Stanley and its affiliates have received fees of approximately $800,000 from DuPont.

Dow selected Morgan Stanley to act as its financial advisor in connection with the mergers based on Morgan Stanley’s reputation, experience in transactions similar to the mergers and familiarity with Dow and its business. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Dow, DuPont, DowDuPont or any other company, or any currency or commodity, that may be involved in the mergers, or any related derivative instrument.

In connection with M. Klein’s services as financial advisor, Dow agreed to pay M. Klein an aggregate fee for such services of $27,500,000, $5,000,000 of which was paid within ten days after the execution of the merger agreement, $5,000,000 of which will become payable upon the approval by Dow stockholders of the Dow merger proposal and the remainder of which will become payable upon the consummation of the mergers. In the event Dow or its affiliates or its or their securityholders is paid a break-up, termination or similar fee or payment in connection with the termination of the merger agreement, Dow agreed to pay M. Klein a fee equal to 3.33% of such amount, which fee will not exceed the aggregate fee payable to M. Klein in connection with the mergers and against which the execution and approval fees of M. Klein will be credited. Additionally, Dow may pay M. Klein an additional fee of up to $5,000,000 in its sole discretion upon consummation of the mergers. Dow also agreed to reimburse M. Klein for certain reasonable expenses incurred in connection with M. Klein’s engagement and to indemnify M. Klein and certain related persons under certain circumstances against certain liabilities that may arise from or relate to M. Klein’s engagement. M. Klein was not requested to opine as to any matter.

M. Klein, as part of its financial and strategic advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. In addition, in the ordinary course, M. Klein and its affiliates and employees may trade securities of Dow and DuPont for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities and may also trade and hold securities on behalf of Dow and DuPont and their respective affiliates.

Opinions of DuPont’s Financial Advisors

Goldman Sachs

DuPont has retained Goldman Sachs as one of its financial advisors in connection with the mergers. As discussed in the following paragraph, on December 10, 2015, Goldman Sachs delivered to the DuPont board its oral opinion, confirmed by its delivery of a written opinion dated December 11, 2015, that, as of such date, based upon and subject to the factors and assumptions set forth therein and taking into account the Dow merger, the DuPont exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock.

As discussed above under “—Background of the Mergers,” at the time of the DuPont board meeting on December 10, 2015, Dow and DuPont had not yet agreed on the DuPont exchange ratio but had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count for each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. In delivering its oral opinion to the DuPont board at the December 10, 2015 meeting, Goldman Sachs informed the DuPont board that its oral opinion assumed that the DuPont exchange ratio would be within a range of 1.274 to 1.297. The final DuPont exchange ratio of 1.2820 ultimately agreed to by DuPont and Dow after the completion of the December 10, 2015 meeting of the DuPont board was included in Goldman Sachs’ written opinion dated December 11, 2015, which was subsequently delivered to the DuPont board and is included in this joint proxy statement/prospectus as Annex D.

The full text of the written opinion of Goldman Sachs, dated December 11, 2015, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of the Goldman Sachs opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of such opinions. Goldman Sachs provided its opinion for the information and assistance of the DuPont board in connection with its consideration of the merger agreement and the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of DuPont common stock should vote with respect to the DuPont merger proposal or any other matter. We encourage you to read Goldman Sachs’ opinion carefully and in its entirety.

In connection with delivering the opinion described above and performing its related analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of DuPont for the five years ended December 31, 2014;

•	annual reports to stockholders and Annual Reports on Form 10-K of Dow for the five years ended December 31, 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of DuPont and Dow;

•	certain other communications from DuPont and Dow to their respective stockholders;

•	certain publicly available research analyst reports for DuPont and Dow; and

•	certain internal financial analyses and forecasts for DuPont prepared by DuPont’s management and for Dow prepared by Dow’s management and certain financial analyses and forecasts for DowDuPont prepared by DuPont’s management, in each case, as approved for Goldman Sachs’ use by DuPont (which we refer to in this section “—The Adoption of the Merger Agreement—Opinions of DuPont’s Financial Advisors—Goldman Sachs” as the “DuPont Management Projections” or “Dow Management Projections”, respectively, or collectively the “Management Projections”), and certain cost synergies projected by the managements of DuPont and Dow to result from the mergers, as approved for Goldman Sachs’ use by DuPont’s management (which we refer to in this section as the “Expected Cost Synergies”).

Goldman Sachs also held discussions with members of the senior managements of DuPont and Dow regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition and future prospects of DuPont and Dow; reviewed the reported price and trading activity for shares of DuPont common stock and shares of Dow common stock; compared certain financial and stock market information for DuPont and Dow with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the chemicals industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of delivering the opinion described above, Goldman Sachs, with the DuPont board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the DuPont board’s consent that the Management Projections and the Expected Cost Synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DuPont. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of DuPont, Dow or DowDuPont or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the mergers will be obtained without any adverse effect on DuPont, Dow or DowDuPont or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs has also assumed that the mergers will be completed on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of DuPont to engage in the mergers, or the relative merits of the mergers as compared to any strategic alternatives that may be available to DuPont; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock, as of December 11, 2015 and taking into account the Dow merger, of the DuPont exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of DuPont; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DuPont, Dow or DowDuPont, or class of such persons, in connection with the mergers, whether relative to the DuPont exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which shares of DowDuPont common stock will trade at any time or as to the impact of the mergers on the solvency or viability of DuPont, Dow or DowDuPont or the ability of DuPont, Dow or DowDuPont to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the DuPont board in connection with delivering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 8, 2015, the last trading day before the first public reports regarding negotiations relating to the mergers, and is not necessarily indicative of current market conditions.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for DuPont and Dow to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the chemicals industry:

DuPont Peers

•	Dow

•	Bayer AG

•	BASF SE

•	Monsanto Company

•	Syngenta AG

•	Eastman Chemical Company

•	Celanese Corporation

•	Koninklijke DSM N.V.

•	Ashland Inc.

•	FMC Corporation

Dow Peers

•	DuPont

•	BASF SE

•	LyondellBasell Industries N.V.

•	Eastman Chemical Company

•	Celanese Corporation

•	Ashland Inc.

•	Huntsman Corporation

•	Westlake Chemical

•	Covestro AG

Although none of the other selected companies is directly comparable to Dow or DuPont, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Dow and DuPont.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information from publicly available historical data and Institutional Brokers’ Estimate System (which we refer to in this joint proxy statement/prospectus as “IBES”) estimates. The multiples and ratios were calculated using the applicable closing market prices as of December 8, 2015. The multiples and ratios of DuPont and Dow were based on IBES consensus estimates and the Management Projections. The multiples and ratios for each of the selected companies were based on IBES consensus estimates.

Goldman Sachs calculated enterprise value as a multiple of estimated EBITDA for 2015, 2016 and 2017 for these selected companies, DuPont and Dow. Pro forma estimated 2015 EBITDA based on the Dow Management Projections excluded the performance of certain exited businesses for the entire year in accordance with guidance from the management of Dow. For purposes of calculating median values, Dow and DuPont were excluded. The following table presents the results of this analysis:

Enterprise value as a multiple of:	DuPont Peers		Dow Peers		DuPont (IBES)	Dow (IBES)	DuPont (Mgmt.)	Dow (Mgmt.)
	Range	Median	Range	Median
CY2015E EBITDA	7.5x-13.4x	9.8x	5.6x-9.3x	7.7x	12.0x	7.8x	13.2x	7.7x
CY2016E EBITDA	7.3x-12.7x	9.0x	5.5x-8.6x	7.6x	12.3x	7.8x	11.8x	7.2x
CY2017E EBITDA	7.0x-11.9x	8.3x	5.0x-8.3x	7.2x	11.4x	7.2x	10.8x	6.6x

Goldman Sachs calculated the price to earnings ratio for these selected companies, DuPont and Dow based on projected earnings for 2015, 2016 and 2017. For IBES estimates, price to earnings ratio calculations are calculated using per share data for both the share price and net income. For price to earnings ratio calculations based on the Dow Management Projections, the equity value of Dow used to determine the price to earnings ratio assumed conversion of the Dow Series A preferred stock into Dow common stock pursuant to its terms, and the number of outstanding Dow shares included the effects of such conversion and excluded 34.1 million shares to reflect Dow’s separation of its U.S. Gulf Coast Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses and the subsequent merger of those businesses with Olin Corporation. For purposes of calculating median values, Dow and DuPont were excluded. The following table presents the results of this analysis:

	DuPont Peers		Dow Peers		DuPont (IBES)	Dow (IBES)	DuPont (Mgmt.)	Dow (Mgmt.)
	Range	Median	Range	Median
CY2015E P/E Ratio	9.5x-26.3x	16.0x	5.9x-26.3x	11.0x	24.2x	15.5x	24.2x	14.4x
CY2016E P/E Ratio	9.0x-18.8x	14.1x	5.3x-14.1x	11.0x	20.5x	14.5x	21.2x	13.1x
CY2017E P/E Ratio	8.3x-17.0x	12.4x	4.5x-12.4x	10.0x	17.9x	12.7x	18.3x	11.7x

Illustrative Financial Contribution Analysis

Goldman Sachs analyzed the implied equity contribution of DuPont and Dow to DowDuPont based on specific estimated future financial metrics, including revenue, EBITDA and net income for estimated years 2016 through 2019 reflected in the Management Projections. The analysis was conducted on a pro forma basis applying a blended multiple to Dow and DuPont’s respective metrics to arrive at an implied enterprise value, both excluding the Expected Cost Synergies and including the Expected Cost Synergies, in each case assuming the conversion of the Dow Series A preferred stock into Dow common stock pursuant to its terms, and deducting Dow’s and DuPont’s respective net debt to calculate an implied equity value.

Without taking into account the Expected Cost Synergies, the analysis resulted in the following illustrative ranges of the implied equity contribution of DuPont and Dow, respectively, to DowDuPont and the implied exchange ratio for a share of DuPont common stock into shares of DowDuPont common stock, in each case based on each financial metric for DuPont and Dow for the estimated years 2016 through 2019:

2016E-2019E	DuPont Implied Equity Contribution	Dow Implied Equity Contribution	Implied Exchange Ratio
Revenue	29.3%-32.4%	67.6%-70.7%	0.5826x-0.6723x
EBITDA	33.0%-33.9%	66.1%-67.0%	0.6921x-0.7198x
Net Income	34.8%-35.6%	64.4%-65.2%	0.5335x-0.5534x

Taking into account the Expected Cost Synergies, which for purposes of net income, are tax-effected at an assumed blended tax rate of 26.9%, the analysis resulted in the following illustrative ranges of the implied equity contribution of DuPont, Dow and the Expected Cost Synergies, respectively, to DowDuPont based on each financial metric for DuPont, Dow and the Expected Cost Synergies for the estimated years 2016 through 2019:

2016E-2019E	DuPont Implied Equity Contribution	Expected Cost Synergies Implied Equity Contribution	Dow Implied Equity Contribution
EBITDA	26.8%-28.6%	15.6%-18.7%	54.4%-55.8%
Net Income	26.5%-28.9%	18.4%-23.9%	49.6%-52.7%

Goldman Sachs also analyzed the implied equity contribution based on an illustrative discounted cash flow analysis, which is described in the following section.

Illustrative Discounted Cash Flow Analysis

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on each of DuPont and Dow on a standalone basis and on the Expected Cost Synergies. The projected free cash flows of DuPont and Dow for the fourth fiscal quarter of 2015 have been estimated by subtracting the net cash flows of DuPont and Dow, respectively, for the first three fiscal quarters of 2015 derived from DuPont and Dow’s public filings from the net cash flows of DuPont and Dow, respectively, reflected in the Management Projections for the 2015 fiscal year.

DCF-Based Relative Equity Contribution

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on DuPont. Using discount rates ranging from 8.50% to 10.00% reflecting estimates of DuPont’s weighted average cost of capital, Goldman Sachs discounted to present value, as of September 30, 2015 (i) estimates of the projected free cash flows of DuPont through 2020 reflected in the Management Projections (excluding periodic operating pension expense and assuming a cash tax rate of 20% for years 2016 through 2020, as provided by the management of DuPont) and (ii) a range of illustrative terminal year values for DuPont derived by applying perpetuity growth rates ranging from 1.5% to 3.0% to a terminal year estimate of DuPont’s free cash flow in 2020 reflected in the Management Projections. Goldman Sachs derived ranges of illustrative values for DuPont by adding the ranges of present values derived above. Goldman Sachs then subtracted from the range of illustrative values it derived amounts for DuPont’s indebtedness, cash, minority interest and preferred equity as of September 30, 2015, in each case as disclosed in DuPont’s public filings, to derive a range of illustrative equity values for DuPont. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted shares of DuPont as of November 30, 2015, as provided by the management of DuPont, to derive a range of illustrative present values per share. The analysis also assumed post-tax deductions of $7.4 billion for DuPont to reflect DuPont’s accrued pension benefit costs, which is calculated by applying a long term cash tax rate of 20.0% to the pre-tax accruals for pension benefit costs in DuPont’s public filings.

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Dow. Using discount rates ranging from 9.50% to 11.00% reflecting estimates of Dow’s weighted average cost of capital, Goldman Sachs discounted to present value, as of September 30, 2015 (i) estimates of the projected free cash flows of Dow through 2020 calculated using information contained in the Management Projections and (ii) a range of illustrative terminal year values for Dow derived by applying perpetuity growth rates ranging from 1.5% to 3.0% to a terminal year estimate of Dow’s free cash flow in 2020 reflected in the Management Projections. The unlevered cash flows for the calendar years 2016 through 2020 were calculated to be $3,960 million, $4,826 million, $5,672 million, $6,120 million and $6,561 million, respectively, using information contained in the Management Projections provided by Dow to DuPont and which DuPont instructed Goldman Sachs to rely on. Unlevered free cash flow was calculated by adding back periodic operating and non-

operating pension expense to Dow’s forecasted EBIT figure to arrive at further adjusted EBIT, tax effecting such further adjusted EBIT at Dow’s applicable cash tax rate, adding back depreciation and amortization, deducting capital expenditures, adding back or deducting, as applicable, changes in working capital, deducting equity method income and adding back cash dividends from equity method investments, in the case of each of the foregoing, as included in the Management Projections provided by Dow to DuPont and approved for Goldman Sachs’ use by DuPont. Goldman Sachs derived ranges of illustrative values for Dow by adding the ranges of present values derived above. Goldman Sachs then subtracted from the range of illustrative values it derived amounts for Dow’s indebtedness, cash and minority interest as of September 30, 2015, in each case as disclosed in Dow’s public filings, to derive a range of illustrative equity values for Dow. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted shares of Dow as of November 30, 2015, as provided by the management of Dow, to derive a range of illustrative present values per share. The analysis also assumed post-tax deductions of $6.0 billion for Dow to reflect Dow’s accrued pension benefit costs, which is calculated by applying a long term cash tax rate of 28.0% to the pre-tax accruals for pension benefit costs in Dow’s public filings.

Goldman Sachs calculated the relative equity contribution of Dow and DuPont to DowDuPont and the implied exchange ratio, excluding the Expected Cost Synergies, based on the discounted cash flow analysis described above. Using an illustrative perpetuity growth rates ranging from 1.5% to 3.0% and discount rates for DuPont and Dow ranging from 8.50% to 10.00% and 9.50% to 11.00%, respectively, this analysis resulted in an illustrative equity contribution for DuPont of 48.9% to 49.5% and an illustrative implied exchange ratio of 1.3413x to 1.3780x. Assuming an illustrative perpetuity growth rate of 2.0% and using discount rates ranging from 8.50% to 10.00% for DuPont and discount rates ranging from 9.50% to 11.00% for Dow, this analysis resulted in an illustrative equity contribution for DuPont of 42.8% to 55.3% and an illustrative implied exchange ratio of 1.0578x to 1.7240x.

Expected Cost Synergies

Goldman Sachs performed an illustrative discounted cash flow analysis to calculate the implied equity value of the Expected Cost Synergies for DowDuPont and the implied equity value of the Expected Cost Synergies for DowDuPont on a per share basis. For purposes of this illustrative analysis and based on discussions with the management of DuPont, Goldman Sachs assumed with DuPont’s consent that (i) the run-rate for Expected Cost Synergies would be achieved at a 25% level in 2017, 75% level in 2018 and 100% level in 2019 and thereafter and (ii) that the cost of achieving such Expected Cost Synergies would be $3.12 billion plus a further $215 million in one-time integration costs, each of which is incurred 50% in 2017 and 50% in 2018. Using discount rates ranging from 8.50% to 10.50% reflecting estimates of DowDuPont’s illustrative pro forma weighted average cost of capital and perpetuity growth rates ranging from 1.0% to 3.0%, and a long-term blended estimated cash tax rate of 25.0%, Goldman Sachs discounted the Expected Cost Synergies provided by the managements of DuPont and Dow to present value as of September 30, 2015. Goldman Sachs derived a range of illustrative implied equity values of the Expected Cost Synergies of $17.6 billion to $31.7 billion and a range of illustrative implied per share equity values of the Expected Cost Synergies of $7.41 to $13.33 per pro forma share of DowDuPont.

Illustrative Pro Forma Accretion / Dilution Analysis

Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the mergers based on the earnings estimates for DuPont and Dow set forth in the Management Projections. For each of the years 2016, 2017 and 2018, Goldman Sachs compared the projected earnings per share of DuPont common stock and the projected earnings per share of Dow common stock on a standalone basis to the projected earnings per share of DowDuPont common stock, in each case, taking into account a range of potential Expected Cost Synergies realized (including 0%, 50%, and 100% of potential Expected Cost Synergies). Based on such analyses, the proposed mergers would be accretive to the holders of shares of DuPont common stock on an earnings per share basis in each of the years 2016, 2017 and 2018 under each scenario for the realization of the potential Expected Cost Synergies, including if the Expected Cost Synergies are not realized.

Illustrative Public Market Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied uplift per share of DuPont common stock in the mergers, defined as the implied present value of the future price for that number of shares of DowDuPont to be received per share of DuPont common stock in the mergers plus dividends on a pro forma basis less the present value of the future price per share of DuPont common stock plus dividends on a standalone basis. For this analysis, Goldman Sachs used the Management Projections for DuPont and Dow and the Expected Cost Synergies for each of the fiscal years 2016 through 2018. Goldman Sachs applied forward enterprise value to EBITDA multiples of 11.8x, 8.8x and 7.2x to the estimated DuPont EBITDA and the estimated DowDuPont EBITDA, including 100% of potential Expected Cost Synergies in each of 2016, 2017 and 2018 but excluding the cost of realizing such Expected Cost Synergies. Goldman Sachs then converted these 2016, 2017 and 2018 values to a per share basis and discounted them back to December 8, 2015 using an illustrative discount rate of 9.6% for DuPont on a standalone basis and 11.0% for DowDuPont on a pro forma basis, reflecting estimates for the cost of equity of each of DuPont and DowDuPont (estimated as a blended rate based on Dow’s and DuPont’s respective cost of equity), respectively. Based on this analysis, Goldman Sachs calculated a range of implied present values of $45.46 to $78.53 per share of DuPont common stock on a standalone basis and a range of implied present values of $68.19 to $113.89 per share of the equivalent number of shares of DowDuPont on a pro forma basis.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to DuPont, Dow or DowDuPont.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the DuPont board that, based upon and subject to the factors and assumptions set forth therein, as of December 11, 2015 and taking into account the Dow merger, the DuPont exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders (other than Dow and its affiliates) of shares of DuPont common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of DuPont, Dow, DowDuPont, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The DuPont exchange ratio was determined through arm’s-length negotiations between DuPont and Dow and was approved by the DuPont board. Goldman Sachs provided advice to DuPont during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to DuPont or the DuPont board or that any specific exchange ratio constituted the only appropriate exchange ratio for the mergers.

As described above, Goldman Sachs’ opinion to the DuPont board was one of many factors taken into consideration by the DuPont board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of DuPont, Dow and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the mergers. Goldman Sachs acted as financial advisor to DuPont in connection with, and has participated in certain of the negotiations leading to the mergers. Goldman Sachs has provided certain financial advisory and/or underwriting services to DuPont and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a participant in DuPont’s commercial paper program since February 2011; as financial advisor to DuPont in connection with its proxy contest with Trian Fund Management, LP in May 2015; and as DuPont’s financial advisor in connection with its spin-off of The Chemours Company in July 2015. Goldman Sachs has provided certain financial advisory and/or underwriting services to Dow and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a participant in Dow’s commercial paper program since January 2011; as financial advisor and purchaser in connection with a debt-for-debt exchange for Dow’s 2.50% Notes due 2016 (aggregate principal amount $750,000,000), 5.70% Notes due 2018 (aggregate principal amount $514,449,000), 4.25% Notes due 2020 (aggregate principal amount $1,750,000,000), 4.125% Notes due 2021 (aggregate principal amount $1,250,000,000) and 3.00% Notes due 2022 (aggregate principal amount $1,250,000,000) in October 2015; and as Dow’s financial advisor in connection with its separation of its U.S. Gulf Coast Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses and the subsequent merger of those businesses with Olin Corporation in October 2015. During the two-year period ended December 11, 2015, the Investment Banking Division of Goldman Sachs has received compensation of approximately $26 million for financial advisory and/or underwriting services provided to DuPont and/or its affiliates and approximately $32 million for financial advisory and/or underwriting services provided to Dow and/or its affiliates. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to DuPont, Dow, DowDuPont and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The DuPont board selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated December 10, 2015, DuPont engaged Goldman Sachs to act as one of its financial advisors in connection with the contemplated merger agreement. Pursuant to the terms of the engagement letter between DuPont and Goldman Sachs, DuPont has agreed to pay Goldman Sachs a transaction fee of $40 million, $4 million of which became payable upon execution of the merger agreement, and the remainder of which is payable upon consummation of the mergers. In addition, DuPont has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Evercore

DuPont has retained Evercore to act as one of its financial advisors in connection with the mergers. As part of this engagement, DuPont requested that Evercore evaluate the fairness, from a financial point of view, of the DuPont exchange ratio pursuant to the merger agreement and taking into account the Dow merger to the holders (other than Dow and its affiliates) of shares of DuPont common stock. As discussed in the following paragraph, on December 10, 2015, Evercore delivered to the DuPont board its oral opinion, confirmed by its delivery of a written opinion dated December 11, 2015, that, as of the applicable date thereof and taking into account the Dow merger, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the DuPont exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock.

As discussed above under “—Background of the Mergers,” at the time of the DuPont board meeting on December 10, 2015, Dow and DuPont had not yet agreed on the DuPont exchange ratio but had agreed in principle that the DuPont exchange ratio would be based on the midpoint of (x) the exchange ratio derived from the basic share count of DuPont and Dow and (y) the exchange ratio derived from the fully diluted share count for each of DuPont and Dow (excluding outstanding shares of Dow Series A preferred stock), in each case as of a date shortly before the anticipated signing of the merger agreement. In delivering its oral opinion to the DuPont board at the December 10, 2015 meeting, Evercore informed the DuPont board that its oral opinion assumed that the DuPont exchange ratio would be within a range of 1.275 to 1.3000. The final DuPont exchange ratio of 1.2820 ultimately agreed to by DuPont and Dow after the completion of the December 10, 2015 meeting of the DuPont board was included in Evercore’s written opinion dated December 11, 2015, which was subsequently delivered to the DuPont board and is included in this joint proxy statement/prospectus as Annex E.

The full text of Evercore’s written opinion, dated December 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The description of Evercore’s written opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of such opinion. Evercore’s opinion does not constitute a recommendation to the DuPont board or to any other persons in respect of the mergers, including as to how any holder of DuPont common stock should vote or act with respect to the DuPont merger proposal or any other matter. We encourage you to read Evercore’s opinion carefully and in its entirety.

Evercore’s opinion was provided for the information and benefit of the DuPont board and was delivered to the DuPont board in connection with its evaluation of whether the DuPont exchange ratio pursuant to the merger agreement, taking into account the Dow merger, is fair from a financial point of view to the holders (other than Dow and its affiliates) of shares of DuPont common stock, and did not address any other aspects or implications of the mergers.

Evercore’s opinion necessarily was based upon information made available to Evercore as of December 11, 2015 and financial, economic, market and other conditions as they existed and could be evaluated on such date. Evercore has no obligation to update, revise or reaffirm its opinion based on subsequent developments. Evercore’s opinion did not express any opinion as to the price at which the shares of DuPont or Dow will trade at any time.

The following is a summary of Evercore’s opinion, and is qualified in its entirety by the full text of such opinion attached as Annex E to this joint proxy statement/prospectus. We encourage you to read Evercore’s written opinion carefully in its entirety:

In connection with delivering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to DuPont and Dow that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial data relating to DuPont and Dow prepared by management of DuPont and of Dow and furnished to Evercore by management of DuPont;

•	reviewed certain non-public projected financial data relating to DuPont and Dow prepared by management of DuPont and of Dow and furnished to Evercore by management of DuPont;

•	reviewed certain information regarding potential cost savings (“Expected Cost Synergies”) and operational synergies projected by management of DuPont and of Dow to result from the mergers and furnished to Evercore by management of DuPont (which we refer to in this section as the “Expected Synergies”);

•	discussed the past and current operations, financial projections, current financial condition of DuPont and Dow and the Expected Synergies with management of DuPont and of Dow (including their views on the risks and uncertainties of achieving such projections and the Expected Synergies);

•	reviewed the reported prices and the historical trading activity of DuPont common stock and the Dow common stock;

•	compared the financial performance of DuPont and Dow and their stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor.

With respect to the projected financial data relating to DuPont and Dow referred to above (which we refer to in this section “—The Adoption of the Merger Agreement—Opinions of DuPont’s Financial Advisors—Evercore” as the “DuPont Management Projections” or “Dow Management Projections”, respectively, or collectively the “projected financial data” or the “Management Projections”), Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DuPont and, with respect to the Dow Management Projections, the management of DuPont and Dow, as to the future financial performance of DuPont and Dow under the assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to DuPont or Dow or the assumptions on which they are based. Evercore relied, at the direction of DuPont, without independent verification, upon the assessments of management of DuPont as to the Expected Synergies, and Evercore assumed that the amount of the Expected Synergies is reasonable.

For purposes of delivering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the mergers would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the mergers would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on DuPont or the consummation of the mergers or materially reduce the benefits of the mergers to the holders of DuPont common stock.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of DuPont or Dow, nor was it furnished with any such appraisals, nor did it evaluate the solvency or fair value of DuPont or Dow under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of December 11, 2015 and financial, economic, market and other conditions as they existed and as could be evaluated on December 11, 2015. It should be understood that subsequent developments may have affected or may affect the opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders (other than Dow and its affiliates) of shares of DuPont common stock of the DuPont exchange ratio pursuant to the merger agreement and taking into account the Dow merger. Evercore did not express any view on, and its opinion did not address, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of DuPont, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DuPont, or any class of such persons, whether relative to the DuPont exchange ratio or otherwise. Evercore assumed that any modification to the structure of the mergers will not vary in any respect material to its analysis. Evercore did not express any view on, and its opinion did not address, any other terms or other aspects of the mergers, including, without limitation, the form or structure of the mergers and related transactions, the terms and conditions of the merger agreement or any other agreements or arrangements entered into or contemplated in connection with the mergers. Evercore’s opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might be available to DuPont, nor did it address the underlying business decision of DuPont to engage in the mergers. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by DuPont and its advisors with respect to legal, regulatory, accounting and tax matters.

In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the DuPont common stock or any business combination or other extraordinary transaction involving DuPont. Evercore’s opinion letter, and its opinion, does not constitute a recommendation to the DuPont board or to any other persons in respect of the mergers, including as to how any holder of shares of DuPont common stock should vote or act with respect to the DuPont merger proposal or any other matter. Evercore expressed no opinion as to the price at which shares of DuPont, Dow or DowDuPont would trade at any time.

Evercore’s opinion was only one of many factors considered by the DuPont board in its evaluation of the mergers and should not be viewed as determinative of the views of the DuPont board with respect to the mergers or the DuPont exchange ratio pursuant to the merger agreement.

Summary of Material Financial Analysis

The following is a brief summary of the material financial and comparative analyses that Evercore deemed to be appropriate for this type of transaction and that were reviewed with the DuPont board in connection with delivering Evercore’s opinion. The summary of Evercore’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Evercore’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Evercore’s analyses and reviews.

For purposes of its financial analyses, Evercore assumed (i) that each issued and outstanding share of Dow Series A preferred stock would be converted prior to the closing into 24.2010 shares of Dow common stock and (ii) that each issued and outstanding share of DuPont preferred stock will remain issued and outstanding following the closing. The Expected Synergies were not incorporated into Evercore’s financial analyses. To the extent that any of the quantitative data used in Evercore’s financial analyses or described in this summary thereof is based on market data, it is based on market data as it existed on or before December 8, 2015, the last trading day before the first public reports regarding negotiations relating to the mergers, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

DuPont

Evercore performed a discounted cash flow analysis of DuPont to calculate the estimated present value as of December 31, 2015 of the standalone unlevered, after-tax free cash flows that DuPont was projected to generate from January 1, 2016 through December 31, 2020, in each case, based on the Management Projections excluding pension expense, including stock-based compensation and assuming a cash tax rate of 20%, as provided by the management of DuPont. Evercore also calculated a terminal value for DuPont by applying a range of perpetuity growth rates, based on its professional judgment given the nature of DuPont and its business and the industries in which it operates, from 1.00% to 3.00%, to the projected standalone unlevered, after-tax free cash flows of DuPont in the terminal year. The cash flows and the terminal value were then discounted to present value using a discount rate of 8.0% to 9.0%, based on an estimate of DuPont’s weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied enterprise values for DuPont. A range of implied equity values for DuPont was then calculated by reducing the range of implied enterprise values by the amount of DuPont’s projected net debt (calculated as debt less cash and cash equivalents) and the estimated amount of DuPont’s unfunded after-tax pension liability (which was treated as a debt-like item). Evercore’s analysis indicated an implied per-share equity value reference range for DuPont on a standalone basis of approximately $55.37 to $88.06.

Dow

Evercore performed a discounted cash flow analysis of Dow to calculate the estimated present value as of December 31, 2015 of the standalone unlevered, after-tax free cash flows that Dow was projected to generate from January 1, 2016 through December 31, 2020, calculated to be $3,960 million, $4,826 million, $5,672 million, $6,120 million and $6,561 million for the calendar years 2016 through 2020, respectively, using information contained in the Management Projections provided by Dow to DuPont and which DuPont instructed Evercore to rely on. The standalone unlevered, after-tax free cash flows that Dow was projected to generate from January 1, 2016 through December 31, 2020 were calculated by adding back periodic operating and non-operating pension expense to Dow’s forecasted EBIT figure to arrive at further adjusted EBIT, tax effecting such further adjusted EBIT at Dow’s applicable cash tax rate, adding back depreciation and amortization, deducting capital expenditures, adding back or deducting, as applicable, changes in working capital, deducting equity method income and adding back cash dividends from equity method investments, in the case of each of the foregoing, as included in the Management Projections provided by Dow to DuPont and approved for Evercore’s use by DuPont. Evercore also calculated a terminal value for Dow by applying a perpetuity growth rate, based on its professional judgment given the nature of Dow and its business and the industries in which it operates, of 1.00% to 3.00%, to the projected standalone unlevered, after-tax free cash flows of Dow in the terminal year. The cash flows and the terminal value were then discounted to present value using a discount rate of 8.5% to 9.5%, based on an estimate of Dow’s weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied enterprise values for Dow. A range of implied equity values for Dow was then calculated by reducing the range of implied enterprise values by the amount of Dow’s projected net debt (calculated as debt less cash and cash equivalents, and assuming proceeds of $1.1 billion from the consummation of Dow’s previously announced sale of its equity interests in MEGlobal) and the estimated amount of Dow’s unfunded after-tax pension liability (which was treated as a debt-like item). Evercore’s analysis indicated an implied per share equity value reference range for Dow on a standalone basis of approximately $47.67 to $75.19.

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for DuPont by the high end of the implied per share equity value reference range for Dow indicated by the discounted cash flow analyses and by dividing the high end of the implied per share equity value reference range for DuPont by the low end of the implied per share equity value reference range for Dow indicated by the discounted cash flow analyses. Utilizing the Management Projections, this analysis indicated an implied exchange ratio reference range of 0.7364 to 1.8473 shares of DowDuPont common stock for each share of DuPont common stock, as compared to the DuPont exchange ratio (which is 1.2820) in the DuPont merger.

Selected Publicly Traded Companies Analyses

In performing a selected publicly traded companies analysis of DuPont and Dow, Evercore reviewed publicly available financial and market information for both companies and the selected public companies listed in the table below (which we refer to in this section as the “Selected Publicly Traded Companies”), which Evercore deemed most relevant to consider in relation to DuPont and Dow, respectively, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of one or more of the business lines of DuPont and Dow.

Evercore reviewed, among other things, the total enterprise value (which we refer to in this section as “TEV”) of each of the Selected Publicly Traded Companies as a multiple of estimated earnings before interest, taxes, depreciation and amortization (which we refer to in this section as “EBITDA”) for calendar years 2015 and 2016. Total enterprise values, or TEV, were calculated for purposes of this analysis as equity value (based on the per share closing price of each Selected Publicly Traded Company on December 8, 2015, the last trading day before the first public reports regarding negotiations relating to the mergers, multiplied by the fully diluted number of such company’s outstanding equity securities on such date; and in the case of Dow, assuming that the Dow Series A preferred stock would be converted into shares of Dow common stock in accordance with its terms and excluding 34.1 million shares of Dow common stock to reflect Dow’s transaction with Olin Corporation), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recent publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the Selected Publicly Traded Companies used by Evercore for this analysis were based on IBES consensus projections. Evercore also considered for purposes of its analysis (i) in the case of DuPont, IBES consensus projections, the Management Projections, and the Management Projections as adjusted to include non-operating pension and OPEB expense in a manner consistent with the calculation of Dow EBITDA and (ii) in the case of Dow, IBES consensus projections and the Management Projections. The EBITDA multiple for each of the Selected Publicly Traded Companies and comparison metrics for each of DuPont and Dow are set forth in the tables below.

Selected Publicly Traded Companies: DuPont

Selected Publicly Traded Company	TEV/2015E EBITDA	TEV/2016E EBITDA
Syngenta AG	13.4x	12.7x
Bayer AG	12.2x	11.4x
FMC Corporation	10.5x	9.6x
Monsanto Company	10.3x	10.6x
Koniknlijke DSM N.V.	9.8x	9.0x
Ashland Inc.	9.3x	8.6x
Celanese Corporation	8.1x	7.9x
BASF SE	8.1x	8.0x
Dow (IBES consensus projections)	7.8x	7.8x
Eastman Chemical Company	7.5x	7.3x
DuPont Metrics
DuPont (IBES consensus projections)	12.0x	12.3x
DuPont (Management Projections)	13.2x	11.8x
DuPont (Management Projections (adjusted))	14.3x	12.6x

Selected Publicly Traded Companies: Dow

Selected Publicly Traded Company	TEV/2015E EBITDA	TEV/2016E EBITDA
DuPont (IBES consensus projections)	12.0x	12.3x
Ashland Inc.	9.3x	8.6x
Celanese Corporation	8.1x	7.9x
BASF SE	8.1x	8.0x
Covestro AG	8.0x	8.2x
Eastman Chemical Company	7.5x	7.3x
Huntsman Corporation	5.9x	5.5x
Westlake Chemical Corporation	5.7x	5.8x
LyondellBasell Industries N.V.	5.6x	6.1x
Dow Metrics
Dow (IBES consensus projections)	7.8x	7.8x
Dow (Management Projections)	7.9x	7.2x

Based on its review of the Selected Publicly Traded Companies and its experience and professional judgment, Evercore then applied (i) a reference range of TEV/EBITDA multiples of 9.5x to 12.5x to the estimated pro forma EBITDA for DuPont for the calendar year ending 2015, (ii) a reference range of TEV/EBITDA multiples of 9.0x to 11.5x to the estimated EBITDA for DuPont for the calendar year ending 2016, (iii) a reference range of TEV/EBITDA multiples of 7.0x to 9.0x to the estimated pro forma EBITDA for Dow for the calendar year ending 2015 and (iv) a reference range of TEV/EBITDA multiples of 7.0x to 9.0x to the estimated EBITDA for Dow for the calendar year ending 2016. In each case, estimated EBITDA was based on the Management Projections. Pro forma estimated 2015 EBITDA for each of DuPont and Dow excluded the performance of certain exited businesses for the entire year in accordance with guidance from the management of DuPont and Dow, respectively. This analysis indicated an implied equity value per share reference range for DuPont of approximately $46.03 to $62.77 and $49.00 to $64.49, using the 2015 and 2016 TEV/EBITDA multiples, respectively, and an implied equity value per share reference range for Dow of approximately $44.64 to $59.02 and $49.52 to $65.28, using the 2015 and 2016 TEV/EBITDA multiples, respectively.

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for DuPont by the high end of the implied per share equity value reference range for Dow indicated by the Selected Publicly Traded Companies analyses and by dividing the high end of the implied per share equity value reference range for DuPont by the low end of the implied per share equity value reference range for Dow indicated by the Selected Publicly Traded Companies analyses. This analysis indicated an implied exchange ratio reference range of 0.7799 to 1.4061 shares of DowDuPont common stock for each share of DuPont common stock using 2015 TEV/EBITDA multiples and an implied exchange ratio reference range of 0.7506 to 1.3025 shares of DowDuPont common stock for each share of DuPont common stock using 2016 TEV/EBITDA multiples, as compared to the DuPont exchange ratio (which is 1.2820) in the DuPont merger.

Contribution Analysis

Evercore analyzed the respective contributions of DuPont and Dow to the Revenue, EBITDA and net income of the combined company, based on the Management Projections (with the DuPont financial metrics adjusted to include non-operating pension and OPEB expense in a manner consistent with the calculation of the Dow financial metrics, and assuming that the Dow Series A preferred stock would be converted into shares of Dow common stock in accordance with its terms), and analyzed such contributions on a levered basis by deducting each company’s net debt from its unlevered contribution to enterprise value, as of the end of calendar years 2015 (on a pro forma basis), 2016 and 2017. This analysis indicated the relative contributions of DuPont and Dow and the implied exchange ratios of shares of DowDuPont common stock for each share of DuPont common stock based on the metrics set forth in the following table, including the implied exchange ratio reference ranges of 0.6737x to 0.7357x, 0.6787x to 0.7565x and 0.6049x to 0.7845 shares of DowDuPont common stock for each share of DuPont common stock based on the contribution analysis for calendar years 2015 (pro forma in respect of certain exited businesses of DuPont and Dow, as noted above), 2016 and 2017, respectively, as compared to the DuPont exchange ratio (which is 1.2820) in the DuPont merger:

		Management Projections: DuPont (adjusted) ($ in millions)	Management Projections: Dow ($ millions)	Management Projections: Combined Company (adjusted) ($ in millions)(1)	DuPont Contribution (Unlevered Basis)	Dow Contribution (Unlevered Basis)	DuPont Contribution (Levered Basis)	Dow Contribution (Levered Basis)	Implied Exchange Ratio
Revenue	2015PF	$25,239	$46,820	$72,059	35%	65%	34%	66%	0.7303x
	2016E	$25,357	$50,169	$75,526	34%	66%	32%	68%	0.6787x
	2017E	$26,276	$57,478	$83,754	31%	69%	30%	70%	0.6049x
EBITDA	2015PF	$4,591	$9,142	$13,733	33%	67%	32%	68%	0.6737x
	2016E	$5,199	$10,028	$15,226	34%	66%	33%	67%	0.6986x
	2017E	$5,756	$10,927	$16,683	35%	65%	33%	67%	0.7114x
Net Income	2015PF	$2,222	$4,284	$6,506	34%	66%	34%	66%	0.7357x
	2016E	$2,528	$4,738	$7,265	35%	65%	35%	65%	0.7565x
	2017E	$2,928	$5,292	$8,220	36%	64%	36%	64%	0.7845x

(1)	Equal to the sum of the applicable amounts in the “Management Projections: DuPont (adjusted)” and “Management Projections: Dow” columns.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the last twelve month trading range, research analyst price targets, the historical share price ratio and a pro forma valuation illustration (reflecting Expected Cost Synergies). Evercore noted that none of the foregoing constituted a valuation methodology, and the foregoing were presented for informational purposes only.

Last Twelve Month Trading Range

Evercore reviewed historical trading prices of shares of DuPont common stock and shares of Dow common stock during the twelve month period ended December 8, 2015, the last trading day before the first public reports regarding negotiations relating to the mergers, noting that the low and high closing prices during such period ranged from $47.32 to $76.47 for DuPont and $39.39 to $53.59 for Dow. Evercore calculated an implied exchange ratio reference range by dividing the low end of the historical trading price range for DuPont by the high end of the historical trading price range for Dow and by dividing the high end of the historical trading price range for DuPont by the low end of the historical trading price range for Dow. This indicated an implied exchange ratio reference range of 0.8830 to 1.9414 shares of DowDuPont common stock for each share of DuPont common stock, as compared to the DuPont exchange ratio (which is 1.2820) in the DuPont merger.

Research Analyst Price Targets

Evercore reviewed publicly available share price targets of research analysts’ estimates known to Evercore as of December 8, 2015, noting that the low and high share price targets ranged from $50.00 to $75.00 for DuPont and that the low and high share price targets ranged from $43.00 to $67.00 for Dow. Evercore calculated an implied exchange ratio reference range by dividing the low end of the share price target range for DuPont by the high end of the share price target range for Dow and by dividing the high end of the share price target range for DuPont by the low end of the share price target range for Dow. This indicated an implied exchange ratio reference range of 0.7463 to 1.7442 shares of DowDuPont common stock for each share of DuPont common stock, as compared to the DuPont exchange ratio (which is 1.2820) in the DuPont merger. The price targets published by equity research analysts do not necessarily reflect current market trading prices for DuPont common stock and Dow common stock and these price targets are subject to numerous uncertainties, including the future financial performance of each company and market conditions.

Historical Share Price Ratio

Evercore reviewed the historical share price ratio of shares of DuPont common stock to shares of Dow common stock for the five year period ended December 8, 2015 by dividing the closing price for shares of DuPont common stock by the closing price for shares of Dow common stock as of the end of each trading day during this period. For this purpose, Evercore used the trading price of shares of DuPont common stock prior to July 1, 2015 as adjusted by FactSet Research Systems Inc. to reflect the separation of DuPont’s performance chemicals segment. This indicated an implied exchange ratio reference range of 1.0763 to 1.7188 shares of DowDuPont common stock for each share of DuPont common stock, as compared to the DuPont exchange ratio (which is 1.2820) in the DuPont merger.

Pro Forma Valuation Illustration (Reflecting Certain Expected Cost Synergies)

Evercore provided to the DuPont board an illustration of the impact of the proposed transaction on the value per share of DuPont common stock assuming the achievement of certain Expected Cost Synergies projected by management of DuPont and Dow to result from the mergers and furnished to Evercore by management of DuPont. This illustration was based on the following assumptions: (i) a DuPont exchange ratio equal to 1.2875, which was the midpoint of the range of estimated DuPont exchange ratios considered by Evercore in its analysis (in comparison to the DuPont exchange ratio of 1.2820 that was ultimately agreed in the merger agreement), (ii) the Dow Series A preferred stock would be converted into shares of Dow common stock in accordance with its terms, (iii) the Expected Cost Synergies of $3.12 billion would be achieved in full from the beginning of fiscal year 2016 (which amount Evercore observed did not reflect any revenue synergies, the cost to achieve the Expected Cost Synergies or the time needed to realize the Expected Cost Synergies), (iv) 2016E EBITDA would be equal to the sum of Management Projections for each of Dow and DuPont taking into account the Expected Cost Synergies and (v) the pro forma combined company would be valued at a range of estimated pro forma total enterprise value to 2016E EBITDA (or TEV/2016E EBITDA) multiples between 7.8x and 9.8x, which range reflected the blended TEV/2016E EBITDA multiples for each of Dow and DuPont considered by Evercore in connection with its analyses. This illustration indicated a range of implied value creation per share of DuPont common stock of approximately 2% to 33% relative to the price per share of DuPont common stock as of December 8, 2015. This illustration was not considered by Evercore for purposes of its opinion, and Evercore did not express any view as to the value of, cost to achieve or timing of any synergies.

Miscellaneous

In arriving at its opinion, Evercore did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The order of the analyses and reviews described in the summary above and the results thereof do not represent the relative importance or weight given to these analyses and reviews by Evercore. Considering selected portions of the analyses and reviews in the summary set forth above, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Evercore’s opinion. Evercore may have considered various assumptions more or less probable than other assumptions, so the range of valuations and implied exchange ratios resulting from any particular analysis should therefore not be taken to represent Evercore’s view of the value of DuPont or Dow.

For purposes of its analyses and reviews, Evercore considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DuPont, Dow and their advisors. No company or business used in Evercore’s analyses and reviews as a comparison is identical to DuPont or Dow, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Evercore’s analyses and reviews. The estimates contained in Evercore’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results or values are materially different from those forecasted in such estimates.

Under the terms of Evercore’s engagement, Evercore provided DuPont with financial advisory services and delivered a fairness opinion to the DuPont board in connection with the mergers. Pursuant to the terms of its engagement letter dated December 10, 2015, DuPont has agreed to pay Evercore certain fees for its services in connection with its engagement, including an opinion fee and a success fee. Evercore is entitled to receive an opinion fee of $4 million, which Evercore earned upon delivery of its fairness opinion to the DuPont board. In addition, Evercore is entitled to receive a success fee of an additional $36 million, which Evercore will earn upon the consummation of the mergers.

In addition, DuPont has agreed to reimburse Evercore for its reasonable expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of Evercore’s engagement, any services performed by Evercore in connection therewith or any transaction contemplated thereby.

Prior to the date of its opinion, Evercore and its affiliates provided certain financial advisory services to DuPont and Dow and in the future may provide financial advisory and other services to DuPont, Dow, DowDuPont and their respective affiliates, for which Evercore has received and may receive compensation, including the reimbursement of expenses.

During the two-year period prior to the date hereof, in addition to its engagement in connection with the mergers, Evercore provided financial advisory and other services to DuPont in connection with the separation of DuPont’s performance chemicals segment and DuPont’s response to a contested proxy solicitation and related matters, for which Evercore and its affiliates have received aggregate compensation of approximately $26 million. During the two-year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and Dow pursuant to which compensation in excess of $250,000 was received by Evercore or its affiliates as a result of such a relationship.

With respect to the mergers, Evercore did not recommend any specific exchange ratio to the DuPont board or DuPont management or that any specific exchange ratio constituted the only appropriate exchange ratio in the mergers for the holders of DuPont common stock.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of DuPont, Dow, DowDuPont and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

The DuPont board engaged Evercore to act as one of its financial advisors based on its qualifications, experience and reputation, as well as its familiarity with the business of DuPont. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Interests of Dow Directors and Executive Officers in the Mergers

In considering the recommendation of the Dow board that you vote to approve the Dow merger proposal, you should be aware that Dow’s directors and executive officers have certain financial interests in the mergers that may be different from, or in addition to, those of Dow stockholders generally. The Dow board was aware of and considered these potential interests, among other matters, in approving the merger agreement and in recommending to the Dow stockholders that the Dow stockholders vote to approve the adoption of the merger agreement. These interests are further described below.

These interests include that certain of Dow’s current directors and executive officers will continue to serve as directors and executive officers of DowDuPont following the consummation of the mergers, as discussed in more detail in “—Employment Arrangements Following the Mergers” below and the section entitled “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers” on page 139.

Treatment of Outstanding Equity Awards

As further described under “—The Adoption of the Merger Agreement—Treatment of Dow Equity Awards,” on page 147, under the merger agreement, Dow equity awards, including awards held by Dow executive officers, will be converted to corresponding equity awards for an equal number of shares of DowDuPont common stock (or in the case of Dow performance deferred stock awards, a number of shares of DowDuPont common stock assuming the greater of target and actual performance under such awards).

Pursuant to Dow’s Amended and Restated 2012 Stock Incentive Plan, which we refer to as the Dow Equity Plan, and other arrangements, all outstanding equity awards, including awards held by executive officers, will become fully vested upon the holder’s involuntary termination of employment without cause within 24 months following a change in control (which would include the consummation of the mergers). In the case of certain executive officers, unvested equity awards are also subject to accelerated vesting in the event of such officer’s resignation for good reason following a change in control pursuant to the terms of the Dow CIC Agreements (described below).

The table below sets forth the number of shares of Dow common stock underlying unvested options, deferred stock and performance deferred stock awards held by Dow’s executive officers as of March 31, 2016. The table also sets forth the value of these awards should they become vested upon an involuntary termination of employment without cause occurring within 24 months following a change in control (based on target levels for performance deferred stock awards), assuming a price per share of $50.49, the average per-share closing price of Dow common stock over the first five business days following the December 11, 2015 public announcement of the merger agreement.

Executive Officer Unvested Equity Awards

Name	Unvested Options (#)	Unvested Options ($)	Unvested Deferred Stock (#)	Unvested Deferred Stock ($)	Unvested Performance Deferred Stock (#)	Unvested Performance Deferred Stock ($)	Total ($)
Andrew Liveris	645,269	2,102,114	191,710	9,679,438	345,070	17,422,584	29,204,136
Howard Ungerleider	202,665	666,856	59,640	3,011,224	107,340	5,419,597	9,097,677
James Fitterling	225,955	771,195	64,250	3,243,983	115,650	5,839,169	9,854,347
Joe Harlan	190,259	612,296	56,560	2,855,714	101,810	5,140,387	8,608,397
Charles Kalil	178,662	582,036	53,080	2,680,009	95,550	4,824,320	8,086,365
All other executive officers as a group (6 individuals)	544,020	1,791,690	154,840	7,817,872	278,660	14,069,543	23,679,105

Change in Control Executive Severance Agreements

Dow maintains Change in Control Executive Severance Agreements, which we refer to as the Dow CIC Agreements, with Andrew Liveris (Chief Executive Officer), Charles Kalil (General Counsel) and one other executive officer, pursuant to which the officers are entitled to the following payments and benefits upon such officer’s (i) termination of employment without cause within 24 months following a change in control (which would include the consummation of the mergers) or (ii) resignation for “good reason” following a change in control:

•	A lump sum severance payment equal to two (2.99 in the case of Mr. Liveris) times the sum of the officer’s annual base salary and target annual bonus;

•	Continuation of health and welfare benefits for 18 months following termination of employment at active employee rates;

•	Full vesting of all outstanding equity awards;

•	Additional two (three in the case of Mr. Liveris) years of service and age credit for purposes of calculating retirement benefits;

•	$50,000 in outplacement, tax and financial planning assistance; and

•	Tax gross-up payments in the event the severance benefits are subject to a “golden parachute excise tax.”

Payment under a Dow CIC Agreement is subject to the officer’s execution of a general release of claims.

U.S. Severance Plan and Executive Severance Supplement

Dow maintains The Dow Chemical Company U.S. Severance Plan, which we refer to as the Dow Severance Plan, generally for eligible U.S. employees, including its executive officers (other than those whose benefits have been triggered under the Dow CIC Agreements), pursuant to which participants are entitled to the following payments and benefits upon an involuntary termination of employment without cause:

•	A lump sum payment equal to the sum of (i) two weeks’ base salary for every year of service and (ii) for eligible employees, an additional six months’ base salary (up to a maximum of 24 months’ base salary);

•	Nine months of professional outplacement services; and

•	$300 in reimbursement for financial counseling.

Payment under the Dow Severance Plan is subject to the participant’s execution of a general release of claims, the execution of which generally subjects the participant to covenants not to compete or interfere with any of the Dow’s business relations for two years following termination.

The amounts indicated below are estimated amounts or values of unvested compensation and benefits that Dow’s executive officers (other than Dow’s named executive officers, which we refer to as Dow NEOs), as a group, could receive in connection with the mergers under the Dow Severance Plan (or Dow CIC Agreement, in the case of one executive officer), based on the same assumptions described below under “Golden Parachute Compensation—Dow” for Dow NEOs. Amounts in respect of their equity awards appear in the “Executive Officer Unvested Equity Awards” table under “—Treatment of Outstanding Equity Awards” above. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the dates referenced. As a result, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

	Cash Severance	18 Months’ Continued Health and Welfare Benefits	Outplacement, Tax and/or Financial Planning Services	Additional Two Years’ Service and Age Credit for Purposes of Calculating Retirement Benefits
Executive officers as a group, excluding named executive officers (6 individuals)	$8,468,129	$8,443	$200,000	$707,777

Accelerated Payment of Certain Vested Plan Benefits

Dow maintains The Dow Chemical Company Executives’ Supplemental Retirement Plan (including a grandfathered version of the plan), which we refer to as the ESRP, for certain management and highly compensated employees, including executive officers. For participants in Dow’s qualified defined benefit pension plan, the ESRP is intended to provide non-qualified pension benefits calculated under the same formulas as in the qualified plan. In the event of a change in control (which would include the consummation of the mergers), vested and accrued benefits under the ESRP will become payable as a lump sum within 90 days of such change in control. As contemplated by the terms of the merger agreement, Dow may take appropriate action in good faith to address the impact of such mandatory lump-sum payouts. Accordingly, Dow intends to implement a program that each affected ESRP participant may or may not elect to participate in. This program would permit each affected participant to elect to contribute such participant’s post-tax ESRP payout into a commercial annuity, purchased by Dow at an additional cost on the participants’ behalf, that follows a payment schedule consistent with the participant’s election under the ESRP, which annuity would include a tax equalization amount intended to put the participant in a substantially comparable post-tax position as if the payout had not been made in a lump sum. Any affected participant who declines to participate in the program will be entitled to receive a lump sum distribution of benefits within 90 days of the closing, in accordance with the terms of the ESRP.

Dow also maintains The Dow Chemical Company Elective Deferral Plan, which we refer to as the Deferral Plan, for certain management and highly compensated employees, including executive officers. Under the Deferral Plan, participants may defer up to 75% of base salary and 100% of bonuses, to be invested in specified investment options. Participants who elect to make deferrals of eligible compensation to the plan are also credited with a matching contribution utilizing the same formula authorized under The Dow Chemical Company Employees’ Savings Plan for employer matching contributions. Participants are always fully vested in their account balances under the Deferral Plan. Generally under the Deferral Plan, a participant may elect to receive a lump sum payment of the balance of such participant’s account balance within 30 days of a change in control, which would include the consummation of the mergers. Dow also maintains a grandfathered version of the Deferral Plan, pursuant to which a participant may have elected to receive a lump sum payment of the balance of such participant’s account balance within 30 days following the approval of the merger agreement by Dow stockholders.

Employment Arrangements Following the Mergers

Upon completion of the mergers, Andrew Liveris, the current Chairman and Chief Executive Officer of Dow, will serve as Executive Chairman of DowDuPont. It is also anticipated that, following completion of the mergers, Howard Ungerleider (currently Vice Chairman and Chief Financial Officer of Dow) will become the Chief Financial Officer of DowDuPont, James Fitterling (currently President and Chief Operating Officer of Dow) will become the Chief Operating Officer of DowDuPont’s material science business, Charles Kalil (currently Executive Vice President and General Counsel of Dow) will become the Special Counsellor to the Executive Chairman of DowDuPont and the General Counsel of DowDuPont’s material science business. These appointments are further described below in “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers—Appointment of DowDuPont Officers” beginning on page 142. Other executive officers of Dow may assume positions as executive officers of DowDuPont or its agriculture, material science or specialty products businesses upon or following completion of the mergers. Subject to the terms of the merger agreement, Mr. Liveris and some or all of Dow’s other executive officers may, prior to the consummation of the mergers, enter into new employment agreements or arrangements or other retention arrangements with DowDuPont, but the terms of such arrangements, if any, have not yet been determined.

Potential Dow Compensation Actions Between Signing of the Merger Agreement and Completion of the Mergers

The terms of the merger agreement permit Dow to take certain compensation actions prior to the completion of the mergers that may affect Dow’s executive officers, including without limitation the following:

•	Dow may make cash and equity incentive compensation grants in the ordinary course of business consistent with past practice (including with respect to new hires and promotions). In addition, Dow may grant retention awards (in cash or in shares) and/or provide enhanced severance entitlements for purposes of retaining selected individuals (other than Mr. Liveris) following the announcement of the proposed mergers. It has not yet been determined whether any Dow executive officers will participate in any such program or, if so, what the terms of their participation would be.

•	Dow may adopt an executive severance plan on terms substantially comparable to and no more favorable than the DuPont Senior Executive Severance Plan for similarly situated participants, other than for any individual who is a party to a Dow CIC Agreement.

•	Dow may make adjustments to the terms of any annual incentive bonus programs established in respect of 2016 or 2017 to equitably reflect the effect of the mergers closing before the end of 2016 and 2017, respectively, which shall not materially increase the cost to Dow.

Indemnification, Exculpation and Insurance of Dow Directors and Officers

The merger agreement requires DowDuPont to indemnify and hold harmless each individual who is as of the date of the merger agreement or becomes prior to the effective time, a director or officer of Dow or DuPont and any of their respective subsidiaries, and each person who was serving as a director, officer of another person at the request of Dow or DuPont and any of their respective subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to the organizational documents of Dow or DuPont or any of their respective subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

The merger agreement also requires DowDuPont to maintain for six years following the mergers either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of Dow and DuPont and any of their subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to DowDuPont for maintaining such policies exceed 300% of the annual premium paid by Dow or DuPont, as applicable, referred to as the maximum amounts. Each of Dow and DuPont may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Merger Related Compensation-Dow

The following table sets forth the information required by Item 402(t) of Regulation S-K setting forth the estimated amounts of compensation and benefits that Dow NEOs could receive that are based on or otherwise relate to the mergers, assuming that the mergers were completed on March 31, 2016 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and the employment of each Dow NEO was terminated without cause on the same day. The amounts below are all attributable to “double-trigger” arrangements.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the dates calculated or measured based on the assumptions described above. As a result, the actual amounts, if any, that may be paid or become payable to Dow NEOs may materially differ from the amounts set forth below.

Golden Parachute Compensation—Dow

Name	Cash(1)	Equity(2)	Pension/ Non-Qualified Deferred Compensation(3)	Perquisites/ Benefits(4)	Total
Andrew Liveris	$15,298,694	$29,204,136	$1,231,116	$62,249	$45,796,195
Howard Ungerleider	$1,544,732	$9,097,676	—	$30,000	$10,672,408
James Fitterling	$1,926,441	$9,854,346	—	$36,462	$11,817,249
Joe Harlan	$703,601	$8,608,397	—	$30,000	$9,341,998
Charles Kalil	$4,221,602	$8,086,365	$143,711	$52,619	$12,504,297

(1)	Represents the cash severance payable to the following Dow NEOs under their respective CIC Agreements upon a termination of employment without cause within 24 months following a change in control (which would include the consummation of the mergers) or resignation for “good reason” (which, for Mr. Liveris, would include his transition from the chief executive officer of Dow to executive chairman of DowDuPont upon completion of the mergers) following a change in control: Mr. Liveris—2.99 times the sum of his annual base salary and target annual bonus; and Mr. Kalil—two times the sum of his annual base salary and target annual bonus. In addition, on February 2, 2016, Dow announced the planned transition of Mr. Liveris from DowDuPont upon the earlier of the material completion of the intended business separation transactions or June 30, 2017. This transition would constitute a resignation for “good cause” under Mr. Liveris’ CIC Agreement and would entitle him to receive the severance benefits thereunder, as described in the “Golden Parachute Compensation—Dow” table above.

For the other Dow NEOs, represents the cash severance payable under the Dow Severance Plan upon an involuntary termination of employment without cause, based on the Dow NEO’s number of years of service multiplied by the Dow NEO’s two-week base salary amount, plus an additional amount equal to the Dow NEO’s six-month base salary amount.

(2)	Represents the value of the acceleration of unvested equity awards under the CIC Agreements for Messrs. Liveris and Kalil (upon a termination of employment without cause within 24 months following a change in control or resignation for “good reason” following a change in control) and under the Dow Equity Plan for the other Dow NEOs (upon an involuntary termination of employment without cause within 24 months following a change in control).

All amounts have been calculated assuming a price per share of Dow common stock of $50.49, the average per-share closing price of Dow common stock over the first five business days following the December 11, 2015 public announcement of the merger agreement. The number of unvested equity awards for each Dow NEO appear in the Executive Officer Unvested Equity Awards table under “—Treatment of Outstanding Equity Awards” above.

(3)	Represents the value of the benefit of additional years of service and age credit for purposes of calculating retirement benefits under the ESRP, based on three years for Mr. Liveris and two years for Mr. Kalil, in each case pursuant to the terms of their respective CIC Agreements upon a termination of employment without cause within 24 months following a change in control or resignation for “good reason” following a change in control.

Does not include the following amounts that are payable under the ESRP, as such amounts are already vested under the terms of the plan: Mr. Liveris ($39,990,000), Mr. Ungerleider ($8,459,000), Mr. Fitterling ($13,037,000), Mr. Harlan ($416,415) and Mr. Kalil ($13,550,000). As it is not yet known which Dow

NEOs will ultimately elect the ESRP annuity option described under “—Accelerated Payment of Certain Vested Plan Benefits,” the table does not include the following amounts in respect of the incremental costs to Dow to purchase the annuities if such immediate annuities were priced as of the date hereof (including the amount of certain tax equalization payments to be provided to participants if the participants elect the annuity option given the replacement annuity structure): Mr. Liveris ($14,226,000), Mr. Ungerleider ($1,747,000), Mr. Fitterling ($3,355,000), Mr. Harlan ($0) and Mr. Kalil ($6,061,000).

Does not include the following account balances that become payable upon a consummation of a change in control under the Deferral Plan and the Dow stockholders’ adoption of the merger agreement under the grandfathered version of the Deferral Plan, as applicable, in accordance with participant elections, as such balances are already vested under the terms of the plan: Mr. Liveris ($2,326,066), Mr. Ungerleider ($1,034,596), Mr. Fitterling ($2,402,035), Mr. Harlan ($0) and Mr. Kalil ($428,171).

(4)	Represents the value of the health and welfare benefit coverage for each of Mr. Liveris ($12,249) and Mr. Kalil ($2,619) for 18 months, as well as the $50,000 maximum value of outplacement, tax and financial planning services, under their respective CIC Agreements upon a termination of employment without cause within 24 months following a change in control or resignation for “good reason” following a change in control.

For the other Dow NEOs, represents the maximum value of the outplacement services ($30,000) and financial counseling ($300) to be provided under the Dow Severance Plan upon an involuntary termination of employment without cause.

Interests of DuPont Directors and Executive Officers in the Mergers

In considering the recommendation of the DuPont board that you vote to approve the DuPont merger, you should be aware that DuPont’s directors and current and certain former executive officers have certain financial interests in the mergers that may be different from, or in addition to, those of DuPont stockholders generally. The DuPont board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to you that you vote to approve the adoption of the merger agreement. These interests are further described below.

These interests include that certain of DuPont’s current directors and executive officers will continue to serve as directors and executive officers of DowDuPont following the consummation of the mergers, as discussed in more detail in “—Other New Arrangements with Current or Former Executive Officers” below and the section entitled “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers” beginning on page 139.

Non-Employee Director Equity Award Vesting Acceleration

The non-employee directors of DuPont who do not continue as directors of the combined company immediately following the effective time will become fully vested as of the effective time in DuPont RSUs held by them immediately before the effective time.

The following table sets forth the number of DuPont RSUs held by each of the current DuPont non-employee directors as of March 31, 2016 (the latest practicable date prior to the filing of this joint proxy statement/prospectus), and their value based on a per-share value of DuPont common stock of $65.86, the average per-share closing price over the first five business days following the first public announcement of the merger agreement and their value based on a per-share value of DuPont common stock of $63.32, its closing price on March 31, 2016:

Name	Unvested RSUs (#)*	Unvested RSUs ($) based on per-share value of $65.86	Unvested RSUs ($) based on per-share value of $63.32
Lamberto Andreotti	9,781	644,158	619,315
Robert A. Brown	10,186	670,883	645,009
Alexander M. Cutler	10,186	670,883	645,009
Eleuthère I. du Pont, II	10,186	670,883	645,009
James L. Gallogly	2,310	152,159	146,291
Marillyn A. Hewson	10,186	670,883	645,009
Lois D. Juliber	10,186	670,883	645,009
Ulf M. “Mark” Schneider	3,336	219,711	211,237
Lee M. Thomas	10,186	670,883	645,009
Patrick J. Ward	5,611	369,519	355,268

*	Rounded to the nearest whole number.

Executive Officer Interests

The current and certain former executive officers of DuPont are entitled to certain severance benefits upon a qualifying termination of employment, including cash payments, certain continued and additional benefits and accelerated vesting of equity awards.

Equity Award Vesting Acceleration

At the effective time, each stock option, DuPont RSU and DuPont PSU denominated in DuPont common stock will be converted into an award denominated in the common stock of the combined company, as more fully described in “—The Adoption of the Merger Agreement—Treatment of DuPont Equity Awards” beginning on page 148. Except as otherwise noted below, upon a termination by the combined company without “cause” or by the executive officer with “good reason” in either event within twenty-four months following the effective time, the converted awards will become fully vested (to the extent not already vested).

The following table sets forth the number of shares of DuPont common stock subject to options, DuPont RSUs and DuPont PSUs (at the target level of performance) held as of March 31, 2016 (the latest practicable date prior to the filing of this joint proxy statement/prospectus) by each of the DuPont executive officers (and those former employees who were executive officers since the beginning of 2015 whose entitlements under the awards are affected by the mergers), and their respective values based on a per-share value of DuPont common stock of $65.86, the average per-share closing price over the first five business days following the first public announcement of the merger agreement together with their total value based on a per-share value of DuPont common stock of $63.32, its closing price on March 31, 2016:

Name	Unvested Options (#)	Unvested Options ($) based on a per- share value of $65.86	Unvested RSUs (#)*		Unvested RSUs ($) based on a per-share value of $65.86	Unvested PSUs (#)*	Unvested PSUs ($) based on a per-share value of $65.86	Total Value ($) based on per-share value of $65.86	Total Value ($) based on per-share value of $63.32
Edward D. Breen	400,000	0	2,310	[1]	152,159	113,343	7,464,770	7,616,929	7,323,170
Nicholas C. Fanandakis	140,981	701,036	10,248		674,943	69,004	4,544,603	5,920,583	5,463,433
James C. Borel[2]	47,563	82,374	8,685		571,983	33,786	2,225,146	2,879,502	2,737,910
James C. Collins	94,528	482,726	106,227		6,996,099	44,958	2,960,934	10,439,759	9,880,022
C. Marc Doyle	59,865	337,533	80,199		5,281,889	25,139	1,655,655	7,275,076	6,885,755
All Other Executive Officers as a Group (3 individuals)	223,705	1,104,953	68,958	[3]	4,541,582	98,703	6,500,580	12,147,114	11,321,553

*	Rounded to the nearest whole number.
1	The DuPont RSUs held by Mr. Breen were granted in respect of his service as a director of DuPont before he became chief executive officer of DuPont.
2	Retired effective March 31, 2016. Pursuant to agreement between DuPont and Mr. Borel in connection with his retirement (see “—Other New Arrangements with Current or Former Executive Officers” below), if the effective time occurs on or before February 28, 2018, all stock options held by Mr. Borel that were vested upon his retirement will remain exercisable for their full term, all unvested options held by him upon his retirement will become fully vested and remain exercisable for their full term, and the DuPont PSUs held by him upon his retirement will be settled in cash as of the effective time based on the greater of target or actual performance as of closing.
3	10,376 of the DuPont RSUs plus associated dividend equivalent units held by one of these executive officers vested as of April 14, 2016 and an additional 10,377 DuPont RSUs (plus any associated dividend equivalent units) are scheduled to vest April 14, 2017 generally subject to continued employment, but their vesting will accelerate upon closing without regard to any subsequent termination of the executive officer’s employment.

Severance Plan Benefits

Each of the current DuPont executive officers is a participant in the DuPont Senior Executive Severance Plan (the “SESP”). Upon a termination of employment by the combined company without “cause” or by the executive officer with “good reason,” in either event within twenty-four months following the effective time, the executive officer would be entitled to the following benefits, subject to execution of a release of claims and compliance with certain restrictive covenants, including a 12-month (18 months for Mr. Breen) noncompete agreement:

•	A lump sum cash payment equal to two times (three times for Mr. Breen) the sum of the executive officer’s base salary and target annual bonus;

•	A target annual bonus payment prorated for the year of termination;

•	Continued medical and dental coverage at employee rates for two years (three years for Mr. Breen) or until covered by a subsequent employer;

•	Stock options remaining exercisable for their full term to the extent not already applicable;

•	Financial and tax preparation counseling for two years (three years for Mr. Breen) or until re-employed;

•	Outplacement service for two years (three years for Mr. Breen) or until re-employed;

•	Reimbursement of any expenses incurred in enforcing rights under the SESP; and

•	If any payments or benefits payable to the executive officer (whether under the SESP or otherwise) who become subject to the excise tax imposed under Section 4999 of the Code, an additional gross-up payment such that, on a net after-tax basis, the executive would be in the same position as if no such excise tax had been imposed.

The table below summarizes the aggregate benefits payable under the SESP upon a qualifying termination of employment of those executive officers who are not the subject of the disclosure set out in “Merger Related Compensation—DuPont” beginning on page 138. For information regarding the benefits potentially payable under the SESP to those other executive officers (sometimes called the “DuPont NEOs” below), see the disclosure set out in “Merger Related Compensation—DuPont” beginning on page 138.

The amounts indicated below are estimates of amounts that might become payable to the executive officers subject to execution of a release of claims and compliance with certain noncompetition and other restrictive covenants. The estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by the executive officers may differ in material respects from the amounts set forth below. The amounts set forth below have been calculated assuming that the mergers were completed on March 31, 2016 (the latest practicable date prior to the filing of this joint proxy statement/prospectus), and that the executives experienced a qualifying termination of employment on such date.

	Cash Severance Payment ($)	Value of Continued Medical/Dental ($)	Value of Financial and Tax Preparation Counseling ($)	Value of Outplacement Services ($)
Executive Officers as a Group, excluding DuPont NEOs (3 individuals)	6,959,068	67,320	57,000	36,000

Retirement Savings Restoration Plan

Upon closing, any unvested amounts credited to the accounts of the current DuPont executive officers under the DuPont Retirement Savings Restoration Plan will become fully vested. As of March 31, 2016 (the latest practicable date prior to the filing of this joint proxy statement/prospectus), only one executive officer (who is not a DuPont NEO) had an unvested account balances under such plan (in the amount of $16,464 as of such date).

Other New Arrangements with Current or Former Executive Officers

Upon completion of the mergers, Mr. Breen, currently Chair of the DuPont board and the Chief Executive Officer of DuPont, will serve as Chief Executive Officer of DowDuPont. It is also anticipated that, following completion of the mergers, James Collins (currently Executive Vice President of DuPont) will become the Chief Operating Officer of DowDuPont’s agriculture business, Marc Doyle (currently Executive Vice President of DuPont) will become the Chief Operating Officer of DowDuPont’s specialty products business, and Stacy Fox (currently Senior Vice President and General Counsel of DuPont) will become the General Counsel of DowDuPont. These appointments are further described below in “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers—Appointment of DowDuPont Officers” beginning on page 142. Other executive officers of DuPont may assume positions as executive officers of DowDuPont or its agriculture, material science or specialty products businesses upon or following completion of the mergers. Subject to the terms of the merger agreement, some or all of DuPont’s executive officers may, prior to the consummation of the mergers, enter into new employment agreements or arrangements or other retention arrangements with DowDuPont, but the terms of such arrangements, if any, have not yet been determined.

Mr. Borel has announced his intention to retire from DuPont effective March 31, 2016. On January 18, 2016, DuPont and Mr. Borel entered into a letter agreement memorializing certain terms and conditions of his retirement. Under the terms of that agreement, Mr. Borel became entitled effective upon his retirement to certain severance benefits generally made available to salaried DuPont employees, and Mr. Borel agreed to be subject to one-year, post-termination nonsolicit and noncompete restrictions. In addition, if within 45 days following his retirement Mr. Borel executes and does not revoke a release of claims, and provided the mergers are consummated on or before February 28, 2018, Mr. Borel will become entitled upon closing to a lump-sum cash payment equal to the additional cash severance (i.e., less the cash severance to which he is already entitled) that would have been provided to him under the SESP had the mergers occurred immediately before his retirement and his retirement were treated as a qualifying termination under the SESP, all stock options held by Mr. Borel that were vested upon his retirement will remain exercisable for their full term, all unvested options held by him upon his retirement will become fully vested and remain exercisable for their full term, and the DuPont PSUs held by him upon his retirement will be settled in cash as of the effective time based on the greater of target or actual performance as of closing. These additional benefits are quantified below in “Merger Related Compensation—DuPont” beginning on page 138.

Potential DuPont Compensation Actions Between Signing of the Merger Agreement and Completion of the Mergers

The terms of the merger agreement permit DuPont to take certain compensation actions prior to the completion of the mergers that may affect DuPont’s executive officers, including without limitation the following:

•	DuPont may make cash and equity incentive compensation grants in the ordinary course of business consistent with past practice (including with respect to new hires and promotions). In addition, DuPont may grant retention awards (in cash or in shares) and/or provide enhanced severance entitlements for purposes of retaining selected individuals (including each of the executive officers other than Mr. Breen). It has not yet been determined whether any DuPont executive officers will participate in any such program or, if so, what the terms of their participation would be.

•	DuPont may provide to executive officers who terminate employment before the closing the benefit that would have been provided to them under the SESP upon a termination of employment following the closing by DuPont without cause or by the executive for good reason (within the meaning of the SESP). Mr. Borel is subject to such an arrangement, as discussed above.

•	DuPont may make adjustments to the terms of any annual incentive bonus programs established in respect of 2016 or 2017 to equitably reflect the effect of the mergers closing before the end of 2016 and 2017, respectively, provided any such adjustment shall not materially increase the cost to DuPont.

•	DuPont may implement strategies to mitigate the possible impact of Section 280G of the Code, including the possible acceleration of compensation otherwise payable in a future calendar year (provided there is no material increase in cost to DuPont), the allocation of amounts to restrictive covenants as reasonable compensation for such purpose and the indemnification of executives for the effect of any excise tax under Section 4999 of the Code, if applicable.

Indemnification of DuPont’s Directors and Officers

The merger agreement requires DowDuPont to indemnify and hold harmless each former and present director and officer of Dow or DuPont and any of their respective subsidiaries, and each person who was serving as a director, officer of another person at the request of Dow or DuPont and any of their respective subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to the organizational documents of Dow or DuPont or any of their respective subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

The merger agreement also requires DowDuPont to maintain for six years following the mergers either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of Dow and DuPont and any of their subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to DowDuPont for maintaining such policies exceed 300% of the annual premium paid by Dow or DuPont, as applicable, referred to as the maximum amounts. Each of Dow and DuPont may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Merger Related Compensation-DuPont

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise relate to the mergers and that may be payable to those individuals who will be listed in the “Summary Compensation Table” that is part of DuPont’s most recent securities filing for which disclosure was required under Item 402(c) of Regulation S-K (the Form 10-K for the fiscal year ended December 31, 2015, which information is incorporated by reference from DuPont’s definitive proxy statement to be filed with the SEC not later than 120 days after the end of such fiscal year), who are referenced below as DuPont’s “named executive officers.” These amounts have been calculated assuming the mergers were consummated on March 31, 2016 (the latest practicable date prior to the filing of this joint proxy statement/prospectus). Except as otherwise indicated below in regard to Mr. Borel, none of the amounts set out below are payable other than by reason of a qualifying termination of employment within two years following closing (a termination without “cause” or by the named executive officer for “good reason”) and were determined as if each named executive officer other than Mr. Borel experienced a qualifying termination of employment as of the date of closing.

See the section entitled “—The Adoption of the Merger Agreement—Interests of DuPont Directors and Executive Officers in the Mergers—Executive Officer Interests” beginning on page 134 for further information about the compensation disclosed in the table below. The amounts indicated below are estimates of amounts that might become payable to the named executive officers and the estimates are based on multiple assumptions that may or may not prove correct. Some of the assumptions are based on information not currently available and as a result the actual amounts, if any, received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation—DuPont

Named Executive Officer	Cash(1) ($)	Equity ($)(2)	Pension/ Non-Qualified Deferred Compensation ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Other ($)	Total ($)
Edward D. Breen	12,291,781	7,616,929	—	80,160	9,555,902	—	29,544,772
Nicholas C. Fanandakis	3,312,329	5,920,583	—	53,440	—	—	9,286,352
James C. Borel*	2,089,233	2,879,502	—	—	—	—	4,968,735
James C. Collins	2,972,603	10,439,759	—	53,440	3,338,725	—	16,804,527
C. Marc Doyle	2,654,110	7,275,076	—	53,440	4,260,863	—	14,243,489
Ellen J. Kullman**	—	—	—	—	—	—	—

*	See “— Other New Arrangements with Current or Former Executive Officers.”
**	Ms. Kullman retired effective October 16, 2015, and is not entitled to any merger-related compensation within the meaning of the applicable disclosure rule.
(1)	Represents severance payable upon a qualifying termination of employment, except for Mr. Borel, who would be paid such amount upon closing if it occurs on or before February 28, 2018.
(2)

In accordance with Item 402(t) of Regulation S-K, the values are based on a per-share value of DuPont common stock of $65.86, the average per-share closing price over the first five business days following the first public announcement of the merger agreement. To the extent that the values were to be based on a per-

share value of DuPont common stock of $63.32, the closing price on March 31, 2016, the total compensation amounts for the executive officers presented in the table would be as follows: Edward D. Breen, $29,251,013; Nicholas C. Fanandakis, $8,829,202; James C. Borel, $4,827,143; James C. Collins, $16,244,790; and C. Marc Doyle, $13,854,168. Ms. Kullman is not entitled to any merger-related compensation within the meaning of the applicable disclosure rule.
(3)	Represents as applicable the value of continued medical/dental benefits for three years in the case of Mr. Breen ($33,660) and two years for the other DuPont NEOs ($22,440); the value of financial and tax preparation counseling for three years in the case of Mr. Breen ($28,500) and two years for the other DuPont NEOs ($19,000); and the value of outplacement assistance for three years in the case of Mr. Breen ($18,000) and two years for the other DuPont NEOs ($12,000).
(4)	Represents a payment in respect of amounts subject to the excise tax under Section 4999 of the Code such that, on a net after-tax basis, the executive would be in the same position as if no such excise tax had been imposed.

Certain Governance Matters Following the Mergers

DowDuPont Headquarters

Under the terms of the merger agreement, following the effective time, DowDuPont will have dual headquarters in Midland, Michigan (which will be the location of the principal executive offices of Dow as the surviving corporation of the Dow merger) and Wilmington, Delaware (which will be the location of the principal executive offices of DuPont as the surviving corporation of the DuPont merger).

The DowDuPont Executive Chairman and Chief Executive Officer

Under the terms of the merger agreement and the DowDuPont bylaws, Andrew N. Liveris will serve as the Executive Chairman of DowDuPont and Edward D. Breen will serve as the Chief Executive Officer of DowDuPont; provided, that in the event either Mr. Liveris or Mr. Breen is unable or unwilling to serve in such capacity as a result of illness, death, resignation or any other reason, the continuing Dow directors will designate a replacement for Mr. Liveris and the continuing DuPont directors will designate a replacement for Mr. Breen.

The Executive Chairman of DowDuPont will have lead responsibility for chairing the DowDuPont board. As an executive officer of DowDuPont, the Executive Chairman will report to the DowDuPont board and will (i) be jointly responsible for the corporate-wide synergies of DowDuPont, together with the Chief Executive Officer, and in consultation with Mr. James R. Fitterling (or his successor), (ii) have responsibility for the agenda and schedule of all meetings of the DowDuPont board, in consultation with the Chief Executive Officer and (iii) be primarily responsible for the external representation of DowDuPont with all stakeholders, other than with respect to investor relations matters, which will be the responsibility of the Chief Executive Officer, and with respect to media relations matters, which will be the joint responsibility of the Executive Chairman and the Chief Executive Officer. The Executive Chairman will be directly responsible for (a) the annual strategic plans for DowDuPont’s material science business and (b) the establishment, execution and achieving of synergies at the material science business level, in each case with the assistance of the Chief Executive Officer. The Executive Chairman will also be (1) directly responsible for the establishment, integration and operation of the material science business, and (2) jointly responsible, together with the Chief Executive Officer, for new opportunities for DowDuPont’s specialty products business. The Executive Chairman will have all such other powers and perform such other duties as may be assigned by the DowDuPont board from time to time.

The Chief Executive Officer of DowDuPont will report to the DowDuPont board and will (i) be solely responsible for the financial affairs of DowDuPont, including the integration, ongoing operation, and performance of DowDuPont, in consultation with Mr. Liveris with respect to the material science business and Mr. Fitterling (or his successor) on the corporate-wide synergies, (ii) be jointly responsible for the corporate-wide synergies of DowDuPont, together with the Executive Chairman, and in consultation with Mr. Fitterling (or his successor), (iii) have shared responsibility with the Executive Chairman for the agenda and schedule of all meetings of the DowDuPont board, and (iv) be primarily responsible for all investor relations matters and jointly responsible, together with the Executive Chairman, for media relations matters. The Chief Executive Officer will be directly responsible for (a) the annual strategic plans for each of DowDuPont’s agricultural business and specialty products business and (b) the establishment, execution and achieving of synergies at the agricultural business level and specialty products business level, in each case with the assistance of the Executive Chairman. The Chief Executive Officer also will be (1) directly responsible for the establishment, integration and operation of the agricultural business and the specialty products business and (2) jointly responsible, together with the Executive Chairman, for new opportunities for DowDuPont’s specialty products business. The Chief Executive Officer will have such other powers and perform such other duties as may be assigned by the DowDuPont board from time to time.

The DowDuPont Board of Directors

Under the terms of the merger agreement, at the effective time, the DowDuPont board will consist of 16 directors, (i) eight of whom will be persons designated by Dow from the directors of Dow serving prior to the effective time, one of whom will be Mr. Liveris and one of whom will be the independent lead director of Dow and (ii) eight of whom will be persons designated by DuPont from the directors of DuPont serving prior to the effective time, one of whom will be Mr. Breen and one of whom will be the independent lead director of DuPont. The independent lead directors of each of Dow and DuPont will serve as co-lead directors of the DowDuPont board. In addition, under the terms of the merger agreement, each of the directors of DowDuPont other than Mr. Liveris and Mr. Breen must qualify as independent under the listing standards of the New York Stock Exchange.

Any vacancy on the DowDuPont board created by the cessation of service of a continuing Dow director will be filled by the affirmative vote of a majority of the remaining continuing Dow directors then in office, even if less than a quorum, or by a sole remaining continuing Dow director and any vacancy on the DowDuPont board created by the cessation of service of a continuing DuPont director will be filled by the affirmative vote of a majority of the remaining continuing DuPont directors then in office, even if less than a quorum, or by a sole remaining continuing DuPont director.

As of the date of this joint proxy statement/prospectus, other than as set forth above, the individuals to serve on the DowDuPont board at the effective time have not yet been determined. It is currently anticipated that the other individuals who will serve on the DowDuPont board at the effective time will be determined prior to the effective time.

Advisory Committees of DowDuPont Board of Directors

At the effective time, the DowDuPont board will establish three committees of the board (the “advisory committees”) to generally oversee the business and affairs of each of DowDuPont’s agriculture business, material science business and specialty products business in preparation for the intended business separations. The advisory committees will provide monthly status reports to the DowDuPont board with respect to the organization of the agriculture, material science and specialty products businesses.

The advisory committee overseeing DowDuPont’s agriculture business (the “Agriculture Advisory Committee”) will be comprised of (i) members of the DowDuPont board who were designated by the DuPont board, (ii) the Executive Chairman of DowDuPont, (iii) the Chief Executive Officer of DowDuPont, and (iv) former members of the DuPont board who are not members of the DowDuPont board and who will serve in an ex officio capacity by virtue of their prior service on the DuPont board. The Agriculture Advisory Committee will have the sole authority to approve any changes to the scope of the agriculture business as set forth in the DowDuPont bylaws by the affirmative vote of a majority of the members of the Agriculture Advisory Committee. In addition, the Agriculture Advisory Committee will, taking into account the input of DowDuPont’s Chief Financial Officer and General Counsel and the General Counsel of the material science business, develop a capital structure for the agriculture business in accordance with the DowDuPont bylaws. The Agriculture Advisory Committee will be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the agriculture business; provided, that the DowDuPont board may alter the Agriculture Advisory Committee’s selections by a vote of more than 66 2/3% of the full DowDuPont board exercising good faith business judgment.

The advisory committee overseeing DowDuPont’s material science business (the “Materials Advisory Committee”) will be comprised of (i) members of the DowDuPont board who were designated by the Dow board, (ii) the Executive Chairman of DowDuPont, (iii) the Chief Executive Officer of DowDuPont, and (iv) former members of the Dow board who are not members of the DowDuPont board and who will serve in an ex officio capacity by virtue of their prior service on the Dow board. The Materials Advisory Committee will have the sole authority to approve any changes to the scope of the material science business as set forth in the DowDuPont bylaws by the affirmative vote of a majority of the members of the Materials Advisory Committee. In addition, the Materials Advisory Committee will, taking into account the input of DowDuPont’s Chief Financial Officer and General Counsel and the General Counsel of the material science business, develop a capital structure for the material science business in accordance with the DowDuPont bylaws. The Materials Advisory Committee will be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the material science business; provided, that the DowDuPont board may alter the Materials Advisory Committee’s selections by a vote of more than 66 2/3% of the full DowDuPont board exercising good faith business judgment.

The advisory committee overseeing DowDuPont’s specialty products business (the “Specialties Advisory Committee”) will be comprised of (i) the Executive Chairman of DowDuPont, (ii) the Chief Executive Officer of DowDuPont, and (iii) members of the DowDuPont board as may be agreed on by the Executive Chairman and the Chief Executive Officer of DowDuPont. The Specialties Advisory Committee will have the sole authority to approve any changes to the scope of the specialty products business as set forth in the DowDuPont bylaws by the affirmative vote of a majority of the members of the Specialties Advisory Committee. In addition, the Specialties Advisory Committee will, taking into account the input of DowDuPont’s Chief Financial Officer and General Counsel and the General Counsel of the material science business, develop a capital structure for the specialty products business in accordance with the DowDuPont bylaws. The Specialties Advisory Committee will be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the specialty products business; provided, that the DowDuPont board may alter the Specialties Advisory Committee’s selections by a vote of more than 66 2/3% of the full DowDuPont board exercising good faith business judgment.

To the extent there are any disagreements between or among the advisory committees regarding the determinations regarding the capital structure of the businesses discussed above, the matter shall be submitted to a reconciliation committee, consisting of the Chief Executive Officer of DowDuPont, the Executive Chairman of DowDuPont, and the independent co-lead directors of DowDuPont, for resolution. To the extent the reconciliation committee is unable to come to a determination, a majority of the DowDuPont board shall make the determination.

Pursuant to the DowDuPont bylaws, the DowDuPont board will have the authority to approve the intended business separations or may determine to abandon, by a majority vote, the exploration or pursuit of a separation of the agriculture business, material science business or specialty products business, respectively. In the event that the separation of any business is consummated, the advisory committee with respect to such business shall be dissolved, with it being anticipated that its members would continue as members of the board of directors of the separated entity, and the provisions in the DowDuPont’s bylaws with respect thereto shall be of no further force and effect. To the extent the DowDuPont board determines to abandon one or more of the anticipated separations, the advisory committees may be dissolved at any time following the two-year anniversary of the consummation of the mergers.

The provisions of the DowDuPont bylaws regarding the DowDuPont Executive Chairman and Chief Executive Officer, the DowDuPont board and the advisory committees described above may only be modified,

amended or repealed, and bylaw provisions inconsistent with such matters may only be adopted, by an affirmative vote of at least 66 2/3% of (i) the DowDuPont board or (ii) the holders of all shares of capital stock of the combined company then entitled to vote on such matters.

Appointment of DowDuPont Officers

At the effective time, the following individuals will become officers of DowDuPont, serving in the respective offices set forth beside each individual’s name, until such officer’s successor shall be appointed and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the DowDuPont charter and DowDuPont bylaws:

•	Andrew N. Liveris—Executive Chairman

•	Edward D. Breen—Chief Executive Officer

•	Howard I. Ungerleider—Chief Financial Officer

•	Stacy L. Fox—General Counsel

•	James R. Fitterling—Chief Operating Officer, material science business

•	James C. Collins—Chief Operating Officer, agriculture business

•	Marc Doyle—Chief Operating Officer, specialty products business

•	Charles J. Kalil—Special Counsellor to the Executive Chairman and General Counsel for the material science business

In addition, certain other executive officers of Dow and DuPont may assume positions as executive officers of DowDuPont or its agriculture, material science or specialty products businesses upon or following completion of the mergers.

If, before the effective time, any of the individuals set forth above is unable or unwilling to serve as an officer of DowDuPont after the effective time as a result of illness, death, resignation or any other reason, then a substitute officer shall be selected, (A) if the departing officer was employed by Dow prior to the effective time, by Dow and (B) if the departing officer was employed by DuPont prior to the effective time, by DuPont.

Other than the individuals set forth above, the officers and employees of DowDuPont and its subsidiaries will be jointly selected by the parties, on the basis of a best fit approach from among the officers and employees of each of Dow and DuPont, regardless of whether such persons serve as officers or employees of Dow and DuPont prior to the effective time.

The Integration Team

Pursuant to the merger agreement, the parties will develop an integration plan with the assistance of an integration planning team, half the members of which will be persons designated by Dow and half the members of which will be persons designated by DuPont. The integration planning team is comprised of Mr. Andrew N. Liveris, Mr. Edward D. Breen, three individuals designated by Dow and three individuals designated by DuPont. In addition to Mr. Liveris, the following current officers of Dow will represent Dow on the integration planning team: the Chief Operating Officer, the Chief Financial Officer, and the General Counsel. In addition to Mr. Breen, the following current officers of DuPont will represent DuPont on the integration planning team: the Chief Financial Officer, the General Counsel, and the Senior Vice President — Corporate Services. If any of the individuals set forth above is unable or unwilling to serve on the integration planning team after his or her appointment as a result of death, removal, resignation or any other reason, then a replacement shall be designated, (i) by the remaining members of the integration planning team designated by DuPont if the individual was affiliated with DuPont and (ii) by the remaining members of the integration planning team designated by Dow if the individual was affiliated with Dow.

Pursuant to the merger agreement, the integration team will focus on matters of integration with respect to the businesses of Dow and DuPont and potential opportunities for synergies in respect thereof following the effective time.

U.S. Federal Income Tax Consequences of the Mergers

The following is a general discussion of the material U.S. federal income tax consequences of the Dow merger to U.S. holders (as defined below) of Dow common stock and of the DuPont merger to U.S. holders of DuPont common stock.

This discussion addresses only holders of Dow common stock or DuPont common stock, as applicable, who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the mergers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Dow common stock or DuPont common stock, as applicable, in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold Dow common stock or DuPont common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired Dow common stock or DuPont common stock pursuant to the exercise of options or otherwise as compensation). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Dow common stock or DuPont common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Dow common stock or DuPont common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Dow common stock or DuPont common stock should consult their own tax advisors.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGERS. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General

It is a condition to Dow’s obligation to complete the Dow merger that Dow receive an opinion from Weil, dated the date of the effective time, to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. It is a condition to DuPont’s obligation to complete the DuPont merger that DuPont receive an opinion from Skadden, dated the date of the effective time, to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code.

These opinions will be based on customary assumptions and representations from Dow and DuPont, as well as certain covenants and undertakings by DowDuPont, Dow, DuPont, Dow Merger Sub and DuPont Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Based on the tax opinion representations and assumptions, it is the opinion of Weil and Skadden that (a) the Dow merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and (b) the DuPont merger will qualify as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and that accordingly the material U.S. federal income tax consequences of the mergers to U.S. holders are as described below under the heading “U.S. Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Dow Common Stock and DuPont Common Stock.”

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Dow nor DuPont intends to obtain a ruling from the IRS regarding the qualification of either merger as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. If the IRS were to successfully challenge the “reorganization” status of the Dow merger and/or the Dow merger’s qualification under Section 351 of the Code, as relevant, or the DuPont merger’s qualification under Section 351 of the Code, the tax consequences could differ from those described in this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Dow Common Stock and DuPont Common Stock

Exchange of Dow common stock and DuPont common stock for DowDuPont common stock

Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder of Dow common stock or DuPont common stock that receives shares of DowDuPont common stock in the mergers:

•	will not recognize any gain or loss upon the exchange of shares of Dow common stock or DuPont common stock for shares of DowDuPont common stock in the Dow merger or the DuPont merger, respectively;

•	will have a tax basis in the DowDuPont common stock received in the Dow merger or the DuPont merger (including fractional shares for which cash is received) equal to the tax basis of the Dow common stock or DuPont common stock, respectively, surrendered in exchange therefor; and

•	will have a holding period for shares of DowDuPont common stock received in the Dow merger or the DuPont merger (including fractional shares for which cash is received) that includes its holding period for its shares of Dow common stock or DuPont common stock, respectively, surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

No fractional shares of DowDuPont common stock will be distributed to DuPont stockholders in connection with the DuPont merger. A U.S. holder that receives cash in lieu of a fractional share of DowDuPont common stock as a part of the DuPont merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of DuPont common stock allocable to the fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional shares of DowDuPont common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

U.S. holders that acquired different blocks of DuPont common stock at different times or different prices should consult their tax advisor regarding the manner in which gain or loss should be determined in their specific circumstances.

Backup Withholding

Backup withholding at the applicable rate (currently 28%) may apply with respect to certain cash payments unless the holder of the Dow or DuPont common stock receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Accounting Treatment

The mergers will be accounted for using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the mergers be designated as the acquirer for accounting purposes based on the evidence available. Dow will be treated as the acquiring entity for accounting purposes. In identifying Dow as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Dow is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

Regulatory Approvals

United States Antitrust

Under the HSR Act, the mergers cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied. On January 27, 2016, each of Dow and DuPont filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On February 26, 2016, each of Dow and DuPont received a request for additional information and documentary materials from the Antitrust Division regarding the mergers, thereby extending the waiting period until 11:59 p.m. (Eastern Time in the United States) on the 30th day after certification of substantial compliance by the parties with such request, unless the waiting period is shortened by the Antitrust Division. A request for additional information and documentary materials was anticipated by the parties at the time of signing of the merger agreement. The parties intend to respond promptly to such request and will continue to work cooperatively with the Antitrust Division in connection with this review. The Antitrust Division or the FTC may also request that the parties agree not to consummate the mergers for some period of time after the expiration or termination of the relevant HSR Act waiting period.

Other Regulatory Clearances

Dow and DuPont derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required or advisable. The mergers are conditioned upon (i) the antitrust approval from the European Commission, approval by the Chinese Ministry of Commerce, and approval from Brazil’s Council for Economic Defence; and (ii) the absence of any judgment, order, law or other legal restraint by a court or other governmental entity in the United States, European Union, China, Brazil, Canada or other jurisdiction as mutually agreed by Dow and DuPont, that prevents the consummation of the Dow merger or the DuPont merger. Dow and DuPont are currently engaged in pre-notification proceedings and will submit a draft notification to the relevant antitrust agency in the European Union. In China, Dow and DuPont have submitted a notification to the Anti-Monopoly Bureau of the Ministry of Commerce. With respect to other jurisdictions agreed to by Dow and DuPont, Dow and DuPont are in the process of preparing and filing notices and applications to satisfy the filing requirements and to obtain the regulatory clearances that are necessary or advisable.

Dow and DuPont have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act and other applicable state or foreign antitrust laws, to complete and effect the mergers as soon as possible following the date of the merger agreement. The use of such reasonable best efforts requires Dow and DuPont to agree and effect the divestiture of any of their (or their subsidiaries’ or affiliates’) respective assets or businesses, and any restriction on DowDuPont’s freedom of action with respect to, or ability to retain, one or more of its (or its subsidiaries’ or affiliates’) assets or businesses, as may be required to avoid any order that would prevent or materially delay the completion of the mergers or that are conditioned upon the completion of the mergers. While Dow and DuPont believe that clearance under the HSR Act and the other regulatory clearances will ultimately be obtained, they cannot be certain when or if such clearances will be obtained, or if the clearances will contain terms, conditions or restrictions that will be detrimental to or adversely affect, Dow, DuPont or their respective subsidiaries after the completion of the mergers.

Exchange of Shares in the Mergers

After the effective time, there will be no further registration of transfers of shares of Dow or DuPont common stock. From and after the effective time, each holder of a certificate or book-entry share representing shares of Dow or DuPont common stock outstanding immediately prior to the effective time will no longer have any rights with respect to such shares, except for the right to receive the Dow merger consideration or DuPont merger consideration, as applicable, or as otherwise provided in the merger agreement or by applicable laws. Each share of Dow common stock owned by Dow and each share of DuPont common stock owned by DuPont at the effective time will be canceled without any payment of merger consideration.

You will not be entitled to receive any dividends or other distributions with respect to DowDuPont common stock until the mergers are completed and you have surrendered your share certificates and/or book-entry shares for Dow common stock and/or DuPont common stock, as applicable, in exchange for whole shares of DowDuPont common stock and/or cash in lieu of fractional shares.

If you would otherwise be entitled to receive a fraction of a share of DowDuPont common stock as a result of the DuPont merger (after aggregating all fractional shares of DowDuPont common stock issuable to you), in lieu of the fraction of a share and upon surrender of your certificates or book-entry shares of DuPont common stock you will be paid in cash in lieu of such fractional shares in accordance with the terms of the merger agreement.

If any certificates of Dow common stock or DuPont common stock, as applicable, have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by DowDuPont or the exchange agent, the posting by such person of a bond in such reasonable amount as DowDuPont or the exchange agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate, the merger consideration with respect to the shares of Dow common stock or DuPont common stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of DowDuPont common stock and any unpaid dividends and distributions on shares of DowDuPont common stock deliverable in respect thereof.

Each of DowDuPont and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

If the exchange agent is to pay some or all of the merger consideration to a person other than the record holder, such record holder must have their certificates properly endorsed or otherwise in proper form for transfer and the person requesting such transfer must pay any transfer or other taxes payable by reason of the transfer or establish to the exchange agent’s satisfaction that the taxes have been paid or are not required to be paid.

Dow Stockholders and DuPont Stockholders

As soon as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of a certificate or book-entry share that immediately prior to the effective time represented outstanding shares of Dow or DuPont common stock a letter of transmittal and instructions for use in effecting the surrender of the applicable certificates or book-entry shares in exchange for the shares of DowDuPont common stock. Upon surrender of such certificate or book-entry share to the exchange agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor that number of whole shares of DowDuPont common stock that such holder has the right to receive pursuant to the merger agreement, and the certificate or book-entry share so surrendered will be canceled. You should not send in your Dow share certificates or DuPont share certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent.

Treatment of Dow Equity Awards

Stock Options

Effective as of the effective time, each vested and unvested option to purchase shares of Dow common stock that is outstanding immediately prior to the effective time will be automatically converted into an option to purchase a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such option immediately prior to the effective time, on the terms and conditions (including, if applicable, any continuing vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the effective time.

Deferred Stock

Effective as of the effective time, each unvested share of Dow deferred stock that is outstanding immediately prior to the effective time will automatically be converted into a share of DowDuPont deferred stock with respect to a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such Dow deferred stock immediately prior to the effective time, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time.

Performance Deferred Stock

Effective as of the effective time, each vested and unvested share of Dow deferred stock that is subject to specified performance targets, that is outstanding immediately prior to the effective time will automatically be converted into a share of DowDuPont deferred stock with respect to a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such Dow performance deferred stock immediately prior to the effective time, on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time; provided that, each unvested share of Dow performance deferred stock outstanding immediately prior to the effective time will be converted into time-vested DowDuPont deferred stock awards vesting at the same times as the expiration of the applicable performance periods under the Dow performance deferred stock awards, with respect to a number of shares of DowDuPont deferred stock equal to the greater of (i) the applicable target level or (ii) the actual level of performance as of the effective time, in each case under the otherwise applicable terms of the awards.

Employee Stock Purchase Plan

The offering period (within the meaning of the Dow ESPP) that otherwise would be in effect immediately prior to the Dow merger will be shortened by setting a new exercise date (within the meaning of the Dow ESPP) that is at least 10 business days before the effective time, and any options outstanding under the Dow ESPP to purchase shares of Dow common stock will be exercised automatically on such date in accordance with the otherwise applicable terms of the Dow ESPP as in effect on the date of the merger agreement.

Other Potential Equity Awards

Each other right to, benefit measured by the value of, or award consisting of, Dow common stock that may be held, awarded, outstanding or reserved for issuance under the Dow equity incentive plans or other Dow benefit plans immediately prior to the effective time will be automatically converted into the right to receive an equivalent number of shares of DowDuPont common stock, on the terms and conditions under the applicable plan. Dow plans and awards providing for cash payments measured by the value of Dow common stock will be deemed to refer to an equivalent number of shares of DowDuPont common stock, and such cash payments will be made subject to the terms and conditions under the applicable plan.

Treatment of DuPont Equity Awards

DuPont Stock Options

Each DuPont stock option, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, (A) that number of shares of DowDuPont common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of DuPont common stock subject to such DuPont stock option immediately prior to the effective time by (II) the DuPont exchange ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of DuPont common stock at which such DuPont stock option was exercisable immediately prior to the effective time by (II) the DuPont exchange ratio.

DuPont RSUs

Each DuPont RSU award, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a DowDuPont RSU award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined by multiplying the number of shares of DuPont common stock subject to such DuPont RSU award immediately prior to the effective time by the DuPont exchange ratio.

DuPont PSUs

Each DuPont PSU award, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a DowDuPont RSU award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined by multiplying the number (i) of shares of DuPont common stock subject to such DuPont PSU award immediately prior to the effective time by (ii) the DuPont exchange ratio, provided that, each unvested DuPont PSU award outstanding immediately prior to the effective time shall be converted into DowDuPont RSUs vesting at the same times as the expiration of the applicable performance periods under the DuPont PSU awards, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined based on the greater of (x) the applicable target level or (y) the actual level of performance as of the effective time, in each case, under the otherwise applicable terms of the DuPont PSU awards and multiplied by the DuPont exchange ratio.

DuPont Other Awards

Currently, there are no other stock-based awards outstanding and denominated in DuPont common stock (other than DuPont stock options, DuPont RSUs and DuPont PSUs). If additional stock-based awards are granted prior to the completion of the mergers, then such DuPont stock-based awards would be converted into the right to acquire or receive, as the case may be, the number of shares of DowDuPont common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the total number of shares of DuPont common stock subject to such DuPont award immediately prior to the effective time by (ii) the DuPont exchange ratio, and such DuPont awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant DuPont equity incentive or other plan. Similarly, all DuPont equity incentive or other plans (and awards thereunder) providing for cash payments measured by the value of shares of DuPont common stock would be deemed to refer to the number of shares of DowDuPont common stock equal to the product determined by multiplying such shares of DuPont common stock by the DuPont exchange ratio, and such cash payments would otherwise be made on the terms and conditions applicable under the relevant DuPont equity incentive or other plan.

Treatment of Dow Series A Preferred Stock

Under the merger agreement, each share of Dow Series A preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of DowDuPont Series A preferred stock. The DowDuPont Series A preferred stock will have the same rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof, than the rights, preferences privileges and voting powers, and limitations and restrictions associated with the Dow Series A preferred stock on the date of the merger agreement.

The form of certificate of designations for the DowDuPont Series A preferred stock, which we refer to as the certificate of designations, is attached as Exhibit A to the DowDuPont charter, which is attached as Annex F to this joint proxy statement/prospectus. In addition, see the sections titled “Preferred Stock” and “Dividends and Share Repurchases” under “Comparison of Rights of DowDuPont Stockholders, Dow Stockholders and DuPont Stockholders” for a summary of the material terms of the DowDuPont Series A preferred stock.

Treatment of DuPont Preferred Stock

Under the terms of the merger agreement, unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, each share of DuPont preferred stock issued and outstanding immediately prior to the effective time shall remain issued and outstanding, be unaffected by the DuPont merger and is expected to remain listed on the NYSE.

The difference in treatment of the DuPont preferred stock and Dow Series A preferred stock under the merger agreement results from the different terms of such preferred stock. The Dow Series A preferred stock, which is convertible into Dow common stock prior to the consummation of the Dow merger, will, by its terms upon the consummation of the Dow merger, become convertible into the same kind and amount of securities receivable by Dow stockholders in the Dow merger (i.e., DowDuPont common stock) and, as a result, Dow and DuPont agreed to convert the shares of Dow Series A preferred stock into shares of DowDuPont Series A preferred stock. In contrast, the DuPont preferred stock is not convertible into shares of DuPont common stock and entitles holders thereof generally to receive only dividends and/or a fixed redemption amount as provided in DuPont’s Restated Certificate of Incorporation, which we refer to as DuPont’s charter. Therefore, under the terms of DuPont’s charter, holders of DuPont preferred stock do not have the right to receive any consideration in connection with the DuPont merger.

Dividend Policy and Share Repurchases

Dow

Since 1912, Dow has generally maintained or increased the amount of its quarterly dividend with respect to shares of Dow common stock, adjusted for stock splits, with the exception of its February 12, 2009 dividend. During this 104-year period, Dow has increased the amount of the quarterly dividend with respect to Dow common stock 52 times (approximately 13 percent of the time), reduced the dividend once and maintained the amount of the quarterly dividend approximately 87 percent of the time. On April 29, 2016, Dow paid a dividend on Dow common stock of $0.46 per share for the first quarter of 2016 to Dow stockholders of record as of March 31, 2016. Dow most recently, on May 12, 2016, declared a dividend on Dow common stock of $0.46 per share for the second quarter of 2016, which is payable on July 29, 2016 to Dow stockholders of record as of June 30, 2016.

On April 1, 2016, Dow paid a quarterly cash dividend of $21.25 per share to holders of record of Dow Series A preferred stock as of March 15, 2016. Dow most recently, on May 12, 2016, declared a quarterly cash dividend of $21.25 per share of Dow Series A preferred stock, which is payable on July 1, 2016 to holders of record of Dow Series A preferred stock as of June 15, 2016. Ongoing dividends related to the Dow Series A preferred stock accrue at the rate of $85 million per quarter and are payable quarterly, subject to approval by the Dow board. See “Comparative Stock Prices and Dividends” beginning on page 189 for further detail on Dow’s historical dividend policy.

Under the merger agreement, Dow may, without DuPont’s consent, continue to declare and pay its regular quarterly dividend in accordance with its distribution policy in an amount up to $0.57 per share of Dow common stock for any such quarterly dividend.

On February 13, 2013, the Dow board approved a share repurchase program, authorizing up to $1.5 billion to be spent on the repurchase of Dow common stock. On January 29, 2014, the Dow board announced an expansion of the share repurchase authorization, authorizing an additional amount not to exceed $3 billion to be spent on the repurchase of Dow common stock over a period of time. On November 12, 2014, the Dow board authorized an additional amount of $5 billion under its share repurchase program, with repurchases of Dow common stock thereunder to be timed to proceeds received by Dow from portfolio management actions and increases in operating cash flows, to increase its total authorization to $9.5 billion. As of December 31, 2015, Dow has spent $7.2 billion on repurchases of Dow common stock under the share repurchase program. Under the merger agreement, Dow can continue to repurchase shares of Dow common stock in accordance with this repurchase program as announced prior to the date of the merger agreement subject to compliance with applicable laws. Dow expects that it will make purchases under the remaining $2.3 billion available under the repurchase program in 2016. However, Dow will not repurchase shares under this repurchase program until after the Dow special meeting. After the Dow special meeting, Dow will evaluate the opportunities to enter the market and plans to make repurchases.

DuPont

Holders of DuPont common stock are entitled to receive dividends when they are declared by the DuPont board. While it is not a guarantee of future conduct, DuPont has continuously paid a quarterly dividend since the fourth quarter 1904. Dividends on DuPont common stock and DuPont preferred stock are usually declared in January, April, July and October. When dividends on DuPont common stock are declared, they are usually paid mid-March, -June, -September and -December. DuPont preferred stock dividends are paid on or about the 25th of January, April, July and October.

DuPont most recently paid a quarterly cash dividend of $0.38 per share of DuPont common stock to DuPont stockholders on March 14th for the first quarter of 2016. On April 25, 2016, the DuPont board declared a quarterly cash dividend of $0.38 per share of DuPont common stock, payable on June 10, 2016 to DuPont stockholders of record as shown on the books of DuPont at the close of business on May 13, 2016. The second quarter 2016 dividend is DuPont’s 447th consecutive dividend since its first dividend in the fourth quarter of 1904. DuPont most recently paid a quarterly cash dividend of $1.12-1/2 per share to holders of the DuPont $4.50 Series and $0.87-1/2 per share to holders of the DuPont $3.50 Series, in each case, for the first quarter of 2016. On April 25, 2016, the DuPont board declared a dividend of $1.12-1/2 per share to holders of the DuPont $4.50 Series and $0.87-1/2 per share to holders of the DuPont $3.50 Series, in each case, for the second quarter of 2016, payable on July 25, 2016 to DuPont preferred stockholders of record as shown on the books of DuPont at the close of business on July 8, 2016.

Under the merger agreement, DuPont may, without Dow’s consent, declare and pay any regular quarterly distribution in accordance with its distribution policy in an amount up to $0.47 per share of DuPont common stock.

On July 1, 2015, DuPont completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of Chemours. In the first quarter 2015, DuPont announced its intention to buy back shares of about $4 billion using the distribution proceeds received from Chemours. In August 2015, DuPont entered an accelerated share repurchase pursuant to which DuPont paid $2 billion to the financial institution and received and retired 35 million shares of DuPont common stock at an average price of $57.16 per share. DuPont’s objective continues to be to complete the remaining $2 billion stock buyback by year end December 31, 2016, however, DuPont will not make repurchases until after the DuPont special meeting. After the DuPont special meeting, DuPont will evaluate the opportunities to enter the market and plans to make repurchases.

In January 2014, the DuPont board authorized a $5 billion share buyback plan. As of December 31, 2015 the company has purchased 34.7 million shares of DuPont common stock at a total cost of $2.4 billion under the plan. There is no required completion date for the remaining stock purchases.

Under the merger agreement, DuPont can continue to repurchase shares of DuPont common stock in accordance with this repurchase program as announced prior to the date of the merger agreement subject to compliance with applicable laws.

Under the merger agreement, Dow and DuPont are required to coordinate to designate the same record and payment dates for any quarterly dividends or distributions declared in any calendar quarter in which the closing might reasonably be expected to occur. Accordingly, either or both of Dow and DuPont may set different record or payment dates than it has typically designated in the past for one or more quarterly dividends prior to the mergers.

Listing of DowDuPont Common Stock

It is a condition to the completion of the mergers that the DowDuPont common stock to be issued to Dow stockholders and DuPont stockholders in connection with the mergers be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of Dow Common Stock and DuPont Common Stock

When the mergers are completed, each of the Dow common stock and DuPont common stock listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act. Both Dow and DuPont expect to continue to comply with their duty to file reports under Section 13(a) or Section 15(d) of the Exchange Act, as applicable and to the extent required. The DuPont preferred stock is expected to remain listed on the NYSE.

Dow and DuPont also expect to file applications to de-list or de-register, as applicable, from any foreign exchanges where their respective common stock are currently listed.

No Appraisal Rights

In accordance with Section 262 of the DGCL, no appraisal rights are available to holders of Dow common stock or DuPont common stock in connection with the mergers.

Description of the Merger Agreement

The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Dow stockholders and DuPont stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any voting decisions. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Dow, DuPont, DowDuPont or any of their respective subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

Closing

The closing will occur at 10:00 a.m., New York Time, on the third business day after all closing conditions contained in the merger agreement have been fulfilled or waived (other than those conditions that by their terms are to be fulfilled at closing, but subject to fulfillment or waiver of such conditions), unless another time or date is agreed in writing by the parties thereto. We refer to the day on which the closing occurs in this document as the “closing date.” For a description of the conditions to the closing, see “—The Adoption of the Merger Agreement—Description of the Merger Agreement—Conditions to Completion of the Mergers” beginning on page 165.

Effective Times

Subject to the provisions of the merger agreement, as soon as practicable on the closing date, the parties will cause the mergers to be consummated by (a) filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Dow merger, duly executed and completed in accordance with the relevant provisions of the DGCL, (b) filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the DuPont merger, duly executed and completed in accordance with the relevant provisions of the DGCL and (c) filing any other filings required under the DGCL. The mergers will become effective concurrently.

Dow Merger Consideration

Dow Common Stock

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of Dow common stock issued and outstanding immediately prior to the effective time (excluding any shares of Dow common stock that are held in treasury) will be converted into the right to receive one share of DowDuPont common stock for each share of Dow common stock, which we refer to as the Dow merger consideration.

Dow Series A Preferred Stock

Under the merger agreement, each share of Dow Series A preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of DowDuPont Series A preferred stock. At the effective time, each share of Dow Series A preferred stock will be automatically canceled and retired and will cease to exist. Each former holder of shares of Dow Series A preferred stock will be deemed to hold the same number of shares of DowDuPont Series A preferred stock. The DowDuPont Series A preferred stock will have the same rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof, than the rights, preferences privileges and voting powers, and limitations and restrictions associated with the Dow Series A preferred stock on the date of the merger agreement.

Dow Equity Awards

Stock Options

Effective as of the effective time, each vested and unvested option to purchase shares of Dow common stock that is outstanding immediately prior to the effective time will be automatically converted into an option to purchase a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such option immediately prior to the effective time, on the terms and conditions (including, if applicable, any continuing vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the effective time.

Deferred Stock

Effective as of the effective time, each unvested share of Dow deferred stock that is outstanding immediately prior to the effective time will automatically be converted into a share of DowDuPont deferred stock with respect to a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such Dow deferred stock immediately prior to the effective time, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time.

Performance Deferred Stock

Effective as of the effective time, each vested and unvested share of Dow deferred stock that is subject to specified performance targets that is outstanding immediately prior to the effective time will automatically be converted into a share of DowDuPont deferred stock with respect to a number of shares of DowDuPont common stock equal to the number of shares of Dow common stock subject to such Dow performance deferred stock immediately prior to the effective time, on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time; provided that, each unvested share of Dow performance deferred stock outstanding immediately prior to the effective time will be converted into time-vested DowDuPont deferred stock awards vesting at the same times as the expiration of the applicable performance periods under the Dow performance deferred stock awards, with respect to a number of shares of DowDuPont deferred stock equal to the greater of (i) the applicable target level or (ii) the actual level of performance as of the effective time, in each case under the otherwise applicable terms of the awards.

Employee Stock Purchase Plan

The offering period (within the meaning of the Dow ESPP) that otherwise would be in effect immediately prior to the Dow merger will be shortened by setting a new exercise date (within the meaning of the Dow ESPP) that is at least 10 business days before the effective time, and any options outstanding under the Dow ESPP to purchase shares of Dow common stock will be exercised automatically on such date in accordance with the otherwise applicable terms of the Dow ESPP as in effect on the date of the merger agreement.

Other Potential Equity Awards

Each other right to, benefit measured by the value of, or award consisting of, Dow common stock that may be held, awarded, outstanding or reserved for issuance under the Dow equity incentive plans or other Dow benefit plans immediately prior to the effective time will be automatically converted into the right to receive an equivalent number of shares of DowDuPont common stock, on the terms and conditions under the applicable plan. Dow plans and awards providing for cash payments measured by the value of Dow common stock will be deemed to refer to an equivalent number of shares of DowDuPont common stock, and such cash payments will be made subject to the terms and conditions under the applicable plan.

DuPont Merger Consideration

DuPont Common Stock

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of DuPont common stock issued and outstanding immediately prior to the effective time (excluding any shares of DuPont common stock that are held in treasury) will be converted into the right to receive 1.2820 shares of DowDuPont common stock, with cash in lieu of any fractional shares of DowDuPont common stock, which we refer to as the DuPont merger consideration.

DuPont Preferred Stock

Under the terms of the merger agreement, unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, each share of DuPont preferred stock issued and outstanding immediately prior to the effective time shall remain issued and outstanding and be unaffected by the DuPont merger.

DuPont Equity Awards

DuPont Stock Options

Each DuPont stock option, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, (A) that number of shares of DowDuPont common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of DuPont common stock subject to such DuPont stock option immediately prior to the effective time by (II) the DuPont exchange ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of DuPont common stock at which such DuPont stock option was exercisable immediately prior to the effective time by (II) the DuPont exchange ratio.

DuPont RSUs

Each DuPont RSU award, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a DowDuPont RSU award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined by multiplying the number of shares of DuPont common stock subject to such DuPont RSU award immediately prior to the effective time by the DuPont exchange ratio.

DuPont PSUs

Each DuPont PSU award, whether vested or unvested, that is outstanding immediately prior to the effective time shall, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a DowDuPont RSU award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined by multiplying the number (i) of shares of DuPont common stock subject to such DuPont PSU award immediately prior to the effective time by (ii) the DuPont exchange ratio, provided that, each unvested DuPont PSU award outstanding immediately prior to the effective time shall be converted into DowDuPont RSUs vesting at the same times as the expiration of the applicable performance periods under the DuPont PSU awards, with respect to a number of shares of DowDuPont common stock, rounded up to the nearest whole share, determined based on the greater of (x) the applicable target level or (y) the actual level of performance as of the effective time, in each case, under the otherwise applicable terms of the DuPont PSU awards and multiplied by the DuPont exchange ratio.

DuPont Other Awards

Currently, there are no other stock-based awards outstanding and denominated in DuPont common stock (other than DuPont stock options, DuPont RSUs and DuPont PSUs). If additional stock-based awards are granted prior to the completion of the mergers, then such DuPont stock-based awards would be converted into the right to acquire or receive, as the case may be, the number of shares of DowDuPont common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the total number of shares of DuPont common stock subject to such DuPont award immediately prior to the effective time by (ii) the DuPont exchange ratio, and such DuPont awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant DuPont equity incentive or other plan. Similarly, all DuPont equity incentive or other plans (and awards thereunder) providing for cash payments measured by the value of shares of DuPont common stock would be deemed to refer to the number of shares of DowDuPont common stock equal to the product determined by multiplying such shares of DuPont common stock by the DuPont exchange ratio, and such cash payments would otherwise be made on the terms and conditions applicable under the relevant DuPont equity incentive or other plan.

Representations and Warranties

The merger agreement contains representations and warranties made by Dow to DuPont and by DuPont to Dow. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

The merger agreement provides that a “material adverse effect” means, on DuPont or Dow, any fact, circumstance, effect, change, event or development, which we refer to as an effect, that materially adversely affects the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, no effect resulting from or arising out of the following will be taken into account in determining whether there has been a material adverse effect:

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on such party, unless otherwise excluded in this definition of material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the mergers or any of the other transactions contemplated thereby, including any litigation resulting or arising therefrom or with respect thereto (except with respect to certain corporate authority and non-contravention representations and warranties made by each of Dow and DuPont);

•	any change, in and of itself, in the market price or trading volume of such party’s securities (provided that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a material adverse effect on such party, unless otherwise excluded in this definition of material adverse effect);

•	any action expressly required by Section 6.3 of the merger agreement, which relates to the parties’ efforts to obtain required governmental consents and approvals (for additional details, see the section entitled “—Efforts to Complete the Mergers” beginning on page 163); and

•	except if the following effects affect a party and its subsidiaries in a materially disproportionate manner as compared to other companies that participate in the businesses that such party and its subsidiaries operate, but in such event, only the incremental disproportionate impact of any such effect shall be taken into account in determining whether a material adverse effect has occurred:

•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

•	any change in applicable law, regulation or generally accepted accounting principles (or authoritative interpretation thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the original merger agreement; and

•	any hurricane, tornado, flood, earthquake or other natural disaster.

In the merger agreement, each party has made representations and warranties regarding, among other topics:

•	organization, corporate power, good standing and qualification to do business of the party and its subsidiaries;

•	authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the party;

•	capital structure, including the number of shares of common stock, preferred stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its significant subsidiaries;

•	the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of entering into the merger agreement and consummating the mergers and the other transactions contemplated thereby;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	the absence of undisclosed liabilities and off-balance sheet arrangements;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus or the Form S-4 of which this joint proxy statement/prospectus forms a part;

•	the absence of a material adverse effect since September 30, 2015;

•	the conduct of business in the ordinary course consistent with past practice from September 30, 2015 through the date of the merger agreement;

•	compliance with applicable laws and permits;

•	absence of certain litigation and governmental orders;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	certain compensation, severance and termination pay related to the execution of the merger agreement and the completion of the transactions contemplated thereby;

•	labor and employment matters, including matters related to collective bargaining agreements, agreements with works councils, and labor practices;

•	tax matters;

•	applicable stockholder vote in connection with the transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

•	intellectual property matters;

•	certain contracts;

•	environmental matters;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	owned and leased real property;

•	receipt of opinions from the party’s financial advisors; and

•	broker’s fees and expenses payable in connection with the mergers.

In addition, each of Dow and DuPont has made certain representations regarding the formation, organization, standing, corporate power and capitalization of, and certain other matters with respect to, each of DowDuPont, Dow Merger Sub and DuPont Merger Sub.

Conduct of Business

Each of Dow and DuPont has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time. In general, each of Dow and DuPont has agreed to, and to cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the effective time.

In addition to these agreements regarding conduct of business generally, each of Dow and DuPont has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring, setting aside or paying any dividends on, making any distributions in respect of, or entering into any agreement with respect to the voting of, any of its capital stock (except that Dow and DuPont may continue to declare and pay their respective quarterly dividends in accordance with their existing dividend policies, in an amount up to $0.57 per share of Dow common stock per quarter, in the case of Dow, and $0.47 per share of DuPont common stock per quarter, in the case of DuPont);

•	splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of its capital stock or the capital stock of any of its subsidiaries or any other of its or their securities or any rights, warrants or options to acquire such shares or other securities (other than certain acquisitions of shares from holders of awards under Dow or DuPont equity plans, as applicable);

•	issuing, delivering, selling, pledging or otherwise encumbering or subjecting to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) in connection with the settlement of equity compensation granted under Dow or DuPont equity plans, as applicable, and outstanding as of the date of the merger agreement, (ii) as required by a benefit plan in effect on the date of the merger agreement, (iii) in connection with grants of equity awards and (with respect to Dow) Dow ESPP shares in the ordinary course consistent with past practice as set forth in writing to the other party pursuant to the merger agreement, and (iv) in connection with the conversion of shares of Dow Series A preferred stock in accordance with their terms as of the date of the merger agreement);

•	other than in the ordinary course of business consistent with past practice, amending, renewing, terminating or waiving any material provision of certain specified contracts except in connection with any amendments to, and normal renewals of, such contracts without materially adverse changes, additions or deletions of terms;

•

entering into any new agreement or contract or other binding obligation containing (i) any material restriction on the ability of it or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the mergers, (ii) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the effective time, would impose obligations on DowDuPont or its affiliates, or (iii) any non-competition agreement or other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of it and its subsidiaries, taken as a whole, is or would be conducted;

•	(i) merging with or entering into a consolidation with or otherwise acquiring an interest of 50% or more of the outstanding equity interests in any person, or acquiring a substantial portion of the assets or business of any person (or any division or line of business thereof), (ii) authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquiring (including, through leases, subleases and licenses of real property) any assets or (iv) entering into any new line of business, subject to certain exceptions, including in the case of (i) and (iii) (but specifically excluding any merger or consolidation of DuPont, Dow, DowDuPont, DuPont Merger Sub and Dow Merger Sub with any person), transactions in the ordinary course of business consistent with past practice, transactions involving only direct or indirect wholly owned subsidiaries, or transactions with respect to which the aggregate consideration does not exceed $1,000,000,000;

•	(i) transferring, selling, leasing, subleasing, licensing, sublicensing, granting a non-assert with respect to or otherwise abandoning or disposing of any material assets or material properties of it or any of its subsidiaries or (ii) mortgaging or pledging any material assets or material properties of it or any of its subsidiaries, or subjecting any such assets or properties to any other lien not otherwise permitted by the merger agreement, subject to certain exceptions, including (x) for transactions in the ordinary course of business consistent with past practice, (y) for assets and properties associated with discontinued operations and (z) pursuant to one or more such transactions with respect to which the aggregate consideration does not exceed $1,000,000,000 (but only with respect to the assets or businesses of certain specified businesses of each of Dow and DuPont);

•	creating, incurring or assuming any indebtedness for borrowed money, or issuing any debt securities or any right to acquire debt securities, assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the indebtedness of another person, entering into any agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions, including indebtedness incurred in the ordinary course of business and consistent with past practice under Dow’s and DuPont’s respective current borrowing agreements and facilities, and incremental debt for borrowed money not to exceed $3,000,000,000 in aggregate principal amount outstanding at any time (provided that for any debt in excess of $2,000,000,000 in aggregate principal amount outstanding at any time, the party incurring such debt will consult in advance with the other party);

•	waiving, releasing, assigning, settling or compromising any pending or threatened action which is (i) material to its and its subsidiaries’ business, taken as a whole, or (ii) otherwise involves the payment by such party of an amount in excess of $100,000,000 for a single action or $750,000,000 in the aggregate (in each case, excluding any amounts that insurance companies have agreed to pay under existing insurance policies);

•	making, changing or revoking any material tax election or changing (or making a request from any taxing authority to change) any material aspect of its method of accounting for tax purposes, in each case, that would not reasonably be expected to have an impact in excess of a $250,000,000 income statement expense;

•	settling or compromising tax claims or liabilities in an amount in excess of a $250,000,000 income statement expense;

•	except as required by any benefit plan in effect on the date of the merger agreement (or amended thereafter in accordance with the terms of the merger agreement) or as required by applicable law:

•	increasing any compensation or benefit to, or entering into or amending any employment, change-in-control or severance agreement with, any officer, director or other employee;

•	granting any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee;

•	entering into or adopting any new benefit plan, amending or modifying any existing benefit plan or accelerating the vesting of any compensation for the benefit of any officer, director or other employee or granting or amending any award under any benefit plan;

•	providing any funding for any rabbi trust or similar arrangement, or taking any other action to fund or secure the payment of any compensation or benefit; or

•	granting to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than in the case of any employee with a total aggregate annual compensation that is less than $1,500,000);

•	changing any of its material financial accounting policies or procedures currently in effect, except as required by generally accepted accounting principles, Regulation S-X of the Exchange Act, or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or as required by applicable law;

•	making or authorizing any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 120% of the capital expenditure budget disclosed to the other party;

•	writing up, writing down or writing off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be consistent with its financial accounting policies and procedures and generally accepted accounting principles;

•	amending its organizational documents or the organizational documents of DowDuPont, Dow Merger Sub or DuPont Merger Sub; or

•	authorizing, or committing or agreeing to take, any of the foregoing actions.

No Solicitation of Alternative Proposals

Dow and DuPont have each agreed not to, and not to authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would involve (1) any transaction or series of transactions pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding shares of common stock of such party or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any third party acquires or would acquire, directly or indirectly, assets or businesses of such party or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of such party and its subsidiaries taken as a whole, (3) any transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets of such party or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of such party and its subsidiaries taken as a whole, or (4) any disposition of assets to a third party representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, such a transaction being referred to in this document as an “alternative transaction”; or

•	participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, except to notify such person or group of persons as to the existence of the provisions of the merger agreement summarized in this section.

Notwithstanding these restrictions, the merger agreement provides that, if at any time prior to obtaining approval of its stockholders, Dow or DuPont receives a proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to result in a “superior proposal” (as defined below) and which did not result from a material breach of the non-solicitation obligations set forth in the merger agreement, then Dow or DuPont, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives and financing sources pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between Dow and DuPont (provided that (x) such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrently with the time it is provided to such person and (y) such confidentiality agreement need not contain any “standstill” term) and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives and financing sources.

The merger agreement also requires each party to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to an alternative transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal; (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis; and (iii) provide the other party, as soon as reasonably practicable, copies of all correspondence and other written materials exchanged with the person making the proposal that describes in any material respect any of the material terms or conditions of any such request or proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction (with all references to 20% in the definition of “alternative transaction” above being treated as references to 50%) that (i) did not result from a material breach of the applicable non-solicitation obligations set forth in the merger agreement, (ii) is on terms that the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the party’s stockholders than the transactions contemplated by the merger agreement, taking into account all relevant factors (including any changes to the merger agreement that may be proposed by the other party to this merger agreement in response to such proposal and the identity of the person making such alternative proposal) and (iii) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Changes in Board Recommendations

Dow and DuPont have agreed under the merger agreement to, through their respective boards of directors, recommend to their stockholders the Dow merger proposal and the DuPont merger proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the Dow board nor the DuPont board will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in any manner adverse to the other party, its approval or recommendation of the Dow merger proposal or the DuPont merger proposal, as applicable, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction (we refer to any action in clause (i) or this clause (ii) as a “board recommendation change”), provided that nothing shall restrict or otherwise limit Dow or DuPont from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of such party or, so long as such party provides the other party with advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute an alternative transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed a board recommendation change) so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by such party’s board or (iii) enter into, or cause any of its controlled affiliates to enter into, any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction, or requiring, or reasonably likely to cause, it to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the mergers or any of the other transactions contemplated by the merger agreement (other than a confidentiality agreement otherwise permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant stockholder approval, the Dow board or the DuPont board, as applicable, may, if it determines in good faith, after it has received a superior proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change. However, such board of directors may not take any such action unless it has given the other party at least four business days written notice specifying the material terms and conditions of such proposal, identifying the person making such proposal and stating that it intends to take such action, or in the event of a subsequent modification to the material terms and conditions of such superior proposal, at least two business days written notice advising such other party of the modification to such terms and conditions; provided that during such four or two business day notice period, as applicable, such party engages (to the extent requested by the other party) in good faith negotiations with the other party to amend the merger agreement in such a manner that the proposal to enter into an alternative transaction no longer constitutes a superior proposal.

In addition, at any time prior to obtaining the relevant stockholder approval, the Dow board or the DuPont board, as applicable, may, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change in response to any material event or change in circumstance that arises or occurs after the date of the merger agreement that, prior to the date of the merger agreement, was neither known nor reasonably foreseeable by the board of such party, which we refer to as an intervening event (provided that in no event shall (i) the receipt, existence or terms of an alternative transaction or any matter relating thereto or consequence thereof constitute an intervening event and (ii) any event or events that has or have an adverse effect on the business, properties, financial condition or results of operations of the other party and its subsidiaries, taken as a whole, constitute an intervening event unless such event has or would reasonably be expected to have a material adverse effect). However, such board of directors may not take any such action unless it has given the other party at least four business days written notice advising the other party of all material information with respect to any such intervening event and stating that it intends to make a board recommendation change and providing its rationale therefor.

Efforts to Obtain Required Stockholder Vote

Dow has agreed to hold a special meeting of the Dow stockholders as promptly as practicable after this Registration Statement on Form S-4 is declared effective for the purpose of obtaining Dow stockholder approval of the Dow merger proposal, provided that Dow will postpone or adjourn such special meeting up to two times for up to thirty days each time upon the reasonable request of DuPont. Subject to the ability of the Dow board to effect a board recommendation change, Dow is required to, through the Dow board, recommend to the Dow stockholders the Dow merger proposal. The Dow board has approved the merger agreement and the Dow merger by a unanimous vote of its directors and adopted resolutions directing that the Dow merger proposal be submitted to the Dow stockholders for their consideration.

DuPont has agreed to hold a special meeting of the DuPont stockholders as promptly as practicable after this Registration Statement on Form S-4 is declared effective for the purpose of obtaining DuPont stockholder approval of the DuPont merger proposal, provided that DuPont will postpone or adjourn such special meeting up to two times for up to thirty days each time upon the reasonable request of Dow. Subject to the ability of the DuPont board to effect a board recommendation change, DuPont is required to, through the DuPont board, recommend to the DuPont stockholders the DuPont merger proposal. The DuPont board has approved the merger agreement and the DuPont merger by a unanimous vote of its directors and adopted resolutions directing that the DuPont merger proposal be submitted to the DuPont stockholders for their consideration.

Both Dow and DuPont are required to use their reasonable best efforts to hold the Dow special meeting and the DuPont special meeting on the same date.

Efforts to Complete the Mergers

Subject to the terms and conditions of the merger agreement, Dow and DuPont have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including using reasonable best efforts in the:

•	obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental entities, including any required action or non-action under antitrust laws prior to the effective time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any required consents from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties;

•	contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

•	execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•	refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the mergers.

For purposes of the foregoing, “reasonable best efforts” includes proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, or disposition of such assets or businesses of either party or its subsidiaries or affiliates and (ii) restrictions, or actions that after the effective time would limit DowDuPont’s or its subsidiaries’ or affiliates’ freedom of action or operations with respect to, or its ability to, retain one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (A) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement and (B) conditioned upon the consummation of the mergers.

Indemnification, Exculpation and Insurance

The merger agreement requires DowDuPont to indemnify and hold harmless each individual who is as of the date of the merger agreement or becomes prior to the effective time, a director or officer of Dow or DuPont and any of their respective subsidiaries, and each person who was serving as a director, officer of another person at the request of Dow or DuPont and any of their respective subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to the organizational documents of Dow or DuPont or any of their respective subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

The merger agreement also requires DowDuPont to maintain for six years following the effective time either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of Dow and DuPont and any of their subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to DowDuPont for maintaining such policies exceed 300% of the annual premium paid by Dow or DuPont, as applicable, referred to as the maximum amounts. Each of Dow and DuPont may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Employee Benefits Matters

The merger agreement requires that, from and after the effective time, DowDuPont will assume and honor all DuPont and Dow compensation and benefit plans, and DuPont and Dow have agreed that, after the effective time and subject to applicable law and any applicable labor agreements:

•	DowDuPont will recognize each Dow and DuPont employee’s credited service with DuPont or Dow, as applicable, for all purposes to the same extent such employee was entitled to credited service in DuPont or Dow compensation and benefit plans, as applicable, except to the extent such recognition would result in a duplication of benefits;

•	each DuPont and Dow employee will be eligible for participation in DowDuPont welfare plans without any waiting time to the extent coverage under the DowDuPont welfare plan replaces coverage under comparable DuPont or Dow welfare plans, as applicable, in which such employee participated immediately prior to the effective time;

•	DowDuPont will waive for each DuPont or Dow employee all pre-existing condition exclusions and actively-at-work requirements of DowDuPont medical, dental, pharmaceutical and/or vision benefit plans to the extent such conditions were satisfied under the corresponding Dow or DuPont plan prior to the effective time; and

•	DowDuPont will provide credit for any copayments and deductibles paid by DuPont or Dow employees (or their covered dependents) prior to the effective time in satisfying any similar deductible or out-of-pocket requirements under any DowDuPont benefit plan providing medical, dental, pharmaceutical and/or vision benefits to the extent they were credited under the applicable DuPont or Dow benefit plan.

The merger agreement also requires that, from and after the effective time, DowDuPont honor the labor agreements of each of Dow and DuPont in accordance with their terms and, prior to the effective time, each of Dow and DuPont will comply with any obligations it has under its respective labor agreements and applicable laws to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with the merger agreement.

The merger agreement also provides that none of the employee benefits provisions of the merger agreement described in this section shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy, or arrangement, (ii) limit the ability of DowDuPont, Dow or DuPont, or any of their respective subsidiaries or affiliates, to modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person other than the parties to the merger agreement or any right to employment or continued employment or to a particular term or condition of employment with DowDuPont, Dow or DuPont or any of their respective subsidiaries or affiliates, or (iv) limit the right of DowDuPont, Dow, DuPont or any of their subsidiaries to terminate the employment or service of any employee or other service provider following the closing at any time and for any reason.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Dow and DuPont in connection with the implementation of certain indebtedness arrangements of either party, including certain pre-merger financing transactions;

•	cooperation between Dow and DuPont in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

•	cooperation between Dow and DuPont in connection with public announcements;

•	the use of each party’s reasonable best efforts to cause the DowDuPont common stock to be issued in the mergers to be approved for listing on the NYSE, subject to official notice of issuance;

•	the use of each party’s reasonable efforts to cause each of the DuPont merger and Dow merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code;

•	taking actions to consummate the mergers and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the merger agreement;

•	cooperation between Dow and DuPont in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents related to taxes which become payable in connection with the transactions contemplated by the merger agreement that are required or permitted to be filed on or before the effective time;

•	cooperation between Dow and DuPont in connection with the exemption under Rule 16b-3 promulgated under the Exchange Act of the transactions under the merger agreement and any other dispositions of Dow and DuPont equity securities by directors or officers of Dow, DuPont or DowDuPont;

•	keeping the other party reasonably informed regarding stockholder litigation commenced after the date of the merger agreement and giving such other party the opportunity to participate in the defense or settlement of such litigation (provided that no such settlement shall be agreed without the other party’s prior consent); and

•	coordination between Dow and DuPont for any quarterly dividends or distributions in any calendar quarter in which the closing date might reasonably be expected to occur.

Conditions to Completion of the Mergers

The obligations of each of Dow and DuPont to effect the mergers are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law) of the following conditions:

•	the approval by Dow stockholders of the Dow merger proposal;

•	the approval by DuPont stockholders of the DuPont merger proposal;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	(i) approval from the European Commission, (ii) approval by the Chinese Ministry of Commerce and (iii) approval from Brazil’s Council for Economic Defence;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity in the United States, European Union, China, Brazil, Canada or other jurisdiction as mutually agreed by Dow and DuPont, that prevents the consummation of the Dow merger or the DuPont merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the DowDuPont common stock issuable to the holders of Dow common stock and DuPont common stock in connection with the mergers;

•	Dow and DuPont having reasonably determined that each of the Dow merger and DuPont merger and the related transactions do not constitute an acquisition of a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in Dow or DuPont, as determined under the principles of Section 355(e) of the Code and the Treasury regulations promulgated thereunder;

•	the representation and warranty of the other party relating to the absence of a material adverse effect since September 30, 2015 being true and correct as of the closing date;

•	certain representations and warranties of the other party relating to organization, standing, corporate power, authority, capital structure and inapplicability of state antitakeover statutes being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

•	each other representation and warranty of the other party (without giving effect to any limitation as to materiality, material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the closing date (except to the extent such representations and warranties relate to a specific date or as of the date of the original merger agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the conditions in the four preceding bullet points have been satisfied;

•	with respect to Dow, Dow’s receipt of an opinion from Weil to the effect that the Dow merger and the DuPont merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code; and

•	with respect to DuPont, DuPont’s receipt of an opinion from Skadden to the effect that the DuPont and the Dow merger will each qualify as a “reorganization” within the meaning of Section 368(a) the Code or, alternatively, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of requisite stockholder approval, under the following circumstances:

•	by mutual written consent of Dow and DuPont; or

•	by either Dow or DuPont:

•	if the mergers are not consummated by March 15, 2017, which we refer to as the outside date (except that if the closing shall not have occurred by such date and all conditions have been satisfied or waived (other than the antitrust conditions and those that by their terms are to be fulfilled at closing) then either Dow or DuPont may elect to extend such date to June 15, 2017); provided that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the mergers to be consummated by such time;

•	if the approval of the DuPont merger proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened DuPont stockholders meeting or any adjournment or postponement thereof;

•	if the approval of the Dow merger proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened Dow stockholders meeting or any adjournment or postponement thereof;

•	if any legal restraint is in effect in the United States, European Union, China, Brazil, Canada or other jurisdiction as mutually agreed by Dow and DuPont, preventing the consummation of the mergers, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the mergers pursuant to the terms of the merger agreement has denied approval of the Dow merger or the DuPont merger and such denial has become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this provision must have used reasonable best efforts to prevent the entry of and to remove such legal restraint or to obtain such regulatory approval, as the case may be; or

•	if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the mergers and (ii) is incapable of being cured by such party or is not cured within 30 days after receiving written notice; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

In addition, the merger agreement may be terminated by Dow or DuPont, at any time prior to the other party’s special meeting, if a “triggering event” shall have occurred. For purposes of the termination provisions of the merger agreement, a “triggering event” shall be deemed to have occurred for either party if (i) the board of the other party shall have effected a board recommendation change, as described in the section entitled “—Changes in Board Recommendations” beginning on page 161, (ii) the other party shall have failed to include in this joint proxy statement the recommendation of its board, (iii) the board of the other party fails to reaffirm unanimously and publicly its recommendation of the merger agreement and the applicable merger within 5 business days after requested by the first party, (iv) a tender or exchange offer relating to the other party’s shares of common stock shall have been commenced and such party shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer (or, if earlier, prior to its stockholder meeting), a statement rejecting such tender or exchange offer and reaffirming its recommendation of the applicable merger, (v) an alternative transaction with respect to the other party is publicly announced and such party fails to issue a press release that reaffirms unanimously its recommendation of the merger agreement and the applicable merger within 5 business days after such alternative transaction is publicly announced, or (vi) the other party or its representatives shall have breached the non-solicitation provisions of the merger agreement in any material respect.

If the merger agreement is terminated, the agreement will become void, without liability or obligation on the part of any of the parties, except in the case of willful breach of the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, confidentiality, governing law, jurisdiction and specific performance, as well as the confidentiality agreement entered into between Dow and DuPont and certain other provisions of the merger agreement will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Generally, each party is required to pay all fees and expenses incurred by it in connection with the mergers and the other transactions and agreements contemplated by the merger agreement, except that each of Dow and DuPont will bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by Dow and DuPont in connection with (i) the filing, printing and mailing of this form S-4 and this joint proxy statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees). However, upon a termination of the merger agreement, a party will become obligated to pay to the other party, a termination fee, in the following circumstances:

DuPont will be obligated to pay a termination fee of $1.9 billion to Dow if:

•	the merger agreement is terminated by Dow upon the occurrence of a triggering event (as defined in the section entitled “—Termination of the Merger Agreement” beginning on page 166) at any time prior to the DuPont stockholders meeting;

•	all of the following circumstances occur:

•	the merger agreement is terminated:

•	(i) by Dow or DuPont for the DuPont stockholders having failed to approve the DuPont merger proposal or (ii) by Dow for DuPont having breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the applicable condition to consummate the mergers and (B) is incapable of being cured by DuPont or is not cured within 30 days after receiving written notice; provided that Dow is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and at or prior to (x) the DuPont stockholders meeting in the case of the preceding clause (i) or (y) the time of such breach by DuPont in the case of the preceding clause (ii), there shall have been publicly made directly to the DuPont stockholders generally or shall otherwise have become known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute an alternative transaction (except that all references in the definition of alternative transaction to “20%” shall be deemed replaced with “50%”), which we refer to as a DuPont qualifying transaction, which shall not have been withdrawn on or prior to (a) the DuPont stockholders meeting, in the case of the preceding clause (i) or (b) the time of such breach in the case of the preceding clause (ii); or

•	by Dow or DuPont for the mergers not having been consummated by the outside date (as it may be extended) if the requisite approval of the Dow stockholders has been obtained at the Dow special meeting prior to such date and at or prior to the time of such termination there shall have been made to DuPont, or shall have been made directly to the DuPont stockholders generally or shall otherwise have become publicly known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute a DuPont qualifying transaction; and

•	if within 12 months of such termination:

•	DuPont or its subsidiaries enter into a definitive agreement with respect to a DuPont qualifying transaction; or

•	any DuPont qualifying transaction is consummated.

Dow will be obligated to pay a termination fee of $1.9 billion to DuPont if:

•	the merger agreement is terminated by DuPont upon the occurrence of a triggering event at any time prior to the Dow stockholders meeting;

•	all of the following circumstances occur:

•	the merger agreement is terminated:

•	(i) by Dow or DuPont for the Dow stockholders having failed to approve the Dow merger proposal or (ii) by DuPont for Dow having breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the applicable condition to consummate the mergers and (B) is incapable of being cured by Dow or is not cured within 30 days after receiving written notice; provided that DuPont is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and at or prior to (x) the Dow stockholders meeting in the case of the preceding clause (i) or (y) the time of such breach by Dow in the case of the preceding clause (ii), there shall have been publicly made directly to the Dow stockholders generally or shall otherwise have become known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute an alternative transaction (except that all references in the definition of alternative transaction to “20%” shall be deemed replaced with “50%”), which we refer to as a Dow qualifying transaction, which shall not have been withdrawn on or prior to (a) the Dow stockholders meeting, in the case of the preceding clause (i) or (b) time of such breach in the case of the preceding clause (ii); or

•	by Dow or DuPont for the mergers not having been consummated by the outside date (as it may be extended) if the requisite approval of the DuPont stockholders has been obtained at the DuPont special meeting prior to such date and at or prior to the time of such termination there shall have been made to Dow, or shall have been made directly to the Dow stockholders generally or shall otherwise have become publicly known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute a Dow qualifying transaction; and

•	if within 12 months of such termination:

•	Dow or its subsidiaries enter into a definitive agreement with respect to a Dow qualifying transaction; or

•	any Dow qualifying transaction is consummated.

The merger agreement also provides that in the event that any termination fee is paid in accordance with the foregoing, such payment shall be the sole and exclusive remedy of such party and its representatives and affiliates (other than in the case of a willful breach of the merger agreement by the other party).

Amendments, Extensions and Waivers

Amendment. Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after receipt of the requisite stockholder approvals; provided that (i) after such stockholder approvals have been received, there may not be, without further approval of the Dow stockholders or DuPont stockholders, as applicable, any amendment that changes the amount or the form of the consideration to be delivered to Dow stockholders or DuPont stockholders or that by law otherwise expressly requires the further approval of the Dow stockholders or DuPont stockholders, as the case may be, and (ii) except as provided in clause (i), no amendment of the merger agreement may be submitted to be approved by the Dow stockholders or DuPont stockholders.

Extension; Waiver. At any time prior to the effective time, a party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party, (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than the parties and, as described in the section entitled “—Indemnification, Exculpation and Insurance” beginning on page 163, the indemnified parties.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

IF YOU ARE A DOW STOCKHOLDER, THE DOW BOARD

RECOMMENDS THAT YOU VOTE “FOR” DOW PROPOSAL 1.

IF YOU ARE A DUPONT STOCKHOLDER, THE DUPONT BOARD

RECOMMENDS THAT YOU VOTE “FOR” DUPONT PROPOSAL 1.

DOW PROPOSAL 2 AND DUPONT PROPOSAL 2: POSSIBLE ADJOURNMENT TO

SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The Dow special meeting and the DuPont special meeting may each be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Dow merger proposal, in the case of the Dow special meeting, or the DuPont merger proposal, in the case of the DuPont special meeting. Neither the Dow board nor the DuPont board intends to propose adjournment of the applicable special meeting if there are sufficient votes to approve the Dow merger proposal or the DuPont merger proposal, as the case may be.

Dow and DuPont are asking you to authorize the holder of any proxy solicited by the Dow or DuPont board, as applicable, to vote in favor of any adjournment of its special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Dow merger proposal, in the case of the Dow special meeting, or the DuPont merger proposal, in the case of the DuPont special meeting.

Approval of the Dow adjournment proposal requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the Dow adjournment proposal. Approval of the DuPont adjournment proposal requires that the votes cast “FOR” the DuPont adjournment proposal exceed the votes cast “AGAINST.”

If you are a Dow stockholder and fail to vote, fail to instruct your broker or nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the Dow adjournment proposal, assuming a quorum is present.

If you are a DuPont stockholder and fail to vote, fail to instruct your broker or nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the DuPont adjournment proposal, assuming a quorum is present.

IF YOU ARE A DOW STOCKHOLDER, THE DOW BOARD

RECOMMENDS THAT YOU VOTE “FOR” DOW PROPOSAL 2.

IF YOU ARE A DUPONT STOCKHOLDER, THE DUPONT BOARD

RECOMMENDS THAT YOU VOTE “FOR” DUPONT PROPOSAL 2.

DOW PROPOSAL 3 AND DUPONT PROPOSAL 3: ADVISORY (NON-BINDING)

VOTE ON COMPENSATION

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, each of Dow and DuPont is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to its named executive officers in connection with the completion of the mergers.

If you are a Dow stockholder, the Dow compensation proposal gives you the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to Dow’s named executive officers in connection with the mergers. The compensation relating to the Dow compensation proposal is summarized in the table in the section entitled “—The Adoption of the Merger Agreement—Interests of Dow Directors and Executive Officers in the Mergers—Merger Related Compensation-Dow” beginning on page 131, including the footnotes to the table and the related narrative. The Dow board encourages you to review carefully the named executive officer merger-related compensation information with respect to Dow’s named executive officers disclosed in this joint proxy statement/prospectus.

The Dow board unanimously recommends that Dow stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of The Dow Chemical Company in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “—The Adoption of the Merger Agreement—Interests of Dow Directors and Executive Officers in the Mergers—Merger Related Compensation-Dow,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

If you are a DuPont stockholder, the DuPont compensation proposal gives you the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to DuPont’s named executive officers in connection with the mergers. The compensation relating to the DuPont compensation proposal is summarized in the table in the section entitled “—The Adoption of the Merger Agreement—Interests of DuPont Directors and Executive Officers in the Mergers—Merger Related Compensation-DuPont” beginning on page 138, including the footnotes to the table and the related narrative. The DuPont board encourages you to review carefully the named executive officer merger-related compensation information with respect to DuPont’s named executive officers disclosed in this joint proxy statement/prospectus.

The DuPont board unanimously recommends that DuPont stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of E. I. du Pont de Nemours and Company in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “—The Adoption of the Merger Agreement—Interests of DuPont Directors and Executive Officers in the Mergers—Merger Related Compensation-DuPont,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Dow compensation proposal is a vote separate and apart from the vote on the Dow merger proposal and the vote on the DuPont compensation proposal is a vote separate and apart from the vote on the DuPont merger proposal. Accordingly, a Dow stockholder may vote to approve the Dow merger proposal and vote not to approve the Dow compensation proposal, and vice versa, and a DuPont stockholder may vote to approve the DuPont merger proposal and vote not to approve the DuPont compensation proposal, and vice versa. Because the votes on the Dow compensation proposal and the DuPont compensation proposal are advisory only, the outcomes of such votes will not be binding on Dow, DuPont or DowDuPont. Accordingly, if the merger agreement is adopted by the Dow stockholders and the DuPont stockholders and the mergers are completed, the compensation with respect to the named executive officers of Dow and DuPont will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on either the Dow compensation proposal or the DuPont compensation proposal.

Approval of the Dow compensation proposal requires the affirmative vote of Dow stockholders present, in person or represented by proxy, and entitled to vote at the Dow special meeting representing a majority of the votes actually cast on the Dow compensation proposal. Approval of the DuPont compensation proposal requires that the votes cast “FOR” exceed the votes cast “AGAINST” the DuPont compensation proposal.

If you are a Dow stockholder and fail to vote, fail to instruct your broker or nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the Dow compensation proposal, assuming a quorum is present.

If you are a DuPont stockholder and fail to vote, fail to instruct your broker or nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the DuPont compensation proposal, assuming a quorum is present.

IF YOU ARE A DOW STOCKHOLDER, THE DOW BOARD RECOMMENDS THAT YOU VOTE “FOR” DOW PROPOSAL 3.

IF YOU ARE A DUPONT STOCKHOLDER, THE DUPONT BOARD RECOMMENDS THAT YOU VOTE “FOR” DUPONT PROPOSAL 3.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements, which we refer to as the pro forma financial statements, present the combination of the historical consolidated financial statements of Dow and DuPont, adjusted to give effect to the mergers.

The unaudited pro forma condensed combined balance sheet, which we refer to as the pro forma balance sheet, combines the unaudited historical condensed consolidated balance sheets of Dow and DuPont as of March 31, 2016, giving effect to the mergers as if they had been consummated on March 31, 2016.

The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2015 combines the Dow and DuPont audited consolidated statements of income for the fiscal year ended December 31, 2015, giving effect to the mergers as if they had been consummated on January 1, 2015 and the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2016 combines the Dow and DuPont unaudited consolidated statements of income for the three months ended March 31, 2016, giving effect to the mergers as if they had been consummated on January 1, 2015. We refer to these unaudited pro forma condensed combined statements of income, collectively, as the pro forma statements of income.

The historical consolidated financial information of Dow and DuPont has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Dow and DuPont for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•	Separate historical financial statements of Dow as of and for the fiscal year ended December 31, 2015 and the related notes included in Dow’s Annual Report on Form 10-K for the year ended December 31, 2015.

•	Separate historical financial statements of Dow as of and for the three months ended March 31, 2016 and the related notes included in Dow’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

•	Separate historical financial statements of DuPont as of and for the fiscal year ended December 31, 2015 and the related notes included in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2015.

•	Separate historical financial statements of DuPont as of and for the three months ended March 31, 2016 and the related notes included in DuPont’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the mergers been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between Dow and DuPont during the period presented in the pro forma financial statements have been eliminated as if Dow and DuPont were consolidated affiliates during the period.

The pro forma financial statements have been prepared using the acquisition method of accounting under existing U.S. GAAP, which requires that one of the two companies in the mergers be designated as the acquirer for accounting purposes. Based on the evidence available, Dow has been designated as the acquirer in the mergers for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Dow intends to complete the valuations and other studies upon completion of the mergers and will finalize the allocation of consideration as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year following the closing date of the mergers. The assets and liabilities of DuPont have been measured based on various preliminary estimates using assumptions that Dow believes are reasonable based on information that is currently available. In addition, the proposed mergers have not yet received all necessary approvals from governmental authorities. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding the information Dow and DuPont can share with each other prior to the closing. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

Upon completion of the mergers, Dow will perform a detailed review of DuPont’s accounting policies. As a result of that review, Dow may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Dow is not aware of any significant accounting policy differences.

The pro forma financial statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the mergers, or the costs to combine the operations of Dow and DuPont, or the costs necessary to achieve these cost or growth synergies.

The pro forma financial statements do not reflect any intended business separation transactions. While pro forma financial statements must give effect to the mergers, Rule 11-02(b)(6) of Regulation S-X requires adjustments which give effect to events that are “…factually supportable.” No determination has been made by the DowDuPont board, which has yet to be constituted, as to the form or structure or the timing of any such potential intended business separation transaction. The material facts, terms and conditions of any potential intended business separation transaction will not be determined by the DowDuPont board until following the completion of the mergers. A determination to proceed with any or all of the intended business separation transactions will only be made by the DowDuPont board after the consummation of the mergers. Due to the uncertainties described above, management has determined the intended business separation transactions discussed elsewhere in this joint proxy statement/prospectus are not probable, as that term is used in Article 11 of Regulation S-X, and any related pro forma adjustments are not factually supportable.

DOWDUPONT

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

(In millions)

	Historical					DowDuPont Pro Forma Condensed Combined
	Dow	DuPont	Reclass (Note 3)	Pro Forma Adjustments	Note 6 Reference(s)
Assets
Current assets
Cash and cash equivalents	$6,610	$4,166	$—	$(1,041)	K / L	$9,735
Marketable securities	—	623	(623)	—		—
Accounts and notes receivable, net	—	6,917	(6,917)	—		—
Trade accounts and notes receivable, net	4,491	—	5,938	(35)	J	10,394
Other accounts and notes receivable	4,270	—	979	—		5,249
Inventories	7,298	5,482	—	2,918	B	15,698
Prepaid expenses	—	677	(677)	—		—
Other current assets	665	—	1,300	—		1,965

Total current assets	23,334	17,865	—	1,842		43,041

Noncurrent assets
Investment in nonconsolidated affiliates	4,197	689	—	—		4,886
Other investments	2,939	—	71	—		3,010
Noncurrent receivables	572	—	—	—		572
Net property	18,420	9,649	—	4,210	C	32,279
Goodwill	12,214	4,256	—	28,103	I	44,573
Other intangible assets, net	3,591	4,071	—	19,529	D	27,191
Deferred income tax assets—noncurrent	2,537	4,142	—	—		6,679
Deferred charges and other assets	636	1,129	(71)	(195)	E	1,499

Total noncurrent assets	45,106	23,936	—	51,647		120,689

Total assets	$68,440	$41,801	$—	$53,489		$163,730

Liabilities and Equity
Current liabilities
Notes payable	$491	$—	$857	$—		$1,348
Short-term borrowings and capital lease obligations	—	1,625	(1,625)	—		—
Long-term debt due within one year	256	—	768	17	G	1,041
Accounts payable	6,053	2,773	139	(35)	J	8,930
Income taxes payable	312	171	—	—		483
Accrued and other current liabilities	4,570	4,386	(139)	(170)	F / K / M	8,647

Total current liabilities	11,682	8,955	—	(188)		20,449

Noncurrent liabilities
Long-term debt	16,229	8,126	—	542	G	24,897
Other liabilities	—	13,700	(13,700)	—		—
Deferred income taxes	575	422	—	6,652	H	7,649
Noncurrent pension and other postretirement benefits	8,752	—	12,116	(740)	K	20,128
Other noncurrent obligations	4,768	—	1,584	—		6,352

Total noncurrent liabilities	30,324	22,248	—	6,454		59,026

Stockholders’ equity
Preferred stock, series A	4,000	—	—	—	N	4,000
Preferred stock	—	237	—	(237)	N	—
Common stock	3,107	288	—	(3,373)	N	22
Additional paid-in capital	4,809	11,140	—	43,898	N	59,847
Retained earnings	28,074	15,400	—	(16,185)	K / L / M / N	27,289
Accumulated other comprehensive loss	(8,262)	(9,951)	—	10,296	K / N	(7,917)
Unearned ESOP shares	(264)	—	—	—		(264)
Treasury stock at cost	(5,865)	(6,727)	—	12,592	N	—

Total stockholders’ equity	25,599	10,387	—	46,991		82,977
Noncontrolling interests	835	211	—	232	A / N	1,278

Total equity	26,434	10,598	—	47,223		84,255

Total liabilities and equity	$68,440	$41,801	$—	$53,489		$163,730

DOWDUPONT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2016

(In millions, except per share amounts)

	Historical
	Dow	DuPont	Reclass (Note 3)	Pro Forma Adjustments	Note 7 Reference(s)	DowDuPont Pro Forma Condensed Combined
Net sales	$10,703	$7,405	$57	$(63)	A	$18,102
Cost of sales	7,951	4,242	37	(53)	A / C	12,177
Other operating charges	—	185	(185)	—		—
Research and development expenses	361	418	(10)	2	C	771
Selling, general and administrative expenses	742	1,128	36	(51)	B / C	1,855
Other income, net	—	372	(372)	—		—
Amortization of intangibles	103	—	122	160	D	385
Restructuring charges	(2)	77	—	—		75
Equity in earnings of nonconsolidated affiliates	39	—	10	—		49
Sundry income (expense) - net	(1,241)	—	289	—		(952)
Interest income	20	—	16	—		36
Interest expense and amortization of debt discount	201	92	—	19	E	312

Income from continuing operations before income taxes	165	1,635	—	(140)		1,660
Provision (Credit) for income taxes on continuing operations	(110)	406	—	(35)	F	261

Net income from continuing operations	275	1,229	—	(105)		1,399
Net income attributable to noncontrolling interests	21	6	—	2	G	29

Net income attributable to DowDuPont	254	1,223	—	(107)		1,370
Preferred stock dividends	85	2	—	(2)	G	85

Net Income Available for DowDuPont Common Stockholders	$169	$1,221	$—	$(105)		$1,285

Per common share data (Note 8):
Earnings per common share – basic	$0.15					$0.57
Earnings per common share – diluted	$0.15					$0.57

Weighted-average common shares outstanding - basic	1,102.9					2,246.6
Weighted-average common shares outstanding - diluted	1,117.3					2,265.2

DOWDUPONT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

(In millions, except per share amounts)

	Historical					DowDuPont Pro Forma Condensed Combined
	Dow	DuPont	Reclass (Note 3)	Pro Forma Adjustments	Note 7 Reference(s)
Net sales	$48,778	$25,130	$138	$(210)	A	$73,836
Cost of sales	37,836	15,112	92	(187)	A / C	52,853
Other operating charges	—	459	(459)	—		—
Research and development expenses	1,598	1,898	(39)	5	C	3,462
Selling, general and administrative expenses	2,971	4,615	46	(22)	B / C	7,610
Other income, net	—	697	(697)	—		—
Amortization of intangibles	419	—	360	766	D	1,545
Restructuring charges	415	810	—	—		1,225
Equity in earnings of nonconsolidated affiliates	674	—	49	—		723
Sundry income (expense)—net	4,592	—	381	—		4,973
Interest income	71	—	129	—		200
Interest expense and amortization of debt discount	946	342	—	78	E	1,366

Income from continuing operations before income taxes	9,930	2,591	—	(850)		11,671
Provision for income taxes on continuing operations	2,147	696	—	(212)	F	2,631

Net income from continuing operations	7,783	1,895	—	(638)		9,040
Net income attributable to noncontrolling interests	98	6	—	10	G	114

Net income attributable to DowDuPont	7,685	1,889	—	(648)		8,926
Preferred stock dividends	340	10	—	(10)	G	340

Net Income Available for DowDuPont Common Stockholders	$7,345	$1,879	$—	$(638)		$8,586

Per common share data (Note 8):
Earnings per common share—basic	$6.45					$3.80
Earnings per common share—diluted	$6.15					$3.76
Weighted-average common shares outstanding—basic	1,130.1					2,246.6
Weighted-average common shares outstanding—diluted	1,241.4					2,362.1

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of the Transaction

Dow and DuPont have agreed to the strategic combination of Dow and DuPont under the terms of a merger agreement that is described in this joint proxy statement/prospectus. Subject to the terms and conditions of the merger agreement, (i) Dow Merger Sub, a Delaware corporation that was formed on December 9, 2015 as a wholly owned subsidiary of DowDuPont, will be merged with and into Dow, with Dow surviving as a subsidiary of DowDuPont, which we refer to as the Dow merger, and (ii) DuPont Merger Sub, a Delaware corporation that was formed on December 9, 2015 as a wholly owned subsidiary of DowDuPont, will be merged with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont, which we refer to as the DuPont merger and, together with the Dow merger, which we refer to as the mergers. As a result of the mergers, among other things, (a) DowDuPont will become the ultimate parent of Dow, DuPont and their respective subsidiaries and (b) existing Dow stockholders and DuPont stockholders will receive DowDuPont common stock, in accordance with the terms of the merger agreement and as described further in this joint proxy statement/prospectus. In addition, holders of Dow Series A preferred stock outstanding immediately prior to the effective time will receive shares of DowDuPont Series A preferred stock and holders of DuPont preferred stock outstanding immediately prior to the effective time will continue to hold their shares of DuPont preferred stock, each in accordance with the terms of the merger agreement and as described further in this joint proxy statement/prospectus.

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of Dow common stock issued and outstanding immediately prior to the effective time (excluding any shares of Dow common stock that are held in treasury) will be converted into the right to receive one share of DowDuPont common stock and each share of Dow Series A preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of DowDuPont Series A preferred stock that, by its terms, will be convertible into DowDuPont common stock.

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of DuPont common stock issued and outstanding immediately prior to the effective time (excluding any shares of DuPont common stock that are held in treasury) will be converted into the right to receive 1.2820 shares of DowDuPont common stock, with cash in lieu of any fractional shares of DowDuPont common stock, which we refer to as the preliminary consideration, and, unless DuPont elects to redeem the DuPont preferred stock prior to the effective time, each share of DuPont preferred stock issued and outstanding immediately prior to the effective time shall remain issued and outstanding and be unaffected by the DuPont merger.

The equity-based awards for each company, whether vested or unvested, that are outstanding immediately prior to the effective time will convert into a DowDuPont award in accordance with the terms set forth in the merger agreement. For more information on the conversion of equity-based awards for Dow and DuPont, refer to “—The Adoption of the Merger Agreement—Interests of Dow Directors and Executive Officers in the Mergers” and “—The Adoption of the Merger Agreement—Interests of DuPont Directors and Executive Officers in the Mergers” in this joint proxy statement/prospectus.

Completion of the mergers is subject to regulatory approvals and clearances, and approval by Dow stockholders and DuPont stockholders. As of the date of this joint proxy statement/prospectus, the mergers are expected to be completed during the second half of 2016.

Note 2. Basis of Pro Forma Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting in accordance with ASC 805, and are based on the audited historical financial information of Dow and DuPont. The audited historical consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the consolidated results.

U.S. GAAP requires that one of the two companies in the mergers be designated as the acquirer for accounting purposes based on the evidence available. In identifying Dow as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Dow is the acquirer for accounting purposes; rather, all factors were considered in arriving at the conclusion. Under ASC 805, Dow, as the accounting acquirer, will account for the transaction by using Dow historical information and accounting policies and adding the assets and liabilities of DuPont as of the closing date at their respective fair values.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates and analyses. Since these pro forma financial statements have been prepared based on preliminary estimates of consideration and fair values attributable to the merger, the actual amounts eventually recorded for the merger, including goodwill, may differ materially from the information presented.

The initial allocation of the preliminary consideration in these pro forma financial statements is based upon an estimated preliminary consideration of approximately $57,818 million. This amount is based on approximately 1,121.8 million shares of common stock that DowDuPont would expect to issue to holders of DuPont common stock in connection with the merger, based on the number of shares of DuPont common stock outstanding as of April 29, 2016 and the DuPont exchange ratio of 1.2820 provided in the merger agreement. The preliminary consideration has been prepared based on the share price of Dow common stock on May 10, 2016 (the latest practicable date prior to the date of this document), equal to $51.54 per share. The actual number of shares of DowDuPont common stock issued to holders of DuPont common stock will be based upon the actual number of DuPont shares issued and outstanding immediately prior to the effective time. No additional consideration is expected for equity-based awards as all awards will be converted on like terms. The merger agreement does not contain any provision that would adjust the exchange ratio based on the fluctuations in the market value of either the Dow common stock or DuPont common stock. As a result, the implied value of the merger consideration to the Dow stockholders and DuPont stockholders will fluctuate between now and the closing date of the mergers.

One-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing are not included in the pro forma statements of income. However, the impact of such transaction expenses is reflected in the pro forma balance sheet as a decrease to retained earnings and an increase to accrued and other current liabilities.

Further, the pro forma financial statements do not reflect the following items:

•	Restructuring or integration activities that have yet to be determined or other costs following the merger that may be incurred to achieve cost or growth synergies of the combined company. It is expected that DowDuPont would incur one-time costs between $3.5 and $4.1 billion for the following: employee related costs and severance, information technology, supply chain and manufacturing, contract modifications, and relocation of various facilities. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made;

•	Future acquisitions and disposals not yet known or probable, including those that may be required by regulatory and governmental authorities in connection with the mergers;

•	Due to country-specific change-in-control requirements, certain historical net operating loss carryforwards up to $2,377 million may not be fully realized as a result of the mergers and valuation allowances and purchase accounting adjustments up to $487 million may be required. Given the timeframe since entry into the merger agreement, it is not practicable to have completed the impact assessment at this time and accordingly, a pro forma adjustment to the corresponding deferred tax assets has not been reflected in the pro forma balance sheet; and

•	Under a trust agreement adopted in 2013, DuPont is required to fund the Rabbi Trust for cash obligations under certain nonqualified benefit and severance plans in the event of a change in control. The currently estimated funding requirement as of the effective time is between $550 million and $750 million. However, up to but not including the effective time, DuPont retains the unilateral right to reduce the Rabbi Trust funding requirement through amendments to the Rabbi Trust. DuPont’s decision to reduce the funding requirement will consider, among other factors, the actual amount, when determinable, of the obligation subject to the funding requirement, expected ability to meet the plan cash obligations as they come due, and other anticipated cash requirements at the effective time. The funding requirement is expected to be met through cash from operations and access to capital markets. As a result of the high level of uncertainty with regards to the actual amount of the Rabbi Trust funding requirements as of the effective time, the funding of the Rabbi Trust has not been reflected as an adjustment to the unaudited pro forma balance sheet.

The pro forma statement of income for the fiscal year ended December 31, 2015 combines the audited historical consolidated statements of income of Dow and DuPont for the fiscal year ended December 31, 2015, giving effect to the mergers as if they had been consummated on January 1, 2015, and the pro forma statement of income for the three months ended March 31, 2016 combines the unaudited historical consolidated statements of income of Dow and DuPont for the three months ended March 31, 2016, giving effect to the mergers as if they had been consummated on January 1, 2015.

The pro forma balance sheet combines the unaudited historical consolidated balance sheets of Dow and DuPont as of March 31, 2016, giving effect to the mergers as if they had been consummated on March 31, 2016.

Note 3. Reclassifications

Balance Sheet Reclassifications: The table below summarizes certain reclassifications made to the DuPont historical balance sheet to conform to Dow’s presentation (in millions):

	Balance Sheet Reclassification Adjustments
DuPont accounts and notes receivable, net (as reported)	$6,917
Trade accounts and notes receivable, net		$5,938
Other accounts and notes receivable, net		979

Total		$6,917

DuPont marketable securities (as reported)	$623
DuPont prepaid expenses (as reported)	677
Deferred income tax assets and other current assets		$1,300

Total	$1,300

DuPont short-term borrowings and capital lease obligations (as reported)	$1,625
Notes payable		$857
Long-term debt due within one year		768

Total		$1,625

DuPont other liabilities (as reported)	$13,700
Noncurrent pension and other postretirement benefits		$12,116
Other noncurrent obligations		1,584

Total		$13,700

In addition:

•	Investments in debt and equity securities of $71 million were reclassified from DuPont’s as reported deferred charges and other assets to other investments.

•	Derivative liabilities of $139 million were reclassified from DuPont’s as reported accrued and other current liabilities to accounts payable.

Income Statement Reclassifications: The table below summarizes certain reclassifications made to the DuPont historical statements of income to conform to Dow’s presentation (in millions):

	Three Months Ended March 31, 2016		Year Ended December 31, 2015
DuPont other income, net (as reported)	$372		$697
Net sales		$57		$138
Sundry income (expense)—net		289		381
Interest income		16		129
Equity in earnings of nonconsolidated affiliates		10		49

Total		$372		$697

DuPont other operating charges (as reported)	$185		$459
Cost of sales		$112		$264
Selling, general and administrative expenses		57		129
Amortization of intangibles		16		66

Total		$185		$459

DuPont Amortization of Intangibles:
In cost of goods sold (as reported)	$75		$172
In selling, general and administrative expenses (as reported)	21		83
In research and development expense (as reported)	10		39
Amortization of intangibles		$106		$294

Total	$106		$294

Note 4. Preliminary Consideration

The preliminary consideration is calculated as follows (amounts in millions except exchange ratio and share price):

DuPont common shares outstanding as of April 29, 2016	875.0
DuPont exchange ratio	1.2820

DowDuPont common shares issued in exchange		1,121.8
Dow closing share price on May 10, 2016		$51.54

Preliminary consideration		$57,818

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the DuPont stockholders when the merger is completed. In accordance with U.S. GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the mergers at the then-current market price per share of Dow common stock. This requirement will likely result in a difference from the $51.54 per share on May 10, 2016, assumed in the calculation, and that difference may be material. For example, an increase or decrease of 30% in the price of Dow’s common stock on the closing date of the mergers from the price of Dow common stock assumed in these pro forma financial statements would change the value of the preliminary consideration by approximately $17,345 million, which would be reflected as a corresponding increase or decrease to goodwill. Based on historical volatility, a 30% change in Dow common share price is reasonably possible during the period between the date of this joint proxy statement/prospectus and the expected closing date of the mergers.

Note 5. Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

The table below represents an initial allocation of the preliminary consideration to DuPont’s tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of March 31, 2016 (in millions):

	DuPont as Reclassed	Fair Value Adjustment	Fair Value	Goodwill Calculation	Note Reference
Preliminary consideration			$57,818		4
Noncontrolling interests(i)	$211	$—	$211
Preferred shares unaffected by the merger	237	(5)	232		6(A)

Noncontrolling interests and preferred shares	$448	$(5)	$443

Total				$58,261
Inventories	$5,482	$2,918	$8,400		6(B)
Net property	9,649	4,210	13,859		6(C)
Other intangible assets, net	4,071	19,529	23,600		6(D)
Deferred charges and other assets	1,058	(195)	863		6(E)
All other assets (excluding goodwill)(i)	17,285	—	17,285

Total assets (excluding goodwill)	$37,545	$26,462	$64,007

Accrued and other current liabilities	$4,247	$(309)	$3,938		6(F)
Long-term debt due within one year	768	17	785		6(G)
Long-term debt	8,126	542	8,668		6(G)
Deferred income tax liabilities—noncurrent	422	6,652	7,074		6(H)
All other liabilities(i)	17,640	—	17,640

Total liabilities	$31,203	$6,902	$38,105

Fair value of net assets (excluding goodwill)				$25,902

DowDuPont goodwill attributable to DuPont				$32,359	6(I)

(i)	Management determined the carrying values approximated fair value

Note 6. Adjustments to Pro Forma Balance Sheet

Explanations of the adjustments to the pro forma balance sheet are as follows:

A.	Represents the market value of the DuPont preferred stock as of May 10, 2016. This preferred stock is unaffected by the mergers and is therefore reflected in noncontrolling interests on the pro forma balance sheet.

B.	Represents the preliminary fair value of inventories, which considers replacement cost for materials and net realizable value for work-in-process and finished goods. DowDuPont will recognize the increased value of inventory in cost of sales as the inventory is sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the mergers. As there is no continuing impact of the fair value adjustment to inventory on DowDuPont’s results, it has not been reflected in the pro forma statement of income.

C.	Represents the preliminary fair value and resulting adjustment to net property. The preliminary amounts assigned to net property and estimated weighted average useful lives are as follows (in millions, except where indicated):

	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Land	$616	Indefinite
Buildings and improvements	4,050	25
Other real property	247	9
Personal property	7,141	9
Other depreciable assets	438	12
Construction in process	1,367	N/A

Total fair value of DuPont net property	$13,859
Less: DuPont’s historical net property	9,649

Pro forma adjustment	$4,210

D.	Represents the preliminary fair value and resulting adjustment to other intangible assets. The preliminary amounts assigned to other intangible assets and estimated weighted average useful lives are as follows (in millions, except where indicated):

	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Indefinite-lived trade names / trademarks	$3,242	Indefinite
Definite-lived trade names / trademarks	858	15
Developed technology	10,150	16
Customer relationships	9,350	23

Total fair value of DuPont other intangible assets	$23,600
Less: DuPont’s historical other intangible assets	4,071

Pro forma adjustment	$19,529

E.	Represents the elimination of deferred planned major maintenance activities as a result of the preliminary fair value adjustment to net property.

F.	Represents the preliminary adjustment of $309 million to reduce DuPont’s deferred revenue to fair value.

G.	Represents the adjustment to record DuPont’s long-term debt at fair value as of March 31, 2016, which is reflected in long-term debt due within one year ($17 million) and long-term debt ($542 million). These adjustments are net of the elimination of deferred financing costs.

H.	Represents the preliminary adjustment to deferred tax liabilities of $6,652 million (primarily associated with the fair value adjustments for net property, inventories, and other intangible assets) using a blended statutory tax rate of approximately 25%, which was determined using the weighted average of the enacted tax rates and related calculated enterprise values for operating entities in the 50 countries in which DuPont’s most significant operations are located. Management believes the blended statutory income tax rate resulting from this calculation provides a reasonable basis for the pro forma adjustments.

I.	Represents the excess of the preliminary consideration over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. Goodwill is not expected to be deductible for income tax purposes.

J.	Represents the elimination of accounts receivable and accounts payable resulting from transactions between Dow and DuPont.

K.	Represents the estimated cash payments to settle lump-sum payouts attributable to change in control provisions within Dow’s ESRP ($925 million) and Elective Deferral Plan ($90 million). For Dow’s ESRP, the short-term portion of the pension liability within accrued and other current liabilities ($40 million), the long-term portion of the pension liability ($740 million), and related accumulated other comprehensive loss ($345 million) were eliminated. The net effect of these adjustments resulted in a $580 million decrease to retained earnings.

L.	Represents the estimated cash payments to settle severance of $26 million attributable to change in control provisions within certain employee agreements.

M.	Represents one-time transaction-related expenses of $179 million anticipated to be incurred prior to, or concurrent with, the closing.

N.	The following table summarizes the pro forma adjustments impacting equity (amounts in millions):

	Adjustments to Historical Equity	New Equity Structure	Other Items	Pro Forma Adjustments
Preferred stock	$(237)	$—	$—	$(237)
Common stock	(288)	(3,085)	—	(3,373)
Additional paid-in-capital	(11,140)	55,038	—	43,898
Retained earnings	(15,400)	—	(785)	(16,185)
Accumulated other comprehensive loss	9,951	—	345	10,296
Treasury stock at cost	6,727	5,865	—	12,592

Total stockholders’ equity	$(10,387)	$57,818	$(440)	$46,991
Noncontrolling interests	232	—	—	232

Total equity	$(10,155)	$57,818	$(440)	$47,223

Adjustments to Historical Equity: Represents the elimination of DuPont’s historical stockholders’ equity and the market value of the DuPont preferred stock reflected as noncontrolling interests in the combined company.

New Equity Structure: Represents (i) the allocation of the preliminary consideration of $57,818 million to common stock at the DowDuPont par value of $0.01 per share ($11 million) and additional paid-in-capital ($57,807 million), (ii) the adjustment to Dow’s historical common stock for the DowDuPont par value of $0.01 per share with a corresponding increase to additional paid-in-capital ($3,096 million), and (iii) the elimination of Dow’s historical treasury stock at cost (as set forth in the merger agreement) as a decrease to additional paid-in-capital ($5,865 million).

Other Items: Represents the net impact of the nonrecurring transaction items to retained earnings and accumulated other comprehensive loss, which are discussed within Note 6 (K / L / M).

Note 7. Adjustments to Pro Forma Income Statements

Explanations of the adjustments to the pro forma income statements are as follows:

A.	Transactions between Dow and DuPont have been eliminated as if Dow and DuPont were consolidated affiliates for the period presented. Sales and cost of sales of $210 million in 2015 and $63 million in the first three months of 2016 have been eliminated from the pro forma statements of income.

B.	Represents the elimination of one-time transaction costs directly attributable to the merger of $29 million in 2015 and $54 million in the first three months of 2016.

C.	Represents estimated additional depreciation expense related to the preliminary fair value adjustment to net property. The table below is a summary of the information used to calculate the pro forma increase in depreciation expense. Amounts may not compute across individual lines of the table below; differences are due to rounding.

			Pro Forma Depreciation Expense
	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Land	$616	Indefinite	$—	$—
Buildings and improvements	4,050	25	41	162
Other real property	247	9	7	27
Personal property	7,141	9	196	788
Other depreciable assets	438	12	9	36
Construction in progress	1,367	N/A	—	—

Total	$13,859		$253	$1,013
Less: DuPont historical depreciation expense (i)			238	978

Total pro forma adjustment for depreciation			$15	$35

Pro forma adjustment allocated to:
Cost of sales			$10	$23
Research and development expenses			2	5
Selling, general and administrative expenses			3	7

Total			$15	$35

(i)	Excludes depreciation from discontinued operations related to Performance Chemicals for 2015

With other assumptions held constant, a 10% increase in the fair value adjustment for net property would increase annual pro forma depreciation expense by approximately $100 million. The net property fair values and estimated useful lives are subject to material revision following completion of the mergers.

D.	Estimated additional amortization expense of $766 million in 2015 and $160 million in the first three months of 2016 is reflected in amortization of intangibles. With other assumptions held constant, a 10% increase in the fair value adjustment for finite-lived intangible assets would increase annual pro forma amortization by approximately $113 million. The intangible asset fair values and estimated useful lives are subject to material revision following completion of the mergers.

E.	Represents estimated additional interest expense of $78 million in 2015 and $19 million in the first three months of 2016 related to the fair value adjustment to DuPont’s long-term debt.

F.	Represents the income tax effect of the pro forma adjustments related to the mergers calculated using a blended statutory income tax rate of 25.0%, inclusive of state taxes, which was determined using the weighted average of the enacted tax rates and related calculated enterprise values for operating entities in the 50 countries in which DuPont’s most significant operations are located. Management believes the blended statutory income tax rate resulting from this calculation provides a reasonable basis for the pro forma adjustments, however the effective tax rate of the combined company could be significantly different depending on the mix of activities.

G.	Represents the historical dividends for DuPont preferred stock reflected as noncontrolling interests in the combined company.

Note 8. DowDuPont Earnings Per Share Information (in millions except conversion ratios)

Net income for earnings per share calculations:

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Net income attributable to DowDuPont	$1,370	$8,926
Preferred stock dividends	(85)	(340)
Net income attributable to participating securities(i)	(3)	(51)

Net income attributable to DowDuPont common stockholders—basic	$1,282	$8,535

Preferred stock dividends	—	340

Net income attributable to DowDuPont common stockholders—diluted	$1,282	$8,875

(i)	Dow’s practice of paying dividend equivalents on unvested shares for its deferred stock awards is assumed to carry forward to the DowDuPont deferred stock awards for this calculation.

DowDuPont common shares outstanding—basic(ii):

Dow common shares outstanding—basic		1,124.8
DuPont common shares outstanding—basic	875.0
Conversion ratio as set forth in merger agreement	1.2820

DuPont converted common shares outstanding—basic		1,121.8

DowDuPont common shares outstanding—basic		2,246.6

DowDuPont common shares outstanding—diluted(ii):

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Dow common shares outstanding—basic	1,124.8	1,124.8
DuPont converted common shares outstanding—basic	1,121.8	1,121.8
Dilutive effect of DowDuPont equity-based awards	18.6	18.7
Dilutive effect of assumed conversion of DowDuPont preferred shares	—	96.8

DowDuPont common shares outstanding—diluted	2,265.2	2,362.1

(ii)	As both the Dow stockholders and the DuPont stockholders will exchange shares for DowDuPont common stock in connection with the mergers, the DowDuPont basic and diluted common share calculations are based on Dow and DuPont share counts as of April 29, 2016.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Dow common stock and DuPont common stock are traded on the NYSE under the symbols DOW and DD, respectively. The following table presents trading information for shares of Dow common stock and DuPont common stock on December 8, 2015, the last trading day before market speculation about the mergers occurred, December 10, 2015, the last trading day before the public announcement of the execution of the merger agreement, and May 10, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Dow Common Stock			DuPont Common Stock
Date	High	Low	Close	High	Low	Close
December 8, 2015	$51.92	$50.22	$50.90	$67.38	$66.20	$66.60
December 10, 2015	$56.58	$54.345	$54.91	$74.57	$71.76	$74.55
May 10, 2016	$51.70	$51.07	$51.54	$65.04	$64.19	$64.99

For illustrative purposes, the following table provides DuPont equivalent per share information on each of the specified dates. DuPont equivalent per share amounts are calculated by multiplying Dow per share amounts by the DuPont exchange ratio (which is 1.2820).

	Dow Common Stock			DuPont Common Stock
Date	High	Low	Close	High	Low	Close
December 8, 2015	$51.92	$50.22	$50.90	$66.56	$64.38	$65.25
December 10, 2015	$56.58	$54.345	$54.91	$72.54	$69.67	$70.39
May 10, 2016	$51.70	$51.07	$51.54	$66.28	$65.47	$66.07

Market Prices and Dividend Data

The following tables set forth the high and low sales prices of Dow common stock and DuPont common stock, each as reported in published financial sources, and the quarterly cash dividends declared per share of Dow common stock and DuPont common stock, for the calendar quarters indicated.

Dow Common Stock

	High	Low	Per Share Dividend Declared
Year Ending December 31, 2016
First Quarter	$52.23	$40.26	$0.46
Second Quarter (through May 10, 2016)	$53.98	$50.04	$0.46
Year Ending December 31, 2015
First Quarter	$50.22	$41.95	$0.42
Second Quarter	$53.77	$47.21	$0.42
Third Quarter	$53.20	$35.11	$0.42
Fourth Quarter	$57.10	$42.15	$0.46
Year Ending December 31, 2014
First Quarter	$50.96	$41.82	$0.37
Second Quarter	$53.35	$46.56	$0.37
Third Quarter	$54.97	$50.34	$0.37
Fourth Quarter	$53.80	$41.45	$0.42
Year Ending December 31, 2013
First Quarter	$34.83	$30.63	$0.32
Second Quarter	$36.00	$29.81	$0.32
Third Quarter	$41.08	$32.05	$0.32
Fourth Quarter	$44.99	$38.04	$0.32
Year Ending December 31, 2012
First Quarter	$36.00	$29.27	$0.25
Second Quarter	$36.08	$29.27	$0.32
Third Quarter	$32.48	$28.45	$0.32
Fourth Quarter	$32.95	$27.45	$0.32

Since 1912, Dow has generally maintained or increased the amount of its quarterly dividend, adjusted for stock splits, with the exception of the dividend declared on February 12, 2009. During this 104-year period, Dow has increased the amount of the quarterly dividend 52 times (approximately 13 percent of the time), reduced the dividend once and maintained the amount of the quarterly dividend approximately 87 percent of the time. Under the DGCL and Dow’s amended and restated certificate of incorporation, the Dow board has the authority to determine and declare any quarterly dividend and the quarterly dividend rate and the Dow board may change its dividend policy with respect to Dow common stock, including the frequency or amount of any dividend, in its sole discretion (subject to those restrictions contained in the merger agreement) in light of then-existing conditions.

DuPont Common Stock

	High	Low	Per Share Dividend Declared
Year Ending December 31, 2016
First Quarter	$65.70	$50.71	$0.38
Second Quarter (through May 10, 2016)	$67.82	$62.27	$0.38
Year Ending December 31, 2015
First Quarter	$80.65	$70.19	$0.47
Second Quarter	$75.80	$63.55	$0.49
Third Quarter	$61.93	$47.11	$0.38
Fourth Quarter	$75.72	$47.43	$0.38
Year Ending December 31, 2014
First Quarter	$67.95	$59.35	$0.45
Second Quarter	$69.75	$64.35	$0.45
Third Quarter	$72.92	$63.70	$0.47
Fourth Quarter	$75.82	$64.55	$0.47
Year Ending December 31, 2013
First Quarter	$50.20	$45.11	$0.43
Second Quarter	$57.25	$48.21	$0.45
Third Quarter	$60.86	$52.04	$0.45
Fourth Quarter	$65.00	$56.46	$0.45
Year Ending December 31, 2012
First Quarter	$53.95	$45.84	$0.41
Second Quarter	$53.98	$46.44	$0.43
Third Quarter	$52.33	$46.15	$0.43
Fourth Quarter	$50.96	$41.67	$0.43

DuPont stockholders are entitled to receive dividends when they are declared by the DuPont board. While it is not a guarantee of future conduct, DuPont has continuously paid a quarterly dividend since the fourth quarter 1904. The second quarter 2016 dividend is DuPont’s 447th consecutive dividend since its first dividend in the fourth quarter of 1904. Dividends on DuPont common stock and DuPont preferred stock are usually declared in January, April, July and October. When dividends on DuPont common stock are declared, they are usually paid mid-March, -June, -September and -December. DuPont preferred stock dividends are paid on or about the 25th of January, April, July and October.

DESCRIPTION OF DOWDUPONT CAPITAL STOCK

The following description of the material terms of the common stock and preferred stock of DowDuPont is not complete and is qualified in its entirety by reference to the DowDuPont charter and the DowDuPont bylaws, in each case that will be in effect as of the effective time. This description is subject to the detailed provisions of, and is qualified by reference to, the DowDuPont charter and the DowDuPont bylaws, the forms of which are attached as Annexes F and G, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference.

Authorized Capital Stock

The total number of shares of capital stock which DowDuPont shall have authority to issue is 5.25 billion shares. This authorized capital stock consists of 5 billion shares of common stock and 250 million shares of preferred stock, each having a par value of one cent ($0.01) per share.

Following completion of the mergers, we expect that there will be approximately 2,250 million shares of DowDuPont common stock outstanding and four million shares of DowDuPont Series A preferred stock outstanding based on the number of shares of DuPont common stock outstanding as of April 29, 2016 and the number of shares of Dow common stock and Dow Series A preferred stock outstanding as of March 31, 2016.

Common Stock

The shares of DowDuPont common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Each holder of a share of DowDuPont common stock will be entitled to one vote for each share upon all questions presented to the stockholders, and the common stock will have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the preferred stock). The DowDuPont stockholders will have no preemptive rights and no rights to convert their common stock into any other securities. There will also be no redemption or sinking fund provisions applicable to the DowDuPont common stock.

DowDuPont stockholders will be entitled to receive dividends as may be declared from time to time by the DowDuPont board out of funds legally available therefor. DowDuPont stockholders are entitled to share pro rata, upon any liquidation or dissolution of DowDuPont, in all remaining assets available for distribution to stockholders after payment or providing for DowDuPont’s liabilities and the liquidation preference of any outstanding DowDuPont preferred stock. The rights, preferences and privileges of the DowDuPont stockholders are subject to and may be adversely affected by the rights of holders of any series of DowDuPont preferred stock that DowDuPont may designate and issue at the effective time and in the future.

Prior to the consummation of the mergers, application will be made to list the DowDuPont common stock on the NYSE under the symbol “DWDP”.

Additional Classes or Series of Preferred Stock

Upon completion of the mergers, the DowDuPont charter will provide for the designation of four million shares of DowDuPont Series A preferred stock, which will have those designations, powers, preferences and rights, and the qualifications, limitations and restrictions as set forth in Exhibit A to the DowDuPont charter, and which are the rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole as are no less favorable than those of shares of Dow Series A preferred stock outstanding immediately prior to the effective time. See “—The Adoption of the Merger Agreement—Treatment of Dow Series A Preferred Stock” on page 149 for a description of the conversion of Dow Series A preferred stock for DowDuPont Series A preferred stock in connection with the mergers. The DowDuPont board may issue any series of DowDuPont preferred stock that is superior to, ranks equally with, or is junior to the DowDuPont Series A preferred stock. The number of four million shares of DowDuPont Series A preferred stock may be decreased from time to time (but not below the number of shares of DowDuPont Series A preferred stock then outstanding) by further resolution duly adopted by the DowDuPont board.

The DowDuPont charter will permit the DowDuPont board, without further action by the stockholders, to issue up to 250 million shares of preferred stock in one or more series of preferred stock with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the DowDuPont board may determine from time to time. Accordingly, without action by the stockholders, the DowDuPont board may designate and authorize the issuance of additional classes or series of DowDuPont preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of DowDuPont common stock.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in the DowDuPont charter, the DowDuPont bylaws and the DGCL may make it more difficult to acquire control of DowDuPont or remove its management.

Structure of Board

The DowDuPont board will be elected annually. The DowDuPont bylaws will provide that each director of DowDuPont will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The DowDuPont board, in accordance with the DowDuPont bylaws, will consist of between 6 and 21 directors, with the number of directors to be determined only by resolution adopted by a majority of the entire DowDuPont board. Furthermore, subject to the rights of holders of any class or series of preferred stock to elect directors, any vacancies on the DowDuPont board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on the DowDuPont board by allowing the DowDuPont board to enlarge the DowDuPont board and fill the new directorships with the DowDuPont board’s own nominees.

In accordance with the terms of the merger agreement, the DowDuPont board will consist of 16 directors at the time the mergers are consummated. At the effective time, (i) eight of the 16 directors will be persons designated by Dow from the directors of Dow serving prior to the effective time, one of whom will be Mr. Andrew Liveris and one of whom will be the independent lead director of Dow, and (ii) eight of whom will be persons designated by DuPont from the directors of DuPont serving prior to the effective time, one of whom will be Mr. Edward Breen and one of whom will be the independent lead director of DuPont. The independent lead directors of each of Dow and DuPont will serve as co-lead directors of the DowDuPont board. In addition, under the terms of the merger agreement, each of the directors of DowDuPont other than Mr. Liveris and Mr. Breen must qualify as an “independent director” under the listing standards of the NYSE.

Any vacancy on the DowDuPont board created by the cessation of service of a continuing Dow director will be filled by the affirmative vote of a majority of the remaining continuing Dow directors then in office, even if less than a quorum, or by a sole remaining continuing Dow director and any vacancy on the DowDuPont board created by the cessation of service of a continuing DuPont director will be filled by the affirmative vote of a majority of the remaining continuing DuPont directors then in office, even if less than a quorum, or by a sole remaining continuing DuPont director. All directors so elected to the DowDuPont board by the continuing Dow directors shall be considered “continuing Dow directors” for purposes of DowDuPont’s bylaws and all directors so elected to the DowDuPont board by the continuing DuPont directors shall be considered “continuing DuPont directors” for purposes of DowDuPont’s bylaws.

Advisory Committees of the Board

At the effective time, the DowDuPont board will establish three advisory committees of the board to generally oversee the business and affairs of each of DowDuPont’s agriculture business, material science business and specialty products business in preparation for the intended business separations. The advisory committees will provide monthly status reports to the DowDuPont board with respect to the organization of the agriculture, material science and specialty products businesses.

The advisory committees will provide monthly status reports to the DowDuPont board with respect to the organization of the agriculture, material science and specialty products businesses. Each advisory committee will have the sole authority to approve any changes to the scope of its associated business by an affirmative vote of the majority of the members of such committee. In addition, each advisory committee will develop a capital structure for the respective business in accordance with the DowDuPont bylaws. Each advisory committee will be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of each business; provided, that the DowDuPont board may alter the advisory committee’s selections by a vote of over 66 2/3% of the full DowDuPont board exercising good faith business judgment.

The DowDuPont board will have the authority to approve the intended business separations or may determine to abandon, by a majority vote, the exploration or pursuit of a separation of the agriculture business, material science business or specialty products business, respectively. In the event that the separation of any business is consummated, the advisory committee with respect to such business shall be dissolved, with it being anticipated that its members would continue as members of the board of directors of the separated entity, and the provisions in the DowDuPont’s bylaws with respect thereto shall be of no further force and effect. To the extent the DowDuPont board determines to abandon one or more of the anticipated separations, the advisory committees may be dissolved at any time following the two-year anniversary of the consummation of the mergers.

For additional information, see the section entitled “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers—The DowDuPont Board of Directors” beginning on page 140.

Removal of Directors

In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire DowDuPont board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class.

Advance Notice of Proposals and Nominations

The DowDuPont bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of DowDuPont not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date DowDuPont first mailed its proxy materials for the preceding year’s annual meeting. The DowDuPont bylaws will also specify the form and content of a stockholder’s notice.

For additional detail on these provisions, please see “Comparison of Rights of DowDuPont Stockholders, Dow Stockholders and DuPont Stockholders—Advance Notice Requirements for Stockholder Nominations and Other Provisions” beginning on page 204. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Limits on Special Meetings

The DowDuPont bylaws and charter provide that special meetings of stockholders may be called by order of the DowDuPont board or by written request of stockholders holding together at least 25% of all the shares of DowDuPont entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order.

Amendment of the DowDuPont Bylaws

The DowDuPont board will be authorized to amend, alter, change, adopt and repeal the DowDuPont bylaws by a majority vote. DowDuPont stockholders also will have the power to amend, alter, change, adopt and repeal the DowDuPont bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, certain provisions of the DowDuPont bylaws relating to the governance of DowDuPont including with respect to the Executive Chairman and Chief Executive Officer positions, roles and responsibilities, the DowDuPont board composition and responsibilities, and the advisory committees’ composition and responsibilities (as described in more detail in the section entitled “—The Adoption of the Merger agreement—Certain Governance Matters Following the Mergers—” beginning on page 139) may only be amended, altered, changed, adopted and repealed by an affirmative vote of at least 66 2/3% of (i) the full DowDuPont board or (ii) the holders of all the shares of capital stock of DowDuPont then entitled to vote.

Preferred Stock

Please see “Additional Classes or Series of Preferred Stock” above. DowDuPont’s ability to issue an indeterminate number of shares of the authorized shares of preferred stock with such rights, privileges and preferences as the DowDuPont board may fix may have the effect of delaying or preventing a takeover or other change of control of DowDuPont.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

DowDuPont does not expect to opt out of the protections of Section 203 of the DGCL. As a result, the statute will apply to DowDuPont.

Exclusive Forum

The DowDuPont bylaws provide that unless DowDuPont consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DowDuPont, (ii) any action asserting a claim of breach of a fiduciary duty owed by any DowDuPont director, officer or other employee to DowDuPont or DowDuPont’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.

The DowDuPont bylaws also provide that DowDuPont is entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

COMPARISON OF RIGHTS OF DOWDUPONT STOCKHOLDERS, DOW STOCKHOLDERS AND DUPONT STOCKHOLDERS

Dow, DuPont and DowDuPont are each organized under the laws of the State of Delaware. If the mergers are consummated, Dow stockholders and DuPont stockholders will become stockholders of DowDuPont. As DowDuPont stockholders, after giving effect to the mergers, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as DowDuPont’s constituent documents. This section summarizes material differences between the rights of Dow stockholders and DuPont stockholders before consummation of the mergers, and DowDuPont stockholders after consummation of the mergers. These differences in stockholder rights result from the differences between the respective constituent documents of Dow, DuPont and DowDuPont.

The following summary is not a complete statement of the rights of the stockholders of any of the three companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to Dow’s, DuPont’s and DowDuPont’s constituent documents, which you are urged to read carefully.

The form of the DowDuPont charter and the DowDuPont bylaws are attached as Annexes F and G, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. Dow and DuPont have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 217.

Dow	DuPont	DowDuPont
Organizational Documents

The rights of Dow stockholders are currently governed by Dow’s Certificate of Incorporation, as amended, referred to as Dow’s Charter, its Bylaws, as amended, referred to as Dow’s Bylaws, and Delaware law, including the DGCL.	The rights of DuPont stockholders are currently governed by DuPont’s Charter, its Bylaws, as amended, referred to as DuPont’s Bylaws, and Delaware law, including the DGCL.	Upon consummation of the mergers, the rights of DowDuPont stockholders will be governed by the DowDuPont charter, the DowDuPont bylaws and Delaware law, including the DGCL.

Authorized Capital Stock

The aggregate number of shares which Dow has the authority to issue is 1,750,000,000 consisting of (i) 250,000,000 shares of preferred stock, par value $1.00 each, and (ii) 1,500,000,000 shares of common stock, par value $2.50 each.

As of the close of business on the Dow record date, Dow had [●] shares of common stock and [●] shares of preferred stock issued and outstanding.

The aggregate number of shares which DuPont has the authority to issue is 1,823,000,000 consisting of (i) 23,000,000 shares of preferred stock, without par value, and (ii) 1,800,000,000 shares of common stock, par value $0.30 each.

As of the close of business on the DuPont record date, DuPont had [●] shares of common stock, excluding [●] shares of treasury stock, [●] shares of DuPont $4.50 Series and [●] shares of DuPont $3.50 Series issued and outstanding.

The aggregate number of shares which DowDuPont has the authority to issue is 5,250,000,000 consisting of (i) 250,000,000 shares of preferred stock, par value $0.01 each, and (ii) 5,000,000,000 shares of common stock, par value $0.01 each.

Dow	DuPont	DowDuPont
Common Stock

Subject to the rights of the holders of Dow preferred stock and except as provided by the DGCL, the holders of Dow common stock have full voting powers on all matters requiring stockholder action, each share of such common stock being entitled to 1 vote.	The holders of common stock have the right to vote on all questions to the exclusion of all other stockholders except as set forth in DuPont’s Charter (as described in further detail in the “Preferred Stock” row below). Each stockholder entitled to vote at any meeting is entitled to 1 vote for each share held of record, in person or by written proxy.	Except as provided by the DowDuPont board with respect to the issuance of preferred stock or by the DGCL, the holders of outstanding shares of DowDuPont common stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of common stock are entitled to vote, each outstanding share of such common stock will be entitled to 1 vote.

Preferred Stock

The Dow board is authorized to issue one or more series of preferred stock in series and to establish the terms of such series.

The Dow board has created and issued 4,000,000 shares of Dow Series A preferred stock.

At closing, each share of Dow Series A preferred stock will convert into the right to receive one fully paid and non-assessable share of DowDuPont Series A preferred stock. As of closing, all such shares of Dow Series A preferred stock will no longer be outstanding and will be automatically canceled.

Shares of Dow Series A preferred stock are not redeemable by Dow.

Stockholders of Dow Series A preferred stock may convert all or any portion of their shares, at their option, at any time, into shares of Dow’s common stock at an initial conversion rate of 24.2010 shares of common stock for each share of Dow Series A preferred stock. Under certain circumstances, Dow will be required to adjust the conversion rate. Based on the formula set forth in the certificate of designations of the Dow Series A preferred stock, if the closing per share price of Dow common stock exceeds 130% of the

The DuPont board is authorized to issue one or more series of preferred stock in series and to establish the terms of such series.

The DuPont board has created and issued (i) 1,673,000 shares of DuPont $4.50 Series and (ii) 700,000 shares of DuPont $3.50 Series.

At closing, each share of the DuPont $4.50 Series and the DuPont $3.50 Series will remain outstanding, unless earlier redeemed.

DuPont may, at its election, redeem shares of the DuPont $4.50 Series for $120 per share and shares of the DuPont $3.50 Series for $102 per share.

The DuPont $4.50 Series has a $100 liquidation preference for involuntary liquidations or dissolutions, and a $115 liquidation preference for voluntary liquidations or dissolutions, plus, in each case, any accumulated unpaid dividends. The DuPont $3.50 Series has a $100 liquidation preference for involuntary liquidations or dissolutions, and a $107 liquidation preference for

The DowDuPont board is authorized to issue one or more series of preferred stock in series and to establish the terms of such series.

DowDuPont will designate 4,000,000 shares of a series of preferred stock, the DowDuPont Series A preferred stock.

At closing, the Dow Series A preferred stock will convert into the right to receive one fully paid and non-assessable share of DowDuPont Series A preferred stock.

Shares of DowDuPont Series A preferred stock are not redeemable by DowDuPont.

Stockholders of DowDuPont Series A preferred stock may convert all or any portion of their shares, at their option, at any time, into shares of DowDuPont’s common stock at an initial conversion rate of 24.2010 shares of common stock for each share of DowDuPont Series A preferred stock. Under certain circumstances, DowDuPont will be required to adjust the conversion rate. Based on the formula set forth in the certificate of designations of

Dow	DuPont	DowDuPont

then-applicable conversion price of the Dow common stock for any 20 trading days in a consecutive 30 day trading window, Dow may, at its option, at any time, in whole or in part, convert Dow Series A preferred stock into common stock at the then applicable conversion rate. Upon conversion, accrued and unpaid dividends will be payable, at the option of Dow, in either cash, shares of common stock, or any combination thereof.

If dividends on the Dow Series A preferred stock are deferred for any 6 quarters, holders of Dow Series A preferred stock may elect 2 directors to the Dow board until all past due dividends are paid.

The holders of Dow Series A preferred stock also have dividend rights (as described in further detail in the “Dividends and Share Repurchases” row below).

voluntary liquidations or dissolutions, plus, in each case, any accumulated unpaid dividends.

The holders of the preferred stock shall have no voting power on any questions whatsoever except as otherwise provided by law, and except that in the event that the corporation shall fail to pay any dividend on the preferred stock when it regularly becomes due and such default continues for a period of 6 months.

The holders of DuPont $4.50 Series shares and DuPont $3.50 Series shares also have dividend rights (as described in further detail in the “Dividends and Share Repurchases” row below).

the DowDuPont Series A preferred stock, if the closing per share price of DowDuPont common stock exceeds 130% of the then-applicable conversion price of the DowDuPont Series A preferred stock for any 20 trading days in a consecutive 30 day trading window, DowDuPont may, at its option, at any time, in whole or in part, convert DowDuPont Series A preferred stock into common stock at the then applicable conversion rate. Upon conversion, accrued and unpaid dividends will be payable, at the option of DowDuPont, in either cash, shares of common stock, or any combination thereof.

If dividends on the DowDuPont Series A preferred stock are deferred for any 6 quarters, holders of DowDuPont Series A preferred stock may elect 2 directors to the DowDuPont board until all past due dividends are paid.

The holders of DowDuPont Series A preferred stock also have dividend rights (as described in further detail in the “Dividends and Share Repurchases” row below).

Number and Qualification of Directors

The Dow board currently consists of 13 members. Dow’s Charter and Bylaws provide that the number of directors constituting the entire Dow board shall be not less than 6 nor more than 21, as authorized from time to time exclusively by a vote of a majority of the entire Dow board.	The DuPont board currently consists of 11 members. DuPont’s Bylaws provide that the number of directors, which shall not be less than 10, may be determined from time to time by the vote of two-thirds of the whole DuPont board.	In accordance with the terms of the Merger Agreement, the DowDuPont board will consist of 16 members at the effective time. The DowDuPont bylaws provide that the number of directors constituting the entire DowDuPont board shall be not less than 6 nor more than 21, as fixed from time to time exclusively by resolution of a majority of the entire DowDuPont board.

Structure of Board of Directors; Term of Directors; Election of Directors

The Dow board is elected annually. Dow’s Charter provides that the directors are elected for terms expiring at the next annual meeting	The DuPont board is elected annually. DuPont’s Bylaws provide that each director holds office until the next annual	The DowDuPont board will be elected annually. The DowDuPont charter provides that, subject to any rights of holders of preferred

Dow	DuPont	DowDuPont

of stockholders except for those directors nominated by holders of any series or class of preferred stock.

Dow’s Bylaws provide that directors are elected by the vote of a majority of the votes cast; except that, notwithstanding the foregoing, directors are elected by a plurality of the votes cast if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected.

election of directors and until the director’s successor is elected and qualified.

DuPont’s Bylaws provide that each director is elected by the vote of a majority of the votes cast with respect to that director’s election; provided, however, that directors are elected by a plurality of the votes cast at any meeting of the stockholders for which the Secretary of DuPont receives a notice in accordance with DuPont’s Bylaws that a stockholder has nominated a person for election to the DuPont board at any time prior to any meeting of stockholders or at such meeting.

stock to elect directors, each director shall hold office until the next annual meeting for the election of directors and until the director’s successor is duly elected and qualified.

The DowDuPont bylaws provide that directors shall be elected by the vote of a majority of the votes cast at a meeting where there is a quorum; except that, notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast at a meeting where there is a quorum if as of the record date for such meeting the number of nominees exceeds the number of directors to be elected.

Removal of Directors

Dow’s Charter provides that except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, any directors, or the entire Dow board, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Dow then entitled to vote generally in the election of directors, voting as a single class.	DuPont’s directors may be removed by the board or the DuPont stockholders in accordance with applicable provisions of the DGCL.	The DowDuPont charter provides that except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, any director, or the entire DowDuPont board, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class.

Vacancies on the Board of Directors

Dow’s Charter provides that, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, any vacancies in the Dow board for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Dow board, acting by a majority of the remaining directors then in office, although less than a quorum, and any	DuPont’s Charter and Bylaws provide that in case of any vacancy in the DuPont board for any cause, the remaining directors by affirmative vote of a majority of the whole DuPont board may elect a successor to hold office for the unexpired term of the director whose place is vacant and until the election of his successor.	The DowDuPont charter and bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the DowDuPont board for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of

Dow	DuPont	DowDuPont

directors so chosen shall hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

any increase in the number of directors shall be filled exclusively by the DowDuPont board, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

Any vacancy on the board created by the cessation of service of a continuing Dow director will be filled by the affirmative vote of a majority of the remaining continuing Dow directors then in office, even if less than a quorum, or by a sole remaining continuing Dow director and any vacancy on the board created by the cessation of service of a continuing DuPont director will be filled by the affirmative vote of a majority of the remaining continuing DuPont directors then in office, even if less than a quorum, or by a sole remaining continuing DuPont director. All directors so elected to the board by the continuing Dow directors shall be considered “continuing Dow directors” for purposes of DowDuPont’s bylaws and all directors so elected to the board by the continuing DuPont directors shall be considered “continuing DuPont directors” for purposes of DowDuPont’s bylaws.

Advisory Committees

None.	None.	The DowDuPont board will establish three advisory committees to oversee the business and affairs of each of DowDuPont’s agricultural business, material science business and specialty products business in

Dow	DuPont	DowDuPont

preparation for the intended business separations. The advisory committees will have the sole authority to make certain determinations with respect to the scope of their respective businesses, subject to and in accordance with certain agreed upon principles as set forth in the DowDuPont bylaws.

Each advisory committee is responsible for developing the capital structure for its respective business in accordance with the DowDuPont bylaws. Each advisory committee will be responsible for determining the leadership of its respective business; provided, that the DowDuPont board may alter the advisory committee’s selections by a vote of more than 66 2/3% of the full DowDuPont board exercising good faith business judgment. For more information regarding the intended business separations and each advisory committees role, see the section entitled “—The Adoption of the Merger Agreement—The Intended Business Separations” beginning on page 58.

To the extent there are any disagreements between or among the advisory committees regarding the capital structure of the businesses discussed above, the matter shall be submitted to a reconciliation committee, consisting of the chief executive officer of DowDuPont, the executive chairman of DowDuPont, and the independent co-lead directors of DowDuPont, for resolution. To the extent the reconciliation committee is unable to come to a determination, a majority of the DowDuPont board shall make the determination.

Dow	DuPont	DowDuPont

The provisions of the DowDuPont bylaws regarding the governance matters described herein may only be modified, amended or repealed, and bylaw provisions inconsistent with such matters may only be adopted, by an affirmative vote of at least 66 2/3% of (i) the DowDuPont board or (ii) the holders of all shares of capital stock of DowDuPont then entitled to vote on such matters.

For additional information, see the section entitled “—The Adoption of the Merger agreement—Certain Governance Matters Following the Mergers—The DowDuPont Board of Directors” beginning on page 140.

Stockholder Action by Written Consent

Dow’s Charter provides that any action required or permitted to be taken by the Dow stockholders must be effected at a duly called annual or special meeting of Dow stockholders and may not be effected by any consent in writing by such stockholders.	DuPont’s Bylaws provide that any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the DuPont board to fix a record date. The DuPont board has the right, within 10 days after the date on which such a request is received, to adopt a resolution fixing the record date, which date shall be not more than 10 days after the date upon which the resolution fixing the record date is adopted by the DuPont board. If no record date has been fixed by the DuPont board, such record date is determined as set forth in Section 213(b) of the DGCL.	The DowDuPont charter provides that any action required or permitted to be taken by the stockholders of DowDuPont must be effected at a duly called annual or special meeting of stockholders of DowDuPont and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of preferred stock.

Quorum

Dow’s Bylaws provide that the holders of at least 50% of the issued and outstanding stock of Dow	DuPont’s Bylaws provide that, unless otherwise provided by statute, the holders of shares of	The DowDuPont bylaws provide that the holders of a majority in voting power of the issued and

Dow	DuPont	DowDuPont

entitled to vote with respect to any one of the purposes for which the meeting is called, present in person or represented by proxy, constitutes a quorum, except as otherwise required by the DGCL.

In the event of a lack of quorum, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Dow’s Bylaws further provide that a majority of the total number of directors then holding office shall constitute a quorum for board action. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.

stock entitled to cast a majority of votes at a meeting, present either in person or by proxy, constitutes a quorum at such meeting.

DuPont’s Bylaws provide that one-third of the entire board constitutes a quorum for board action.

outstanding shares of capital stock of DowDuPont entitled to vote with respect to any one of the purposes for which the meeting is called, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the DGCL.

In the event of a lack of quorum, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

The DowDuPont bylaws further provide that a majority of the total number of directors then holding office shall constitute a quorum for board action. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.

Special Meetings of Stockholders

Dow’s Charter provides that special meetings of Dow stockholders: (i) may be called by the Dow board pursuant to a resolution adopted by a majority of the entire Dow board, upon motion of a director, and (ii) shall be called by the Chairman of the Dow board or the Secretary of Dow upon a written request from stockholders holding at least 25% of the voting power of all the shares of capital stock of Dow then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with such	DuPont’s Bylaws provide that special meetings of DuPont stockholders may be called by the DuPont board and shall be called by the Secretary at the request in writing of the holders of record of at least 25% of the outstanding stock of DuPont entitled to vote. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to DuPont’s notice of meeting.	The DowDuPont charter provides that except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders of DowDuPont: (i) may be called by the DowDuPont board pursuant to a resolution adopted by a majority of the entire DowDuPont board, upon motion of a director, and (ii) shall be called by the Chairman of the DowDuPont board or the Secretary of DowDuPont upon a written request from DowDuPont

Dow	DuPont	DowDuPont

procedures for calling a special meeting of stockholders as set forth in Dow’s Bylaws, as may be amended from time to time. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Dow’s notice of meeting.		stockholders holding at least 25% of the voting power of all the shares of capital stock of DowDuPont then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with such procedures for calling a special meeting of stockholders as may be set forth in the DowDuPont bylaws, as may be amended from time to time. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to DowDuPont’s notice of meeting.

Notice of Stockholder Meetings

In accordance with the DGCL, Dow’s Bylaws provide that notice (either written or as otherwise permitted by the DGCL) of each meeting of stockholders, stating the time, place and purpose thereof, shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the DGCL) by the Secretary or an Assistant Secretary not less than 10 days nor more than 60 days before such meeting to every stockholder entitled to vote thereat.	In accordance with the DGCL, DuPont’s Bylaws provide that written notice of each meeting of stockholders, stating the place, date and hour of the meeting, and the purpose or purposes thereof, shall be mailed not less than 10 nor more than 60 days before the date of such meeting to each stockholder entitled to vote thereat.	In accordance with the DGCL, the DowDuPont bylaws provide that notice (either written or as otherwise permitted by the DGCL) of each meeting of stockholders, whether annual or special, stating the date, time, place and, with respect to a special meeting, purpose thereof, shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the DGCL) by the Secretary or Assistant Secretary not less than 10 days nor more than 60 days before the date of such meeting to every stockholder entitled to vote thereat.

Advance Notice Requirements for Stockholder Nominations and Other Provisions

Dow’s Bylaws provide that for nominations and other business to be properly brought at a meeting of stockholders, a stockholder of record at such time who is entitled to vote at the meeting must have given timely notice; provided, that only such business as has been brought before a special meeting pursuant to Dow’s notice of such meeting may be conducted at such special meeting.	DuPont’s Bylaws provide that for nominations and other business to be properly brought at a meeting of stockholders, a stockholder of record at such time who is entitled to vote at the meeting must have given timely notice; provided, that only such business as has been brought before a special meeting pursuant to DuPont’s notice of	The DowDuPont bylaws provide that for nominations and other business to be properly brought at a meeting of stockholders, a stockholder of record at such time who is entitled to vote at the meeting must have given timely notice; provided, that only such business as has been brought before a special meeting pursuant

Dow	DuPont	DowDuPont

Dow’s Bylaws provide that to be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at Dow’s principal executive offices: in connection with an annual meeting, not later than the close of business on the 60th day or earlier than the close of business on the 120th day prior to the anniversary date on which Dow first distributed its proxy materials for the prior year’s annual meeting of Dow stockholders (unless annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting, in which case such notice must be delivered, or mailed and received, no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day after the first public disclosure of the date of such meeting by Dow) in a press release or in a document filed with the SEC (a “Dow Public Disclosure”).

For a notice of nomination to be timely in connection with a special meeting called by Dow for the purpose of electing directors, such notice must be delivered to, or mailed to and received by, the Secretary at Dow’s principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th day following the day on which Dow Public Disclosure of the date of the special meeting and of the nominees proposed by the Dow board to be elected at such meeting is first made by Dow.

such meeting may be conducted at such special meeting.

DuPont’s Bylaws provide that to be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at DuPont’s principal executive offices: in connection with an annual meeting, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date on which DuPont first distributed its proxy materials for the prior year’s annual meeting of DuPont stockholders (unless annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting, in which case such notice must be delivered, or mailed and received, no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day after the first public disclosure of the date of such meeting by DuPont) in a press release or in a document filed with the SEC (a “DuPont Public Disclosure”).

to DowDuPont’s notice of such meeting may be conducted at such special meeting.

The DowDuPont bylaws provide that to be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at DowDuPont’s principal executive offices: in connection with an annual meeting, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date on which DowDuPont first distributed its proxy materials for the prior year’s annual meeting of stockholders of DowDuPont (unless annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting, in which case such notice must be delivered, or mailed and received, no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day after the first public disclosure of the date of such meeting by DowDuPont) in a press release or in a document filed with the SEC (a “DowDuPont Public Disclosure”).

For a notice of nomination to be timely in connection with a special meeting called by DowDuPont for the purpose of electing directors, such notice must be delivered to, or mailed to and received by, the Secretary at DowDuPont’s principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th

Dow	DuPont	DowDuPont

	For a notice of nomination to be timely in connection with a special meeting called by DuPont for the purpose of electing directors, such notice must be delivered to, or mailed to and received by, the Secretary at DuPont’s principal executive offices not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or DuPont Public Disclosure of the date of the special meeting and of the nominees proposed by the DuPont board to be elected at such meeting is first made by DuPont, whichever first occurs.	day following the day on which DowDuPont Public Disclosure of the date of the special meeting and of the nominees proposed by the DowDuPont board to be elected at such meeting is first made by DowDuPont.

Charter Amendments

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to §242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Dow’s Charter provides that Dow reserves the right to amend, alter, change or repeal any provision contained in its Charter in the manner now or hereafter prescribed by the DGCL and all rights conferred on stockholders therein granted are subject to this reservation.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to §242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

DuPont’s Charter may be amended in accordance with the manner prescribed by the DGCL.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to §242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The DowDuPont charter provides that DowDuPont reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the DowDuPont Charter, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter

Dow	DuPont	DowDuPont

prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

Amendment of Bylaws

Dow’s Charter and Bylaws provide that (i) the Dow board has power to amend, alter, change, adopt and repeal Dow’s Bylaws at any regular or special meeting of the Dow board and (ii) the Dow stockholders have the power to amend, alter, change, adopt and repeal Dow’s Bylaws at any annual or special meeting of Dow stockholders by the affirmative vote of the holders of a majority of all of the stockholders then entitled to vote generally in the election of directors, voting together as a single class.	DuPont’s Charter and Bylaws provide that the DuPont board may make, amend or repeal any Bylaws (other than those made by the stockholders) by a vote of the majority of the DuPont board if notice of the DuPont board’s intention to do so was given at the preceding meeting of stockholders and DuPont’s stockholders may alter or repeal DuPont’s Bylaws at any meeting of the DuPont stockholders if notice of such proposed alteration or repeal was included in the applicable notice of meeting.

The DowDuPont charter and bylaws provide that (i) the DowDuPont board is expressly authorized and shall have the power to amend, alter, change, adopt and repeal the DowDuPont bylaws at any regular or special meeting of the DowDuPont board at which there is a quorum by the affirmative vote of a majority of the total number of directors present at such meeting, or by unanimous written consent and (ii) the DowDuPont stockholders shall have power to amend, alter, change, adopt and repeal the DowDuPont bylaws at any annual or special meeting by the affirmative vote of the holders of a majority of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting together as a single class, subject to the requirements of the DowDuPont bylaws and the DowDuPont charter.

Notwithstanding the foregoing, certain provisions of the DowDuPont bylaws relating to the governance of DowDuPont including with respect to the Executive Chairman and Chief Executive Officer positions, roles and responsibilities, the DowDuPont board composition and responsibilities, and the advisory committees’ composition and responsibilities (as described in more detail in the section entitled “—The Adoption of the Merger Agreement—Certain Governance Matters Following the Mergers—” beginning on page 139) may only be amended, altered, changed, adopted and repealed by an affirmative vote of

Dow	DuPont	DowDuPont

at least 66 2/3% of (i) the full DowDuPont board or (ii) the holders of all the shares of capital stock of DowDuPont then entitled to vote.

Limitation on Director Liability

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

Dow’s Charter provides that a Dow director is not personally liable to Dow or its stockholders for monetary damages for breach of a fiduciary duty as a director to the fullest extent permitted by the DGCL as the same now exists or hereafter may be amended.

DuPont’s Charter provides that a director of DuPont is not personally liable to DuPont or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

The DowDuPont charter provides that a DowDuPont director is not personally liable to DowDuPont or its stockholders for monetary damages for breach of fiduciary a duty as a director to the fullest extent permitted by the DGCL as the same now exists or hereafter may be amended.

Indemnification

Dow’s Charter provides that Dow directors, officers, employees and agents may be indemnified by Dow to such extent as is permitted by the laws of the State of Delaware and as the Bylaws may from time to time provide.

Mandatory Indemnification:

Dow’s Bylaws provide that Dow shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or

DuPont’s Bylaws provide that each person who is or was a DuPont director or officer (including the heirs, executors, administrators or estate of such person) is indemnified by DuPont as of right to the fullest extent permitted by the DGCL against any liability, cost or expense asserted against such director or officer and incurred by such director or officer by reason of the fact that such person is or was a director or officer.

The DowDuPont charter provides that DowDuPont directors, officers, employees and agents may be indemnified by DowDuPont to the fullest extent as is permitted by the laws of the State of Delaware as it presently exists or may hereafter be amended and as the DowDuPont bylaws may from time to time provide.

Mandatory Indemnification:

The DowDuPont bylaws provide that DowDuPont shall indemnify,

Dow	DuPont	DowDuPont

completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(i) is or was a director, officer or employee of Dow; or

(ii) is or was a director, officer or employee of Dow and is or was serving at the request of Dow, or was a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise; or (iii) is or was serving at the request of the Dow as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Permitted Indemnification:

Dow may indemnify, to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(i) is or was a director, officer, employee or agent of Dow; or

(ii) is or was serving at the request of Dow as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

In any action by an indemnitee to enforce a right to indemnification or by DuPont to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is on DuPont. In such an action, neither the failure of DuPont (including the DuPont board, independent legal counsel or stockholders) to have made a determination that indemnification is proper, nor a determination by DuPont that indemnification is improper, shall create a presumption that the indemnitee is not entitled to be indemnified or, in the case of such an action brought by the indemnitee, be a defense thereto. If successful in whole or in part in such an action, an indemnitee shall be entitled to be paid also the expense of prosecuting or defending the same.

DuPont’s Bylaws provide that DuPont may, but shall not be obligated to, maintain insurance at its expense, to protect itself and any such person against any such liability, cost or expense.

The right to indemnification conferred by DuPont’s Bylaws includes the right to be paid by DuPont the expenses incurred in defending in any action, suit or proceeding in advance of its final disposition, subject to the receipt by DuPont of such undertakings as might be required of an indemnitee by the DGCL.

to the fullest extent permitted by Delaware law, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person: (i) is or was a director, officer or employee of DowDuPont, (ii) is or was a director, officer or employee of DowDuPont and is or was serving at the request of DowDuPont as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or (iii) is or was serving at the request of DowDuPont as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Permitted Indemnification:

DowDuPont may indemnify to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person: (i) is or was a DowDuPont director, officer, employee or agent of DowDuPont or (ii) is or was serving at the request of DowDuPont as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees),

Dow	DuPont	DowDuPont

Expenses Payable in Advance:

Dow’s Bylaws further authorize Dow to pay in advance, to the fullest extent permitted by Delaware law, for expenses incurred in connection with in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative. Such expenses may be so paid upon such terms and conditions, if any, as the Dow board deems appropriate.

Dow may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.

judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Expenses Payable in Advance:

The DowDuPont bylaws further authorize DowDuPont to pay in advance, to the fullest extent permitted by Delaware law, for expenses incurred in connection with in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative. Such expenses may be so paid upon such terms and conditions, if any, as the DowDuPont board deems appropriate.

DowDuPont may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.

Preemptive Rights

Dow’s stockholders do not have preemptive rights. Thus, if additional shares of Dow common stock are issued, the current holders of Dow common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	DuPont’s stockholders do not have preemptive rights. Thus, if additional shares of DuPont common stock are issued, the current holders of DuPont common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	DowDuPont’s stockholders do not have preemptive rights. Thus, if additional shares of DowDuPont common stock are issued, the current DowDuPont stockholders will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Dividends and Share Repurchases

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the	The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding	The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding

Dow	DuPont	DowDuPont

distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Dividends on each share of Dow Series A preferred stock will accrue daily at a rate per annum of $85, payable in either cash, shares of common stock, or any combination thereof, at Dow’s option, payable for each full dividend period in equal quarterly installments. Dividends may be deferred indefinitely, at Dow’s option. If deferred, common stock dividends must also be deferred. Any past due and unpaid dividends accrue additional dividends at a rate of 10% per annum, compounded quarterly.

stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

DuPont’s Charter provides that the dividend rate on the DuPont $3.50 Series shall be $3.50 per share per annum and no more.

Further, the shares of the DuPont $4.50 Series bear dividends at the rate of $4.50 per annum. DuPont has historically paid dividends on the DuPont $3.50 Series and the DuPont $4.50 Series in equal quarterly payments.

stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Dividends on each share of DowDuPont Series A preferred stock will accrue daily at a rate per annum of $85, payable in either cash, shares of common stock, or any combination thereof, at DowDuPont’s option, payable for each full dividend period in equal quarterly installments. Dividends may be deferred indefinitely, at DowDuPont’s option. If deferred, common stock dividends must also be deferred. Any past due and unpaid dividends accrue additional dividends at a rate of 10% per annum, compounded quarterly.

Required Vote for a Sale of the Company

Section 251 of the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.	Section 251 of the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.	Section 251 of the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.

Stockholder Rights Plan

Dow does not currently have a stockholders’ rights plan in effect.	DuPont does not currently have a stockholders’ rights plan in effect.	DowDuPont does not currently have a stockholders’ rights plan in effect.
Business Combination or Antitakeover Statutes

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s	Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns	Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns

Dow	DuPont	DowDuPont

voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

Dow has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Dow.

15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

DuPont has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to DuPont.

15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

DowDuPont has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to DowDuPont.

Appraisal Rights

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the

Dow	DuPont	DowDuPont

record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither Dow’s Charter nor Bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.

merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither DuPont’s Charter nor Bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.

merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither the DowDuPont charter nor bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.

Forum for Adjudication of Disputes

Neither Dow’s Charter nor Bylaws contains a provision designating a sole and exclusive forum for stockholder claims.	DuPont’s Bylaws provide that unless DuPont consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DuPont, (ii) any action asserting a claim of breach of a fiduciary duty owed by any DuPont director, officer or other employee to DuPont or DuPont’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the	The DowDuPont bylaws provide that unless DowDuPont consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DowDuPont, (ii) any action asserting a claim of breach of a fiduciary duty owed by any DowDuPont director, officer or other employee to DowDuPont or DowDuPont’s stockholders, (iii) any action asserting a claim arising

Dow	DuPont	DowDuPont

DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.

DuPont’s Bylaws also provide that DuPont is entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.

The DowDuPont bylaws also provide that DowDuPont is entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

LEGAL MATTERS

The validity of the shares of DowDuPont common stock to be issued in the mergers will be passed upon by Weil, Gotshal & Manges LLP. Certain U.S. federal income tax consequences relating to the mergers will also be passed upon for Dow by Weil, Gotshal & Manges LLP and for DuPont by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

Dow

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Dow’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Dow’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DuPont

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to DuPont’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Dow

A notice of a stockholder nomination or proposal (other than a proposal submitted for inclusion in Dow’s proxy statement pursuant to the federal proxy rules) intended to be presented at the Dow 2016 annual meeting must have been received by the Dow Corporate Secretary between the close of business on November 28, 2015, and the close of business on January 27, 2016. However, as provided in Dow’s Bylaws, different deadlines apply if the Dow 2016 annual meeting is called for a date that is not within 30 days before or after the anniversary of the Dow 2015 annual meeting. Such notices must comply with the procedural and content requirements of Dow’s Bylaws. If notice of a matter is not received within the applicable deadlines or does not comply with Dow’s Bylaws, the chairman of the Dow 2016 annual meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines or, does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Dow 2016 annual meeting. A copy of Dow’s Bylaws may be found on Dow’s website at www.DowGovernance.com. Alternatively, a copy will be sent without charge to any stockholder who sends a written request to the Dow Corporate Secretary at the Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674.

Dow intends to hold the annual meeting of stockholders in 2017 only if the mergers have not already been completed by, or shortly after, the time at which Dow’s 2017 annual meeting would normally take place.

Additional information regarding Dow’s procedures is located in Dow’s Proxy Statement on Schedule 14A for Dow’s 2016 annual meeting filed on April 1, 2016. See “Where You Can Find More Information” beginning on page 217.

DuPont

At each DuPont annual meeting, DuPont stockholders are asked to elect directors to serve on the DuPont board, to ratify the appointment of DuPont’s independent registered public accounting firm for the year and to approve, by advisory vote, executive compensation. The DuPont board or stockholders may submit other proposals to be included in the proxy statement. To be considered for inclusion in the 2016 annual meeting proxy statement, stockholder proposals must meet the requirements of SEC Rule 14a-8 and must have been received no later than November 24, 2015. DuPont’s Bylaws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to the DuPont board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in DuPont’s proxy statement pursuant to Rule 14a-8. DuPont’s Bylaws currently require that notice of such proposals or nominations for DuPont’s 2016 annual meeting be received between January 14, 2016, and February 13, 2016. Any such notice must satisfy the other requirements in DuPont’s Bylaws applicable to such proposals and nominations. DuPont intends to hold the annual meeting of stockholders in 2017 only if the mergers have not already been completed by, or shortly after, the time at which DuPont’s 2017 annual meeting would normally take place.

Additional information regarding DuPont’s procedures is located in DuPont’s Proxy Statement on Schedule 14A filed on March 18, 2016. See “Where You Can Find More Information” beginning on page 217.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Dow board nor the DuPont board knows of any matters that will be presented for consideration at either the Dow special meeting or the DuPont special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

Dow

Dow has instituted householding for Dow stockholders of record. In accordance with a notice sent to Dow stockholders with the same surname who share a single address, any Dow stockholder who did not respond that he or she did not want to participate in householding, was deemed to have consented to the practice. Accordingly, only one joint proxy statement/prospectus and accompanying Dow special meeting materials will be sent to an address unless contrary instructions were received from any Dow stockholder at that address. A registered Dow stockholder may revoke consent to householding at any time by sending such Dow stockholder’s name and holder identification number to the Dow Corporate Secretary at the Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674. If the Dow stockholder holds his or her stock in street name, that Dow stockholder may revoke consent to householding at any time by contacting Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717, or by calling 800-542-1061. A registered Dow stockholder receiving multiple copies of the Dow special meeting materials at the same address or who has a number of accounts at a single brokerage firm may submit a request to receive a single copy of materials in the future by contacting the Dow Corporate Secretary (address above). A Dow stockholder who holds his or her Dow common stock in street name may contact Broadridge Financial Solutions Inc. at the address and telephone number provided above. Dow will promptly deliver to a Dow stockholder who received one copy of the Dow special meeting materials, including this joint proxy statement/prospectus as the result of householding, a separate copy of the materials upon the Dow stockholder’s written or oral request to the Dow Corporate Secretary (address above or by telephone (989) 636-1792).

DuPont

DuPont has instituted householding for DuPont stockholders of record. In accordance with a notice sent to DuPont stockholders with the same surname who share a single address, any DuPont stockholder who did not respond that he or she did not want to participate in householding, was deemed to have consented to the practice. Accordingly, only one joint proxy statement/prospectus and accompanying DuPont special meeting materials will be sent to an address unless contrary instructions were received from any DuPont stockholder at that address. A registered DuPont stockholder may revoke consent at any time by sending such DuPont stockholder’s name and holder identification number to the DuPont Corporate Secretary. If the DuPont stockholder holds his or her DuPont common stock in street name, that DuPont stockholder may revoke consent to householding at any time by contacting Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095. A registered DuPont stockholder receiving multiple copies of the DuPont special meeting materials at the same address or who has a number of accounts at a single brokerage firm may submit a request to receive a single copy of materials in the future by contacting the DuPont Corporate Secretary (Office of the Corporate Secretary, E. I. du Pont de Nemours and Company, 974 Centre Road, Wilmington, Delaware 19805, 302-774-1000). A DuPont stockholder who holds his or her DuPont common stock in street name may contact Broadridge Financial Solutions Inc. at the address and telephone number provided above. DuPont will promptly deliver to a DuPont stockholder who received one copy of this joint proxy statement/prospectus as the result of householding, a separate copy of the materials upon the DuPont stockholder’s written or oral request to the DuPont Corporate Secretary (address above).

WHERE YOU CAN FIND MORE INFORMATION

Dow and DuPont file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Dow and DuPont, which file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Dow’s or DuPont’s respective websites for more information concerning the mergers described in this joint proxy statement/prospectus. Dow’s website is www.dow.com. DuPont’s website is www.dupont.com. The information contained on the websites of Dow, DuPont and the SEC (except for the filings described below) is not incorporated by reference into this joint proxy statement/prospectus.

DowDuPont has filed with the SEC a registration statement on Form S-4 to register with the SEC the DowDuPont common stock to be issued to Dow stockholders and DuPont stockholders in the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of DowDuPont in addition to being a proxy statement of Dow and DuPont for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the annexes to the registration statement.

In addition, the SEC allows Dow and DuPont to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Dow has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Dow, its financial condition and other matters:

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2016.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	Proxy Statement on Schedule 14A filed April 1, 2016.

•	Current Reports on Form 8-K filed with the SEC on February 2, 2016 (with respect to Item 5.02 thereof), February 3, 2016, February 26, 2016, April 6, 2016 and May 13, 2016; and Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on May 13, 2016, filed with the SEC on May 17, 2016.

In addition, Dow incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the Dow special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from Dow by requesting them in writing or by telephone at the following address:

Dow

2030 Dow Center

Midland, MI 48674

Attention: Investor Relations

1-989-636-1463

These documents are available from Dow without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that DuPont has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about DuPont, its financial condition and other matters.

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2016.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	Proxy Statement on Schedule 14A filed March 18, 2016.

•	Current Reports on Form 8-K filed with the SEC on January 22, 2016, March 25, 2016, March 31, 2016 and April 28, 2016.

In addition, DuPont incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the DuPont special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from DuPont by requesting them in writing or by telephone at the following address:

DuPont

974 Centre Road

Wilmington, DE 19805

Attention: Stockholder Relations

1-302-774-3034

These documents are available from DuPont without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

If you are a Dow stockholder or a DuPont stockholder and would like to request documents, please do so by [●], 2016, to receive them before the Dow special meeting or the DuPont special meeting, as applicable. If you request any documents from Dow or DuPont, Dow or DuPont will mail them to you by first class mail, or another equally prompt means, within one business day after Dow or DuPont receives your request.

This joint proxy statement/prospectus is a prospectus of DowDuPont and is a joint proxy statement of Dow and DuPont for the Dow special meeting and the DuPont special meeting. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Dow nor DuPont has authorized anyone to give any information or make any representation about the mergers or Dow or DuPont that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Dow or DuPont has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, and the information contained in any of the materials that Dow or DuPont has incorporated by reference into this joint proxy statement/prospectus speaks only as of the date of such materials, unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to Dow stockholders or DuPont stockholders, nor the issuance by DowDuPont of shares of common stock pursuant to the mergers, will create any implication to the contrary.

ANNEX A—Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE DOW CHEMICAL COMPANY,

DIAMOND-ORION HOLDCO, INC.,

DIAMOND MERGER SUB, INC.,

ORION MERGER SUB, INC.

and

E. I. DU PONT DE NEMOURS AND COMPANY,

dated as of December 11, 2015

Page

ARTICLE I

FORMATION; THE MERGERS

Section 1.1	Formation of HoldCo; Merger Subs	A-2
Section 1.2	The Mergers	A-2
Section 1.3	Closing	A-2
Section 1.4	Effective Time	A-2
Section 1.5	Effects of the Transaction	A-2

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1	Name and Trading Symbol	A-3
Section 2.2	Additional Governance Matters	A-3
Section 2.3	Integration Planning	A-5
Section 2.4	Organizational Documents; Subsidiary Arrangements	A-6

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF DIAMOND AND Orion; EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Capital Stock of Diamond and Orion	A-6
Section 3.2	Exchange of Shares and Certificates	A-10
Section 3.3	Certain Adjustments	A-13
Section 3.4	Further Assurances	A-13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of Orion	A-14
Section 4.2	Representations and Warranties of Diamond	A-27

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1	Conduct of Business	A-39
Section 5.2	No Solicitation by Orion	A-45
Section 5.3	No Solicitation by Diamond	A-48
ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings	A-50
Section 6.2	Access to Information; Confidentiality	A-51
Section 6.3	Reasonable Best Efforts	A-52
Section 6.4	Indemnification, Exculpation and Insurance	A-53
Section 6.5	Fees and Expenses	A-54
Section 6.6	Public Announcements	A-54
Section 6.7	NYSE Listing	A-55
Section 6.8	Tax Treatment	A-55
Section 6.9	Takeover Statutes	A-55

A-i

Exhibits

Exhibit A – Form of Amended and Restated HoldCo Charter

Exhibit B – Form of Amended and Restated HoldCo Bylaws

Exhibit C – Amended Orion Charter

A-ii

INDEX OF DEFINED TERMS

Defined Term	Page
Action	24
Advisory Committees	6
affiliate	82
Agreement	1
Agricultural Advisory Committee	6
Agricultural Business	4
Antitrust Laws	19
Applicable Laws	23
Book-Entry Share	13
Canada Competition Act Clearance	74
Certificate	13
Closing	2
Closing Date	2
COBRA	24
Code	1
Confidentiality Agreement	59
control	82
controlled group	83
Controlled Group Liability	82
DGCL	2
Diamond	1
Diamond Alternative Transaction	62
Diamond Awards	10
Diamond Benefit Plan	82
Diamond Book-Entry Share	13
Diamond Certificate	13
Diamond Certificate of Incorporation	35
Diamond Certificate of Merger	3
Diamond Common Stock	1
Diamond Deferred Stock	82
Diamond Disclosure Letter	35
Diamond Equity Awards	11
Diamond Equity Plans	82
Diamond ESPP	10
Diamond ESPP Shares	10
Diamond Filed SEC Documents	35
Diamond Financial Advisors	49
Diamond Financial Statements	39
Diamond Intervening Event	64
Diamond Labor Agreement	83
Diamond Material Contracts	47
Diamond Maximum Amount	70
Diamond Merger	1
Diamond Merger Consideration	8
Diamond Merger Sub	1
Diamond Option	83
Diamond Performance Deferred Stock	83
Diamond Permits	41
Diamond Preferred Stock	37

A-iii

Defined Term	Page
Diamond Qualifying Transaction	79
Diamond Recommendation Change	63
Diamond SEC Documents	39
Diamond Series A Preferred Stock	37
Diamond Stockholder Approval	46
Diamond Stockholders Meeting	66
Diamond Superior Proposal	64
Diamond Surviving Corporation	1
Diamond Third Party	62
Diamond Title IV Plan	42
Diamond Triggering Event	83
Effect	84
Effective Time	3
Employees	72
Enforceability Exceptions	18
Environmental Claim	31
Environmental Laws	31
Environmental Permits	31
ERISA	83
ERISA Affiliate	83
Excess Shares	15
Exchange Act	19
Exchange Agent	13
Exchange Fund	13
Financing Disclosure	71
Foreign Corrupt Practices Act	32
Form S-4	19
GAAP	21
Governmental Entity	19
Hazardous Materials	32
HoldCo	1
HoldCo Bylaws	2
HoldCo Charter	2
HoldCo Common Stock	1
HoldCo Series A Preferred Stock	83
HSR Act	19
Indemnified Parties	69
Integration Planning Team	6
Intellectual Property	29
IRS	24
Joint Proxy Statement	19
knowledge	83
Liens	18
Material Adverse Effect	84
Material Sciences Advisory Committee	6
Material Sciences Business	4
Measurement Date	20
Merger Consideration	9
Merger Subs	1
Mergers	1
Multiemployer Plan	85

A-iv

Defined Term	Page
Multiple Employer Plan	85
New Entity Organizational Documents	85
New Plans	72
Non-U.S. Diamond Labor Agreement	44
Non-U.S. Orion Labor Agreement	27
NYSE	19
Old Plans	72
Orion	1
Orion Alternative Transaction	59
Orion Awards	12
Orion Benefit Plan	85
Orion Book-Entry Share	13
Orion Certificate	13
Orion Certificate of Incorporation	18
Orion Certificate of Merger	3
Orion Common Stock	1
Orion Disclosure Letter	17
Orion Equity Awards	13
Orion Equity Plans	85
Orion Exchange Ratio	9
Orion Filed SEC Documents	17
Orion Financial Advisors	34
Orion Financial Statements	21
Orion Intervening Event	61
Orion Labor Agreement	85
Orion Material Contracts	30
Orion Maximum Amount	70
Orion Merger	1
Orion Merger Consideration	9
Orion Merger Sub	1
Orion Option	85
Orion Permits	23
Orion Preferred Stock	19
Orion PSU Award	85
Orion Qualifying Transaction	78
Orion Recommendation Change	60
Orion RSU Award	85
Orion SEC Documents	21
Orion Stockholder Approval	29
Orion Stockholders Meeting	66
Orion Superior Proposal	61
Orion Surviving Corporation	1
Orion Third Party	60
Orion Title IV Plan	25
Orion Triggering Event	85
Outside Date	77
PBGC	25
Permitted Liens	33
person	86
Pre-Merger Financing Transaction	58
Release	32

A-v

Defined Term	Page
Representative	59
Required Consents	67
Requisite Regulatory Approvals	74
Restraints	74
Sarbanes-Oxley Act	21
SEC	17
Securities Act	21
Specialty Products Advisory Committee	6
Specialty Products Business	4
subsidiary	86
Tax	28
Tax Return	28
Taxes	28
Taxing Authority	28
Termination Fee	79
U.S. Diamond Labor Agreement	44
U.S. Orion Labor Agreement	27
WARN Act	26
Willful Breach	86

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2015 (this “Agreement”), by and among DIAMOND-ORION HOLDCO, INC., a Delaware corporation (“HoldCo”), The DOW CHEMICAL COMPANY, a Delaware corporation (“Diamond”), DIAMOND MERGER SUB, INC., a Delaware corporation (“Diamond Merger Sub”), ORION MERGER SUB, INC., a Delaware corporation (“Orion Merger Sub” and, together with Diamond Merger Sub, the “Merger Subs”) and E. I. DU PONT DE NEMOURS AND COMPANY, a Delaware corporation (“Orion”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Orion and Diamond have deemed it advisable and in the best interests of their respective corporations and stockholders that Orion and Diamond engage in the Mergers (as defined below);

WHEREAS, the Board of Directors of Diamond has approved this Agreement and the merger of Diamond Merger Sub with and into Diamond (the “Diamond Merger”), with Diamond continuing as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Diamond Surviving Corporation”), pursuant to which each share of common stock, par value $2.50 per share, of Diamond (the “Diamond Common Stock”) shall be converted into the right to receive one share of common stock, par value $0.01 per share, of HoldCo (the “HoldCo Common Stock”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Orion has approved this Agreement and the merger of Orion Merger Sub with and into Orion (the “Orion Merger” and, together with the Diamond Merger, the “Mergers”), with Orion continuing as the surviving entity and a wholly owned subsidiary of HoldCo (the “Orion Surviving Corporation”), pursuant to which each share of common stock, par value $0.30 per share, of Orion (the “Orion Common Stock”) shall be converted into the right to receive shares of HoldCo Common Stock, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of HoldCo has approved this Agreement and the Mergers, the Board of Directors of Diamond Merger Sub has approved this Agreement and the Diamond Merger and the Board of Directors of Orion Merger Sub has approved this Agreement and the Orion Merger;

WHEREAS, the respective Boards of Directors of HoldCo, Orion and Diamond have deemed it advisable and in the best interests of their respective corporations and stockholders that, following the Effective Time, HoldCo shall explore and evaluate a separation of the businesses of Orion and Diamond into three publicly-traded companies, one consisting of the Agriculture Business (as defined herein), one consisting of the Material Sciences Business (as defined herein), and one consisting of the Specialty Products Business (as defined herein); and

WHEREAS, for United States federal income tax purposes, it is intended that each of the Orion Merger and the Diamond Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

FORMATION; THE MERGERS

Section 1.1 Formation of HoldCo; Merger Subs. Orion and Diamond have caused HoldCo to be organized under the laws of the State of Delaware. Orion and Diamond shall take, and shall cause HoldCo to take, all requisite action to cause the certificate of incorporation of HoldCo to be substantially in the form of Exhibit A (the “HoldCo Charter”) and the bylaws of HoldCo to be substantially in the form of Exhibit B (the “HoldCo Bylaws”), in each case, at the Effective Time (as defined below) and until thereafter amended in accordance with the terms thereof and Applicable Law. Orion and Diamond have caused HoldCo to organize Orion Merger Sub and Diamond Merger Sub under the laws of the State of Delaware.

Section 1.2 The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Diamond Merger Sub shall be merged with and into Diamond at the Effective Time. Following the Effective Time, the separate corporate existence of Diamond Merger Sub shall cease, and Diamond shall continue as the surviving corporation in the Diamond Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Diamond Merger Sub in accordance with the DGCL.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Orion Merger Sub shall be merged with and into Orion at the Effective Time. Following the Effective Time, the separate legal existence of Orion Merger Sub shall cease, and Orion shall continue as the surviving entity in the Orion Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Orion Merger Sub in accordance with the DGCL.

(c) In connection with the Mergers, Diamond and Orion shall cause HoldCo to take such actions as may be necessary to reserve, prior to the Mergers, a sufficient number of shares of HoldCo Common Stock to permit the issuance of shares of HoldCo Common Stock to the holders of shares of Diamond Common Stock and Orion Common Stock as of the Effective Time in accordance with the terms of this Agreement.

Section 1.3 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Mergers to be consummated by (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Diamond Certificate of Merger”) with respect to the Diamond Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and (b) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Orion Certificate of Merger”) with respect to the Orion Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Diamond Merger and the Orion Merger shall become effective concurrently (such time as the Mergers become effective being the “Effective Time”).

Section 1.5 Effects of the Transaction. The Mergers shall have the effects set forth in the applicable provisions of the DGCL.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1 Name and Trading Symbol. The parties shall cause (a) the name of HoldCo to be changed to “DowDuPont” prior to or as of the Effective Time and (b) the ticker symbol of HoldCo to be reserved, prior to or as of the Effective Time, as shall be mutually agreed upon by Orion and Diamond prior to the Effective Time. Notwithstanding the foregoing, the businesses of Orion and its subsidiaries shall continue to operate under the name “DuPont,” and the businesses of Diamond and its subsidiaries shall continue to operate under the name “Dow,” unless and until the Board of Directors of HoldCo following the Effective Time shall approve a name under which the combined businesses shall operate.

Section 2.2 Additional Governance Matters.

(a) Dual Headquarters. Following the Effective Time, HoldCo shall have dual headquarters in Wilmington, Delaware (which shall be the location of the principal executive offices of the Orion Surviving Corporation) and Midland, Michigan (which shall be the location of the principal executive offices of the Diamond Surviving Corporation).

(b) Executive Chair and CEO of HoldCo.

(i) At the Effective Time, Mr. Edward D. Breen, current Chair and Chief Executive Officer of Orion, shall serve as the Chief Executive Officer of HoldCo. At the Effective Time, Mr. Andrew N. Liveris, current Chairman, Chief Executive Officer and President of Diamond, shall serve as the Executive Chairman of the Board of Directors of HoldCo.

(ii) In the event that, prior to the Effective Time, Mr. Edward D. Breen is unwilling or unable to serve as the Chair and Chief Executive Officer of Orion as a result of death, removal, resignation or any other reason, the then current Chair and Chief Executive Officer of Orion at the Effective Time shall serve as the Chief Executive Officer of HoldCo at the Effective Time. In the event that, prior to the Effective Time, Mr. Andrew N. Liveris is unwilling or unable to serve as the Chairman, Chief Executive Officer and President of Diamond as a result of death, removal, resignation or any other reason, the then current Chairman, Chief Executive Officer and President of Diamond shall serve as the Executive Chairman of the Board of Directors of HoldCo at the Effective Time.

(iii) The Executive Chairman shall be chairman of the Board of Directors of HoldCo and shall have lead responsibility for chairing the Board of Directors of HoldCo. As an executive officer of HoldCo, the Executive Chairman shall report to the Board of Directors of Holdco and shall (A) be jointly responsible for the corporate-wide synergies of the Company, together with the Chief Executive Officer, in consultation with James R. Fitterling (or his successor) (B) have responsibility for the agenda and schedule of all meetings of the Board of Directors, in consultation with the Chief Executive Officer and (C) be primarily responsible for the external representation of HoldCo with all stakeholders, other than with respect to investor relations matters, which shall be the responsibility of the Chief Executive Officer, and with respect to media relations matters, which shall be the joint responsibility of the Executive Chairman and the Chief Executive Officer. The Executive Chairman shall be directly responsible for (x) the annual strategic plans for HoldCo’s Material Sciences business, consisting of the businesses of Diamond and Orion set forth on Schedule 2.2(b)(iii)(1) (the “Material Sciences Business”) and (y) the establishment, execution and achieving of synergies at the Material Sciences Business level, in each case with the assistance of the Chief Executive Officer. The Executive Chairman shall also be (1) directly responsible for the establishment, integration and operation of the Material Sciences Business, and (2) jointly responsible, together with the Chief Executive Officer, for evaluating new value-creating opportunities for HoldCo’s Specialty Products business, consisting of the businesses Diamond and Orion set forth on Schedule 2.2(b)(iii)(2) (the “Specialty Products Business”). The Executive Chairman shall have all such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

(iv) The Chief Executive Officer shall report to the Board of Directors and shall (A) except as otherwise provided herein, be solely responsible for the financial affairs of HoldCo, including the integration, ongoing operation, and performance of HoldCo, in consultation with James R. Fitterling (or his successor), (B) be jointly responsible for the corporate-wide synergies of HoldCo, together with the Executive Chairman, and in consultation with James R. Fitterling (or his successor), (C) have shared responsibility with the Executive Chairman for the agenda and schedule of all meetings of the Board of Directors, and (D) be primarily responsible for all investor relations matters and jointly responsible, together with the Executive Chairman, for media relations matters. The Chief Executive Officer shall be directly responsible for (x) the annual strategic plans for each of HoldCo’s agricultural business, consisting of the businesses of Diamond and Orion set forth on Schedule 2.2(b)(iv) (the “Agricultural Business”), and the Specialty Products Business and (y) the establishment, execution and achieving of synergies at each of the Agricultural Business level and Specialty Products Business level, in each case with the assistance of the Executive Chairman. The Chief Executive Officer also shall be (1) directly responsible for the establishment, integration and operation of the each of the Agricultural Business and the Specialty Products Business and (2) jointly responsible, together with the Executive Chairman, for evaluating new value-creating opportunities for Specialty Products Business. The Chief Executive Officer shall have such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

(c) Other Officers.

(i) At the Effective Time, the individuals set forth on Schedule 2.2(c) hereto, or any successor or substitute appointed prior to the Effective Time in accordance with clause (ii) below, shall become officers of HoldCo, serving in the respective offices set forth beside each individual’s name on the referenced schedule, until such officer’s successor shall be elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the certificate of incorporation and bylaws of HoldCo.

(ii) If, before the Effective Time, any of the individuals set forth on Schedule 2.2(c) hereto is unable or unwilling to serve as an officer of HoldCo after the Effective Time as a result of illness, death, resignation or any other reason, then a substitute officer shall be selected, (A) if the departing officer was employed by Orion prior to the Effective Time, by Orion and (B) if the departing officer was employed by Diamond prior to the Effective Time, by Diamond.

(iii) All other officers of HoldCo shall be selected pursuant to Section 2.3.

(d) Board of Directors of HoldCo. At the Effective Time, the Board of Directors of HoldCo shall consist of sixteen directors. Prior to the Effective Time, Orion and Diamond shall each designate directors such that at the Effective Time, the Board of Directors shall be comprised of: (i) the Chair and Chief Executive Officer of Orion as of immediately prior to the Effective Time (who shall be the Chief Executive Officer of HoldCo as of immediately after the Effective Time) and the Independent Lead Director of Orion, who shall be the Orion Co-Lead Director of HoldCo, (ii) the Chairman, Chief Executive Officer and President of Diamond as of immediately prior to the Effective Time (who shall be the Executive Chairman of the Board of Directors of HoldCo as of immediately after the Effective Time) and the Independent Lead Director of Diamond, who shall be the Diamond Co-Lead Director of HoldCo, (iii) six directors, designated by the Board of Orion, each of whom shall be a director of Orion prior to the Effective Time and shall be in addition to (A) the Chair and Chief Executive Officer of Orion and (B) the Independent Lead Director or Orion, in each case as of immediately prior to the Effective Time and (iv) six directors, designated by the Board of Diamond, each of whom shall be a director of Diamond prior to the Effective Time and shall be in addition to the Chairman, Chief Executive Officer and President of Diamond and the Independent Lead Director of Diamond as of immediately prior to the Effective Time; provided that, prior to the Effective Time, in the event that any person designated to serve on the Board of Directors of HoldCo after the Effective Time is unable or unwilling as a result of illness, death, resignation or any other reason, the Board of Directors which designated such person shall designate another of its directors to serve in such person’s place. The parties agree that each of the members of the Board of Directors of HoldCo, other than the Chief Executive Officer of HoldCo and the Executive Chairman of HoldCo, must qualify as an “independent director” under the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules of the SEC.

(e) Advisory Committees.

(i) At the Effective Time, the Board of Directors of HoldCo shall establish three committees of the Board of Directors of HoldCo (the “Advisory Committees”), to oversee the business and affairs of each of (A) the Agricultural Business, (B) the Material Sciences Business and (C) the Specialty Products Business.

(ii) The Advisory Committee overseeing the Agricultural Business (the “Agricultural Advisory Committee”) shall be comprised of (A) members of the HoldCo Board of Directors who were designated by the Board of Directors of Orion, (B) the Executive Chairman of the Board of Directors of HoldCo, (C) the Chief Executive Officer of HoldCo, and (D) former members of the Board of Directors of Orion who are not members of the Board of Directors of HoldCo and who shall serve in an ex officio capacity. The Agricultural Advisory Committee shall have those responsibilities as set forth in the HoldCo Bylaws.

(iii) The Advisory Committee overseeing the Material Sciences Business (the “Material Sciences Advisory Committee”) shall be comprised of (A) members of the HoldCo Board of Directors who were designated by the Board of Directors of Diamond, (B) the Executive Chairman of the Board of Directors of HoldCo, (C) the Chief Executive Officer of HoldCo, and (D) former members of the Board of Directors of Diamond who are not members of the Board of Directors of HoldCo and who shall serve in an ex officio capacity. The Material Sciences Advisory Committee shall have those responsibilities as set forth in the HoldCo Bylaws.

(iv) The Advisory Committee overseeing the Specialty Products Business (the “Specialty Products Advisory Committee”) shall be comprised of (A) the Executive Chairman of the Board of Directors of HoldCo, (B) the Chief Executive Officer of HoldCo, and (C) members of the HoldCo Board of Directors as may be agreed on by the Executive Chairman and the Chief Executive Officer. The Specialty Products Advisory Committee shall have those responsibilities as set forth in the HoldCo Bylaws.

Section 2.3 Integration Planning.

(a) The parties will develop an integration plan with the assistance of an integration planning team (the “Integration Planning Team”), half the members of which shall be comprised of individuals designated by Orion and half the members of which shall be designated by Diamond. To permit the coordination of Diamond’s and Orion’s related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies and other benefits expected to be realized by the parties as a result of the transactions contemplated by this Section 2.3, the parties agree that, the Integration Planning Team shall focus on matters of integration with respect to the businesses of Orion and Diamond and potential opportunities for synergies in respect thereof following the Effective Time. In the event that an individual designated to the Integration Planning Team is unwilling or unable to serve on the Integration Planning Team as a result of death, removal, resignation or any other reason, after their appointment to the Integration Planning Team, (A) to the extent the individual was affiliated with Orion, the remaining members of the Integration Planning Team designated by Orion shall designate a replacement to serve on the Integration Planning Team and (B) to the extent the individual was affiliated with Diamond, the remaining members of the Integration Planning Team designated by Diamond shall designate a replacement to serve on the Integration Planning Team.

(b) Subject to Section 2.2, in connection with the integration of the businesses of Orion and Diamond, the officers and employees of HoldCo and its subsidiaries shall be jointly selected by the parties, on the basis of a best fit approach from among the officers and employees of each of Orion and Diamond, regardless of whether such persons serve as officers or employees of Orion or Diamond prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

Section 2.4 Organizational Documents; Subsidiary Arrangements.

(a) At the Effective Time, the Diamond Certificate of Incorporation and the Bylaws of Diamond shall be amended to read in their entirety as the Certificate of Incorporation of Diamond Merger Sub and the Bylaws of the Diamond Merger Sub, respectively (except that references to the name of Diamond Merger Sub shall be replaced by references to the name of Diamond), in each case until thereafter amended in accordance with Applicable Law.

(b) The directors of Diamond Merger Sub immediately prior to the Effective Time shall be the directors of the Diamond Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Diamond immediately prior to the Effective Time shall be the officers of the Diamond Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c) At the Effective Time, the Orion Certificate of Incorporation and the Bylaws of Orion shall be amended to read in their entirety as the Certificate of Incorporation of Orion Merger Sub (except in the case that the Orion Preferred Stock remains outstanding as of the Effective Time, in which case the Certificate of Incorporation shall be amended to read in its entirety as substantially set forth on Exhibit C hereto) and the Bylaws of Orion Merger Sub, respectively (except that references to the name of Orion Merger Sub shall be replaced by references to the name of Orion), in each case until thereafter amended in accordance with Applicable Law.

(d) The directors of Orion Merger Sub immediately prior to the Effective Time shall be the directors of the Orion Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Orion immediately prior to the Effective Time shall be the officers of the Orion Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF DIAMOND AND ORION;

EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock of Diamond and Orion.

(a) Conversion of Diamond Common Stock, Diamond Series A Preferred Stock and Diamond Merger Sub Common Stock. As of the Effective Time, by virtue of the Diamond Merger and without any action on the part of Diamond, HoldCo, Diamond Merger Sub or the holders of any shares of Diamond Common Stock (or options thereon) or HoldCo Common Stock:

(i) Each issued and outstanding share of Diamond Common Stock (other than any shares of Diamond Common Stock to be canceled pursuant to Section 3.1(e)) shall be converted into the right to receive one fully paid and nonassessable share of HoldCo Common Stock (the “Diamond Merger Consideration”). As of the Effective Time, all such shares of Diamond Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of Diamond Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof the Diamond Merger Consideration in accordance with Section 3.2.

(ii) Each share of Diamond Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of HoldCo Series A Preferred Stock. As of the Effective Time, all such shares of Diamond Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a share of Diamond Series A Preferred Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldCo Series A Preferred Stock.

(iii) Each share of common stock of Diamond Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Diamond Common Stock, as the common stock of the Diamond Surviving Corporation.

(b) Conversion of Orion Common Stock and Orion Merger Sub Common Stock. As of the Effective Time, by virtue of the Orion Merger and without any action on the part of Orion, HoldCo, Orion Merger Sub, or the holders of any shares of Orion Common Stock (or options thereon) or HoldCo Common Stock:

(i) Each issued and outstanding share of Orion Common Stock (other than any shares of Orion Common Stock to be canceled pursuant to Section 3.1(e)) shall be converted into the right to receive 1.2820 (the “Orion Exchange Ratio”) fully paid and nonassessable shares of HoldCo Common Stock, together with cash in lieu of fractional shares of HoldCo Common Stock as specified below, without interest (the “Orion Merger Consideration” and, together with the Diamond Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Orion Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of Orion Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Orion Merger Consideration in accordance with Section 3.2.

(ii) Each share of common stock of Orion Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Orion Common Stock, as the common stock of the Orion Surviving Corporation.

(c) Effect on Orion Preferred Stock. Unless redeemed prior to the Effective Time, each share of Orion Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and be unaffected by the Orion Merger.

(d) Effect on HoldCo Capital Stock. At the Effective Time, each share of capital stock of HoldCo issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of capital stock of HoldCo owned by Diamond Surviving Corporation or the Orion Surviving Corporation shall be surrendered to HoldCo without payment therefor.

(e) Cancellation of Treasury Shares. Each share of Diamond Common Stock held in the treasury of Diamond immediately prior to the Effective Time, and each share of Orion Common Stock held in the treasury of Orion immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Treatment of Diamond Equity Awards.

(i) Each Diamond Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the Effective Time, a number of shares of HoldCo Common Stock equal to the total number of shares of Diamond Common Stock subject to such Diamond Option immediately prior to the Effective Time.

(ii) Each unvested share of Diamond Deferred Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a share of HoldCo deferred stock on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of HoldCo Common Stock equal to the number of shares of Diamond Common Stock subject to such Diamond Deferred Stock immediately prior to the Effective Time.

(iii) Each vested and unvested share of Diamond Performance Deferred Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a share of HoldCo deferred stock on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of HoldCo Common Stock equal to the number of shares of Diamond Common Stock subject to such Diamond Performance Deferred Stock immediately prior to the Effective Time, provided that, each unvested share of Diamond Performance Deferred Stock outstanding immediately prior to the Effective Time shall be converted into time-vested Holdco deferred stock awards vesting at the same times as the expiration of the applicable performance periods under the Diamond Performance Deferred Stock awards, with respect to a number of shares of HoldCo deferred stock determined based on the greater of (i) the applicable target level or (ii) the actual level of performance as of the Effective Time, in each case under the terms of the Diamond Performance Deferred Stock awards.

(iv) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Diamond Common Stock or benefits measured by the value of shares of Diamond Common Stock, and each award of any kind consisting of shares of Diamond Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Diamond Equity Plans and any other Diamond Benefit Plan, other than the Diamond Options, Diamond Deferred Stock and Diamond Performance Deferred Stock (the “Diamond Awards”) shall be converted into the right to acquire or receive, as the case may be, an equivalent number of shares of HoldCo Common Stock, and such Diamond Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Diamond Equity Plan or other Diamond Benefit Plan. Similarly, all Diamond Equity Plans and other Diamond Benefit Plans (and awards thereunder) providing for cash payments measured by the value of shares of Diamond Common Stock shall be deemed to refer to an equivalent number of shares of HoldCo Common Stock, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant Diamond Equity Plan or other Diamond Benefit Plan.

(v) The “Offering Period” (if any) within the meaning of the Diamond 2012 Employee Stock Purchase Plan (the “Diamond ESPP”) that otherwise would be in effect immediately before consummation of the Diamond Merger shall be shortened by setting a new “Exercise Date” (within the meaning of the Diamond ESPP) in respect of such Offering Period that is the day that is at least ten business days before the Effective Time, and any options outstanding under the Diamond ESPP to purchase shares of Diamond Common Stock (“Diamond ESPP Shares”) on such Exercise Date shall be exercised automatically in accordance with the otherwise applicable terms of the Diamond ESPP as in effect on the date hereof.

(vi) Effective as of the Effective Time, HoldCo shall assume (A) the Diamond Equity Awards in accordance with the terms of this Section 3.1(f) and (B) sponsorship of each Diamond Equity Plan other than the Diamond ESPP, provided that references to Diamond therein shall thereupon be deemed references to HoldCo and references to Diamond Common Stock therein shall be deemed references to HoldCo Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(vii) Prior to the Effective Time, the Board of Directors of Diamond or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Diamond Options, Diamond Deferred Stock, Diamond Performance Deferred Stock and Diamond Awards (collectively, the “Diamond Equity Awards”), the Diamond ESPP Shares and the Diamond Equity Plans as contemplated by this Section 3.1(f).

(viii) As soon as practicable after the Effective Time, HoldCo shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of HoldCo Common Stock necessary to fulfill HoldCo’s obligations under this Section 3.1(f). HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Common Stock for delivery with respect to the Diamond Equity Awards assumed by it in accordance with this Section 3.1(f).

(g) Treatment of Orion Equity Awards.

(i) Each Orion Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, (A) that number of shares of HoldCo Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Orion Common Stock subject to such Orion Option immediately prior to the Effective Time by (II) the Orion Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Orion Common Stock at which such Orion Option was exercisable immediately prior to the Effective Time by (II) the Orion Exchange Ratio.

(ii) Each Orion RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a HoldCo restricted stock unit award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of HoldCo Common Stock, rounded up to the nearest whole share, determined by multiplying the number of shares of Orion Common Stock subject to such Orion RSU Award immediately prior to the Effective Time by the Orion Exchange Ratio.

(iii) Each Orion PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a HoldCo restricted stock unit award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of HoldCo Common Stock, rounded up to the nearest whole share, determined by multiplying the number (A) of shares of Orion Common Stock subject to such Orion PSU Award immediately prior to the Effective Time by (B) the Orion Exchange Ratio, provided that, each unvested Orion PSU outstanding immediately prior to the Effective Time shall be converted into HoldCo restricted stock units vesting at the same times as the expiration of the applicable performance periods under the Orion PSU awards, with respect to a number of shares of HoldCo Common Stock, rounded up to the nearest whole share, determined based on the greater of (i) the applicable target level or (ii) the actual level of performance as of the Effective Time, in each case, under the terms of the Orion PSU awards and multiplied by the Orion Exchange Ratio.

(iv) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Orion Common Stock or benefits measured by the value of shares of Orion Common Stock, and each award of any kind consisting of shares of Orion Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Orion Equity Plans and any other Orion Benefit Plan, other than the Orion Options, the Orion RSU Awards and the Orion PSU Awards (the “Orion Awards”) shall be converted into the right to acquire or receive, as the case may be, the number of shares of HoldCo Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the total number of shares of Orion Common Stock subject to such Orion Award immediately prior to the Effective Time by (ii) the Orion Exchange Ratio, and such Orion Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Orion Equity Plan or other Orion Benefit Plan. Similarly, all Orion Equity Plans and other Orion Benefit Plan (and awards thereunder) providing for cash payments measured by the value of shares of Orion Common Stock shall be deemed to refer to the number of shares of HoldCo Common Stock equal to the product determined by multiplying such shares of Orion Common Stock by the Orion Exchange Ratio, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant Orion Equity Plan or other Orion Benefit Plan.

(v) Effective as of the Effective Time, HoldCo shall assume (A) the Orion Equity Awards in accordance with the terms of this Section 3.1(g) and (B) sponsorship of each Orion Equity Plan, provided that references to Orion therein shall thereupon be deemed references to HoldCo and references to Orion Common Stock therein shall be deemed references to HoldCo Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(vi) Prior to the Effective Time, the Board of Directors of Orion or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Orion Options, Orion RSU Awards, Orion PSU Awards and Orion Awards (collectively, the “Orion Equity Awards”) and the Orion Equity Plans as contemplated by this Section 3.1(g).

(vii) As soon as practicable after the Effective Time, HoldCo shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of HoldCo Common Stock necessary to fulfill HoldCo’s obligations under this Section 3.1(g). HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Common Stock for delivery with respect to the Orion Equity Awards assumed by it in accordance with this Section 3.1(g).

(h) No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Diamond Common Stock or Orion Common Stock in connection with the Mergers.

Section 3.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Orion and Diamond shall mutually designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, at or prior to the Effective Time, HoldCo shall, and Diamond and Orion shall cause HoldCo to, deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Diamond Common Stock and the holders of shares of Orion Common Stock evidence of shares of HoldCo Common Stock representing the aggregate amount of shares of HoldCo Common Stock sufficient to deliver the Merger Consideration (such shares, together any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (an “Orion Certificate”) or book-entry share (an “Orion

Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Orion Common Stock, as applicable, and to each holder of record of a certificate (a “Diamond Certificate” and, together with an Orion Certificate, a “Certificate”) or book-entry share (a “Diamond Book-Entry Share” and, together with an Orion Book-Entry Share, a “Book-Entry Share,”) that immediately prior to the Effective Time represented outstanding shares of Diamond Common Stock, as applicable, whose shares were converted into the right to receive the applicable Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as HoldCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the applicable Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HoldCo, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole shares of HoldCo Common Stock and/or cash, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the applicable Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any shares of HoldCo Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of HoldCo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HoldCo Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of HoldCo Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of HoldCo Common Stock.

(d) No Further Ownership Rights in Orion Common Stock, Diamond Common Stock and Diamond Series A Preferred Stock. All shares of HoldCo Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Orion Common Stock, Diamond Common Stock or Diamond Series A Preferred Stock, as applicable, theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of HoldCo to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Orion or Diamond, as applicable, on such shares of Orion Common Stock, Diamond Common Stock or Diamond Series A Preferred Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Orion Surviving

Corporation of the shares of Orion Common Stock, or the Diamond Surviving Corporation of the shares of Diamond Common Stock or Diamond Series A Preferred Stock, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to HoldCo or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

(e) Fractional Shares.

(i) No certificates representing fractional shares of HoldCo Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of HoldCo.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Orion Common Stock converted pursuant to either Merger who would otherwise have been entitled to receive a fraction of a share of HoldCo Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of HoldCo Common Stock delivered to the Exchange Agent by HoldCo for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full shares of HoldCo Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e).

(f) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to HoldCo, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to HoldCo for payment of their claim for any shares of HoldCo Common Stock, any Cash Consideration, any cash in lieu of fractional shares of HoldCo Common Stock and any dividends or distributions with respect to HoldCo Common Stock.

(g) No Liability. None of Orion, Diamond, HoldCo, Orion Merger Sub, the Orion Surviving Corporation, Diamond Merger Sub, the Diamond Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any cash, any shares of HoldCo Common Stock, any cash in lieu of fractional shares of HoldCo Common Stock or any dividends or distributions with respect to HoldCo Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of HoldCo, free and clear of all claims or interests of any person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by HoldCo, provided, that no losses on such investments shall affect the cash payable to former holders of shares of Orion Common Stock or shares of Diamond Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to HoldCo.

(i) Withholding Rights. Each of HoldCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo or the Exchange Agent, the posting by such person of a bond in such reasonable amount as HoldCo or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Orion Common Stock or shares of Diamond Common Stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of HoldCo Common Stock, and unpaid dividends and distributions on shares of HoldCo Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 3.3 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Orion Common Stock or Diamond Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the Orion Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of Orion Common Stock and Diamond Common Stock or Orion Equity Awards and Diamond Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction.

Section 3.4 Further Assurances. At and after the Effective Time, the officers and directors or managers, as applicable, of HoldCo, Diamond Surviving Corporation and Orion Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Orion or Diamond, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in HoldCo, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by HoldCo as a result of, or in connection with, the Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Orion. Except as set forth in any Orion SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Orion Filed SEC Documents”) and filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Orion to Diamond prior to the date of this Agreement (the “Orion Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Orion represents and warrants to Diamond as follows:

(a) Organization, Standing and Corporate Power. Each of Orion and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. Each of Orion and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. Orion has delivered to or made available to Diamond prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of Orion (the “Orion Certificate of Incorporation”) and the By-laws of Orion not filed as of the date of this Agreement with the Orion Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Orion has all requisite corporate power and authority to enter into this Agreement and, subject to the Orion Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Orion and the consummation by Orion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Orion, subject in the case of the Orion Merger to the Orion Stockholder Approval. The Board of Directors of Orion (at a meeting duly called and held) has, by the unanimous vote of all directors of Orion: (a) determined that entering this Agreement and consummating the transactions contemplated hereby, including the Orion Merger, are advisable and fair to, and in the best interests of, Orion and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Orion and approved the Orion Merger; and (c) recommended the adoption of this Agreement by the holders of Orion Common Stock and directed that this Agreement be submitted for consideration by Orion’s stockholders at the Orion Stockholders Meeting, and, subject to Section 5.2(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Orion and, assuming the due authorization, execution and delivery of this Agreement by Diamond, constitutes the legal, valid and binding obligation of Orion, enforceable against Orion in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Orion or any of its subsidiaries, under (A) the Orion Certificate of Incorporation or the By-laws of Orion or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Orion or any of its subsidiaries is a party or by which Orion, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Orion or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Orion or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to Orion or any of its subsidiaries in connection with the execution and delivery of this Agreement by Orion or the consummation by Orion of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of (x) a proxy statement relating to the Orion Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, together with the proxy statement relating to the Diamond Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by HoldCo in connection with the issuance of shares of HoldCo Common Stock in the Mergers (the “Form S-4”) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Orion Certificate of Merger and the Diamond Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which Orion and Diamond or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the New York Stock Exchange (the “NYSE”) to permit the shares of HoldCo Common Stock that are to be issued in the Mergers to be listed on the NYSE; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Orion or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c) Capital Structure.

(i) The authorized capital stock of Orion consists of 1,800,000,000 shares of Orion Common Stock and 23,000,000 shares of preferred stock, without par value per share (the “Orion Preferred Stock”), of which 1,688,850 shares are designated as Preferred Stock—$4.50 Series and 700,000 shares are designated as Preferred Stock—$3.50 Series. At the close of business on December 7, 2015 (the “Measurement Date”), (A) 876,833,018 shares of Orion Common Stock were issued and outstanding,

(B) 87,041, 027 shares of Orion Common Stock were held by Orion in its treasury, (C) 2,372,594 shares of Orion Preferred Stock were issued and outstanding, of which 1,672,594 were designated as Preferred Stock—$4.50 Series and 700,000 were designated as Preferred Stock—$3.50 Series, (D) 18,784,466 shares of Orion Common Stock were subject to issuance pursuant to Orion Options, (E) 2,810,400 shares of Orion Common Stock were subject to issuance pursuant to Orion RSU Awards, (F) 888,314 shares of Orion Common Stock were subject to issuance pursuant to Orion PSU Awards (assuming satisfaction of any performance vesting conditions at target levels), and (G) 643,588 deferred stock units.

(ii) All outstanding shares of capital stock of Orion are, and all shares of capital stock of Orion that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Measurement Date resulting from the issuance of shares of Orion Common Stock pursuant to Orion Options, Orion RSU Awards or Orion PSU Awards or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Orion, (y) any securities of Orion or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Orion or (z) any warrants, calls, options or other rights to acquire from Orion or any of its subsidiaries (including any subsidiary trust), or obligations of Orion or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Orion, and (B) there are no outstanding obligations of Orion or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no unpaid accumulated dividends with respect to the Orion Preferred Stock, whether or not declared, on the Orion Preferred Stock.

(iii) There are no voting trusts or other agreements or understandings to which Orion or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Orion or its subsidiaries. Neither Orion nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries.

(i) The subsidiaries set forth on Section 4.1(d)(i) of the Orion Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of Orion. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Orion, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii) There are no outstanding (A) securities of Orion or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Orion or any of its subsidiaries, or any obligation of Orion or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Orion or (C) obligations of Orion or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Orion or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Orion and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Orion SEC Documents”). As of their respective dates, the Orion SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Orion SEC Documents, and none of the Orion SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Orion SEC Documents, and, to the knowledge of Orion, none of the Orion SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Orion and its subsidiaries included in the Orion SEC Documents (the “Orion Financial Statements”) were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Orion and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Orion’s unaudited balance sheet as of September 30, 2015 (or the notes thereto) as included in the Orion Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Orion nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Orion and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Orion.

(iv) Orion maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Orion’s properties or assets. Since January 1, 2013, none of Orion, Orion’s independent accountants, the Board of Directors of Orion or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Orion, (ii) “material weakness” in the internal controls over financial reporting of Orion or (iii) fraud, whether or not material, that involves management or other employees of Orion who have a significant role in the internal controls over financial reporting of Orion.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Orion are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Orion in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Orion, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Orion to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Orion nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Orion and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Orion or any of its subsidiaries in Orion’s or such subsidiary’s published financial statements or other Orion SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Orion specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Orion’s stockholders or at the time of the Orion Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Orion with respect to statements made or incorporated by reference therein based on information supplied by Diamond specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From September 30, 2015, through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Orion and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) Since September 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Orion.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Orion, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Orion and its subsidiaries (the “Orion Permits”), except where the failure to have any such Orion Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. Orion and its subsidiaries are in compliance with the terms of the Orion Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to Orion and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Orion Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion.

(ii) Neither Orion nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Orion or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(i) Litigation. There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of Orion, threatened in writing against or affecting Orion or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Orion or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) With respect to each material Orion Benefit Plan, Orion has made available, upon request, to Diamond complete and accurate copies of (A) such Orion Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, (A) each of the Orion Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Orion Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Orion or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by Orion or its subsidiaries as of the Effective Time pursuant to each Orion Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither Orion nor any of its subsidiaries has engaged in a transaction in connection with which Orion or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Orion, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Orion Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.1(j)(iii) of the Orion Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, none of Orion, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Orion, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, each of the Orion Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.1(j)(v) of the Orion Disclosure Letter sets forth each Orion Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, an “Orion Title IV Plan”). With respect to each Orion Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Orion Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Orion, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Orion, is expected to be incurred by Orion or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Orion Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Orion, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Orion Title IV Plan, or any material change in the manner in which contributions to any Orion Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Orion or its subsidiaries under any Orion Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Orion Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Orion or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, all Orion Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, neither Orion nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Orion or any of its subsidiaries and, to the knowledge of Orion, no such investigation is in progress. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, (A) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Orion or any of its subsidiaries, (B) to the knowledge of Orion, there is no (and has not been during the three-year period preceding the date of this Agreement) union organizing effort pending or threatened in writing against Orion or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Orion, threatened in writing against Orion or any of its subsidiaries, (D) there is no (and has not been during the three-year period preceding the date of this Agreement)

slowdown, or work stoppage in effect or, to the knowledge of Orion, threatened in writing, with respect to any employees of Orion or any of its subsidiaries, and (E) to the knowledge of Orion, neither Orion nor any of its subsidiaries has, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1988 or any similar applicable state, local or foreign law (the “WARN Act”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, Orion and each of its subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii) Section 4.1(k)(ii)(A) of the Orion Disclosure Letter sets forth all U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements with a labor union or labor organization in effect that cover any employees of Orion or any of its subsidiaries or to which Orion or any of its subsidiaries is a party or otherwise bound (a “U.S. Orion Labor Agreement”). Section 4.1(k)(ii)(B) of the Orion Disclosure Letter sets forth a list of all non-U.S. jurisdictions in which there are employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements with a labor union or labor organization in effect (not including any industry-wide agreement) in a non-U.S. jurisdiction, that cover any employees of Orion or any of its subsidiaries or to which Orion or any of its subsidiaries is a party or otherwise bound (a “Non-U.S. Orion Labor Agreement”). As soon as reasonably practicable following the date of this Agreement, Orion shall provide to Diamond true and complete copies of all U.S. Orion Labor Agreements (or in the case of any unwritten U.S. Orion Labor Agreement, the material terms thereof) and all Non-U.S. Orion Labor Agreements.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Orion:

(i) (A) All Tax Returns required to be filed by Orion and its subsidiaries, have been timely filed, (B) all such Tax Returns are or will be true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Orion and its subsidiaries have been paid or appropriate reserves have been recorded in the Orion Financial Statements, (D) all Taxes of Orion or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Orion Financial Statements and (E) Orion and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Orion or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii) (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Orion or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Orion or any of its subsidiaries, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

(iv) Neither Orion nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Orion is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law or (D) has any liability for the payment of Taxes of any person (other than Orion or any of its subsidiaries) as a successor or transferee.

(v) None of the assets of Orion or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi) Neither Orion nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii) Neither Orion nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(viii) Neither Orion nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either the Diamond Merger or the Orion Merger from qualifying as (A) a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, (B) a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code.

(ix) Neither Orion nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(x) As used in this Agreement, “Tax” or “Taxes” means all taxes, charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not. “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes. “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes.

(m) Voting Requirements. The affirmative vote at the Orion Stockholders Meeting (the “Orion Stockholder Approval”) of the holders of a majority of all outstanding shares of Orion Common Stock entitled to vote thereon is necessary to adopt this Agreement. The Orion Stockholder Approval is the only vote of holders of any securities of Orion or its subsidiaries necessary to approve the transactions contemplated by this Agreement.

(n) Takeover Statutes and Charter Provisions. Assuming that neither Diamond nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Orion, in each case as defined in Section 203 of the DGCL, the Board of Directors of Orion has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Orion or any of its subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Orion or any of its subsidiaries is subject, party or otherwise bound.

(o) Intellectual Property.

(i) Orion and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. The conduct of Orion’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. No claims are pending or, to the knowledge of Orion, threatened in writing adversely affecting the Intellectual Property rights of Orion, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. To the knowledge of Orion, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Orion or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion.

(ii) As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

(p) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Orion nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $500,000,000 or any guarantee thereof, or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Orion and its subsidiaries (including, for purposes of this Section 4.1(p), HoldCo and its subsidiaries, assuming the Mergers have taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Orion Material Contracts”). Orion has delivered or made available to Diamond, prior to the date of this Agreement, true and complete copies of all Orion Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Orion Filed SEC Documents. Each Orion Material Contract is valid and binding on Orion (or, to the extent a subsidiary of Orion is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions) and Orion and each subsidiary of Orion have in all material respects performed all obligations required to be performed by them to date under each Orion Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion. Neither Orion nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Orion, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Orion Material Contract. To the knowledge of Orion, no other party to any Orion Material Contract is in breach of or default under the terms of any Orion Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Orion.

(q) Environmental Protection.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion:

(A) Orion and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither Orion nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Orion or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(B) Orion and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Orion and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.

(C) There are no Environmental Claims pending or, to the knowledge of Orion, threatened in writing (I) against Orion or any of its subsidiaries, (II) to the knowledge of Orion, against any person or entity whose liability for any Environmental Claim Orion or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (III) against any real or personal property or operations which Orion or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.

(D) There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Orion or any of its subsidiaries, or, to the knowledge of Orion, against any person or entity whose liability for any Environmental Claim Orion or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(ii) Definitions. As used in this Agreement:

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Orion or any of its subsidiaries (for purposes of this Section 4.1(q)) or by Diamond or any of its subsidiaries (for purposes of Section 4.2(q)), (II) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (III) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(B) “Environmental Laws” means all federal, state, foreign and supranational and local laws, rules and regulations, including civil and common laws, relating to pollution, the environment

(including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(C) “Hazardous Materials” means (I) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (II) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (III) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Orion or any of its subsidiaries operates (for purposes of this Section 4.1(q)) or in which Diamond or any of its subsidiaries operates (for purposes of Section 4.2(q)).

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(r) Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion, (i) Orion and its affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Orion and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Orion nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Orion: (A) Orion and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Orion Permits and Applicable Laws with respect to Orion and its subsidiaries,

(C) there are no existing (or to Orion’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, Orion and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Orion nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. As used herein, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Orion Filed SEC Documents or Diamond Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Orion or Diamond, as the case may be, with respect to which Orion or Diamond, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Orion or Diamond, as the case may be, in accordance with GAAP, (B) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Orion or Diamond, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from licenses of Intellectual Property, (F) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Orion or Diamond, as the case may be, in the ordinary course of business, (G) leases, subleases, licenses and occupancy agreements by Orion or Diamond, as the case may be, as landlord, sublandlord or licensor, (H) Liens disclosed on any title insurance policy held by Orion or Diamond, as the case may be, in existence on the date of this Agreement, and (I) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(t) Opinion of Financial Advisors. Orion has received the opinions of Goldman, Sachs & Co. and Evercore Group L.L.C. (collectively, the “Orion Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date and taking into account the Diamond Merger and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the Orion Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Orion Common Stock (other than Diamond and its affiliates).

(u) Brokers. Except for fees payable to the Orion Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Orion.

(v) HoldCo and Merger Subs.

(i) Each of HoldCo, Orion Merger Sub and Diamond Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

(ii) Each of HoldCo, Orion Merger Sub and Diamond Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii) Each of HoldCo, Orion Merger Sub and Diamond Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (B) the execution and delivery of this Agreement by HoldCo, Orion Merger Sub or Diamond Merger Sub, as applicable, and the consummation by HoldCo, Orion Merger Sub or Diamond Merger Sub, as applicable, of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part thereof, subject to the receipt of the approvals contemplated by Section 6.16.

(iv) The execution and delivery of this Agreement by each of HoldCo, Orion Merger Sub and Diamond Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each of HoldCo, Orion Merger Sub and Diamond Merger Sub shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HoldCo, Orion Merger Sub or Diamond Merger Sub, as applicable, under the applicable New Entity Organizational Documents.

(v) As of the date hereof, the authorized capital stock of HoldCo consists of 100 shares of HoldCo Common Stock, of which two shares are issued and outstanding. All of the outstanding shares of HoldCo Common Stock have been validly issued, are fully paid and nonassessable and one share is owned directly by Orion free and clear of any Lien. The authorized capital stock of Diamond Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by HoldCo free and clear of any Lien. The authorized capital stock of Orion Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by HoldCo free and clear of any Lien. All shares of HoldCo Common Stock issued pursuant to Article I shall be duly authorized and validly issued and free of preemptive rights.

Section 4.2 Representations and Warranties of Diamond. Except as set forth in any Diamond SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Diamond Filed SEC Documents”) and filed with the SEC since January 1, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Diamond to Orion prior to the date of this Agreement (the “Diamond Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Diamond represents and warrants to Orion as follows:

(a) Organization, Standing and Corporate Power. Each of Diamond and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. Each of Diamond and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. Diamond has delivered to or made available to Orion prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of Diamond (the “Diamond Certificate of Incorporation”) and the By-laws of Diamond not filed as of the date of this Agreement with the Diamond Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Diamond has all requisite corporate power and authority to enter into this Agreement and, subject to the Diamond Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Diamond and the consummation by Diamond of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Diamond, subject in the case of the Diamond Merger to the Diamond Stockholder Approval. The Board of Directors of Diamond (at a meeting duly called and held) has, by the unanimous vote of all directors of Diamond: (a) determined that entering this Agreement and consummating the transactions contemplated hereby, including the Diamond Merger, are advisable and fair to, and in the best interests of, Diamond and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Diamond and approved the Diamond Merger; and (c) recommended the adoption of this Agreement by the holders of Diamond Common Stock and directed that this Agreement be submitted for consideration by Diamond’s stockholders at the Diamond Stockholders Meeting, and, subject to Section 5.3(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Diamond and, assuming the due authorization, execution and delivery of this Agreement by Orion, constitutes the legal, valid and binding obligation of Diamond, enforceable against Diamond in accordance with its terms, except for the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Diamond or any of its subsidiaries, under (A) the Diamond Certificate of Incorporation or the By-laws of Diamond or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Diamond or any of its subsidiaries is a party or by which Diamond, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Diamond or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Diamond or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Diamond or any of its subsidiaries in connection with the execution and delivery of this Agreement by Diamond or the consummation by Diamond of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) a proxy statement relating to the Diamond Stockholders Meeting (as defined in Section 6.1(c)), (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Diamond Certificate of Merger and the Orion Certificate of Merger with the Secretary of State of the state of

Delaware and appropriate documents with the relevant authorities of other states in which Diamond and Orion or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the NYSE to permit the shares of HoldCo Common Stock that are to be issued in the Mergers to be listed on the NYSE; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Diamond or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c) Capital Structure.

(i) The authorized capital stock of Diamond consists of 1,500,000,000 shares of Diamond Common Stock and 250,000,000 shares of preferred stock, par value $1.00 per share (the “Diamond Preferred Stock”), of which 4,000,000 shares are designated as Cumulative Convertible Perpetual Preferred Stock, Series A (the “Diamond Series A Preferred Stock”). At the close of business on the Measurement Date, (A) 1,115,304,679 shares of Diamond Common Stock were issued and outstanding, (B) 127,490,157 shares of Diamond Common Stock were held by Diamond in its treasury, (C) 4,000,000 shares of Diamond Preferred Stock were issued and outstanding, of which all are designated as shares of Diamond Series A Preferred Stock, and which, as of the close of business on the Measurement Date and at a conversion ratio of 24.2010 as of the date hereof, would convert into 96,804,000 shares of Diamond Common Stock, (D) 10,396 shares of Diamond Common Stock were subject to issuance pursuant to the Diamond ESPP, (E) 42,781,973 shares of Diamond Common Stock were subject to issuance pursuant to outstanding Diamond Options, (F) 8,560,374 shares of Diamond Common Stock were subject to issuance pursuant to outstanding Diamond Deferred Stock and (G) 5,917,792 shares of Diamond Common Stock were subject to issuance pursuant to outstanding Diamond Performance Deferred Stock.

(ii) All outstanding shares of capital stock of Diamond are, and all shares of capital stock of Diamond that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance of shares of Diamond Common Stock pursuant to Diamond Options, Diamond Deferred Stock, Diamond Performance Deferred Stock and Diamond Awards, or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Diamond, (y) any securities of Diamond or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Diamond or (z) any warrants, calls, options or other rights to acquire from Diamond or any of its subsidiaries (including any subsidiary trust), or obligations of Diamond or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Diamond, and (B) there are no outstanding obligations of Diamond or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no unpaid Past Due Dividends (as defined in the Certificate of Designations with respect to the Diamond Series A Preferred Stock), whether or not declared, on the Diamond Series A Preferred Stock.

(iii) There are no voting trusts or other agreements or understandings to which Diamond or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Diamond or its subsidiaries. Neither Diamond nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(iv) No consent of the holders of the Diamond Series A Preferred Stock is required to effectuate the conversion of the Diamond Series A Preferred Stock pursuant to Section 3.1(a)(ii) or the transactions contemplated under this Agreement.

(d) Subsidiaries.

(i) The subsidiaries set forth on Section 4.2(d)(i) of the Diamond Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of Diamond. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Diamond, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii) There are no outstanding (A) securities of Diamond or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Diamond or any of its subsidiaries, or any obligation of Diamond or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Diamond, or (C) obligations of Diamond or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Diamond or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Diamond and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Diamond SEC Documents”). As of their respective dates, the Diamond SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Diamond SEC Documents, and none of the Diamond SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Diamond SEC Documents, and, to the knowledge of Diamond, none of the Diamond SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Diamond and its subsidiaries included in the Diamond SEC Documents (the “Diamond Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Diamond and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Diamond’s unaudited balance sheet as of September 30, 2015 (or the notes thereto) as included in the Diamond Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Diamond nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Diamond and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Diamond.

(iv) Diamond maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Diamond’s properties or assets. Since January 1, 2013, none of Diamond, Diamond’s independent accountants, the Board of Directors of Diamond or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Diamond, (ii) “material weakness” in the internal controls over financial reporting of Diamond or (iii) fraud, whether or not material, that involves management or other employees of Diamond who have a significant role in the internal controls over financial reporting of Diamond.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Diamond are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Diamond in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Diamond, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Diamond to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Diamond nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Diamond and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Diamond or any of its subsidiaries in Diamond’s or such subsidiary’s published financial statements or other Diamond SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Diamond specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Diamond’s stockholders or at the time of the Diamond Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Diamond with respect to statements made or incorporated by reference therein based on information supplied by Orion specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From September 30, 2015, through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Diamond and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) Since September 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Diamond.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Diamond, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Diamond and its subsidiaries (the “Diamond Permits”), except where the failure to have any such Diamond Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. Diamond and its subsidiaries are in compliance with the terms of the Diamond Permits and all Applicable Laws relating to Diamond and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Diamond Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond.

(ii) Neither Diamond nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Diamond or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(i) Litigation. There is no Action pending against or, to the knowledge of Diamond, threatened in writing against or affecting Diamond or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Diamond or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) With respect to each material Diamond Benefit Plan, Diamond has made available, upon request, to Orion complete and accurate copies of (A) such Diamond Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, (A) each of the Diamond Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Diamond Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Diamond or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by Diamond or its subsidiaries as of the Effective Time pursuant to each Diamond Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither Diamond nor any of its subsidiaries has engaged in a transaction in connection with which Diamond or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Diamond, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Diamond Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.2(j)(iii) of the Diamond Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, none of Diamond, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Diamond, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, each of the Diamond Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.2(j)(v) of the Diamond Disclosure Letter sets forth each Diamond Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Diamond Title IV Plan”). With respect to each Diamond Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Diamond Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Diamond, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Diamond, is expected to be incurred by Diamond or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Diamond Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Diamond, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Diamond Title IV Plan, or any material change in the manner in which contributions to any Diamond Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Diamond or its subsidiaries under any Diamond Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Diamond Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Diamond or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, all Diamond Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, neither Diamond nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Diamond or any of its subsidiaries and, to the knowledge of Diamond, no such investigation is in progress. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, (A) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Diamond or any of its subsidiaries, (B) to the knowledge of Diamond, there is no (and has not been during the three-year period preceding the date of this Agreement) union organizing effort pending or threatened in writing against Diamond or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Diamond, threatened in writing against Diamond or any of its subsidiaries, (D) there is no (and has not been during the three-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Diamond, threatened in writing, with respect to any employees of Diamond or any of its subsidiaries, and (E) to the knowledge of Diamond, neither Diamond nor any of its subsidiaries has, or is reasonably expected to have, any liabilities under the WARN Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, Diamond and each of its subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii) Section 4.2(k)(ii)(A) of the Diamond Disclosure Letter sets forth all U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements with a labor union or labor organization in effect that cover any employees of Diamond or any of its subsidiaries or to which Diamond or any of its subsidiaries is a party or otherwise bound (a “U.S. Diamond Labor Agreement”). Section 4.2(k)(ii)(B) of the Diamond Disclosure Letter sets forth a list of all non-U.S. jurisdictions in which there are employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements with a labor union or labor organization in effect (not including any industry-wide agreement) in a non-U.S. jurisdiction, that cover any employees of Diamond or any of its subsidiaries or to which Diamond or any of its subsidiaries is a party or otherwise bound (a “Non-U.S. Diamond Labor Agreement”). As soon as reasonably practicable following the date of this Agreement, Diamond shall provide to Orion true and complete copies of all U.S. Diamond Labor Agreements (or in the case of any unwritten U.S. Diamond Labor Agreement, the material terms thereof) and all Non-U.S. Diamond Labor Agreements.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Diamond:

(i) (A) All Tax Returns required to be filed by Diamond and its subsidiaries, have been timely filed, (B) all such Tax Returns are or will be true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Diamond and its subsidiaries have been paid or appropriate reserves have been recorded in the Diamond Financial Statements, (D) all Taxes of Diamond or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Diamond Financial Statements and (E) Diamond and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Diamond or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii) (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Diamond or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Diamond or any of its subsidiaries, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

(iv) Neither Diamond nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Diamond is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law or (D) has any liability for the payment of Taxes of any person (other than Diamond or any of its subsidiaries) as a successor or transferee.

(v) None of the assets of Diamond or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi) Neither Diamond nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii) Neither Diamond nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(viii) Neither Diamond nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either the Diamond Merger or the Orion Merger from qualifying as (A) a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, (B) a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code.

(ix) Neither Diamond nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(m) Voting Requirements. The affirmative vote at the Diamond Stockholders Meeting (the “Diamond Stockholder Approval”) of the holders of a majority of all outstanding shares of Diamond Common Stock entitled to vote thereon is necessary to adopt this Agreement. The Diamond Stockholder Approval is the only vote of holders of any securities of Diamond or its subsidiaries necessary to approve the transactions contemplated by this Agreement.

(n) Takeover Statutes and Charter Provisions. Assuming that neither Orion nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Diamond, in each case as defined in Section 203 of the DGCL, the Board of Directors of Diamond has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Diamond or any of its subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Diamond or any of its subsidiaries is subject, party or otherwise bound.

(o) Intellectual Property. Diamond and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. The conduct of Diamond’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. No claims are pending or, to the knowledge of Diamond, threatened in writing adversely affecting the Intellectual Property rights of Diamond, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. To the knowledge of Diamond, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Diamond or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond.

(p) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Diamond nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $500,000,000 or any guarantee thereof, or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Diamond and its subsidiaries (including, for purposes of this Section 4.2(p), HoldCo and its subsidiaries, assuming the Mergers have taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Diamond Material Contracts”). Diamond has delivered or made available to Orion, prior to the date of this Agreement, true and complete copies of all Diamond Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Diamond Filed SEC Documents. Each Diamond Material Contract is valid and binding on Diamond (or, to the extent a subsidiary of Diamond is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Diamond and each subsidiary of Diamond have in all material respects performed all obligations required to be performed by them to date under each Diamond Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond. Neither Diamond nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Diamond, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Diamond Material Contract. To the knowledge of Diamond, no other party to any Diamond Material Contract is in breach of or default under the terms of any Diamond Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Diamond.

(q) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond:

(i) Diamond and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither Diamond nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Diamond or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) Diamond and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Diamond and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.

(iii) There are no Environmental Claims, pending or, to the knowledge of Diamond, threatened in writing (A) against Diamond or any of its subsidiaries, (B) to the knowledge of Diamond, against any person or entity whose liability for any Environmental Claim Diamond or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (C) against any real or personal property or operations which Diamond or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.

(iv) There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Diamond or any of its subsidiaries, or, to the knowledge of Diamond, against any person or entity whose liability for any Environmental Claim Diamond or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond, (i) Diamond and its affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Diamond and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Diamond nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Diamond: (A) Diamond and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Diamond Permits and Applicable Laws with respect to Diamond and its subsidiaries, (C) there are no existing (or to Diamond’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, Diamond and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Diamond nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Opinion of Financial Advisors. Diamond has received the opinions of Morgan Stanley & Co. LLC and Lazard Freres & Co. LLC (collectively, the “Diamond Financial Advisors”), to the effect that, as of the date of such opinions and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the Diamond Merger Consideration pursuant to this Agreement is fair from a financial point of view to the holders of Diamond Common Stock (other than Orion and its affiliates).

(u) Brokers. Except for fees payable to the Diamond Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Diamond.

(v) HoldCo and Merger Subs.

(i) Each of HoldCo, Orion Merger Sub and Diamond Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

(ii) Each of HoldCo, Orion Merger Sub and Diamond Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii) Each of HoldCo, Orion Merger Sub and Diamond Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (B) the execution and delivery of this Agreement by HoldCo, Orion Merger Sub or Diamond Merger Sub, as applicable, and the consummation by HoldCo, Orion Merger Sub or Diamond Merger Sub, as applicable, of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part thereof, subject to the receipt of the approvals contemplated by Section 6.16.

(iv) The execution and delivery of this Agreement by each of HoldCo, Orion Merger Sub and Diamond Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each of HoldCo, Orion Merger Sub and Diamond Merger Sub shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HoldCo, Orion Merger Sub or Diamond Merger Sub, as applicable, under the applicable New Entity Organizational Documents.

(v) As of the date hereof, the authorized capital stock of HoldCo consists of 100 shares of HoldCo Common Stock, of which two shares are issued and outstanding. All of the outstanding shares of HoldCo Common Stock have been validly issued, are fully paid and nonassessable and one share is owned directly by Diamond free and clear of any Lien. The authorized capital stock of Diamond Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by HoldCo free and clear of any

Lien. The authorized capital stock of Orion Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by HoldCo free and clear of any Lien. All shares of HoldCo Common Stock issued pursuant to Article I shall be duly authorized and validly issued and free of preemptive rights.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business.

(a) Conduct of Business by Orion. Except as set forth in Section 5.1(a) of the Orion Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by Diamond in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Orion shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(a) of the Orion Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by Diamond in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Orion shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than (I) any regular quarterly distribution made by Orion in accordance with its distribution policy in an amount up to $0.47 per share of Orion Common Stock for any such quarterly distribution and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of Orion to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Orion or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of an award under an Orion Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under an Orion Equity Plan that are outstanding on the date of this Agreement), except pursuant to the Orion share repurchase programs announced prior to the date hereof and set forth on Section 5.1(a)(i)(C) of the Orion Disclosure Letter;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of equity compensation granted under the Orion Benefit Plans and outstanding as of the date of this Agreement in accordance with their present terms, (B) as required by any Orion Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement and (C) Orion Equity Awards in the ordinary course of business consistent with past practice as set forth on Section 5.1(a)(ii) of the Orion Disclosure Letter;

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Orion Material Contract except in connection with any amendments to, and normal renewals of, Orion Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Orion or its subsidiaries containing (1) any material restriction on the ability of Orion or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on HoldCo or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of Orion Material Contracts;

(iv) (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except (x) in the case of clauses (A) and (C) (but specifically excluding any merger or consolidation of Orion, HoldCo, Orion Merger Sub and Diamond Merger Sub with any other person under clause (A)), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly owned subsidiaries of Orion (other than HoldCo, Orion Merger Sub or Diamond Merger Sub), or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $1,000,000,000; (y) in the case of clause (B), any transactions involving only the direct or indirect wholly owned subsidiaries of Orion (other than HoldCo, Orion Merger Sub or Diamond Merger Sub); and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Orion or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Orion or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $1,000,000,000, but in the case of this clause (3), only with respect to the assets or businesses of each of the Agricultural Business and Specialty Products Business;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under Orion’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company indebtedness solely involving Orion and/or direct or indirect wholly owned subsidiaries (other than HoldCo, Orion Merger Sub or Diamond Merger Sub subsidiaries), (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $3,000,000,000 in the aggregate outstanding at any time incurred by Orion or any of its subsidiaries other than in accordance with clauses (A) through (C) (provided, that for any such indebtedness in excess of $2,000,000,000 in aggregate outstanding at any time, Orion has consulted in advance with Diamond), or (E) guarantees by Orion of indebtedness for borrowed money of its subsidiaries (other than HoldCo, Orion Merger Sub or Diamond Merger Sub), which indebtedness is incurred in compliance with this Section 5.1(a)(vi);

(vii) waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is (A) material to the business of Orion and its subsidiaries, taken as a whole, or (B) otherwise involves the payment by Orion of an amount in excess of $100,000,000 for a single Action (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) or $750,000,000 in the aggregate (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) for all such actions during the period from the date of this Agreement to the Closing Date;

(viii) (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $250,000,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date or (C) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes; provided, that that with respect to each of (A) and (C) of this Section 5.1(a)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would not reasonably be expected to have an impact in excess of a $250,000,000 income statement expense;

(ix) except as required by any Orion Benefit Plan or Orion Labor Agreement in effect on the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other employee, other than (1) for increases in compensation or benefits or (2) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other employee in connection with the transactions contemplated by this Agreement, (B) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee, (C) enter into or adopt any new Orion Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Orion Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any officer, director or other employee or grant or amend any award under any Orion Benefit Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any employee with total aggregate annual compensation that is less than $1,500,000, in the ordinary course of business consistent with past practice);

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Orion’s outside auditor, or (B) as required by Applicable Law;

(xi) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 120% of the amount set forth on Section 5.1(a)(xi) of the Orion Disclosure Letter;

(xii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with Orion’s financial accounting policies and procedures and GAAP as determined in consultation with Orion’s outside auditor;

(xiii) amend the Orion Certificate of Incorporation or By-laws of Orion or the New Entity Organizational Documents; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by Diamond. Except as set forth in Section 5.1(b) of the Diamond Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by Orion in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Diamond shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(b) of the Diamond Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by Orion in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Diamond shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than (I) any regular quarterly distribution made by Diamond in accordance with its distribution policy in an amount per share of Diamond Common Stock for any such quarterly distribution up to $0.57, and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of Diamond to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Diamond or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of an award under a Diamond Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under a Diamond Equity Plan that are outstanding on the date of this Agreement) except pursuant to the Diamond share repurchase programs announced prior to the date hereof and set forth on Section 5.1(b)(i)(C) of the Orion Disclosure Letter;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of equity compensation granted under the Diamond Benefit Plans and outstanding as of the date of this Agreement in accordance with their present terms, (B) as required by any Diamond Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (C) Diamond Equity Awards and Diamond ESPP Shares in the ordinary course of business consistent with past practice as set forth on Section 5.1(b)(ii) of the Diamond Disclosure Letter and (D) in connection with the conversion of the shares of the Diamond Series A Preferred Stock in accordance with the terms thereof as of the date of this Agreement;

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Diamond Material Contract except in connection with any amendments to, and normal renewals of, Diamond Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Diamond or its subsidiaries containing (1) any material restriction on the ability of Diamond or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the

Effective Time, would impose obligations on HoldCo or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of Diamond Material Contracts;

(iv) (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except, (x) in the case of clauses (A) and (C) (but specifically excluding any merger or consolidation of Diamond, HoldCo, Orion Merger Sub and Diamond Merger Sub with any other person under clause (A)), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly owned subsidiaries of Diamond (other than HoldCo, Orion Merger Sub or Diamond Merger Sub), or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $1,000,000,000; (y) in the case of clause (B), transactions involving only the direct or indirect wholly owned subsidiaries of Diamond (other than HoldCo, Orion Merger Sub or Diamond Merger Sub); and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Diamond or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Diamond or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $1,000,000,000, but in the case of this clause (3),only with respect to the assets or businesses of the Material Sciences Business;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under Diamond’s current borrowing agreements and facilities (including, but not limited to, any indebtedness incurred pursuant to (1) the Five Year Competitive Advance and Revolving Credit Facility Agreement, dated as of March 24, 2015, among Diamond, the banks party thereto, and Citibank, N.A, as may be amended, supplemented or otherwise modified as of the date hereof, (2) any committed or uncommitted bilateral credit facilities or lines of credit existing (3) any letters of credit and (4) any commercial paper and (5) any accounts receivable securitization facilities, in each case whether or not drawn as of the date hereof) or any refinancing, substitution or replacement thereof, (B) for any inter-company indebtedness solely involving Diamond and/or direct or indirect wholly owned subsidiaries (other than HoldCo, Orion Merger Sub or Diamond Merger Sub), (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $3,000,000,000 in the aggregate outstanding at any time incurred by Diamond or any of its subsidiaries other than in accordance with clauses (A) through (C) (provided, that for any such indebtedness in excess of $2,000,000,000 in aggregate outstanding at any time, Diamond has consulted in advance with Orion), or (E) guarantees by Diamond of indebtedness for borrowed money of its subsidiaries (other than HoldCo, Orion Merger Sub or Diamond Merger Sub), which indebtedness is incurred in compliance with this Section 5.1(b)(vi);

(vii) waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is (A) material to the business of Diamond and its subsidiaries, taken as a whole or (B) otherwise involves the payment by Diamond of an amount in excess of $100,000,000 for a single Action (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) or $750,000,000 in the aggregate (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) for all such Actions during the period from the date of this Agreement to the Closing Date;

(viii) (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $250,000,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date or (C) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes; provided, with respect to each of (A) and (C) of this Section 5.1(a)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would not reasonably be expected to have an impact in excess of a $250,000,000 income statement expense;

(ix) except as required by any Diamond Benefit Plan or Diamond Labor Agreement in effect on the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other employee, other than (1) for increases in compensation or benefits or (2) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other employee in connection with the transactions contemplated by this Agreement, (B) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee, (C) enter into or adopt any new Diamond Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Diamond Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any officer, director or other employee or grant or amend any award under any Diamond Benefit Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any employee with total aggregate annual compensation that is less than $1,500,000 in the ordinary course of business consistent with past practice);

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Diamond’s outside auditor or (B) as required by Applicable Law;

(xi) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 120% of the amount set forth on Section 5.1(b)(xi) of the Diamond Disclosure Letter;

(xii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with Diamond’s financial accounting policies and procedures and GAAP as determined in consultation with Diamond’s outside auditor;

(xiii) amend the Diamond Certificate of Incorporation or By-laws of Diamond or the New Entity Organizational Documents; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) Other Actions. Except as required by law, during the period from the date of this Agreement to the Effective Time, neither Orion nor Diamond shall, nor shall either permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Mergers set forth in Article VII.

(d) Financing Cooperation.

(i) Subject to the limitation set forth in Section 5.1, during the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with each party’s indentures or other documents governing or relating to indebtedness with respect to any financing matters concerning Orion, Diamond and the transactions contemplated by this Agreement.

(ii) The parties hereto acknowledge and agree that, prior to the Effective Time, subject to the limitation set forth in Section 5.1, it may be necessary for Diamond and/or Orion to enter into financing transactions (including, without limitation, the raising of new financing, the refinancing of existing indebtedness, the retirement of existing indebtedness and/or producing amendments, modifications or consents in relating to existing indebtedness) (any such financing transaction, a “Pre-Merger Financing Transaction”). In connection with any Pre-Merger Financing Transaction, the parties hereto agree to cooperate and use their reasonable best efforts to provide such information to each other as may be necessary or desirable in connection with the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (A) participating in meetings and due diligence sessions in connection with the Pre-Merger Financing Transaction, (B) assisting with the preparation of any portion of the disclosure in relation to the Pre-Merger Financing Transaction that relates to the Merger or the transactions contemplated by this Agreement (including any financial information and operational data), and (C) delivering, or procuring the delivery of, such information, certificates, comfort letters, representation letters and other documents as may be necessary or desirable by any party to any such Pre-Merger Financing Transaction (including, without limitation, any investment banks appointed in any capacity with respect to any Pre-Merger Financing Transaction).

(iii) Notwithstanding anything to the contrary in this Section 5.1(d), neither Orion nor Diamond shall be required to disclose any information pursuant to this Section 5.1(d) to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 5.1(d), Orion or Diamond, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Orion or Diamond and (3) in the case of clauses (A) through (C), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

Section 5.2 No Solicitation by Orion. (a) Orion shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Orion Alternative Transaction, or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Orion Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.2; provided, however, that if, at any time prior to obtaining the Orion Stockholder Approval, the Board of Directors of Orion determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.2(a) constitutes or could reasonably be expected to result in an Orion Superior Proposal, subject to compliance with Section 5.2(c), Orion and its Representatives may (A) furnish information with respect to Orion and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Diamond or is provided to Diamond prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the confidentiality agreement, dated November 24, 2015, as amended, entered into between Orion and Diamond (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Orion Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Diamond and its subsidiaries (including HoldCo, Orion Merger Sub and Diamond Merger Sub) (such person (or group of persons), an “Orion Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Orion Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Orion, whether from Orion or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Orion Third Party acquires or would acquire, directly or indirectly, assets or businesses of Orion or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Orion and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Orion Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Orion and any entity surviving any merger or combination including any of them) of Orion or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Orion and its subsidiaries taken as a whole, or (iv) any disposition of assets to an Orion Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Orion and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 5.2(b), neither the Board of Directors of Orion nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Diamond, the approval or recommendation by such Board of Directors or such committee of the Orion Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Orion Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as an “Orion Recommendation Change”), provided, that nothing herein shall restrict or otherwise limit Orion from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of Orion or, so long as Orion provides Diamond with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute an Orion Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be an Orion Recommendation Change), so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by the Orion Board of Directors; or (iii) cause Orion or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Orion Alternative Transaction or requiring, or reasonably likely to cause, Orion to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Orion Stockholder Approval, the Board of Directors of Orion determines in good faith, after it has received an Orion Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Orion may (subject to this and the following sentences) effect an Orion Recommendation Change, but only at a time that is after the fourth business day following Diamond’s receipt of written notice from Orion advising Diamond that the Board of Directors of Orion has received an Orion Superior Proposal specifying the material terms and conditions of such Orion Superior Proposal, identifying the person making such Orion Superior Proposal and stating that it intends to make an Orion Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Orion Superior Proposal, the Board of Directors of Orion may only effect an Orion Recommendation Change after the second business day following Diamond’s receipt of written notice from Orion advising Diamond of the modification to such terms and conditions; and provided further that during such four or two business day notice period, as applicable, Orion engages (to the extent requested by Diamond) in good faith negotiations with Diamond to amend this Agreement in such a manner that the proposal to enter into an Orion Alternative Transaction no longer constitutes an Orion Superior Proposal. For purposes of this Agreement, an “Orion Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an Orion Third Party to enter into an Orion Alternative Transaction (with all references to 20% in the definition of Orion Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.2(a), (B) is on terms that the Board of Directors of Orion determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to Orion’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Diamond in response to such proposal to enter into an Orion Alternative Transaction and the identity of the person making such proposal to enter into an Orion Alternative Transaction), and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Orion Stockholder Approval, if the Board of Directors of Orion determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Orion may effect an Orion Recommendation Change in response to any Orion Intervening Event, but only at a time that is after the fourth business day following Diamond’s receipt of written notice from Orion advising Diamond of all material information with respect to any such Orion Intervening Event and stating that it intends to make an Orion Recommendation Change and providing its rationale therefor. The term “Orion Intervening Event” shall mean a material event or change in circumstance that arises or occurs after the date of this Agreement that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Board of Directors of Orion; provided, however, that (i) in no event shall the receipt, existence or terms of an Orion Alternative Transaction or any matter relating thereto or consequence thereof constitute an Orion Intervening Event and (ii) in no event shall any event or events that has or have an adverse effect on the business, properties, financial condition or results of operations of Diamond and its subsidiaries, taken as a whole, constitute an Orion Intervening Event unless such event or events has had or would reasonably be expected to have a Diamond Material Adverse Effect.

(c) In addition to the obligations of Orion set forth in Sections 5.2(a) and 5.2(b), Orion shall promptly, and in any event within 24 hours of receipt thereof, advise Diamond orally and in writing of any request for information or of any proposal relating to an Orion Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. Orion shall (i) keep Diamond reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Diamond as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Orion or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d) Nothing contained in this Section 5.2 shall prohibit Orion from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains an Orion Recommendation Change shall be subject to the provisions of Section 5.2(b).

Section 5.3 No Solicitation by Diamond. (a) Diamond shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representatives retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Diamond Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Diamond Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.2; provided, however, that if, at any time prior to obtaining the Diamond Stockholder Approval, the Board of Directors of Diamond determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.3(a) constitutes or could reasonably be expected to result in a Diamond Superior Proposal, subject to compliance with Section 5.3(c), Diamond and its Representatives may (A) furnish information with respect to Diamond and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Orion or is provided to Orion prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Diamond Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Orion and its subsidiaries (including HoldCo, Orion Merger Sub and Diamond Merger Sub) (such persons (or group of persons), a “Diamond Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Diamond Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Diamond, whether from Diamond or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Diamond Third Party acquires or would acquire, directly or indirectly, assets or businesses of Diamond or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Diamond and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Diamond Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Diamond and any entity surviving any merger or combination including any of them) of Diamond or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Diamond and its subsidiaries taken as a whole or (iv) any disposition of assets to a Diamond Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Diamond and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 5.3(b), neither the Board of Directors of Diamond nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Orion, the approval or recommendation by such Board of Directors or such committee of the Diamond Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Diamond Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Diamond Recommendation Change”), provided, that nothing herein shall restrict or otherwise limit Diamond from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of Diamond or, so long as Diamond provides Orion with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute a Diamond Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Diamond Recommendation Change), so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by the Diamond Board of Directors or (iii) cause Diamond or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Diamond Alternative Transaction or requiring, or reasonably likely to cause, Diamond to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Diamond Stockholder Approval, the Board of Directors of Diamond determines in good faith, after it has received a Diamond Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Diamond may (subject to this and the following sentences) effect a Diamond Recommendation Change, but only at a time that is after the fourth business day following Orion’s receipt of written notice from Diamond advising Orion that the Board of Directors of Diamond has received a Diamond Superior Proposal specifying the material terms and conditions of such Diamond Superior Proposal, identifying the person making such Diamond Superior Proposal and stating that it intends to make a Diamond Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Diamond Superior Proposal, the Board of Directors of Diamond may only effect a Diamond Recommendation Change after the second business day following Orion’s receipt of written notice from Diamond advising Orion of the modification to such terms and conditions; and provided further that during such four or two business day notice period, as applicable, Diamond engages (to the extent requested by Orion) in good faith negotiations with Orion to amend this Agreement in such a manner that the proposal to enter into a Diamond Alternative Transaction no longer constitutes a Diamond Superior Proposal. For purposes of this Agreement, a “Diamond Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Diamond Third Party to enter into a Diamond Alternative Transaction (with all references to 20% in the definition of Diamond Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.3(a), (B) is on terms that the Board of Directors of Diamond determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to Diamond’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Orion in response to such proposal to enter into a Diamond Alternative Transaction and the identity of the person making such proposal to enter into a Diamond Alternative Transaction) and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Diamond Stockholder Approval, if the Board of Directors of Diamond determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Diamond may effect a Diamond Recommendation Change in response to any Diamond Intervening Event, but only at a time that is after the fourth business day following Orion’s receipt of written notice from Diamond advising Orion of all material information with respect to any such Diamond Intervening Event and stating that it intends to make a Diamond Recommendation Change and providing its rationale therefor. The term “Diamond Intervening Event” shall mean a material event or change in circumstance that arises or occurs after the date of this Agreement that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Board of Directors of Diamond; provided, however, that (i) in no event shall the receipt, existence or terms of an Diamond Alternative Transaction or any matter relating thereto or consequence thereof constitute an Diamond Intervening Event and (ii) in no event shall any event or events that has or have an adverse effect on the business, properties, financial condition or results of operations of Orion and its subsidiaries, taken as a whole, constitute a Diamond Intervening Event unless such event or events has had or would reasonably be expected to have an Orion Material Adverse Effect.

(c) In addition to the obligations of Diamond set forth in Sections 5.3(a) and 5.3(b), Diamond shall promptly, and in any event within 24 hours of receipt thereof, advise Orion orally and in writing of any request for information or of any proposal relating to a Diamond Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. Diamond shall (i) keep Orion reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Orion as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Diamond or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d) Nothing contained in this Section 5.3 shall prohibit Diamond from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Diamond Recommendation Change shall be subject to the provisions of Section 5.3(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, Orion and Diamond shall prepare, and the parties shall cause HoldCo to file with the SEC, the Joint Proxy Statement, and Diamond and Orion shall prepare and cause HoldCo to file with the SEC the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of Orion, Diamond and HoldCo shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Orion, Diamond and HoldCo shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement received from the SEC. HoldCo, Diamond and Orion shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Orion and Diamond, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to an Orion Recommendation Change or a Diamond Recommendation Change. Orion shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Orion’s stockholders, and Diamond shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Diamond’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Orion, Diamond, HoldCo, or any of their respective affiliates, officers or directors, should be discovered by Orion, Diamond or HoldCo that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Orion and Diamond.

(b) Orion shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Orion Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Orion Stockholder Approval and shall, subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. Orion may only postpone or adjourn the Orion Stockholder’s Meeting (i) to solicit additional proxies for the purpose of obtaining the Orion Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Orion has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Orion prior to the Orion Stockholders Meeting; provided, however, that Orion shall postpone or adjourn the Orion Stockholders Meeting up to two (2) times for up to thirty days each time upon the reasonable request of Diamond.

(c) Diamond shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Diamond Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Diamond Stockholder Approval and shall, subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. Diamond may only postpone or adjourn the Diamond Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Diamond Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Diamond has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Diamond prior to the Diamond Stockholders Meeting; provided, however, that Diamond shall postpone or adjourn the Diamond Stockholders Meeting up to two (2) times for up to thirty days each time upon the reasonable request of Orion.

(d) Orion and Diamond shall use reasonable best efforts to hold the Orion Stockholders Meeting and the Diamond Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e) The only matters to be voted upon at each of the Orion Stockholders Meeting and the Diamond Stockholders Meeting are (i) the Mergers, as applicable, (ii) any adjournment or postponement of the Orion Stockholders Meeting or the Diamond Stockholders Meeting, as applicable, and (iii) any other matters as are required by Applicable Law.

Section 6.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, and in furtherance of Sections 2.3(a) and 2.3(c) hereof, upon reasonable notice, each of Orion and Diamond shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of Orion and Diamond shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that the foregoing shall not require Orion or Diamond to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.2, Orion or Diamond, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Orion or Diamond and (3) in the case of clauses (i) through (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Each of Orion and Diamond shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 6.3 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Mergers. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. The parties agree that the use of “reasonable best efforts” in this Section 6.3 shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such assets or businesses of either party or its Subsidiaries or affiliates and (y) restrictions, or actions that after the Effective Time would limit HoldCo’s or its subsidiaries’ or affiliates’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (A) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (B) conditioned upon the consummation of the Mergers.

(b) The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. Each of the parties shall (i) promptly notify the other party of any communication inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Mergers unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided that materials furnished pursuant to this Section 6.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 6.4 Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, HoldCo shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Diamond or Orion or any of their subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Diamond or Orion, as applicable, or any of their respective subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Diamond or Orion, as applicable, or any of their respective subsidiaries or is or was serving at the request of Diamond or Orion, as applicable, or any of their respective subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by Diamond pursuant to the Diamond Certificate of Incorporation, the By-laws of Diamond or the governing or organizational documents of any subsidiary of Diamond, or by Orion pursuant to the Orion Certificate of Incorporation, the By-laws of Orion or the governing organizational documents of any subsidiary of Orion, as applicable, or and any indemnification agreements in existence as of the date of this Agreement. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from HoldCo to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by Diamond pursuant to the Diamond Certificate of Incorporation, the By-laws of Diamond or the governing or organizational documents of any subsidiary of Diamond, or by Orion pursuant to the Orion Certificate of Incorporation, the By-laws of Orion or the governing or organizational documents of any subsidiary of Orion, as applicable, and any indemnification agreements in existence as of the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Diamond Certificate of Incorporation or the By-laws of Diamond, or the Orion Certificate of Incorporation or the By-laws of Orion, as applicable, and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) HoldCo shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that HoldCo, Orion Surviving Corporation or Diamond Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, HoldCo, Orion Surviving Corporation and/or Diamond Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of HoldCo, Orion Surviving Corporation and/or Diamond Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.4.

(b) For a period of six years from and after the Effective Time, HoldCo shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Diamond or Orion or any of their subsidiaries or provide substitute polices for of not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall HoldCo be required to pay with respect to such insurance policies (or substitute insurance policies) (i) of Diamond in respect of any one policy year more than 300% of the annual premium payable by Diamond for such insurance for the prior twelve months (the “Diamond Maximum Amount”), and if HoldCo is unable to obtain the insurance required by this Section 6.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Diamond Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, Diamond may obtain at or prior to the Effective Time a six-year “tail” policy under Diamond’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Diamond Maximum Amount, or (ii) of Orion in respect of any one policy year more than 300% of the annual premium payable by Orion for such insurance for the prior twelve months (the “Orion Maximum Amount”), and if HoldCo is unable to obtain the insurance required by this Section 6.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Orion Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, Orion may obtain at or prior to the Effective Time a six-year “tail” policy under Orion’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Orion Maximum Amount.

(c) The provisions of this Section 6.4 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.5 Fees and Expenses. Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of Diamond and Orion shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).

Section 6.6 Public Announcements. Orion, Diamond, HoldCo, Orion Merger Sub and Diamond Merger Sub shall consult with each other before issuing any press release or Financing Disclosure or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or Financing Disclosure or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release, Financing Disclosure or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 6.6 shall not apply with respect to an Orion Recommendation Change (or any responses thereto) or Diamond Recommendation Change (or any responses thereto), or the proviso in Sections 5.2(b)(ii) and 5.3(b)(ii) (or any response to a statement made pursuant to Section 5.2(b)(ii) and 5.3(b)(ii)), (c) the first sentence of this Section 6.6 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 6.6 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 6.6, to the extent replicated in whole or in party in any subsequent press release or other announcement, and (e) the first sentence of this Section 6.6 shall not apply to any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 6.6 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. As used above, “Financing Disclosure” means any reference to, or information in connection with, the Mergers and the transactions contemplated by this Agreement that is included in any documents to be filed with any person (including the SEC), issued, published and/or distributed by Orion, Diamond, HoldCo, Orion Merger Sub or Diamond Merger Sub in connection with any financing transaction to be entered into by any of those parties.

Section 6.7 NYSE Listing. Orion and Diamond shall use reasonable best efforts to cause the HoldCo Common Stock issuable under Article III to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.8 Tax Treatment. Each of Orion, Diamond and their respective subsidiaries shall use reasonable best efforts to cause (a) each of the Orion Merger and the Diamond Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code and (b) the delivery of the opinions of counsel referred to in Sections 7.2(d) and 7.3(d). The parties shall report each of the Mergers in a manner consistent with such qualification. None of Orion, Diamond or any of their respective subsidiaries shall take any action, or allow any affiliate to take any action, that could reasonably be expected to preclude any of the foregoing.

Section 6.9 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.10 Conveyance Taxes. Orion and Diamond shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.11 Employee Benefits. (a) From and after the Effective Time, HoldCo shall assume and honor all Orion Benefit Plans and Diamond Benefit Plans (including, without limitation, and in accordance with the terms thereof, the arrangements identified on Section 6.11 of the Orion Disclosure Letter and Section 6.11 of the Diamond Disclosure Letter). For all purposes under the employee benefit plans of HoldCo and its affiliates providing benefits to any current or former employee of Orion or Diamond or any of their respective affiliates (collectively, the “Employees”) after the Effective Time (the “New Plans”), and subject to Applicable Law and obligations under any applicable Orion Labor Agreements and Diamond Labor Agreements, each Employee shall be credited with his or her years of service with Orion or Diamond or any of their respective affiliates, as the case may be, before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Orion Benefit Plans or Diamond Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to any Applicable Law and obligations under applicable Orion Labor Agreements or Diamond Labor Agreements: (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Orion Benefit Plan or Diamond Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, HoldCo shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and HoldCo shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, HoldCo shall honor or cause to be honored, in accordance with their terms, each of the Orion Labor Agreements and Diamond Labor Agreements. Prior to the Effective Time, Orion shall comply with any obligations it has under Applicable Laws and the Orion Labor Agreements, and Diamond shall comply with any obligations it has under Applicable Laws and the Diamond Labor Agreements, to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing. Each of Orion and Diamond agree to reasonably cooperate with each other in order to comply with such obligations.

(c) Nothing contained in this Section 6.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of HoldCo, Orion or Diamond or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with HoldCo, Orion or Diamond or any of their subsidiaries, or any of their respective affiliates, or (iv) limit the right of HoldCo, Orion or Diamond (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 6.12 Section 16(b). HoldCo, Orion and Diamond shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Orion or Diamond (including derivative securities) or acquisitions of equity securities of HoldCo (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Orion or Diamond or (b) at the Effective Time, will become a director or officer of HoldCo, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Dividend Coordination. Orion and Diamond shall coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur.

Section 6.14 Certain Litigation. Each party shall promptly advise the other party of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and shall keep the other party reasonably informed regarding any such litigation. Such party shall give the other party the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.15 HoldCo and Merger Sub Approvals. Promptly following the execution of this Agreement, Diamond and Orion shall cause HoldCo to take all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Mergers, to be adopted by HoldCo as the sole stockholders of each of Orion Merger Sub and Diamond Merger Sub, as applicable, for all required purposes under Applicable Law.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Mergers, as applicable, is subject to the satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Orion Stockholder Approval and the Diamond Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

(c) Foreign Approvals. (i) To the extent that the Mergers constitute a concentration within the scope of the EC Merger Regulation or are otherwise a concentration that is subject to the EC Merger Regulation, the European Commission approving the transaction; (ii) if required, the Canada Competition Act Clearance shall have been received; (iii) if required, the approval by the Chinese Ministry of Commerce of the Mergers and the other transactions contemplated by this Agreement shall have been obtained; and (iv) if required, Brazil’s Council for Economic Defence shall have approved the consummation of the Mergers (together with the matters contemplated by Section 7.1(b), the “Requisite Regulatory Approvals”). For purposes of this Agreement, “Canada Competition Act Clearance” means (A) the issuance of an Advance Ruling Certificate, (B) Orion and Diamond have given the notice required under section 114 of the Canada Competition Act with respect to the Mergers and the other transactions contemplated by this Agreement, and the applicable waiting period under section 123 of the Canada Competition Act has expired or has been terminated in accordance with the Competition Act, or (C) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Canada Competition Act; and in the case of (B) or (C), Orion and Diamond have been advised in writing by the Commissioner that he does not, at such time, intend to make an application under section 92 of the Canada Competition Act in respect of the Mergers and the other transactions contemplated by this Agreement.

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Orion Merger or the Diamond Merger; (it being understood and agreed by the parties that, with respect to any Restraints, only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 7.1(d) of the Orion Disclosure Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 7.1(d)).

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Orion and Diamond to their respective stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f) NYSE Listing. The shares of HoldCo Common Stock issuable to the stockholders of Diamond and the stockholders of Orion as contemplated by Article III shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g) Section 355 Overlap. Orion and Diamond shall have reasonably determined, utilizing data available as of the time of the Closing that (i) the Diamond Merger and related transactions shall not constitute an acquisition of a fifty percent or greater interest (within the meaning of Section 355(d)(4) of the Code) in Diamond, as determined under the principles of Section 355(e) of the Code and the Treasury regulations promulgated thereunder, and (ii) the Orion Merger and related transactions shall not constitute an acquisition of a fifty percent or greater interest (within the meaning of Section 355(d)(4) of the Code) in Orion, as determined under the principles of Section 355(e) of the Code and the Treasury regulations promulgated thereunder. Such determination shall be made as reasonably agreed to by Orion and Diamond, substantially consistent with Schedule 7.1(g), as updated or revised by mutual agreement of Orion and Diamond from time to time prior to Effective Time.

Section 7.2 Conditions to Obligations of Diamond. The obligation of Diamond to effect the Diamond Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of Orion contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c) and Section 4.1(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Orion contained in Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iii) each of the representations and warranties of Orion contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Orion.

(b) Performance of Obligations of Orion. Orion shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Diamond shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Orion to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Tax Opinion. Diamond shall have received an opinion of Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to Diamond, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the Diamond Merger and the Orion Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in certificates of HoldCo, Diamond, Orion and others, and the parties hereto agree to provide Weil, Gotshal & Manges LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 7.3 Conditions to Obligations of Orion. The obligation of Orion to effect the Orion Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Diamond contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c) and Section 4.2(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Diamond contained in Section 4.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date and (iii) each of the representations and warranties of Diamond contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Diamond.

(b) Performance of Obligations of Diamond. Diamond shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Orion shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Diamond to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. Orion shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Orion, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the Diamond Merger and the Orion Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations contained in certificates of HoldCo, Orion, Diamond and others, and the parties hereto agree to provide Skadden, Arps, Slate, Meagher & Flom LLP with such certificates as it may reasonably request in connection with rendering its opinion.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 8.1(e) or 8.1(f)) whether before or after the Orion Stockholder Approval or the Diamond Stockholder Approval:

(a) by mutual written consent of Orion and Diamond;

(b) by either Orion or Diamond:

(i) if the Mergers shall not have been consummated by March 15, 2017 (the “Outside Date”); provided, that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing), then either Diamond or Orion may elect

(by delivery written notice to the other party at or prior to 11:59 p.m. Eastern time, on March 15, 2017) to extend the Outside Date to June 15, 2017; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Mergers to be consummated by such time;

(ii) if the Orion Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at an Orion Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if the Diamond Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Diamond Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Orion Merger or the Diamond Merger and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

(c) by Diamond (provided that Diamond is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Orion shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is incapable of being cured by Orion or is not cured within 30 days of written notice thereof;

(d) by Orion (provided that Orion is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Diamond shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is incapable of being cured by Diamond or is not cured within 30 days of written notice thereof;

(e) by Diamond, at any time prior to the Orion Stockholders Meeting, if a Diamond Triggering Event shall have occurred; and

(f) by Orion, at any time prior to the Diamond Stockholders Meeting, if an Orion Triggering Event shall have occurred.

Section 8.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b) If this Agreement is terminated (i) by Diamond pursuant to Section 8.1(e); provided, that if either Diamond or Orion terminate this Agreement pursuant to Section 8.1(b)(ii) at a time when Diamond would have been entitled to terminate this Agreement pursuant to Section 8.1(e), this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.2(b), (ii) by Diamond or Orion pursuant to Section 8.1(b)(ii) or by Diamond pursuant to Section 8.1(c) and at or prior to the Orion Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or at or prior to the time of such breach by Orion referred to in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made directly to the stockholders of Orion generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute an Orion Alternative Transaction (an “Orion Qualifying Transaction”), which shall not have been withdrawn on or prior to the Orion Stockholders Meeting in the case of a termination pursuant to Section 8.1(b)(ii) or prior to the time of such breach in the case of a termination pursuant to Section 8.1(c) or (iii) by Diamond or Orion pursuant to Section 8.1(b)(i) because the Mergers have not been consummated at or prior to the Outside Date (as it may be extended) if the Diamond Stockholder Approval shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to Orion, or shall have been made directly to the stockholders of Orion generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute an Orion Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), in each case set forth above, and, in the case of clauses (b)(ii) and (b)(iii), if within 12 months of termination of this Agreement (A) Orion or its subsidiaries enters into a definitive agreement with any Orion Third Party with respect to an Orion Qualifying Transaction or (B) any Orion Qualifying Transaction is consummated, then Orion shall pay to Diamond, not later than (x) in the case of clause (b)(i), the date of termination of this Agreement and (y) in the case of clauses (b)(ii) and (b)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Orion Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $1,900,000,000 (the “Termination Fee”); provided that for the purpose of the definition of Orion Qualifying Transaction, the term Orion Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

(c) If this Agreement is terminated (i) by Orion pursuant to Section 8.1(f); provided, that if either Orion or Diamond terminate this Agreement pursuant to Section 8.1(b)(iii) at a time when Orion would have been entitled to terminate this Agreement pursuant to Section 8.1(f), this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.2(c), (ii) by Diamond or Orion pursuant to Section 8.1(b)(iii) or by Orion pursuant to Section 8.1(d) and at or prior to the Diamond Stockholder Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or at or prior to the time of such breach by Diamond referred to in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made directly to the stockholders of Diamond generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Diamond Alternative Transaction (a “Diamond Qualifying Transaction”), which shall not have been withdrawn on or prior to the Diamond Stockholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) or prior to the time of such breach in the case of Section 8.1(d) or (iii) by Orion or Diamond pursuant to Section 8.1(b)(i) because the Mergers have not been consummated at or prior to the Outside Date (as it may be extended) if the Orion Stockholder Approval shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to Diamond, or shall have been made directly to the stockholders of Diamond generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Diamond Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), in each case set forth above, and, in the case of clauses (c)(ii) and (c)(iii), if within 12 months of termination of this Agreement (A) Diamond or its subsidiaries enters into a definitive agreement with any Diamond Third Party with respect to a Diamond Qualifying Transaction or (B) any Diamond Qualifying Transaction is consummated, then Diamond shall pay to Orion, not later than (x) in the case of clause (c)(i), the date of termination of this Agreement, and (y) in the case of clauses (c)(ii) and (c)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Diamond Qualifying Transaction referred to in clause (B) is consummated, the Termination Fee; provided that for the purpose of the definition of Diamond Qualifying Transaction, the term Diamond Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

(d) Each Termination Fee payable under Sections 8.2(b) and 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth in Sections 8.2(b) and 8.2(c). If a party fails to promptly pay to the other party any fee due under such Sections 8.2(b) and 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e) Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with a Willful Breach hereunder), (i) in the event that any Termination Fee is paid to a party in accordance with this Section 8.2, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, and (ii) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 8.2, no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 8.3 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Orion Stockholder Approval or the Diamond Stockholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of Orion (in the case of the Orion Stockholder Approval) and the stockholders of Diamond (in the case of the Diamond Stockholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Orion Common Stock or Diamond Common Stock hereunder or that by law otherwise expressly requires the further approval of the stockholders of Orion or the stockholders of Diamond, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of Orion or the stockholders of Diamond. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Orion or Diamond shall require the approval of the stockholders of Orion or Diamond, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This

Section 9.1 shall not limit Section 8.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Diamond to:

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Attention: Executive Vice President and General Counsel

Facsimile: (989) 638-9397

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Esq.

Email: michael.aiello@weil.com

Attention: James R. Griffin, Esq.

Email: james.griffin@weil.com

Attention: Sachin Kohli, Esq.

Email: sachin.kohli@weil.com

Facsimile: (212) 310-8007

(b)	if to Orion, to:

E. I. du Pont de Nemours and Company,

Chestnut Run Plaza, 974 Centre Road,

P. O. Box 2915

Wilmington, Delaware 19805

Attn: Stacy L. Fox

Facsimile: 302-999-5094

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY, 10036

Attention: Peter Allan Atkins, Esq.

Email: peter.atkins@skadden.com

Attention: Brandon Van Dyke, Esq.

Email: brandon.vandyke@skadden.com

Section 9.3 Definitions. For purposes of this Agreement:

(a) An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Certificate of Designations” means the Certificate of Designations of Cumulative Convertible Perpetual Preferred Stock, Series A of Diamond;

(c) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws;

(d) “Diamond Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Diamond or any of its subsidiaries or which Diamond or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(e) “Diamond Deferred Stock” means deferred shares of Diamond Common Stock;

(f) “Diamond Equity Plans” means the Diamond Amended and Restated 2012 Stock Incentive Plan, the Diamond 1988 Award and Option Plan and any other plan pursuant to which Diamond Equity Awards are issued;

(g) “Diamond Labor Agreement” means each U.S. Diamond Labor Agreement and Non-U.S. Diamond Labor Agreement;

(h) “Diamond Option” means an option to purchase shares of Diamond Common Stock and each stock appreciation right with respect to Diamond Common Stock;

(i) “Diamond Performance Deferred Stock” means deferred shares of Diamond Common Stock that are subject to specified performance targets;

(j) “Diamond Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of Orion or any committee thereof shall have made an Orion Recommendation Change; (B) Orion shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of Orion; (c) the Board of Directors of Orion fails to reaffirm unanimously and publicly its recommendation of this Agreement and the Orion Merger, within five (5) business days (or, if earlier, prior to the date of the Orion Stockholders Meeting) after Diamond requests in writing that such recommendation be reaffirmed publicly; (d) a tender or exchange offer relating to shares of Orion Common Stock shall have been commenced and Orion shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Orion Stockholders Meeting), a statement disclosing that Orion recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Merger; (e) an Orion Alternative Transaction is publicly announced, and Orion fails to issue a press release that reaffirms unanimously its recommendation of this Agreement and the Orion Merger, within five (5) business days (or, if earlier, prior to the Orion Stockholders’ Meeting) after such Orion Alternative Transaction is publicly announced; or (f) Orion or any Representative of Orion shall have breached any of the provisions set forth in Section 5.2 in any material respect;

(k) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(l) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(m) “HoldCo Series A Preferred Stock” means Cumulative Convertible Perpetual Preferred Stock, Series A of HoldCo, par value $0.01, having the same rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers and limitations and restrictions of the shares of Diamond Series A Preferred Stock issued and outstanding as of the date of this Agreement;

(n) “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and head of human resources;

(o) “Material Adverse Effect” on Orion or Diamond means any fact, circumstance, effect, change, event or development (each, an “Effect”) that materially adversely affects the business, properties, financial condition or results of operations of Orion and its subsidiaries, or Diamond and its subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (B) any failure, in and of itself, by Orion or Diamond to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Orion or Diamond, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (C) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) and (iii), in the case of Orion, and Section 4.2(b)(ii) and (iii), the case of Diamond), (D) any change, in and of itself, in the market price or trading volume of Orion’s or Diamond’s, respectively, securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Orion or Diamond, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) (in each case, other than any Effect that affects either Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, other than any Effect that affects either Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (G) any hurricane, tornado, flood, earthquake or other natural disaster (in each case, other than any Effect that affects either Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Orion and its subsidiaries or Diamond and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), or (H) any action expressly required by Section 6.3 of this Agreement;

(p) “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(q) “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(r) “New Entity Organizational Documents” means the organizational documents of HoldCo, Diamond Merger Sub and Orion Merger Sub;

(s) “Orion Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Orion or any of its subsidiaries or which Orion or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(t) “Orion Equity Plans” means the Orion Equity and Incentive Plan as in effect from time to time, the Orion Stock Performance Plan, the Orion Stock Accumulation and Deferred Compensation Plan for Directors, the Orion Management Deferred Compensation Plan, the Orion Retirement Savings Restoration Plan and any other plan pursuant to which Orion Equity Awards are granted;

(u) “Orion Labor Agreement” means each U.S. Orion Labor Agreement and Non-U.S. Orion Labor Agreement;

(v) “Orion Option” means an option to purchase shares of Orion Common Stock;

(w) “Orion PSU Award” means an award of restricted stock units in respect of shares of Orion Common Stock whose vesting is conditioned in whole or part on the satisfaction of performance criteria;

(x) “Orion RSU Award” means an award of restricted stock units in respect of shares of Orion Common Stock whose vesting is not conditioned in any part on the satisfaction of performance criteria;

(y) “Orion Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of Diamond or any committee thereof shall have made a Diamond Recommendation Change; (B) Diamond shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of Diamond; (c) the Board of Directors of Diamond fails to reaffirm unanimously and publicly its recommendation of this Agreement and the Diamond Merger, within five (5) business days (or, if earlier, prior to the date of the Diamond Stockholders Meeting) after Orion requests in writing that such recommendation be reaffirmed publicly; (d) a tender or exchange offer relating to shares of Diamond Common Stock shall have been commenced and Diamond shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Diamond Stockholders Meeting), a statement disclosing that Diamond recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Merger; (e) a Diamond Alternative Transaction is publicly announced, and Diamond fails to issue a press release that reaffirms unanimously its recommendation of this Agreement and the Diamond Merger, within five (5) business days (or, if earlier, prior to the Diamond Stockholders’ Meeting) after such Diamond Alternative Transaction is publicly announced; or (f) Diamond or any Representative of Diamond shall have breached any of the provisions set forth in Section 5.3 in any material respect;

(z) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(aa) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

(bb) “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of Orion or Diamond is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries; No Additional Representations. (a) This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Mergers and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.4, is not intended to confer upon any person other than the parties any rights or remedies.

(b) The parties acknowledge and agree that none of Orion, Diamond or any other person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of Orion and Diamond, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of Orion, Diamond or any other person, as applicable, except as expressly set forth in this Agreement; provided, however, that this section shall not apply to representations contained in certificates received from Orion, Diamond, HoldCo or others, received by Weil, Gotshal & Manges LLP or Skadden, Arps, Slate, Meagher & Flom LLP, pursuant to Sections 7.2(d) and 7.3(d), respectively.

Section 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause Section 9.10 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.10 Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.11 Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.12 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

THE DOW CHEMICAL COMPANY

By:	/s/ Andrew N. Liveris
Name:	Andrew N. Liveris
Title:	President, Chairman, and Chief Executive Officer

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Edward D. Breen
Name:	Edward D. Breen
Title:	Chair and Chief Executive Officer

DIAMOND-ORION HOLDCO, INC.

By:	/s/ Howard Ungerleider
Name:	Howard Ungerleider
Title:	President

By:	/s/ Nicholas C. Fanandakis
Name:	Nicholas C. Fanandakis
Title:	Vice President and Treasurer

DIAMOND MERGER SUB, INC.

By:	/s/ Howard Ungerleider
Name:	Howard Ungerleider
Title:	President

ORION MERGER SUB, INC.

By:	/s/ Howard Ungerleider
Name:	Howard Ungerleider
Title:	President

ANNEX B—Opinion of Lazard Frères & Co. LLC

December 10, 2015

The Board of Directors

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Dear Members of the Board:

We understand that The Dow Chemical Company (“Diamond”), E. I. du Pont de Nemours and Company (“Orion”), Diamond-Orion HoldCo, Inc. (“HoldCo”), Diamond Merger Sub, Inc. (“Diamond Merger Sub”) and Orion Merger Sub, Inc. (“Orion Merger Sub”), propose to announce a “merger of equals” and enter into an Agreement and Plan of Merger (the “Agreement”), substantially in the form of the draft dated December 10, 2015. The Agreement provides, among other things, for (i) the merger of Diamond Merger Sub with and into Diamond (the “Diamond Merger”), with Diamond continuing as the surviving corporation and a wholly owned subsidiary of HoldCo, pursuant to which (A) each issued and outstanding share of common stock, par value $2.50 per share, of Diamond (the “Diamond Common Stock”), other than shares of Diamond Common Stock held in treasury and Diamond Equity Awards (as defined in the Agreement) to be treated in accordance with the Agreement, shall be converted into the right to receive one share (the “Diamond Exchange Ratio”) of common stock, par value $0.01 per share of HoldCo (“HoldCo Common Stock”) and (B) each share of Diamond Series A Preferred Stock (as defined in the Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) will be converted into the right to receive one share of HoldCo Series A Preferred Stock (as defined in the Agreement), and (ii) the merger of Orion Merger Sub with and into Orion (the “Orion Merger” and, together with the Diamond Merger, the “Mergers”), with Orion continuing as the surviving corporation and a wholly owned subsidiary of HoldCo, pursuant to which each issued and outstanding share of common stock, par value $0.30 per share, of Orion (the “Orion Common Stock”), other than shares of Orion Common Stock held in treasury and Orion Equity Awards (as defined in the Agreement) to be treated in accordance with the Agreement, shall be converted into the right to receive 1.2820 shares (the “Orion Exchange Ratio”) of HoldCo Common Stock. The terms and conditions of the Mergers are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Diamond Common Stock (other than Orion and its affiliates) of the Diamond Exchange Ratio pursuant to the Agreement.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated December 10, 2015, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Diamond and Orion;

(iii)	Reviewed various financial forecasts and other data prepared by Diamond relating to the business of Diamond, financial forecasts and other data prepared by Orion relating to the business of Orion, and the projected synergies and strategic, financial, operational and other benefits, including the amount and timing thereof, anticipated by the managements of Diamond and Orion to be realized from the Mergers;

(iv)	Held discussions with members of the senior managements of Diamond and Orion with respect to the businesses and prospects of Diamond, Orion and HoldCo, respectively, and the projected synergies and

B-1

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, NY 10112

The Board of Directors

The Dow Chemical Company

December 10, 2015

strategic, financial, operational and other benefits anticipated by the managements of Diamond and Orion to be realized from the Mergers;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Diamond and Orion, respectively;

(vi)	Reviewed historical stock prices and trading volumes of Diamond Common Stock and Orion Common Stock;

(vii)	Reviewed the potential pro forma financial impact of the Mergers on HoldCo based on the financial forecasts referred to above relating to Diamond and Orion; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, and any other information that was publicly available or supplied or otherwise made available to us by Diamond or Orion, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Diamond, Orion or HoldCo or concerning the solvency or fair value of Diamond, Orion or HoldCo, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and strategic, financial, operational and other benefits anticipated by the managements of Diamond and Orion to be realized from the Mergers, we have assumed, with the consent of Diamond, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Diamond and Orion as to the future financial performance of Diamond, Orion and HoldCo, respectively, and such synergies and benefits. In addition, we have assumed, with the consent of Diamond, that such projected synergies and strategic, financial, operational and other benefits, will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating, revising or reaffirming our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Diamond Common Stock, Orion Common Stock or HoldCo Common Stock may trade subsequent to the announcement of the Mergers or at any time. In addition, our opinion does not address the relative merits of the Mergers as compared to any other transaction or business strategy in which Diamond might engage or the merits of the underlying decision by Diamond to engage in the Mergers. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Diamond.

In rendering our opinion, we have assumed, with the consent of Diamond, that the Mergers will be consummated in accordance with the terms set forth in the Agreement, without any waiver, amendment or delay of any terms or conditions that is in any respect material to our analysis. Representatives of Diamond have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Diamond, that in obtaining the necessary governmental, regulatory or third party approvals and consents required for the Mergers, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Mergers or an adverse effect on Diamond, Orion or HoldCo, in each case that would be material in any respect to our analysis. We further have assumed, with the consent of Diamond,

The Board of Directors

The Dow Chemical Company

December 10, 2015

that the Mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. We are not legal, tax, regulatory or accounting advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Diamond and its advisors with respect to legal, tax, regulatory and accounting matters. We do not express any opinion as to any legal, tax, regulatory or accounting matters or consequences that might result from the Mergers, as to which we understand that Diamond obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Mergers, including, without limitation, the form or structure of the Mergers or any agreements or arrangements entered into in connection with, or contemplated by, the Agreement, or as to the fairness of the Mergers, the Diamond Exchange Ratio or the Orion Exchange Ratio to the holders of any class of equity securities, creditors or other constituencies of Diamond (in each case other than the fairness of the Diamond Exchange Ratio to the holders of Diamond Common Stock to the extent expressly specified herein). We are not expressing any view or opinion as to any potential separation of the combined company’s Agricultural Business, Material Sciences Business and Specialty Products Business, in each case as defined in the Agreement, and the spin-off of one or more of the foregoing (the “Spin-Offs”), or any transaction, including the transaction to restructure the ownership of Dow Corning Corporation, other than the Mergers that Diamond may be considering as of the date of this opinion (“Other Transaction”), and we have not taken into account any possible effects of the Spin-Offs or any Other Transaction on Diamond, Orion or HoldCo. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Agreement, or class of such persons, relative to the Diamond Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Diamond in connection with the Mergers and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Mergers. We in the past have provided and currently are providing certain investment banking services to Diamond and in the future may provide certain investment banking services to Diamond, Orion and Holdco, for which we have received and may receive compensation, including, during the past two years, advising Diamond with respect to a potential immaterial transaction that has not yet been executed. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Diamond, Orion, HoldCo and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Diamond, Orion, HoldCo and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Diamond (in its capacity as such) and our opinion is rendered to the Board of Directors of Diamond in connection with its evaluation of the Mergers. Our opinion may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Diamond is required to make with the Securities and Exchange Commission in connection with the Mergers if such inclusion is required by applicable law. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Mergers or any matter relating thereto.

The Board of Directors

The Dow Chemical Company

December 10, 2015

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Diamond Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to holders of Diamond Common Stock (other than Orion and its affiliates).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Gerald Rosenfeld
Gerald Rosenfeld
Vice Chairman, Investment Banking

ANNEX C—Opinion of Morgan Stanley & Co. LLC

December 10, 2015

Board of Directors

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Members of the Board:

We understand that The Dow Chemical Company (“Diamond”), E. I. du Pont de Nemours and Company (“Orion”), Diamond-Orion HoldCo, Inc. (“HoldCo”), Diamond Merger Sub, Inc. (“Diamond Merger Sub”) and Orion Merger Sub, Inc. (“Orion Merger Sub”), propose to announce a “merger of equals” and enter into an Agreement and Plan of Merger (the “Merger Agreement”), substantially in the form of the draft dated December 10, 2015. The Merger Agreement provides, among other things, for (i) the merger of Diamond Merger Sub with and into Diamond (the “Diamond Merger”), with Diamond continuing as the surviving corporation and a wholly owned subsidiary of HoldCo, pursuant to which (A) each issued and outstanding share of common stock, par value $2.50 per share, of Diamond (the “Diamond Common Stock”), other than shares of Diamond Common Stock held in treasury and Diamond Equity Awards (as defined in the Merger Agreement) to be treated in accordance with the Merger Agreement, shall be converted into the right to receive one share (the “Diamond Exchange Ratio”) of common stock, par value $0.01 per share of HoldCo (“HoldCo Common Stock”) and (B) each share of Diamond Series A Preferred Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive one share of HoldCo Series A Preferred Stock (as defined in the Merger Agreement), and (ii) the merger of Orion Merger Sub with and into Orion (the “Orion Merger” and, together with the Diamond Merger, the “Mergers”), with Orion continuing as the surviving corporation and a wholly owned subsidiary of HoldCo, pursuant to which each issued and outstanding share of common stock, par value $0.30 per share, of Orion (the “Orion Common Stock”), other than shares of Orion Common Stock held in treasury and Orion Equity Awards (as defined in the Merger Agreement) to be treated in accordance with the Merger Agreement, shall be converted into the right to receive 1.2820 shares (the “Orion Exchange Ratio”) of HoldCo Common Stock. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Diamond Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Diamond Common Stock (other than Orion and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Diamond and Orion, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Diamond and Orion, respectively;

3)	Reviewed certain financial forecasts and other data prepared by the managements of Diamond and Orion, respectively;

4)	Reviewed information relating to the projected synergies and strategic, financial, operational and other benefits anticipated from the Mergers, prepared by the managements of Diamond and Orion, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of Diamond, including the projected synergies and benefits anticipated from the Mergers, with senior executives of Diamond;

6)	Discussed the past and current operations and financial condition and the prospects of Orion, including the projected synergies and benefits anticipated from the Mergers with senior executives of Orion;

7)	Reviewed the reported prices and trading activity for the Diamond Common Stock and Orion Common Stock;

8)	Compared the financial performance of Diamond and Orion and the prices and trading activity of the Diamond Common Stock and the Orion Common Stock with that of certain other publicly-traded companies comparable with Diamond and Orion, respectively, and their securities;

9)	Reviewed the potential pro forma financial impact of the Mergers on HoldCo based on the financial forecasts referred to above relating to Diamond and Orion;

10)	Reviewed the financial terms and conditions of a draft, dated December 10, 2015, of the Merger Agreement; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, and any other information that was publicly available or supplied or otherwise made available to us by Diamond or Orion, without independent verification of such information. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and strategic, financial, operational and other benefits anticipated by the managements of Diamond and Orion to be realized from the Mergers, we have assumed, with the consent of Diamond, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Diamond and Orion as to the future financial performance of Diamond, Orion and HoldCo, respectively, and such synergies and benefits. In addition, we have assumed, with the consent of Diamond, that such projected synergies and strategic, financial, operational and other benefits, will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. In addition, we have assumed, with the consent of Diamond, that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions that is in any respect material to our analysis. Representatives of Diamond have advised us, and we have assumed, that the Merger Agreement, when executed, will conform to the draft reviewed by us in all material respects. We have further assumed that the Diamond Merger and the Orion Merger will each qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. Morgan Stanley has assumed, with the consent of Diamond, that in obtaining the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Mergers or an adverse effect on Diamond, Orion or HoldCo, in each case that would be material in any respect to our analysis. We are not legal, tax, regulatory or accounting advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Diamond and its advisors with respect to legal, tax, regulatory and accounting matters. We do not express any opinion as to any legal, tax, regulatory or accounting matters or consequences that might result from the Mergers, as to which we understand that Diamond obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Mergers, including, without limitation, the form or structure of the Mergers or any agreements or arrangements entered into in connection with, or contemplated by, the Merger Agreement, or as to the fairness of the Mergers, the Diamond Exchange Ratio or the Orion Exchange Ratio to the holders of any class of equity securities, creditors or other constituencies of Diamond (in each case other than the fairness of the Diamond Exchange Ratio to the holders of Diamond Common Stock to the extent expressly specified herein). We are not expressing any view or opinion as to any potential separation of the combined company’s Agricultural Business, Material Sciences Business and Specialty Products Business, in each case as defined in the Merger Agreement, and the spin-off of one or more of the foregoing (the “Spin-Offs”), or any transaction, including the transaction to restructure the ownership of Dow Corning Corporation, other than the Mergers that Diamond may be considering as of the date of this opinion (“Other Transaction”), and we have not taken into account any possible effects of the Spin-Offs or any Other Transaction on Diamond, Orion or HoldCo. We express no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, relative to the Diamond Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Diamond, Orion or HoldCo, or concerning the solvency or fair value of Diamond, Orion or HoldCo, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events or circumstances occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Diamond. This opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to Diamond, nor does it address the underlying business decision of Diamond to engage in the Mergers.

We have acted as financial advisor to the Board of Directors of Diamond in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Mergers. In the two years prior to the date hereof, we have provided financial advisory and financing services for Diamond and financing services for Orion and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Diamond, Orion and HoldCo in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Diamond, Orion, HoldCo or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. Our engagement and this opinion is for the information of the Board of Directors of Diamond (in its capacity as such) and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Diamond is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Diamond Common Stock, Orion Common Stock or HoldCo Common Stock will trade subsequent to the announcement of the Mergers or at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Diamond or Orion should vote at the shareholders’ meetings to be held in connection with the Mergers or otherwise act with respect to the Mergers or any matter related thereto.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Diamond Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Diamond Common Stock (other than Orion and its affiliates).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Carl A. Contiguglia
Carl A. Contiguglia
Managing Director

ANNEX D—Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

December 11, 2015

Board of Directors

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than The Dow Chemical Company (“Dow”) and its affiliates) of the outstanding shares of common stock, par value $0.30 per share (the “Shares”), of E. I. du Pont de Nemours and Company (the “Company”), taking into account the Dow Merger (as defined below), of the Company Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015 (the “Agreement”), by and among Diamond-Orion HoldCo, Inc. (“HoldCo”), Dow, Diamond Merger Sub, Inc., a wholly owned subsidiary of HoldCo (“Dow Merger Sub”), the Company and Orion Merger Sub, Inc., a wholly owned subsidiary of HoldCo (“Company Merger Sub”). The Agreement provides, among other things, that Dow Merger Sub will be merged with and into Dow (the “Dow Merger”) and that Company Merger Sub will be merged with and into the Company (the “Company Merger”). As a result of the Company Merger, each issued and outstanding Share will be converted into the right to receive 1.2820 shares of common stock, par value $0.01 per share (each, a “HoldCo Share”), of HoldCo (the “Company Exchange Ratio”). As a result of the Dow Merger, each issued and outstanding share of common stock, par value $2.50 per share (the “Dow Shares”), of Dow will be converted into the right to receive one HoldCo Share.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Dow and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a participant in the Company’s commercial paper program since February 2011; as financial advisor to the Company in connection with its proxy contest with Trian Fund Management, LP in May 2015; and as the Company’s financial advisor in connection with its spin-off of The Chemours Company in July 2015. We also have provided certain financial advisory and/or underwriting services to Dow and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a participant in Dow’s commercial paper program since January 2011; as financial advisor and purchaser in connection with a debt-for-debt exchange for Dow’s 2.50% Notes due 2016 (aggregate principal amount $750,000,000), 5.70% Notes due 2018 (aggregate principal amount $514,449,000), 4.25% Notes due 2020 (aggregate principal amount $1,750,000,000), 4.125% Notes due 2021 (aggregate principal amount $1,250,000,000), 3.00% Notes due 2022 (aggregate principal amount $1,250,000,000) in October 2015; and as Dow’s financial advisor in connection with its sale of its Chlor-alkali business in October 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Dow, HoldCo and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Dow for the five years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Dow; certain other communications from the Company and Dow to their respective stockholders; certain publicly available research analyst reports for the Company and Dow; and certain internal financial analyses and forecasts for the Company prepared by its management and for Dow prepared by its management and certain financial analyses and forecasts for Holdco prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), and certain operating synergies projected by the managements of the Company and Dow to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Dow regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Dow; reviewed the reported price and trading activity for the Shares and the Dow Shares ; compared certain financial and stock market information for the Company and Dow with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the chemicals industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Dow or Holdco or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Dow or HoldCo or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Dow and its affiliates) of Shares, as of the date hereof and taking into account the Dow Merger, of the Company Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Dow or Holdco or class of such persons,

D-2

in connection with the Transaction, whether relative to the Company Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which HoldCo Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Dow or HoldCo or the ability of the Company, Dow or HoldCo to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the Dow Merger, the Company Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Dow and its affiliates) of Shares.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

D-3

ANNEX E—Opinion of Evercore Group L.L.C.

December 11, 2015

The Board of Directors of E. I. du Pont de Nemours and Company

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Members of the Board of Directors:

We understand that E. I. du Pont de Nemours and Company, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with The Dow Chemical Company, a Delaware corporation (“Diamond”), Diamond-Orion HoldCo, Inc., a Delaware corporation (“HoldCo”), Diamond Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of HoldCo (“Diamond Merger Sub”) and Orion Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of HoldCo (“Orion Merger Sub”, and, collectively with Diamond, HoldCo, and Diamond Merger Sub, the “Counterparties”). The Merger Agreement will provide, among other things, that at the Effective Time (as defined in the Merger Agreement), (i) Diamond Merger Sub will merge (the “Diamond Merger”) with and into Diamond, with Diamond continuing as the surviving corporation and a wholly-owned subsidiary of HoldCo, and each issued and outstanding share of common stock, par value $2.50 per share, of Diamond (“Diamond Common Stock”) (other than any shares of Diamond Common Stock held in treasury) will be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.01 per share, of HoldCo (“HoldCo Common Stock”), and (ii) Orion Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of HoldCo, and each issued and outstanding share of common stock, par value $0.30 per share, of the Company (“Company Common Stock”) (other than any shares of Company Common Stock held in treasury) will be converted into the right to receive 1.2820 (the “Exchange Ratio”) fully paid and nonassessable shares of HoldCo Common Stock, together with cash in lieu of fractional shares of HoldCo Common Stock, without interest (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, and taking into account the Diamond Merger, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than Diamond and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Diamond that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial data relating to the Company and Diamond prepared by management of the Company and of Diamond and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company and Diamond prepared by management of the Company and of Diamond and furnished to us by management of the Company;

Letter to the Board of Directors of E. I. du Pont de Nemours and Company

December 11, 2015

(iv)	reviewed certain information regarding potential cost savings and operational synergies projected by management of the Company and of Diamond to result from the Transaction and furnished to us by management of the Company (the “Expected Synergies”);

(v)	discussed the past and current operations, financial projections, current financial condition of the Company and Diamond and Expected Synergies with management of the Company and of Diamond (including their views on the risks and uncertainties of achieving such projections and Expected Synergies);

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock and the Diamond Common Stock;

(vii)	compared the financial performance of the Company and Diamond and their stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	reviewed the Merger Agreement; and

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and Diamond referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and, with respect to the Diamond projected financial data the management of the Company and Diamond, as to the future financial performance of the Company and Diamond under the assumptions reflected therein. We express no view as to any projected financial data relating to the Company or Diamond or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessment of the management of the Company as to the Expected Synergies, and we have assumed that the amount of the Expected Synergies is reasonable.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits to the holders of the Company Common Stock of the Transaction.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Letter to the Board of Directors of E. I. du Pont de Nemours and Company

December 11, 2015

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than Diamond and its affiliates), from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor do we express any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company, Diamond or HoldCo will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Transaction is consummated. Prior to the date hereof, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and certain of the Counterparties and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and any of the Counterparties pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Counterparties in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Counterparties and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Letter to the Board of Directors of E. I. du Pont de Nemours and Company

December 11, 2015

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the Diamond Merger, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the shares of Company Common Stock (other than Diamond and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Eduardo G. Mestre
Eduardo G. Mestre
Senior Advisor

ANNEX F—Form of Amended and Restated Certificate of Incorporation of DowDuPont

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOWDUPONT INC.

DowDuPont Inc. (hereinafter called the “Company”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: The present name of the Company is DowDuPont Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 9, 2015.

SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted by the Company in accordance with the provisions of the General Corporation Law of the State of Delaware.

THIRD: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the corporation’s original Certificate of Incorporation.

FOURTH: The text of this Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Company is DowDuPont.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Company is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware. The Company shall have all powers that may now or hereafter be lawful for a corporation to exercise under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(A)	Classes of Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 5,250,000,000 shares. The authorized capital stock is divided into 250,000,000 shares of preferred stock having a par value of $0.01 per share (hereinafter, the “Preferred Stock”) and 5,000,000,000 shares of common stock having a par value of $0.01 per share (hereinafter, the “Common Stock”).

(B)	Preferred Stock.

1.	Shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

(i)	4,000,000 shares of the Company’s Preferred Stock shall constitute a series of Preferred Stock, designated as “Cumulative Convertible Perpetual Preferred Stock, Series A” (hereinafter called the “Convertible Preferred Stock”), which shall have the designations, powers, preferences and rights and the qualifications, limitations and restrictions as set forth in Exhibit A attached hereto.

(ii)	The Board of Directors may by resolution or resolutions from time to time authorize the issuance of additional shares of Convertible Preferred Stock.

2.	Authority is hereby expressly granted to the Board of Directors of the Company, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of the State of Delaware, to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock in addition to the Convertible Preferred Stock out of the authorized but unissued shares of Preferred Stock and with respect to each such series to fix, by filing a certificate of designation pursuant to the General Corporation Law of the State of Delaware setting forth such resolution or resolutions and providing for the issuance of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)	the designation of such series;

(ii)	the number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii)	the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Company, and whether such dividends shall be cumulative or non-cumulative;

(iv)	whether the shares of such series shall be subject to redemption by the Company, in whole or in part, at the option of the Company or of the holder thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

(v)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(vi)	whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Company or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges;

(vii)	the extent, if any, to which the holders of shares of such series shall be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

(viii)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(ix)	the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, the Company.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to the Convertible Preferred Stock or any other series of Preferred Stock to the extent permitted by law and the terms of the Convertible Preferred Stock set forth in Exhibit A attached hereto.

(C)	Common Stock. All shares of Common Stock of the Company shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges. Except as otherwise provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the General Corporation Law of the State of Delaware, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor and shall have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

ARTICLE V

BOARD OF DIRECTORS

(A)	Power of the Board of Directors. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors shall be expressly authorized to:

1.	determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Company;

2.	establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and

3.	exercise all such powers and do all such acts as may be exercised by the Company, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the Amended and Restated Bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”).

(B)	Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by a vote of a majority of the entire Board of Directors in the manner provided in the Bylaws. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors that the Company would have if there were no vacancies.

(C)	Vacancies. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

(D)

Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION.

(A)	Limitation of Liability of Directors. A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the General Corporation Law of Delaware as the same now exists or hereafter may be amended. No repeal or modification of this Article VI shall apply or have any adverse effect on any right or protection of, or any limitation of the liability of, any person entitled to any right or protection under this Article VI existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(B)	Indemnification. Directors, officers, employees and agents of the Company may be indemnified by the Company to the fullest extent as is permitted by the laws of the State of Delaware as it presently exists or may hereafter be amended and as the Bylaws may from time to time provide.

ARTICLE VII

STOCKHOLDER ACTION

(A)	Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of Preferred Stock.

(B)	Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Company: (1) may be called by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, upon motion of a director, and (2) shall be called by the Executive Chairman of the Board of Directors or the Secretary of the Company upon a written request from stockholders of the Company holding at least twenty-five percent of the voting power of all the shares of capital stock of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with such procedures for calling a special meeting of stockholders as may be set forth in the Bylaws, as may be amended from time to time.

ARTICLE VIII

AMENDMENT OF BYLAWS

(A)	Amendment by the Board of Directors. In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, adopt or repeal the Bylaws of the Company; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

(B)	Amendment by Stockholders. In addition to any requirements of the General Corporation Law of the State of Delaware (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of the State of Delaware), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Company to amend, alter, change, adopt or repeal any Bylaws of the Company.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the General Corporation Law of Delaware may be added or inserted, in the manner now or hereafter prescribed by the General Corporation Law of Delaware, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this [●] day of [●], [●].

[●]

By:
Name:
Title:

Exhibit A

FORM OF

CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES A

OF

DOWDUPONT INC.

Section 1. Designation.

A series of preferred stock is established as “Cumulative Convertible Perpetual Preferred Stock, Series A” (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock. Convertible Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock, if any, and will rank junior to Senior Stock, if any.

Section 2. Number of Shares.

The number of designated shares of Convertible Preferred Stock shall be 4,000,000. That number from time to time may be decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized. The Company shall not have the authority to issue fractional shares of Convertible Preferred Stock.

Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Holder (or if there is more than one Holder, a majority in interest of Holders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Holder; otherwise, the average of all three determinations shall be binding upon the Company and the Holder. The costs of conducting any Appraisal Procedure shall be borne equally by the Company and the Holder.

“Base Price” has the meaning set forth in Section 9(j).

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose. For the purposes of determining the Closing Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Closing Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Closing Price would be determined by reference to such 4:00 p.m. closing price).

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Company” means DowDuPont Inc., a Delaware corporation.

“Constituent Person” has the meaning set forth in Section 12(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Convertible Preferred Stock, and its successors and assigns.

“Conversion at the Option of the Company Date” has the meaning set forth in Section 10(c).

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Price” at any time means, for each share of Convertible Preferred Stock, a dollar amount equal to $1,000 divided by the then applicable Conversion Rate.

“Conversion Rate” means for each share of Convertible Preferred Stock, 24.2010 shares of Common Stock, subject to adjustment as set forth herein.

“Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Current Market Price” per share of Common Stock as of a Record Date for any issuance, distribution or other action means the average of the VWAP per share of Common Stock over each of the five consecutive Trading Days ending on the Trading Day before the Ex-Date with respect to such issuance, distribution, or other action, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period” shall have the meaning set forth in Section 4(a).

“Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Dividend Threshold Amount” shall have the meaning set forth in Section 11(a)(iv).

“Dow Common Stock” means the common stock of The Dow Chemical Company, par value $2.50 per share.

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Expiration Date” has the meaning set forth in Section 11(a)(v).

“Expiration Time” has the meaning set forth in Section 11(a)(v).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Holders of a majority of the shares of Convertible Preferred Stock at the time outstanding object in writing to the Board of Directors’ calculation of fair market value within 10 days of receipt of written notice thereof and such Holders and the Company are unable to agree on fair market value during the 10-day period following the delivery of such Holders’ objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of such Holders’ objection.

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the date of the initial issuance of the Convertible Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

“Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding common equity of the Company; or

(ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; provided, however, that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of Common Stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are (or upon issuance will be) traded on a U.S. national securities exchange or securities exchange in the European Economic Area.

“Make-Whole Acquisition Conversion” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Effective Date” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Stock Price” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. Except in the case of a Make-Whole Acquisition referred to in clause (i) of the definition thereof, if such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share of Common Stock. If (i) such consideration consists of any property other than cash, or (ii) in the case of a Make-Whole Acquisition referred to in clause (i) of the definition thereof, the Make-Whole Acquisition Stock Price shall be the average of the VWAP per share of Common Stock over each of the five consecutive Trading Days ending on the Trading Day immediately prior to the Make-Whole Acquisition Effective Date.

“Make-Whole Shares” has the meaning set forth in Section 9(a).

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(ii) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Nonpayment” has the meaning set forth in Section 13(b)(i).

“Notice of Conversion at the Option of the Company” has the meaning set forth in Section 10(c).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, any Executive Vice President, the Chief Financial Officer, the Controller or the Treasurer.

“Parity Stock” means any class or series of stock of the Company hereafter authorized that expressly ranks equally with the Convertible Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Company.

“Past Due Dividends” has the meaning set forth in Section 4(b).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock Director” has the meaning set forth in Section 13(b)(i).

“Purchased Shares” has the meaning set forth in Section 11(a)(v).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Convertible Preferred Stock, and its successors and assigns.

“Relevant Date” has the meaning set forth in Section 11(a)(iv).

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event.”

“Reorganization Event” has the meaning set forth in Section 12(a).

“Restricted Securities” has the meaning set forth in Rule 144(a)(3) of the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of stock of the Company hereafter authorized which expressly ranks senior to the Convertible Preferred Stock and has preference or priority over the Convertible Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer Agent” means BNY Mellon Shareowner Services acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Convertible Preferred Stock, and its successors and assigns.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, cumulative cash dividends payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing on the first such day occurring after a full calendar quarter has elapsed since the Issue Date; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (each such day on which dividends are payable, a “Dividend Payment Date”). The period from and including any Dividend Payment Date (or, prior to the first Dividend Payment Date, from and including the date of issuance of the Convertible Preferred Stock) to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Convertible Preferred Stock will accrue daily at a rate per annum of $85, payable for each full Dividend Period in equal quarterly installments; provided, however, that for the Dividend Period from and including the Issue Date and ending on the day that is immediately prior to the first Dividend Payment Date, dividends will be computed on the basis described in the last sentence of this Section 4(a) as being applicable to such Dividend Period. The record date for payment of dividends on the Convertible Preferred Stock will be the fifteenth day of the calendar month immediately preceding the relevant Dividend Payment Date (each, a “Dividend Record Date”), whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30-day months, and for any period of less than a month, actual days elapsed over a 30-day month.

(b) Payment. Dividends may be paid in cash, shares of Common Stock, or any combination thereof, at the Company’s discretion; provided, that if the Company elects to pay any dividend in shares of Common Stock or in a combination of shares of Common Stock and cash, the Company shall provide the Holder with notice thereof immediately in connection with the declaration thereof, provided, further, that if any shares of Common Stock paid by the Company as a dividend are Restricted Securities, then the Company shall only pay dividends in shares of Common Stock if resales thereof are covered by an effective registration statement. If the Company elects to make any dividend payment, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at 97% of the average of the VWAP per share of Common Stock over each of the five consecutive Trading Days ending on the Trading Day immediately prior to the relevant Record Date.

If the Company fails to pay a full dividend on the Convertible Preferred Stock, then dividends on the Convertible Preferred Stock shall continue to accrue and cumulate at a rate per annum of $85 per share, and, commencing on the day after such failure to pay occurs, the Convertible Preferred Stock shall, in addition, accrue and cumulate additional dividends at an annual rate equal to 10.0%, compounded quarterly, on the aggregate accrued amount of any such unpaid dividends (including additional dividends), with the amount of such additional dividend accrual being added to other past due dividends (and being referred to herein, together with the aggregate accrued amount of all such unpaid dividends, as the “Past Due Dividends”) up to and including the date that all such Past Due Dividends shall have been declared and paid in full.

(c) Priority of Dividends. So long as any share of Convertible Preferred Stock remains outstanding, unless full dividends (including Past Due Dividends) on all outstanding shares of the Convertible Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment of those dividends has been set aside for the benefit of the holders thereof on the applicable Record Date, the Company will not, and will cause its subsidiaries not to, declare or pay any dividend on, make any distributions relating to Junior Stock, or redeem, purchase, acquire (either directly or through any subsidiary) or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock, including under a contractually binding stock repurchase plan, so long as any such contractually binding requirement was entered into at a time when there are no Past Due Dividends or any Past Due Dividends have been declared and paid in full;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; or

(v) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Convertible Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Convertible Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date during a Dividend Period, all dividends declared upon shares of Convertible Preferred Stock and any such Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all Past Due Dividends as of the end of the then-current Dividend Period per share of Convertible Preferred Stock and all accrued and unpaid dividends as of the end of the applicable dividend period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, or any duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

(d) Conversion Following a Record Date. If the Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on a Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by the dividend on such shares.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock upon liquidation and the rights of the Company’s creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000 per share and the Company shall also declare and deliver as a dividend or pay any and all dividends accrued thereon from the last Dividend Payment Date and all Past Due Dividends, to, but excluding, the date of such payment. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled pursuant to Section 5(a) have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

The Convertible Preferred Stock is perpetual and has no maturity date and shall not be redeemable or callable at the option of the Company.

Section 7. Right of the Holders to Convert.

Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Convertible Preferred Stock at any time into shares of Common Stock at the Conversion Rate per share of Convertible Preferred Stock (subject to the conversion procedures, and with the effect, set forth in Section 8), plus cash in lieu of fractional shares as set out in Section 11(i).

Section 8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Convertible Preferred Stock:

(i) complete and manually sign the conversion notice provided by the Conversion Agent, and deliver such notice to the Conversion Agent;

(ii) deliver a certificate or certificates representing the shares of Convertible Preferred Stock to be converted to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 22; and

(v) if required, surrender the dividend payable in respect of such shares pursuant to the last sentence of Section 4(d).

The date on which a Holder complies with the procedures in this Section 8(a) with regard to shares of Convertible Preferred Stock is referred to as the “Conversion Date” applicable to such shares. The Conversion Agent shall, on a Holder’s behalf, convert the Convertible Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described above.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Convertible Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Convertible Preferred Stock and such shares of Convertible Preferred Stock shall cease to be outstanding. Holders who convert shares of Convertible Preferred Stock will not be entitled to, nor will the Conversion Rate be adjusted for, any Past Due Dividends in respect of such shares.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on such Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) No Rights to Common Stock Prior to Conversion. Except pursuant to Section 11, no adjustment to shares of Convertible Preferred Stock being converted on a Conversion Date or to the shares of Common Stock issuable upon the conversion thereof shall be made in respect of dividends payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date. Prior to the close of business on such Conversion Date, the shares of Common Stock or other securities issuable upon conversion of such shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to such Common Stock or other securities (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion, and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding such shares of Convertible Preferred Stock.

(e) Status of Converted or Reacquired Shares. Shares of Convertible Preferred Stock converted in accordance with this Certificate of Incorporation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

Section 9. Conversion upon Make-Whole Acquisition.

(a) Make-Whole Acquisition Conversion. In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Convertible Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock for each share of Convertible Preferred Stock set forth in Section 9(b) below (the “Make-Whole Shares”).

(b) Number of Make-Whole Shares. The number of Make-Whole Shares shall be determined by reference to the table below based on the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price (where each entry in the column entitled “Effective Date” refers to April 1, 2009 or an anniversary of April 1, 2009):

Effective Date	Stock Price
	$34.43	$37.00	$40.00	$43.00	$46.00	$49.00	$52.00	$55.00	$60.00	$65.00	$70.00
April 1, 2009	4.8401	4.3985	3.3366	2.5320	1.9155	1.4387	1.0675	0.7775	0.4287	0.2024	0.0611
First	4.8401	4.1739	3.1013	2.2998	1.6966	1.2396	0.8915	0.6258	0.3165	0.1254	0.0119
Second	4.8401	3.9758	2.8839	2.0767	1.4807	1.0409	0.7161	0.4766	0.2114	0.0585	0.0000
Third	4.8401	3.8028	2.6849	1.8602	1.2605	0.8320	0.5307	0.3217	0.1102	0.0018	0.0000
Fourth	4.8401	3.6466	2.5060	1.6540	1.0262	0.5848	0.2986	0.1292	0.0000	0.0000	0.0000
Fifth	4.8401	3.5201	2.3679	1.5091	0.8606	0.3651	0.0010	0.0000	0.0000	0.0000	0.0000
Sixth	4.8401	3.4154	2.2485	1.3896	0.7537	0.2811	0.0000	0.0000	0.0000	0.0000	0.0000
Seventh	4.8401	3.3339	2.1468	1.2817	0.6528	0.1978	0.0000	0.0000	0.0000	0.0000	0.0000
Eighth	4.8401	3.2840	2.0749	1.2000	0.5743	0.1323	0.0000	0.0000	0.0000	0.0000	0.0000
Ninth	4.8401	3.2547	2.0211	1.1315	0.5037	0.0753	0.0000	0.0000	0.0000	0.0000	0.0000
Tenth	4.8401	3.2464	1.9877	1.0796	0.4430	0.0261	0.0000	0.0000	0.0000	0.0000	0.0000

(c) (i) The actual Make-Whole Acquisition Stock Price and Make-Whole Acquisition Effective Date may not be set forth on the table, in which case:

(A) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts on the table and/or the Make-Whole Acquisition Effective Dates are between two dates on the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(B) if the Make-Whole Acquisition Stock Price is in excess of $70 per share (subject to adjustment as described in clause (ii) below), no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock;

(C) if the Make-Whole Acquisition Stock Price is less than $34.43 per share (subject to adjustment as described in Section 9(c)(ii) below), no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock; and

(D) if the Make-Whole Acquisition Effective Date is subsequent to the tenth anniversary of April 1, 2009, no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock.

(ii) The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 11 and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 11.

(d) Initial Make-Whole Acquisition Notice. On or before the twentieth day prior to the date on which the Company anticipates consummating the Make-Whole Acquisition (or, if later, or in the case of a Make-Whole Acquisition referred to in clause (i) of the definition thereof, promptly after the Company discovers that the Make-Whole Acquisition will occur or has occurred), a written notice shall be sent by or on behalf of the Company, by overnight courier to the Holders as they appear in the records of the Company. Such notice shall contain:

(i) the date on which the Make-Whole Acquisition is anticipated to be effected (or, in the case of a Make-Whole Acquisition referred to in clause (i) of the definition thereof, the date on which the Schedule TO or other schedule, form or report referred to in such clause was filed); and

(ii) the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which the Make-Whole Acquisition Conversion option must be exercised.

(e) Final Make-Whole Acquisition Notice. On the Make-Whole Acquisition Effective Date, a final written notice shall be sent by or on behalf of the Company, by overnight courier to the Holders as they appear in the records of the Company. Such notice shall contain:

(i) the date, which shall be 30 days after the Make-Whole Acquisition Effective Date, by which the Make-Whole Conversion option must be exercised;

(ii) the number of Make-Whole Shares and, if applicable, the Base Price;

(iii) the amount of cash, securities and other consideration payable per share of Common Stock; and

(iv) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.

(f) Make-Whole Acquisition Conversion Procedure. To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time, on the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (e) above, comply with the procedures set forth in Section 8(a) and indicate that it is exercising its Make-Whole Acquisition Conversion option.

(g) Delivery upon Make-Whole Acquisition Conversion. Upon a Make Whole Acquisition Conversion, the Conversion Agent shall deliver to the Holder the shares of Common Stock deliverable upon conversion of such shares of Convertible Preferred Stock, including any Make-Whole Shares required to be delivered pursuant to Section 9(a), or, in the event of a Make-Whole Acquisition in which the Common Stock shall be changed into or exchanged for other securities or property (including cash), the amount of securities or property (including cash) per each share of the Common Stock, including any Make-Whole Shares required to be delivered pursuant to Section 9(a), so deliverable upon conversion into which or for which each share of Common Stock is so changed or exchanged.

(h) Unconverted Shares Remain Outstanding. If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 9, the shares of Convertible Preferred Stock held by it will remain outstanding until otherwise subsequently converted, but no Make-Whole Shares will be deliverable upon any such subsequent conversion. In the event of a Make-Whole Acquisition in which the Company’s Common Stock shall be changed into or exchanged for other securities or property (including cash), each share of Convertible Preferred Stock shall be entitled, upon such subsequent conversion, to an amount per share equal to the consideration into which or for which each share of Common Stock is changed or exchanged.

(i) Partial Make-Whole Acquisition Conversion. In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Convertible Preferred Stock representing less than all the shares of Convertible Preferred Stock held by a Holder, upon such Make-Whole Acquisition Conversion the Company shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Convertible Preferred Stock held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

(j) Alternative Conversion. If the Make-Whole Acquisition Stock Price in connection with a Make-Whole Acquisition is less than the Conversion Price, a Holder may convert each share of Convertible Preferred Stock during the Make-Whole Acquisition Conversion Period at an adjusted Conversion Price equal to the greater of (1) the Make-Whole Acquisition Stock Price and (2) $17.22 (the “Base Price”). The Base Price shall be adjusted as of any date the Conversion Rate of the Convertible Preferred Stock is adjusted pursuant to Section 11. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Base Price adjustment and the denominator of which is the Conversion Rate as so adjusted. In lieu of issuing Common Stock upon conversion in the event of a Make-Whole Acquisition where the Make-Whole Acquisition Stock Price is less than the Conversion Price, the Company may, at its option, pay an amount in cash (computed to the nearest one-hundredth of one cent) equal to the Make-Whole Acquisition Stock Price for each share of Common Stock otherwise issuable upon conversion.

Section 10. Conversion at the Option of the Company.

(a) Company Conversion Right. The Company shall have the right, at its option, at any time or from time to time, to cause some or all of the Convertible Preferred Stock to be converted into shares of Common Stock at the then-applicable Conversion Rate if, (i) for 20 Trading Days within any period of 30 consecutive Trading Days ending on the Trading Day preceding the date the Company delivers a Notice of Conversion at the Option of the Company, the Closing Price of the Common Stock exceeds 130% of the then-applicable Conversion Price of the Convertible Preferred Stock and (ii) the Company has declared and paid, or has declared and set apart for payment, any Past Due Dividends on the Convertible Preferred Stock.

(b) Partial Conversion. If the Company elects to cause less than all the shares of the Convertible Preferred Stock to be converted under clause (a) above, the Conversion Agent shall select the Convertible Preferred Stock to be converted on a pro rata basis. If the Conversion Agent selects a portion of a Holder’s Convertible Preferred Stock for partial conversion at the option of the Company and such Holder converts a portion of its shares of Convertible Preferred Stock, both converted portions will be deemed to be from the portion selected for conversion at the option of the Company under this Section 10.

(c) Conversion Procedure. In order to exercise the conversion right described in this Section 10, the Company shall provide notice of such conversion to each Holder (such notice, a “Notice of Conversion at the Option of the Company”). The Conversion Date shall be a date selected by the Company (the “Conversion at the Option of the Company Date”) and shall be no more than 15 days after the date on which the Company provides such Notice of Conversion at the Option of the Company. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Company shall state, as appropriate:

(i) the Conversion at the Option of the Company Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock; and

(iii) the number of shares of Convertible Preferred Stock to be converted.

Section 11. Anti-Dilution Adjustments.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such event
CR1	=	the Conversion Rate in effect on the Ex-Date for such dividend or distribution
OS0	=	the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the effective date of such event
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

Any adjustment made pursuant to this clause (i) shall be effective immediately prior to the open of business on the Ex-Date for the event giving rise to the adjustment. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) the dividend, distribution or other issuance to all holders of Common Stock of (A) rights (other than pursuant to a stockholders’ rights plan) or warrants entitling them to purchase shares of Common Stock or (B) securities convertible into Common Stock, in either case for a period expiring 45 days or less from the date of issuance thereof, at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such issuance
CR1	=	the Conversion Rate in effect on the Ex-Date for such issuance
OS0	=	the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the Ex-Date for such issuance
X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants (or upon conversion of such securities)
Y	=	the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the Current Market Price as of the Record Date for such issuance

For purposes of this clause (ii), in determining whether any rights or warrants entitle the holders to purchase the Common Stock at less than the Current Market Price as of the Record Date, there shall be taken into account any consideration the Company receives for such rights or warrants (or convertible securities), and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately prior to the open of business on the Ex-Date for such issuance. In the event that such rights or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii) (a) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets (including, for the avoidance of doubt, rights (other than pursuant to a stockholders’ rights plan) or warrants issued by it, but excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above, clause (iv) below, or Section 12), in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0—FMV)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such dividend or distribution
CR1	=	the Conversion Rate in effect on the Ex-Date for such dividend or distribution
SP0	=	the Current Market Price as of the Record Date for such dividend or distribution
FMV	=	the Fair Market Value on the Ex-Date for such dividend or distribution of the shares of capital stock of the Company, evidences of indebtedness or assets (including, for the avoidance of doubt, rights or warrants issued by it) so distributed, expressed as an amount per share of Common Stock

Any adjustment made pursuant to this clause (iii)(a) shall become effective immediately prior to the open of business on the Ex-Date for such dividend or distribution.

(b) However, if the transaction that would otherwise give rise to an adjustment pursuant to clause (iii)(a) above is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company (a “Spin-Off”) that on the Ex-Date for such Spin-Off are traded (or are traded on a when-issued basis) on any securities exchange, market or automated quotation system, then the Conversion Rate will instead be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

where,

CR0	=	the Conversion Rate in effect at the close of business on the last Trading Day of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off
CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off
FMV0	=	the average of the volume-weighted average price per share (as displayed on Bloomberg or, if Bloomberg does not publish such price, any successor service reasonably chosen by the Company, or if such service is not available, as determined in good faith by the Board of Directors using a volume-weighted method) of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off
MP0	=	the average of the VWAP per share of Common Stock over each of such five consecutive Trading Days

Any adjustment made pursuant to this clause (iii)(b) shall become effective immediately after the close of business on the last Trading Day of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off; provided, that the Conversion Rate applicable to any conversion occurring during such five Trading Days shall be determined by applying the formula set forth above except that all references to five consecutive Trading Days shall be replaced with such lesser number of consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off and ending on and including the Trading Day immediately preceding the date of such conversion.

In the event that any dividend or distribution described in clauses (iii)(a) and (b) above is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or make such distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv) the Company makes a distribution per share of Common Stock as of any date (the “Relevant Date”) of cash to all holders of Common Stock, and the sum (the “Aggregate Dividend Amount”) of such distribution, all prior distributions of cash per share of Common Stock paid since the Issue Date and all prior distributions of cash per share of Dow Common Stock paid since April 1, 2009 and prior to the Issue Date exceeds the sum (the “Dividend Threshold Amount”) of the hypothetical cash distributions that would have been paid on a share of Common Stock had such distributions been paid quarterly (commencing with the first cash dividend paid on shares of Dow Common Stock since April 1, 2009) and increased at a compound annual growth rate of 5.0%, compounded quarterly, from $0.42 per share as of July 30, 2008, through and including the Relevant Date, in which event, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / ( SP 0—C1+ C2)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such distribution

CR1	=	the Conversion Rate in effect on the Ex-Date for such distribution
SP0	=	the Current Market Price as of the Record Date for such distribution
C1	=	the amount, if any, by which the Aggregate Dividend Amount on the Relevant Date exceeds the Dividend Threshold Amount on the Relevant Date
C2	=	the amount, if any, by which the Aggregate Dividend Amount on the most recent date prior to the Relevant Date on which a cash distribution was made which caused an adjustment in the Conversion Price pursuant to this Section 11(a)(iv) exceeds the Dividend Threshold Amount on such most recent date

The Dividend Threshold Amount and the Aggregate Dividend Amount (but not the compound annual growth rate of 5.0% compounded quarterly) shall be adjusted on an inversely proportional basis whenever the Conversion Rate is adjusted pursuant to this Section 11; provided, that no adjustment will be made to the Dividend Threshold Amount or the Aggregate Dividend Amount for any adjustment made to the Conversion Rate pursuant to this clause (iv).

Any adjustment made pursuant to this clause (iv) shall become effective immediately prior to the open of business on the Ex-Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared.

(v) the Company or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Company or a subsidiary of the Company for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date
CR1	=	the Conversion Rate in effect after the Expiration Date
FMV	=	the Fair Market Value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)
OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares
OS0	=	the number of shares of Common Stock outstanding immediately before Expiration Time, including any Purchased Shares
SP1	=	the average of the VWAP per share of Common Stock over each of the five consecutive Trading Days commencing with the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this clause (v) shall become effective immediately prior to the open of business on the Trading Day immediately following the Expiration Date. In the event that the Company or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) When No Adjustment Required.

(i) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii) No adjustment of the Conversion Rate need be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans; provided, however, that to the extent that the Company has a stockholder rights plan in effect on a Conversion Date, the Holder shall receive, in addition to the shares of Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock of shares of capital stock of the Company or evidences of its indebtedness or its assets (including, for the avoidance of doubt, rights or warrants issued by it) as described in Section 11(a)(iii), subject to (x) readjustment for only that portion of such rights or warrants which expire or terminate or (y) readjustment in the event of the redemption of such rights or warrants, except that any such readjustment shall be calculated net of the aggregate value of the consideration payable in connection with any such redemption.

(iii) No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of October 27, 2008; or

(D) for a change in the par value of the Common Stock.

(iv) No adjustment to the Conversion Rate need be made for a transaction referred to in Section 11(a), if the Holder, as a result of holding the Convertible Preferred Stock and without having to convert the Convertible Preferred Stock, receives the cash, securities, assets, property or other benefits in such transaction on the same basis and at the same time as if such Holder held the full number of shares of Common Stock into which its shares of Convertible Preferred Stock may then be converted.

(v) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Stock.

(vi) Before taking any action which would cause an adjustment pursuant to this Section 11 to reduce the Conversion Rate below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 11, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g) Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 11, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 11(f):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to Section 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Convertible Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Convertible Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.

(i) Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be issued to a Holder upon the conversion of such Holder’s shares of Convertible Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Convertible Preferred Stock of such Holder that are being converted on any single Conversion Date.

Section 12. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(1) any consolidation or merger of the Company with or into another person pursuant to which the Common Stock is changed into or exchanged for cash, securities or other property of the Company or another person;

(2) any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(3) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”) each share of the Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind and amount of securities, cash and other property (the “Exchange Property”) receivable in such Reorganization Event (without any interest on such Exchange Property, and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of such securities, cash or other property received per share of Common Stock, as determined in accordance with this Section 12.

(b) Exchange Property Election. In the event that the holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with the terms hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.

(c) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock of the Company (or any other issuer) received by the holders of the Common Stock in any such Reorganization Event.

(d) Reorganization Event Notice. The Company (or any successor) shall, 20 days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

Section 13. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 13(b) below or as required by Delaware law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Convertible Preferred Stock have not been paid in an aggregate amount equal, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors, and further provided that the Board of Directors shall at no time include more than two such directors. Each such director so elected is referred to as a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company having equivalent voting rights and entitled to vote thereon, called as provided herein. At any time after the special voting power has vested pursuant to Section 13(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Convertible Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any such other class or series of preferred stock for the election of the two directors to be elected by them as provided in Section 13(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 13(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 13(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever the Company has declared and paid or declared and set aside for payment in full all Past Due Dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Convertible Preferred Stock

(together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) when they have the voting rights described in this Section 13(b).

(c) Senior Issuances; Adverse Changes. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the Holders of at least 50.1% of the shares of Convertible Preferred Stock at the time outstanding, voting as a class with all other series of Parity Stock having equivalent voting rights and entitled to vote thereon (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of incorporation creating the Convertible Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, dividend rights, preferences or special rights (including conversion rights) of the Convertible Preferred Stock so as to affect them adversely (provided, however, that to the extent that any such amendment, alteration or repeal relates solely to an increase in the amount of the authorized or issued preferred stock (other than Convertible Preferred Stock or Senior Stock) or any securities convertible into preferred stock (other than Convertible Preferred Stock or Senior Stock) or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock (other than Convertible Preferred Stock or Senior Stock) or any securities convertible into Parity Stock (other than Convertible Preferred Stock) or Junior Stock, then such amendment, alteration or repeal will not be deemed to adversely affect the voting powers, preferences or special rights of the Convertible Preferred Stock, and Holders will have no right to vote on such an increase, creation or issuance);

(ii) any amendment or alteration of the Company’s certificate of incorporation (including the certificate of incorporation creating the Convertible Preferred Stock) to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Convertible Preferred Stock or Senior Stock; or

(iii) any consummation of a binding share exchange or reclassification involving the Convertible Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares of Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Convertible Preferred Stock immediately prior to such consummation, taken as a whole, and (z) if such shares of Convertible Preferred Stock do not remain outstanding, immediately prior to or concurrent with the consummation thereof, all Past Due Dividends on the Convertible Preferred Stock to the date of consummation, whether or not declared, have been paid in full.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 13(c) would adversely affect the Convertible Preferred Stock but would not similarly adversely affect all other series of preferred stock, then only the Convertible Preferred Stock and each other series of preferred stock as is similarly adversely affected by and entitled to vote on the matter, if any, shall vote on the matter together as a single class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series) in lieu of all other series of preferred stock.

Section 14. Preemption.

The Holders shall not have any preemptive rights.

Section 15. Creation of Junior Stock or Parity Stock.

Notwithstanding anything set forth in the Certificate of Incorporation to the contrary, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock, other than Convertible Preferred Stock.

Section 16. Repurchase.

Subject to the limitations imposed herein, and subject to the provisions of Section 6, the Company may purchase and sell Convertible Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Convertible Preferred Stock, voting rights in respect of such Convertible Preferred Stock shall not be exercisable.

Section 17. Unissued or Reacquired Shares.

Shares of Convertible Preferred Stock not issued or which have been issued and converted, or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series (provided that any such cancelled shares of Convertible Preferred Stock may be reissued only as shares of a series other than Convertible Preferred Stock).

Section 18. No Sinking Fund.

Shares of Convertible Preferred Stock are not subject to the operation of a sinking fund.

Section 19. Reservation of Common Stock.

(a) Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares of Common Stock acquired by the Company, solely for issuance upon the conversion of shares of Convertible Preferred Stock as provided in this Certificate of Incorporation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. For purposes of this Section 19(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock or upon the payment of dividends shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock or upon the payment of dividends, the Company shall use its commercially reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing. The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Convertible Preferred Stock or upon the payment of dividends; provided, however, that if the rules of such exchange or automated quotation system require the Company to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list the Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 20. Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Convertible Preferred Stock shall be BNY Mellon Shareowner Services. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 21. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue certificates representing shares of Convertible Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

Section 22. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 23. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Incorporation) with postage prepaid, addressed: (i) if to the Company, to its offices at 2030 Dow Center, Midland, MI 48674 (Attention: Treasurer) and 974 Centre Road, Wilmington, Delaware 19805 (Attention: Treasurer) (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Exhibit A

FORM OF

CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES A

FACE OF CERTIFICATE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT. THIS INSTRUMENT IS ISSUED PURSUANT TO AND IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT, DATED AS OF OCTOBER 27, 2008, BETWEEN THE DOW CHEMICAL COMPANY AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY AND THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS MAY BE REASONABLY REQUESTED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	Number of Shares of Convertible Preferred Stock

DOWDUPONT INC.

Cumulative Convertible Perpetual Preferred Stock, Series A

(par value $0.01 per share of Preferred Stock)

(liquidation preference $1,000 per share)

DOWDUPONT INC., a Delaware corporation (the “Company”), hereby certifies that [            ] (the “Holder”) is the registered owner of [            ] fully paid and non-assessable shares of the Company’s designated Cumulative Convertible Perpetual Preferred Stock, Series A, with a par value of $0.01 per share and a liquidation preference of $1,000 per share (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Incorporation dated                     , 20[    ] as the same may be amended from time to time (the “Certificate of Incorporation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Incorporation. The Company will provide a copy of the Certificate of Incorporation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Incorporation, which select provisions and the Certificate of Incorporation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Incorporation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Incorporation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its             and its             this             day of            , 20[    ].

DOWDUPONT INC.

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Incorporation.

Dated:             , 20[    ]

BNY Mellon Shareowner Services, as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Convertible Preferred Stock shall be payable at the rate provided in the Certificate of Incorporation.

The shares of Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Incorporation.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature

Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

ANNEX G—Form of Amended and Restated Bylaws of DowDuPont

FORM OF AMENDED AND RESTATED

BYLAWS

OF

DOWDUPONT INC.

Incorporated Under The Laws of Delaware

EFFECTIVE AS OF [●]

ARTICLE I

CAPITAL STOCK

1.1	Certificates. Shares of the capital stock of DOWDUPONT INC., (the “Company”) may be certificated or uncertificated in accordance with the General Corporation Law of the State of Delaware. The issue of shares in uncertificated form shall not affect shares represented by a certificate until the certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and the Board of Directors of the Company (the “Board of Directors” or “Board”), signed in the name of the Company by the Executive Chairman of the Board of Directors (the “Executive Chairman”) or the Chief Executive Officer or an Executive Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, representing the number of shares registered in certificate form held by such holder. Any or all the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

1.2	Record Ownership. The certificates of each class or series of a class of stock shall be numbered consecutively. A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Company’s books. The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of the State of Delaware.

1.3	Transfer of Record Ownership. Subject to applicable laws, transfers of shares of stock of the Company shall be made on the books of the Company only by direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, if such shares are represented by a certificate, only upon the surrender to the Company or its transfer agent or other designated agent of the certificate representing such shares properly endorsed or accompanied by a properly executed written assignment of the shares evidenced thereby, which certificate shall be canceled before a new certificate or uncertificated shares are issued.

1.4	Lost Certificates. Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Company an affidavit as to such person’s ownership of the certificate and of the facts which go to prove its loss, theft or destruction. Such person shall also, if required by policies adopted by the Board of Directors, give the Company a bond, in such form as may be approved by the General Counsel or his or her staff, sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of a new certificate or of uncertificated shares.

1.5	Transfer Agents; Registrars; Rules Respecting Certificates. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars. The Board of Directors may make such further rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Company.

1.6

Record Date. The Board of Directors may fix in advance a date, not more than sixty (60) days or less than ten (10) days preceding the date of an annual or special meeting of stockholders and not more than sixty (60) days preceding the date of payment of a dividend or other distribution, allotment of rights or the date when any change, conversion or exchange of capital stock shall go into effect or for the purpose of any other lawful action, as the record date for determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment thereof, or to receive any such dividend or other distribution or allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to participate in any such other lawful action. Such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, or to receive such dividend or other distribution or allotment of rights, or to exercise such rights, or to participate in any such other lawful action, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1	Annual Meeting. The annual meeting of stockholders for the election of Directors and the transaction of such other business as may properly be brought before the meeting shall be held annually on a date and at a time and place, within or without Delaware, as determined by the Board of Directors. The Executive Chairman or the Chief Executive Officer each may postpone, reschedule or adjourn any previously scheduled annual meeting of stockholders.

2.2	Special Meetings.

(a)	Purpose. Special meetings of stockholders for any purpose or purposes (i) may be called by the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board of Directors upon motion of a Director, and (ii) shall be called by the Executive Chairman or the Secretary of the Company upon a written request from stockholders satisfying the ownership requirements as set forth in the Certificate of Incorporation that complies with the procedures for calling a special meeting of stockholders as set forth in these Bylaws. Any such request by stockholders shall (A) be delivered to, or mailed to and received by, the Secretary of the Company at the Company’s principal executive offices, (B) be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting, (C) set forth the purpose or purposes of the meeting and (D) include the information required by Section 2.9 as applicable, and a representation by the stockholder(s) that within five (5) business days after the record date for any such special meeting it will provide such information as of the record date for such special meeting to the extent not previously provided.

(b)	Date, Time and Place. A special meeting, whether called by the Board of Directors or called at the request of stockholders shall be held at such date, time and place, within or without the State of Delaware, as determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more stockholders who satisfy the requirements of this Section 2.2 is delivered to or received by the Secretary, unless a later date is required in order to allow the Company to file the information required under Item 8 (or any comparable or successor provision) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if applicable. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, or (ii) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the request for the special meeting is delivered to or received by the Secretary and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the stockholders’ request. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to, or mailed to and received by, the Secretary. If, at any time after receipt by the Secretary of the Company of a proper request for a special meeting of stockholders, there are no longer valid requests from stockholders holding in the aggregate at least the requisite number of shares entitling the stockholders to request the calling of a special meeting, whether because of revoked requests or otherwise, the Board of Directors, in its discretion, may cancel the special meeting (or, if the special meeting has not yet been called, may direct the Executive Chairman or the Secretary of the Company not to call such a meeting).

(c)	Conduct of Meeting. At any such special meeting, only such business may be transacted as is set forth in the notice of special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Company need not present such nominations or other business for a vote at such meeting. The chairman of a special meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or other item of business has been properly brought before the meeting in accordance with these Bylaws, and if the chairman of the meeting should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at such meeting.

2.3	Notice. Notice (either written or as otherwise permitted by the General Corporation Law of the State of Delaware) of each meeting of stockholders, whether annual or special, stating the date, time, place and, with respect to a special meeting, purpose thereof, shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the General Corporation Law of the State of Delaware) by the Secretary or Assistant Secretary not less than ten (10) days nor more than sixty (60) days before the date of such meeting to every stockholder entitled to vote thereat.

2.4	List of Stockholders. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary at least ten (10) days before every meeting of stockholders and shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days before the meeting during ordinary business hours at the principal place of business of the Company. A list of stockholders entitled to vote at the meeting shall be produced and kept at the place of the meeting during the whole time of the meeting and may be examined by any stockholder who is present.

2.5	Quorum. The holders of a majority in voting power of the issued and outstanding shares of capital stock of the Company entitled to vote with respect to any one of the purposes for which the meeting is called, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the General Corporation Law of the State of Delaware. In the event of a lack of quorum at a meeting, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

2.6	Organization. The Executive Chairman, or, in the absence of the Executive Chairman, the Chief Executive Officer, or, in the absence of both, any Executive Vice President, shall preside at meetings of stockholders as chairman of the meeting and shall determine the order of business for such meeting. The Secretary of the Company shall act as secretary at all meetings of stockholders, but in the absence of the Secretary, the chairman of the meeting may appoint a secretary of the meeting. Rules governing the procedures and conduct of meetings of stockholders shall be determined by the chairman of the meeting.

2.7

Voting. Subject to all of the rights of the preferred stock provided for by resolution or resolutions of the Board of Directors pursuant to Article IV of the Certificate of Incorporation or by the General Corporation Law of the State of Delaware, each stockholder entitled to vote at a meeting shall be entitled to one vote, in person or by proxy (either written or as otherwise permitted by the General Corporation Law of the State of Delaware), for each voting share held of record by such stockholder. The votes for the election of Directors and, upon the demand of any stockholder the vote upon any matter before the meeting, shall be by written ballot. Except as otherwise required by the General Corporation Law of the State of Delaware or as specifically provided for in the Certificate of Incorporation or these Bylaws, in any question or matter brought before any meeting of stockholders (other than the election of Directors), the affirmative vote of the holders of voting shares present in person or by proxy representing a plurality of the votes actually cast on any such question or matter at a meeting where there is a quorum shall be the act of the stockholders. Directors shall be elected by the vote of a majority of the votes cast at a meeting where there is a quorum; except that, notwithstanding the foregoing, Directors shall be elected by a plurality of the votes cast at a meeting where there is a quorum if as of the record date for such meeting the number of nominees exceeds the number of Directors to be elected. For purposes of the foregoing sentence, a majority of the votes cast means that the number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee.

2.8	Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors or the chairman of the meeting shall appoint one or more inspectors to act at the meeting and make a written report thereof. The chairman of the meeting may designate one or more persons as alternate inspectors to replace any inspector who fails or is unable to act. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. At each meeting of stockholders, the inspector(s) shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s), and certify the inspectors’ determination of the number of shares represented at the meeting and the count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s). Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated therein.

2.9	Notification of Stockholder Nominations and Other Business.

(a)	Annual Meeting.

(i)	Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.9 is delivered to, or mailed to and received by, the Secretary of the Company, who is entitled to vote at such annual meeting and who complies with the notice procedures and disclosure requirements set forth in this Section 2.9.

(ii)

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (B) of Section 2.9(a)(i), such stockholder must have given timely written notice thereof in proper form to the Secretary of the Company and such proposed business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company: (A) not later than the close of business on the ninetieth (90th) day or earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date on which the Company first distributed its proxy materials for the prior year’s annual meeting of stockholders of the Company; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the first anniversary of the prior year’s annual meeting, notice by the stockholder in order to be timely must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the date on which public disclosure (as defined below) of the date of the annual meeting is first made by the Company. In no event shall the public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth:

(A)	as to each person, if any, whom such stockholder proposes to nominate for election or re-election as a Director: (1) all information relating to such person that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a Director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (2) the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a Director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the Board of Directors as may be in place at any time and from time to time, and (3) any information that such person would be required to disclose pursuant to paragraph (ii)(D) of this Section 2.9, if such person were a stockholder purporting to make a nomination or propose business pursuant thereto;

(B)	as to any other business that such stockholder proposes to bring before the meeting: (1) a brief description of the proposed business desired to be brought before the meeting, (2) the text of the proposal or proposed business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, (4) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed, (5) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (6) a description of all agreements, arrangements, or understandings between or among such stockholder, or any affiliates or associates of such stockholder, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder or any affiliates or associates of such stockholder, in such business, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder and (7) the information required by Section 2.9(a)(ii)(A) above;

(C)

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (1) the name and address of such stockholder, as they appear on the Company’s books, and the name and address of such beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares of capital stock of the Company which are owned (beneficially and of record) by such stockholder and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of such stockholder’ notice, and such beneficial owner as of the date of the notice, (3) a written representation that such stockholder is the holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder or any of its affiliates or associates with respect to shares of stock of the

Company, (5) a representation that such stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (6) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the election of the nominee and/or otherwise to solicit proxies from stockholders in support of such election and (7) and, with respect to (2), (4) and (5) above, a representation that such stockholder will promptly notify the Company in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

(D)	as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner: (1) the class and number of shares of capital stock of the Company which are beneficially owned (as defined below) by such stockholder or beneficial owner as of the date of the notice, and a representation that such stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of the class and number of shares of capital stock of the Company beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (2) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and a representation that the stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (3) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Company’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of the Company, and a representation that the stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.

(iii)	The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company, including information relevant to a determination whether such proposed nominee can be considered an independent Director or that could be material to a reasonable stockholders’ understanding of the independence, or lack thereof.

(iv)	This Section 2.9(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.

(b)

Special Meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.9(b) is delivered to, or mailed to and received by, the Secretary of the Company and at the time of the special meeting, who is entitled to vote at the special meeting and upon such election, and who complies with the notice procedures set forth in this Section 2.9 as to such nomination. In the event the Board of Directors calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the notice required by Section 2.9(a)(ii) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)	General.

(i)	Only such persons who are nominated in accordance with the procedures set forth in this Section 2.9 shall be eligible to be elected at any meeting of stockholders of the Company to serve as Directors and only such other business shall be conducted at a meeting of stockholders as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 2.9. The chairman of the special meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.9. If any proposed nomination or other business was not made or proposed in compliance with this Section 2.9, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by law, if the stockholder does not provide the information required under clause (2) of Section 2.9(a)(ii)(C) and clauses (1)-(3) of Section 2.9(a)(ii)(D) to the Company within five (5) business days following the record date for an annual or special meeting of stockholders, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Company prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii)

For purposes of this Section 2.9, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or any document publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of clause (1) of Section 2.9(a)(ii)(D), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

ARTICLE III

BOARD OF DIRECTORS

3.1	Number and Qualifications. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. The number of Directors constituting the entire Board of Directors shall be not less than six (6) nor more than twenty-one (21), as fixed from time to time exclusively by resolution of a majority of the entire Board of Directors. As used in these Bylaws, the term “entire Board of Directors” means the total authorized number of Directors that the Company would have if there were no vacancies.

3.2	Term. Subject to any rights of holders of preferred stock to elect directors, each director shall hold office until the next annual meeting for the election of directors and until the director’s successor is duly elected and qualified.

3.3	Resignation. A Director may resign at any time by giving written notice to the Executive Chairman, to the Chief Executive Officer or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time or upon the happening of an event specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof.

3.4	Vacancies. Subject to the provisions of the Certificate of Incorporation and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

3.5	Regular Meetings. Regular meetings of the Board of Directors may be held without further notice on such date and at such time and place as shall from time to time be determined by the Board of Directors. A meeting of the Board of Directors for the election of officers and the transaction of such other business as may come before it may be held without notice immediately following the annual meeting of stockholders.

3.6	Special Meetings. Special meetings of the Board of Directors may be called by the Executive Chairman or the Chief Executive Officer or at the request in writing or by the affirmative vote of a majority of the Directors then in office.

3.7	Notice of Special Meetings. Notice of the time and place of each special meeting shall be mailed to each Director at least two (2) days before the meeting at his or her residence or usual place of business, or telegraphed, telecopied or electronically transmitted or delivered personally or by telephone to such Director at least one day before the meeting but such notice may be waived by such Director. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8	Place of Meetings. The Directors may hold their meetings and have an office or offices within or outside of Delaware as the Board of Directors may from time to time determine.

3.9	Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

3.10	Quorum. A majority of the total number of Directors then holding office shall constitute a quorum. In the event of lack of a quorum, a majority of the Directors present may adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.

3.11	Organization. The Executive Chairman, or, in the absence of the Executive Chairman, the Chief Executive Officer, or, in the absence of both, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary or an Assistant Secretary of the Company shall act as secretary, but in the absence of the Secretary or an Assistant Secretary, the presiding officer may appoint a secretary.

3.12	Compensation of Directors. Directors shall receive such compensation for their services on the Board of Directors and any committee thereof and such reimbursement for their expenses of attending meetings of the Board of Directors and any committee thereof as the Board of Directors may determine from time to time.

3.13	Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.14	Interested Transactions. No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of the Company’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

ARTICLE IV

COMMITTEES OF THE BOARD

4.1

Creation and Organization. The standing committees of the Board of Directors shall be an Audit Committee; a Compensation Committee; a Corporate Governance Committee; and an Environment, Health, Safety and Technology Committee, having the respective powers and duties assigned to each in this Article IV and any other powers and duties assigned to such committee by resolution passed by a majority of the entire Board of Directors from time to time. Except as specified herein, each such standing committee shall consist of one or more Directors and such other ex officio members as the Board of Directors shall from time to time determine. The chairman of each standing committee shall be one of such committee’s members who shall be designated as that committee’s chairman by a majority of the entire Board of Directors. Members of each standing committee shall be elected by a majority of the entire Board of Directors. Vacancies in any standing committee shall be filled by a majority vote of the entire Board of

Directors. The Board of Directors may appoint management employees of the Company or its subsidiaries to be ex officio members of any standing committee. Ex officio members of standing committees shall be entitled to be present at all meetings of their respective committees and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. Each standing committee shall fix its own rules of procedure and shall meet where and as provided by such rules, but the presence of a majority of its members shall be necessary to constitute a quorum. The Board of Directors may from time to time designate one or more additional committees or special committees with such powers and such members as it may designate in a resolution or resolutions adopted by a majority of the entire Board of Directors.

4.2	Audit Committee. The Audit Committee shall have the sole authority to appoint or replace the Company’s independent auditors, subject to shareholder ratification at each annual meeting. The Audit Committee shall assist the Board in monitoring:

(a)	the integrity of the financial statements of the Company;

(b)	the independent auditor’s qualifications, independence and performance;

(c)	the performance of the Company’s internal controls and audit function; and

(d)	the application of the Company’s accounting principles;

(e)	the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual meeting proxy statement.

4.3	Compensation Committee. The Compensation Committee shall discharge the Board’s responsibilities relating to the total compensation of the Company’s Executive Chairman and Chief Executive Officer as well as all other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice, and all applicable rules and regulations.

4.4	Corporate Governance Committee. The Corporate Governance Committee shall consider and report periodically to the Board of Directors on all matters relating to the selection, qualification, and compensation of members of the Board and candidates nominated to the Board, as well as any other matters relating to the duties of the members of the Board. The Nominating and Corporate Governance Committee shall act as a nominating committee with respect to candidates for Directors and will make recommendations to the full Board concerning the size of the Board and structure of committees of the Board. The Governance Committee shall also assist the Board with oversight of corporate governance matters.

4.5	Environment, Health, Safety and Technology Committee. The Environment, Health, Safety and Technology Committee shall have:

(a)	the authority and responsibility to assess current aspects of the Company’s environment, health and safety policies and performance and to make recommendations to the Board of Directors and the management of the Company with regard to promoting and maintaining superior standards of performance;

(b)	oversight responsibility and shall advise the Board on matters impacting corporate social responsibility and the Company’s public reputation. The Committee’s focus includes the Company’s public policy management, philanthropic contributions, international codes of business conduct, and corporate reputation management. Recognizing that positive perceptions of the Company’s policies and practices are valuable assets, the Committee will monitor these perceptions and will make recommendations to the Board and management to continually enhance the Company’s public standing; and

(c)	oversight responsibility to assess all aspects of the Company’s science and technology capabilities in all phases of its activities in relation to its strategies and plans and to make recommendations to the Board of Directors and the management of the Company to continually enhance the Company’s science and technology capabilities.

4.6	Powers Reserved to the Board. No committee of the Board of Directors shall have the power or authority to:

(a)	approve or adopt, or recommend to stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval; or

(b)	adopt, amend, or repeal these Bylaws.

No committee of the Board of Directors shall take any action that is required by these Bylaws, the Certificate of Incorporation or the General Corporation Law of the State of the State of Delaware to be taken by a vote of a specified proportion of the entire Board of Directors.

ARTICLE V

OFFICERS

5.1	Designation. The officers of the Company appointed by the Board of Directors shall be an Executive Chairman, a Chief Executive Officer, one or more Executive Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, a Secretary, a Controller, and a General Counsel. The Board of Directors also may elect or appoint, or provide for the appointment of, and, if delegated to the Chief Executive Officer, the Chief Executive Officer also may elect or appoint, such other officers, assistant officers (including one or more Assistant Treasurers, one or more Assistant Secretaries and one or more Assistant Controllers) and agents as may from time to time appear necessary or advisable in the conduct of the business and affairs of the Company.

5.2	Election and Term. At its first meeting after each annual meeting of stockholders, the Board of Directors shall elect the officers. The term of each officer shall be until the first meeting of the Board of Directors following the next annual meeting of stockholders and until such officer’s successor is chosen and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such person’s earlier death, disqualification or removal.

5.3	Resignation. Any officer may resign at any time by giving written notice to the Executive Chairman, the Chief Executive Officer or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof.

5.4	Removal. Except where otherwise expressly provided in a contract authorized by the Board of Directors, any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the entire Board of Directors.

5.5	Vacancies. A vacancy in any office for any reason may be filled for the unexpired portion of the term by resolution of the Board of Directors. The Board of Directors may, in its discretion, leave unfilled for such period of time as it may determine, any offices.

5.6

Executive Chairman. The Executive Chairman shall be the chairman of, and report to, the Board of Directors and shall have lead responsibility for chairing the Board of Directors. As an executive officer of the Company, the Executive Chairman shall report to the Board of Directors and shall (i) be jointly responsible for the corporate-wide synergies of the Company, together with the Chief Executive Officer, and in consultation with James R. Fitterling (or his successor), (ii) have responsibility for the agenda and schedule of all meetings of the Board of Directors, in consultation with the Chief Executive Officer and (iii) be primarily responsible for the external representation of the Company with all stakeholders, other than with respect to investor relations matters, which shall be the responsibility of the Chief Executive Officer, and with respect to media relations matters, which shall be the joint responsibility of the Executive Chairman and the Chief Executive Officer. The Executive Chairman shall be directly responsible for (x) the annual strategic plans for the Company’s material science business, consisting of the businesses of The Dow

Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) set forth on Exhibit 5.6(a) (the “Materials Business”) and (y) the establishment, execution and achieving of synergies at the Materials Business level, in each case with the assistance of the Chief Executive Officer. The Executive Chairman shall also be (a) directly responsible for the establishment, integration and operation of the Materials Business, and (b) jointly responsible, together with the Chief Executive Officer, for evaluating new value-creating opportunities for the Company’s specialty products business, consisting of the businesses of Dow and DuPont set forth on Exhibit 5.6(b) (the “Specialty Business). The Executive Chairman shall have all such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

5.7	Chief Executive Officer. The Chief Executive Officer shall report to the Board of Directors and shall (i) except as otherwise provided by these Bylaws, be solely responsible for the financial affairs of the Company, including the integration, ongoing operation, and performance of the Company, in consultation with James R. Fitterling (or his successor), (ii) be jointly responsible for the corporate-wide synergies of the Company, together with the Executive Chairman, and in consultation with James R. Fitterling (or his successor), (iii) have shared responsibility with the Executive Chairman for the agenda and schedule of all meetings of the Board of Directors, and (iv) be primarily responsible for all investor relations matters and jointly responsible, together with the Executive Chairman, for media relations matters. The Chief Executive Officer shall be directly responsible for (x) the annual strategic plans for each of the Company’s agricultural business, consisting of the businesses of Dow and DuPont set forth on Exhibit 5.7 (the “AgCo Business”), and the Specialty Business and (y) the establishment, execution and achieving of synergies at each of the AgCo Business level and Specialty Business level, in each case with the assistance of the Executive Chairman. The Chief Executive Officer also shall be (a) directly responsible for the establishment, integration and operation of the each of the AgCo Business and the Specialty Business and (b) jointly responsible, together with the Executive Chairman, for evaluating new value-creating opportunities for the Specialty Business. The Chief Executive Officer shall have such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

5.8	Executive Vice Presidents. The Executive Vice Presidents shall assist the Executive Chairman and Chief Executive Officer in the management of the business and affairs of the Company and shall perform such other duties as may be assigned by the Executive Chairman or Chief Executive Officer, as applicable, or the Board of Directors.

5.9	Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned by the Executive Chairman or Chief Executive Officer, as applicable, or the Board of Directors. The Board of Directors may designate a Financial Vice President and one or more Vice Presidents as Senior Vice Presidents, Group Vice Presidents or Corporate Vice Presidents.

5.10	Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall have such powers and perform such duties as may be assigned by the Board of Directors or the Executive Chairman or Chief Executive Officer.

5.11	Treasurer. The Treasurer shall have charge of all funds of the Company and shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors.

5.12	Assistant Treasurers. Each Assistant Treasurer shall have such powers and perform such duties as may be assigned by the Treasurer or the Board of Directors.

5.13	Secretary. The Secretary or an Assistant Secretary shall keep the minutes and give notices of all meetings of stockholders and Directors and of such committees as directed by the Board of Directors. The Secretary shall have charge of such books and papers as the Board of Directors may require. The Secretary or any Assistant Secretary is authorized to certify copies of extracts from minutes and of documents in the Secretary’s charge, and anyone may rely on such certified copies to the same effect as if such copies were originals and may rely upon any statement of fact concerning the Company certified by the Secretary or any Assistant Secretary. The Secretary shall perform all acts incident to the office of Secretary, subject to the control of the Board of Directors.

5.14	Assistant Secretaries. Each Assistant Secretary shall have such powers and perform such duties as may be assigned by the Secretary or the Board of Directors.

5.15	Controller. The Controller shall be in charge of the accounts of the Company. The Controller shall have such other powers and perform such other duties as may be assigned by the Board of Directors and shall submit such reports and records to the Board of Directors as it may request.

5.16	Assistant Controllers. Each Assistant Controller shall have such powers and perform such duties as may be assigned by the Controller or the Board of Directors.

5.17	General Counsel. The General Counsel shall be in charge of all matters concerning the Company involving litigation or legal counseling. The General Counsel shall have such other powers and perform such other duties as may be assigned by the Board of Directors and shall submit such reports to the Board of Directors as it may request.

5.18	Designation of an Officer as the Chief Operating Officer. The Board of Directors may designate one of the elected officers the chief operating officer of the Company with such powers and duties as may be assigned by the Board of Directors.

5.19	Compensation of Officers. The officers of the Company shall receive such compensation for their services as the Compensation Committee may determine.

ARTICLE VI

INDEMNIFICATION

6.1	Mandatory Indemnification. The Company shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(a)	is or was a Director, officer or employee of the Company;

(b)	is or was a Director, officer or employee of the Company and is or was serving at the request of the Company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise; or

(c)	is or was serving at the request of the Company as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

6.2	Permitted Indemnification. The Company may indemnify, to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(a)	is or was a Director, officer, employee or agent of the Company; or

(b)	is or was serving at the request of the Company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

6.3	Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by any person who is or was a Director or officer of the Company, or any person who is or was serving at the request of the Company as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company to the fullest extent permitted by Delaware law in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified by the Company as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by any person who is or was an employee or agent of the Company, or any person who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.4	Judicial Determination of Mandatory Indemnification or Mandatory Advancement of Expenses. Any person may apply to any court of competent jurisdiction in the State of Delaware to order indemnification or advancement of expenses to the extent mandated under Sections 6.1 or 6.3 above. The basis of such order of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification of, or advancement of expenses to, such person is proper in the circumstances. Notice of any application for indemnification or advancement of expenses pursuant to this Section 6.4 shall be given to the Company promptly upon the filing of such application. The burden of proving that such person is not entitled to such mandatory indemnification or mandatory advancement of expenses, or that the Company is entitled to recover the mandatory advancement of expenses pursuant to the terms of an undertaking, shall be on the Company. If successful in whole or in part in obtaining an order for mandatory indemnification or mandatory advancement of expenses, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall also be entitled to be paid all costs (including attorneys’ fees and expenses) in connection therewith.

6.5	Nonexclusivity. The indemnification and advancement of expenses mandated or permitted by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any Bylaw, agreement, contract, vote of stockholders or disinterested Directors, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise both as to action by the person in an official capacity and as to action in another capacity while holding such office it being the policy of the Corporation that indemnification of the persons specified in Section 6.1 and Section 6.3 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or 6.3 of this Article VI, but whom the Company has the power or obligation to indemnify under Delaware law or otherwise.

6.6	Insurance. The Company may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was a director or officer of the Corporation serving at the request of the Company as a director, officer, trustee, member, member representative, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

6.7	Definitions. For the purposes of this Article VI references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, members, member representatives, officers, employees or agents, so that any person who is or was a director, trustee, member, member representative, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. The term “other enterprise” as used in this Article VI shall include employee benefit plans. References to “fines” in this Article VI shall include excise taxes assessed on a person with respect to an employee benefit plan. The phrase “serving at the request of the Company” shall include any service as a director, trustee, member, member representative, officer, employee or agent that imposes duties on, or involves services by, such director, trustee, member, member representative, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries.

6.8	Survival. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a Director, officer, employee or agent of the Company, and to a person who has ceased to serve at the request of the Company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, and, in each case, shall inure to the benefit of the heirs, executors and administrators of such person.

6.9	Repeal, Amendment or Modification. Any repeal, amendment or modification of this Article VI shall not affect any rights or obligations then existing between the Company and any person referred to in this Article VI with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.

ARTICLE VII

MISCELLANEOUS

7.1	Seal. The corporate seal shall have inscribed upon it the name of the Company, the year “2015” and the words “Seal” and “Delaware.” The Secretary shall be in charge of the seal and may authorize a duplicate seal to be kept and used by any other officer or person.

7.2	Waiver of Notice. Whenever any notice is required to be given to any stockholder or Director of the Company, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

7.3

Voting of Stock Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Executive Chairman, Chief Executive Officer, any Executive Vice

President, any Vice President or the General Counsel. Any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board of Directors may from time to time confer like powers upon any other person or persons.

7.4	Forum for Adjudication of Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 7.4 of Article VII. Failure to enforce the foregoing provisions would cause the Company irreparable harm and the Company shall be entitled to equitable relief, including injunction and specific performance, to enforce the foregoing provisions.

7.5	Executive Office. The principal executive office of the Company shall be located in the city of Midland, State of Michigan (which shall be the location of the principal executive offices of the Dow) and the city of Wilmington, State of Delaware (which shall be the location of the principal executive offices of the DuPont), where, as applicable, the books of account and records shall be kept. The Company also may have offices at such other places, both within and without Delaware, as the Board of Directors from time to time shall determine or the business and affairs of the Company may require.

ARTICLE VIII

AMENDMENT OF BYLAWS

8.1	The Board of Directors is expressly authorized and shall have the power to amend, alter, change, adopt and repeal the Bylaws of the Company at any regular or special meeting of the Board of Directors at which there is a quorum by the affirmative vote of a majority of the total number of directors present at such meeting, or by unanimous written consent. Notwithstanding the foregoing, the provisions of Sections 5.6 and 5.7 and Article IX and this second sentence of Section 8.1 of these Bylaws may only be amended, altered, changed, adopted and repealed by an affirmative vote of at least 66 2/3% of the full Board of Directors. The stockholders also shall have power to amend, alter, change, adopt and repeal the Bylaws of the Company at any annual or special meeting subject to the requirements of these Bylaws and the Certificate of Incorporation by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company then entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of all the shares of capital stock of the Company then entitled to vote shall be required for the stockholders to amend, alter, change, adopt or repeal the provisions of Sections 5.6, Section 5.7, Article IX and this third sentence of Section 8.1 of these Bylaws.

ARTICLE IX

GOVERNANCE PROVISIONS

9.1

Executive Chairman and Chief Executive Officer Positions. Andrew N. Liveris shall serve as the Executive Chairman of the Company and Edward D. Breen shall serve as the Chief Executive Officer of the Company; provided, that in the event either of Mr. Liveris or Mr. Breen is unable or unwilling as a result of illness, death, resignation or any other reason, the Continuing Dow Directors (as defined below) shall designate a replacement for Mr. Liveris and the Continuing DuPont Directors (as defined below) shall designate a replacement for Mr. Breen.

9.2	Board Composition. The Board of Directors of the Company shall be comprised of sixteen (16) directors, of which eight (8) shall be former members of the Board of Directors of Dow, including Mr. Liveris and the Independent Lead Director of Dow, chosen by Dow (the “Continuing Dow Directors”) and eight (8) shall be former members of the Board of Directors of DuPont, including Mr. Breen and the Lead Independent Director of DuPont, chosen by DuPont (the “Continuing DuPont Directors”). The Board of Directors shall have two co-lead independent directors, one of whom shall be appointed by Dow and the other shall be appointed by DuPont. The roles and responsibilities of the co-lead independent directors shall be set forth in the Company’s Corporate Governance Guidelines. Any vacancy on the Board of Directors created by the cessation of service of a Continuing Dow Director shall be filled by the affirmative vote of a majority of the remaining Continuing Dow Directors then in office, even if less than a quorum, or by a sole remaining Continuing Dow Director and any vacancy on the Board of Directors created by the cessation of service of a Continuing DuPont Director shall be filled by the affirmative vote of a majority of the remaining Continuing DuPont Directors then in office, even if less than a quorum, or by a sole remaining Continuing DuPont Director. All directors so elected to the Board of Directors by the Continuing Dow Directors shall be considered “Continuing Dow Directors” for purposes of this Article IX and all directors so elected to the Board of Directors by the Continuing DuPont Directors shall be considered “Continuing DuPont Directors” for purposes of this Article IX.

9.3	Businesses of the Company. As soon as reasonably practicable following the closing of the transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, by and among the Company, Dow, Diamond Merger Sub, Inc., DuPont and Orion Merger Sub, Inc., the Company shall organize and operate the AgCo Business, the Materials Business and the Specialty Business (together with the AgCo Business and Materials Business, the “Spin-Cos”).

9.4	Advisory Committees. In addition to the standing committees of the Board of Directors set forth in Section 4.1, the committees of the Board of Directors shall include an AgCo Advisory Committee, a Materials Advisory Committee, and a Specialties Advisory Committee (together, the “Advisory Committees”), having the respective powers and duties assigned to each in this Article IX.

(a)	AgCo Advisory Committee.

(i)	The AgCo Advisory Committee shall be comprised of (i) Mr. Liveris, (ii) Mr. Breen, (iii) certain members of the Board of Directors that are Continuing DuPont Directors and (iv) certain individuals who are not directors of the Company but who previously served on the board of directors of DuPont and who will serve in an ex officio capacity. Such ex officio members shall be entitled to be present at all meetings of the AgCo Advisory Committee and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. The chairman of the AgCo Advisory Committee shall be Mr. Breen. Any vacancy on the AgCo Advisory Committee shall be filled by the affirmative vote of a majority of the remaining AgCo Advisory Committee members then in office, even if less than a quorum, or by a sole remaining AgCo Advisory Committee member.

(ii)	The AgCo Advisory Committee shall have the sole authority to approve any changes to the scope of the AgCo Business by the affirmative vote of a majority of the members of the AgCo Advisory Committee.

(iii)	The AgCo Advisory Committee shall develop a capital structure for the AgCo Business in accordance with the Guiding Principles set forth in Section 9.5, taking into account the input of the Company’s Chief Financial Officer and General Counsel and the General Counsel of the Materials Business, which will be presented to the Board of Directors.

(iv)	The AgCo Advisory Committee shall be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the AgCo Business; provided, that the Board of Directors may alter the AgCo Advisory Committee’s selections upon the affirmative vote of more than 66 2/3% of the full Board of Directors provided, that the Board of Directors exercise good faith business judgment.

Notwithstanding the foregoing, if there is a disagreement between or among the Advisory Committees regarding any matter addressed by Section 9.5, or any other capital structure matter, and the Advisory Committees cannot resolve such disagreement, the matter will be submitted to a reconciliation committee, consisting of Mr. Breen, Mr. Liveris and both independent co-lead directors of the Board of Directors for resolution before consideration, if necessary, and ultimate resolution by a majority of the Board of Directors.

(b)	Materials Advisory Committee.

(i)	The Materials Advisory Committee shall be comprised of (i) Mr. Liveris, (ii) Mr. Breen, (iii) certain members of the Board of Directors that are Continuing Dow Directors and (iv) certain individuals who are not directors of the Company but who previously served on the board of directors of Dow and who will serve in an ex officio capacity. Such ex officio members shall be entitled to be present at all meetings of the Materials Advisory Committee and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. The chairman of the Materials Advisory Committee shall be Mr. Liveris. Any vacancy on the Materials Advisory Committee shall be filled by the affirmative vote of a majority of the remaining Materials Advisory Committee members then in office, even if less than a quorum, or by a sole remaining Materials Advisory Committee member.

(ii)	The Materials Advisory Committee shall have the sole authority to approve any changes to the scope of the Materials Business by the affirmative vote of a majority of the members of the Materials Advisory Committee.

(iii)	The Materials Advisory Committee shall develop a capital structure for the Materials Business in accordance with the Guiding Principles set forth in Section 9.5, taking into account the input of the Company’s Chief Financial Officer and General Counsel and the General Counsel of the Materials Business, which will be presented to the Board of Directors.

(iv)	The Materials Advisory Committee shall be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the Materials Business; provided, that the Board of Directors alter the Materials Advisory Committee’s selection upon the affirmative vote of more than 66 2/3% of the full Board of Directors provided, that the Board of Directors exercise good faith business judgment.

Notwithstanding the foregoing, if there is a disagreement between or among the Advisory Committees regarding any matter addressed by Section 9.5, or any other capital structure matter, and the Advisory Committees cannot resolve such disagreement, the matter will be submitted to a reconciliation committee, consisting of Mr. Breen, Mr. Liveris and both independent co-lead directors of the Board of Directors for resolution before consideration, if necessary, and ultimate resolution by a majority of the Board of Directors.

(c)	Specialties Advisory Committee.

(i)	The Specialties Advisory Committee shall be comprised of (i) Mr. Liveris, (ii) Mr. Breen and (iii) certain members of the Board of Directors as may be agreed on by Mr. Liveris and Mr. Breen. The chairman of the Specialties Advisory Committee shall be Mr. Breen. Any vacancy on the Specialties Advisory Committee shall be filled by the affirmative vote of a majority of the remaining Specialties Advisory Committee members then in office, even if less than a quorum, or by a sole remaining Specialties Advisory Committee member.

(ii)	The Specialties Advisory Committee shall have the sole authority to approve any changes to the scope of the Specialties Business by the affirmative vote of a majority of the members of the Specialties Advisory Committee.

(iii)	The Specialties Advisory Committee shall develop a capital structure for the Specialties Business in accordance with the Guiding Principles set forth in Section 9.5, taking into account the input of the Company’s Chief Financial Officer and General Counsel and the General Counsel of the Materials Business, which will be presented to the Board of Directors. The Continuing DuPont Directors serving on the Specialties Advisory Committee shall have the authority to determine which Liabilities (as defined in Section 9.5(b)) are allocated to the Specialties Business as between the AgCo Business and the Specialties Business.

(iv)	The Specialties Advisory Committee shall be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the Specialties Business; provided, that the Board of Directors may make changes to the chief executive officer and leadership teams of the Specialties Business if more than 66 2/3% of the full Board of Directors vote to do so in their good faith business judgment.

Notwithstanding the foregoing, if there is a disagreement between or among the Advisory Committees regarding any matter addressed by Section 9.5, or any other capital structure matter, and the Advisory Committees cannot resolve such disagreement, the matter will be submitted to a reconciliation committee, consisting of Mr. Breen, Mr. Liveris and both independent co-lead directors of the Board of Directors for resolution before consideration, if necessary, and ultimate resolution by a majority of the Board of Directors.

(d)	In the event that the separation of a particular SpinCo is consummated, the Advisory Committee with respect to such SpinCo shall be dissolved and the provisions related to such SpinCo shall be of no further force and effect. The Board may determine to abandon, by a majority vote, the exploration or pursuit of a particular SpinCo; provided, however, that no Advisory Committee shall be dissolved prior to the date that is two years from the Effective Time.

9.5	Guiding Principles. The guiding principles for the capital structure of each SpinCo (the “Guiding Principles”) shall be as follows:

(a)	Dow and DuPont intend that (i) the Materials Business will have credit metrics and a credit profile generally consistent with Dow today, (ii) the AgCo Business will have credit metrics and a credit profile generally consistent with DuPont today and (iii) the Specialties Business will have an investment grade credit rating.

(b)	Liabilities, accrued or contingent (“Liabilities”) (other than general Liabilities and corporate indebtedness), will be allocated to each SpinCo at the time of a separation from the Company in the following manner:

(i)	Liabilities primarily associated with a SpinCo would be allocated to such SpinCo upon separation (such businesses for each SpinCo, the “Allocated Businesses”);

(ii)	a proportional share of pension and Other Postemployment Benefits (or OPEB) Liabilities (together with the associated assets) corresponding to the current and former employees of such Spinco’s Allocated Businesses; provided that the Board of Directors may determine by simple majority vote to deviate from such allocation if, and to the extent, necessary to comply with requirements of applicable governmental authorities (e.g., The Pension Benefit Guaranty Corporation (PBGC));

(iii)	in the case of the Materials Business, Liabilities for discontinued and divested businesses and operations of Dow, and for the AgCo Business and Specialties Business, as allocated by the AgCo Advisory Committee and Specialties Advisory Committee between such businesses, Liabilities for discontinued and divested businesses and operations of DuPont; and

(iv)	tax indemnification obligations and expenses customarily allocated to distributed companies in spin-off transactions.

(c)	As to the general Liabilities (not primarily associated with any of the SpinCos) and indebtedness, the guiding balance sheet rule is that the financial structure of each SpinCo must be aligned with the scope of such SpinCo and the business plan for such SpinCo.

9.6	Each Advisory Committee shall provide monthly status reports to the Company’s Board of Directors with respect to its activities in connection with the organization of the AgCo Business, the Specialty Business and the Materials Business.

9.7	The provisions of this Article IX may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Article IX may be adopted, only by an affirmative vote of at least 66 2/3% of the full Board of Directors. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, the provisions of this Article IX shall control.

Exhibit 5.6(a)

Materials Business

1.	DuPont Performance Materials

2.	Dow Consumer Care

3.	Dow Automotive Solutions

4.	Dow Infrastructure Solutions

5.	Dow Performance Materials and Chemicals

6.	Dow Performance Plastics

7.	Dow/Corning JV (other than the Electronics Portion of Silicones Business)

8.	All other businesses of Dow as of December 11, 2015 not specifically set forth above, on Schedule 5.6(b) or Schedule 5.7.

Exhibit 5.6(b)

Specialty Business

1.	DuPont Nutrition and Health

2.	DuPont Industrial Biosciences

3.	DuPont Safety and Protection

4.	DuPont Electronics & Communications

5.	Dow EM

6.	Electronics portion of Silicones Business of the Dow/Corning JV

Exhibit 5.7

AgCo Business

1.	DuPont Agricultural / Pioneer

2.	Dow AgroSciences

3.	All other businesses of DuPont as of December 11, 2015 not specifically set forth above, on Schedule 5.6(a) or Schedule 5.6(b).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The DowDuPont charter and DowDuPont bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the DowDuPont charter contains a provision eliminating the personal liability of its directors to DowDuPont or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

DowDuPont has agreed that, from and after the effective time, it will indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes prior to the effective time, a director or officer of Dow or DuPont, as applicable, and any of their respective subsidiaries, and each person who was, as of the date of the merger agreement or who thereafter commences prior to the effective time, serving as a director or officer of another person at the request of Dow or DuPont, as applicable, and any of their respective subsidiaries, each of which we refer to as an indemnified party, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that such indemnified party is or was an officer or director of Dow or DuPont, as applicable, or any of their respective subsidiaries or is or was serving at the request of Dow or DuPont, as applicable, or any of their respective subsidiaries, as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in each case to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to Dow’s Charter, Dow’s Bylaws or the governing or organizational documents of any subsidiary of Dow, or by DuPont pursuant to DuPont’s Charter, DuPont’s Bylaws or the governing organizational documents of any subsidiary of DuPont, as applicable, or any indemnification agreements in existence as of the date of the merger agreement.

DowDuPont has also agreed to maintain for six years following the effective time either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of Dow and DuPont and any of their subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons arising from facts or events that occurred before the effective time, except that in no event will the annual cost to DowDuPont for maintaining such policies exceed 300% of the annual premium paid by Dow or DuPont, as applicable, referred to as the maximum amounts, for any one year policy. If DowDuPont cannot obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount. Each of Dow and DuPont may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy providing equivalent coverage in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Item 21.	Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit Number	Title

2.1	Agreement and Plan of Merger, dated as of December 11, 2015, by and among Diamond-Orion HoldCo, Inc., The Dow Chemical Company, E. I. du Pont de Nemours and Company, Diamond Merger Sub, Inc. and Orion Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus).†

3.1	Certificate of Incorporation of the Registrant.*

3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant.*

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant to be adopted upon completion of the mergers (included as Annex F to the joint proxy statement/prospectus).

3.4	Bylaws of the Registrant.*

3.5	First Amendment to the Bylaws of the Registrant.*

3.6	Form of Amended and Restated Bylaws of the Registrant to be adopted upon completion of the mergers (included as Annex G to the joint proxy statement/prospectus).

5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of shares of common stock to be issued by DowDuPont Inc.

8.1	Opinion of Weil, Gotshal & Manges LLP as to certain U.S. federal income tax matters.

8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters.

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

23.4	Consent of Deloitte & Touche LLP relating to Dow’s financial statements.

23.5	Consent of PricewaterhouseCoopers LLP relating to DuPont’s financial statements.

23.6	Consent of Ankura Consulting Group, LLC.

99.1	Opinion of Lazard Frères & Co. LLC (included as Annex B to this proxy statement/prospectus).

99.2	Consent of Lazard Frères & Co. LLC.*

99.3	Opinion of Morgan Stanley & Co. LLC (included as Annex C to this proxy statement/prospectus).

Exhibit Number	Title

99.4	Consent of Morgan Stanley & Co. LLC.

99.5	Opinion of Goldman, Sachs & Co. (included as Annex D to this proxy statement/prospectus).

99.6	Consent of Goldman, Sachs & Co.

99.7	Opinion of Evercore Group L.L.C. (included as Annex E to this proxy statement/prospectus).

99.8	Consent of Evercore Group L.L.C.

99.9	Consent of Proposed Director (Andrew N. Liveris).

99.10	Consent of Proposed Director (Edward D. Breen).

99.11	Form of Proxy Card for The Dow Chemical Company

99.12	Form of Proxy Card for E. I. du Pont de Nemours and Company

*	Previously filed.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) that, for purposes of determining liability under the Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness (provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

(6) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city and state set forth below, on May 23, 2016.

DowDuPont Inc.

By:	/s/ Howard Ungerleider
Name:	Howard Ungerleider
Title:	Authorized Executive Officer
City:	Midland
State:	Michigan

By:	/s/ Nicholas Fanandakis
Name:	Nicholas Fanandakis
Title:	Authorized Executive Officer
City:	Wilmington
State:	Delaware

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on May 23, 2016.

Signature	Title

/s/ Howard Ungerleider Howard Ungerleider	Authorized Executive Officer and Director (Principal Executive Officer)

/s/ Nicholas Fanandakis Nicholas Fanandakis	Authorized Executive Officer and Director (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Title

2.1	Agreement and Plan of Merger, dated as of December 11, 2015, by and among Diamond-Orion HoldCo, Inc., The Dow Chemical Company, E. I. du Pont de Nemours and Company, Diamond Merger Sub, Inc. and Orion Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus).†

3.1	Certificate of Incorporation of the Registrant.*

3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant.*

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant to be adopted upon completion of the mergers (included as Annex F to the joint proxy statement/prospectus).

3.4	Bylaws of the Registrant.*

3.5	First Amendment to the Bylaws of the Registrant.*

3.6	Form of Amended and Restated Bylaws of the Registrant to be adopted upon completion of the mergers (included as Annex G to the joint proxy statement/prospectus).

5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of shares of common stock to be issued by DowDuPont Inc.

8.1	Opinion of Weil, Gotshal & Manges LLP as to certain U.S. federal income tax matters.

8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters.

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

23.4	Consent of Deloitte & Touche LLP relating to Dow’s financial statements.

23.5	Consent of PricewaterhouseCoopers LLP relating to DuPont’s financial statements.

23.6	Consent of Ankura Consulting Group, LLC.

99.1	Opinion of Lazard Frères & Co. LLC (included as Annex B to this proxy statement/prospectus).

99.2	Consent of Lazard Frères & Co. LLC.*

99.3	Opinion of Morgan Stanley & Co. LLC (included as Annex C to this proxy statement/prospectus).

99.4	Consent of Morgan Stanley & Co. LLC.

99.5	Opinion of Goldman, Sachs & Co. (included as Annex D to this proxy statement/prospectus).

99.6	Consent of Goldman, Sachs & Co.

99.7	Opinion of Evercore Group L.L.C. (included as Annex E to this proxy statement/prospectus).

99.8	Consent of Evercore Group L.L.C.

99.9	Consent of Proposed Director (Andrew N. Liveris).

99.10	Consent of Proposed Director (Edward D. Breen).

99.11	Form of Proxy Card for The Dow Chemical Company

99.12	Form of Proxy Card for E. I. du Pont de Nemours and Company

*	Previously filed.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.